As filed with the Securities and Exchange Commission on April 29, 2024
Registration No. 333-274975
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
AMERICAN ONCOLOGY NETWORK, INC.
(Exact name of registrant as specified in its charter)
Delaware	8000	85-3984427
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
14543 Global Parkway, Suite 110
Fort Myers, FL 33913
Telephone: (833) 886-1725
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Erica Mallon, Esq.
14543 Global Parkway, Suite 110
Fort Myers, FL 33913
Telephone: (412) 496-0474
(Name, address, including zip code and telephone number, including area code, of agent for service)
Copies to:

Brian Lee, Esq.
Dentons US LLP
1221 Avenue of the Americas
New York, NY 10020
(212) 768-6926
Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
On October 13, 2023, we filed a registration statement on Form S-1, File No. 333-274975 (the “Registration Statement”), with the Securities and Exchange Commission (the “SEC”). The Registration Statement registered for resale (i) 8,337,500 shares of Class A Common Stock held by the Sponsors of Digital Transformation Opportunities Corp.; (b) 28,109,796 shares of the Class A Common Stock issued in connection with the exchange or redemption of common units of American Oncology Network, LLC; (c) up to 8,601,203 shares of Class A Common Stock that may be issued from time to time upon conversion of Series A Preferred Stock; (d) 6,113,333 private placement warrants each exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share; and (e) 6,113,333 shares of Class A Common Stock underlying the private placements warrants. The Registration Statement was declared effective by the SEC on December 6, 2023. This post-effective amendment is being filed to include information from our Annual Report on Form 10-K for the year ended December 31, 2023 that was filed with the SEC on March 28, 2024 (the “Annual Report”). No additional securities are being registered under this post-effective amendment and all applicable registration and filing fees were paid at the time of the original filing of the Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to Completion	Dated April 29, 2024
PRELIMINARY PROSPECTUS
AMERICAN ONCOLOGY NETWORK, INC.
Primary Offering of
8,337,500 Shares of Class A Common Stock
Secondary Offering of
51,161,832 Shares of Class A Common Stock
6,113,333 Warrants to Purchase Shares of Class A Common Stock
This prospectus relates to (i) the issuance by us of up to 8,337,500 shares of class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of American Oncology Network, Inc., a Delaware corporation (the “Company” “we,” “us,” or “AON”), to be issued upon the exercise of 8,337,500 public warrants, which entitles its holder to purchase shares of Class A Common Stock at an exercise price of $11.50 per share and (ii) the resale of (a) an aggregate of 51,161,832 shares of Class A Common Stock by certain of the selling securityholders named in this prospectus (each a “Selling Securityholder” and, collectively, the “Selling Securityholders”) and (b) 6,113,333 private placement warrants to purchase shares of Class A Common Stock issued to the Selling Securityholders. The securities registered for resale covered by this prospectus consist of the securities listed below.
(i)
8,337,500 shares of Class A Common Stock held by the Sponsors of Digital Transformation Opportunities Corp. (“DTOC”) (such shares, the “Founder Shares”) which were issued upon the conversion of the Founder Shares, which includes up to 2,839,375 shares of Class A Common Stock (that may be issued from time to time upon achievement of certain stock price thresholds) to affiliates of the Company in connection with the earnout provisions set forth in the Sponsor Support Agreement (the “Earnout Shares”). The Sponsor paid approximately $0.003 per share for such shares of Class A Common Stock.

(ii)
28,109,796 shares of the Class A Common Stock issued in connection with the exchange or redemption of AON LLC Common Units (“Common Units”) and Class B Common Stock issued or Warrants to convert into Class B Common Stock pursuant to the terms of AON LLC’s Amended and Restated LLC Agreement or the Company’s Second Amended and Restated Certificate of Incorporation, as applicable (collectively, the “Exchange Shares”). AON LLC equityholders exchanged their AON LLC membership units at the ratio set forth in the Business Combination Agreement, which valued the Class A Common Stock at $10.00 per share

(iii)
up to 8,601,203 shares of Class A Common Stock that may be issued from time to time upon conversion of Series A Preferred Stock including up to 1,949,593 shares of Class A Common Stock that may be issuable pursuant to non-cash dividends that may accrue on the shares of Series A Preferred Stock. As of the date of this prospectus, the Series A Preferred Stock is convertible into Class A Common Stock at an exchange price of $10.00 per share.

(iv)
6,113,333 private placement warrants each exercisable by the Sponsors and their permitted transferees for one share of Class A Common Stock at an exercise price of $11.50 per share. The Sponsor purchased the private placement warrants at a price of $1.50 per private placement warrant in a private placement simultaneously with the consummation of DTOC’s initial public offering (the “IPO”).

(v)
6,113,333 shares of Class A Common Stock underlying the private placements warrants. If exercised, the holders of the private placement warrants will be required to exercise the private warrants at an exercise price of $11.50.

This prospectus provides you with a general description of such securities and the general manner in which we and the Selling Securityholders may offer or sell the securities. More specific terms of any securities that we and the Selling Securityholders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.
We will receive the proceeds from any exercise of the warrants for cash, but not from the resale of the shares of common stock or private placement warrants by the Selling Securityholders. However, we will pay the expenses, other than underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus.
Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. Please the Section entitled “Information Related To Offered Securities” for the prices that the selling securityholders paid for the shares and warrants offered for resale under this prospectus. We provide more information about how the Selling Securityholders may sell the shares in the section entitled “Plan of Distribution.” You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.
Our shares of Class A Common Stock are listed on the Nasdaq Stock Market under the symbol “AONC.” On April 22, 2024 the closing sale price of shares of our Class A Common Stock was $4.82. Our warrants are listed on the Nasdaq Stock Market under the symbol “AONCW.” On April 22, 2024 the closing sale price of our warrants was $0.30.
As of the date of this prospectus, our warrants are “out-of-the money,” which means that the trading price of the shares of our Class A Common Stock underlying our warrants is below the $11.50 exercise prices, as applicable (subject to adjustment as described herein), of the warrants. For so long as the warrants remain “out-of-the money,” we do not expect warrant holders to exercise their warrants and therefore any cash proceeds that we may receive in relation to the exercise of such securities being offered for sale in this prospectus will be dependent on the trading price of our Class A Common Stock. If the market price for our Class A Common Stock is less than the exercise price of the warrants the holders of such securities will be unlikely to exercise such securities. We expect to use the net proceeds from the exercise of such warrants, if any, for general corporate purposes. See the section entitled “Description of Securities — Warrants” for more information.
The number of shares of Class A Common Stock being registered for resale under this prospectus is approximately 412% of the number of shares of Class A Common Stock currently outstanding because a significant portion of the shares being registered under this prospectus represents shares that will be issued upon the exercise of warrants, or the conversion of our Class B Common Stock or the conversion of our Series A Preferred Stock. Such shares of Common Stock will represent a substantial portion of our public float. If the warrants are exercised, and if our Class B Common Stock or Series A Preferred Stock are converted into Class A Common Stock, such shares of Class A Common Stock will be significantly dilutive and may cause a decline in the market price of our securities. Accordingly, if and to the extent we determine to raise additional capital in the future, there can be no assurance that such additional capital would be available on attractive terms, if at all. Following the expiration of the applicable lock-up restrictions described herein, the sale of the securities registered for resale hereunder, or the perception that such sales may occur, may cause the market prices of our securities to decline significantly. On April 22, 2024 the closing price of our Class A Common Stock was $4.82, and most of the Selling Securityholders have purchased certain shares at prices per share lower than such closing price as described above. As a result, many of the Selling Securityholders may earn a positive rate of return by selling such shares, even if such sale results in a significant decline in the public trading price of our Class A Common Stock and such Selling Securityholders’ shares are sold at a lower public trading price. For example, based on the closing price as of April 22, 2024 of $4.82 per share, the Sponsor and its permitted transferees could earn a profit of approximately $4.82 per share, or $40.2 million (assuming full vesting of the Earnout Shares). See “Information Related to Offered Securities,” “Risk Factors — The sale of the securities registered for resale hereunder and future sales of substantial amounts of our securities in the public market (including the shares of Class A Common Stock issuable upon exercise of our warrants), or the perception that such sales may occur, may cause the market price of our securities to decline significantly” and “Risk Factors — Certain existing shareholders purchased our shares at a price below the current trading price of such shares, and may experience a positive rate of return based on the current trading price. Other investors and shareholders in our Company may not experience a similar rate of return” and “Risk Factors — Risks Relating to Our Common Stock and Warrants” for more information.
We are a “smaller reporting company” as such terms are defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.
Investing in shares of our Common Stock or warrants involves risks that are described in the “Risk Factors” section beginning on page 13 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is [  ].

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we and the Selling Securityholders may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. We may use the shelf registration statement to issue up to an aggregate of 8,337,500 shares of Class A Common Stock that are issuable upon, the exercise of 8,337,500 public warrants. The Selling Securityholders may use the shelf registration statement to sell up to an aggregate of 51,161,832 shares of Class A Common Stock and up to 6,113,333 private placement warrants from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Securityholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the common stock or warrants being offered and the terms of the offering.
A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information.”
Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”
Digital Transformation Opportunities Corp. (“DTOC”), American Oncology Network, LLC, (“AON LLC”), GEF AON Holdings Corp. (“AON Class C Preferred Investor”), and DTOC Merger Sub, Inc., a direct, wholly owned subsidiary of DTOC (“Merger Sub”) entered into a Business Combination Agreement (the “Business Combination Agreement”), dated as of June 14, 2023 (which further amended and restated the Business Combination Agreement entered into by DTOC and AON LLC as of October 5, 2022, and amended and restated on January 6, 2023, and April 27, 2023), pursuant to which, among other transactions, on September 20, 2023 (the “Closing Date”), DTOC and AON LLC undertook a series of transactions (the “Business Combination”) resulting in the organization of the combined post-business combination company as an umbrella partnership C corporation, in which substantially all of the assets and the business of the combined company are held by DTOC and DTOC became a member of AON LLC. In connection with the closing of the Business Combination, DTOC changed its name to “American Oncology Network, Inc.” (referred to herein as “AON”).
AON is subject to its Second Amended and Restated Certificate of Incorporation dated September 20, 2023 (as amended, the “Charter”) and its Amended and Restated Bylaws, adopted September 20, 2023 (as amended, the “Bylaws”). AON LLC is subject to its Fourth Amended and Restated Limited Liability Company Agreement dated September 20, 2023 (as amended, the “LLC Agreement”).

Unless the context otherwise requires, “we,” “us,” “our” and the “Company” refer to AON and its consolidated subsidiaries following the Closing. All references herein to “DTOC” refer to Digital Transformation Opportunities Corp., our predecessor prior to the Closing. All references herein to the “Board” refer to the board of directors of AON.
TRADEMARKS
This document may contain trademarks, service marks and trade names of AON or of third parties. Each one of these trademarks, service marks or trade names of AON is either (1) AON’s registered trademark, (2) a trademark for which AON has a pending application, or (3) a trade name or service mark for which AON claims common law rights. All other trademarks, trade names or service marks of any other company appearing in this document belong to their respective owners. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus are presented without the TM, SM and ® symbols, but such references are not intended to indicate, in any way, that AON or the applicable licensor will not assert, to the fullest extent under applicable law, its respective rights to these trademarks, service marks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995, including statements about the financial condition, results of operations, earnings outlook and prospects of AON. Investors should note that on April 8, 2021, the staff of the SEC issued a public statement entitled “SPACs, IPOs and Liability Risk under the Securities Laws,” in which the SEC staff indicated that there is uncertainty as to the availability of the safe harbor under these Sections in connection with a SPAC merger. In addition, any statements that refer to projections (including EBITDA, Adjusted EBITDA, and revenue projections), forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements are based on projections prepared by, and are the responsibility of AON’s management teams.
Factors that could cause actual results to differ from those implied by the forward-looking statements in this prospectus are more fully described under the heading “Risk Factors” and elsewhere in this prospectus. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this prospectus describe additional factors that could adversely affect the business, financial condition or results of operations of AON. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can AON assess the impact of all such risk factors on the business of AON, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements, which speak only as of the date hereof. All forward-looking statements attributable to AON or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. AON undertakes no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

SUMMARY OF THE PROSPECTUS
This summary highlights selected information from this prospectus and may not contain all of the information that is important to you in making an investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” See also the section titled “Where You Can Find More Information.”
Unless the context otherwise requires, references in this prospectus to the “Company,” “we,” “us,” “our” or “AON” are to American Oncology Network, Inc.
Overview
Since its inception in 2018, American Oncology Network, Inc. (f/k/a American Oncology Network, LLC) (“AON”) has offered a progressive model of physician-led, community-based oncology management. AON preserves and elevates community oncology by helping its physicians navigate the complex healthcare landscape, providing them an efficient platform to work autonomously and thrive, and most importantly, improving the quality of patient care that is being delivered. We are an alliance of physicians and veteran healthcare leaders partnering to ensure the long-term success and viability of oncology diagnosis and treatment in community-based settings. As of March 31, 2024, AON’s platform included approximately 123 physicians and advanced practice providers across 91 locations in 20 states and the District of Columbia. Our robust platform provides oncology practices with comprehensive support, access to revenue-diversifying adjacent services and practice management expertise to empower physicians to make cancer care better for every patient.
Our mission is to provide the best cancer care that is affordable and close to where patients live and work. We believe the key to accessible and equitable healthcare lies in the strength of community healthcare practices and we are committed to closing the gap in cancer care to ensure every patient has access to the optimal care needed to help in their fight against cancer. To accomplish this, we have practices in some of the most densely populated cities as well as rural areas where medical resources are scarce. We deliver cancer care innovation by bringing new treatments to the forum and also by ensuring the access to the necessary adjacent services to provide comprehensive quality cancer care and, preserving the delivery of personalized cancer care in the community oncology setting.
Through access to care-enhancing patient services such as a centralized specialty pharmacy, wide ranging clinical lab and pathology, a fully integrated technology platform anchored by an oncology-specific electronic medical record system, as well as a care management team and a variety of financial assistance programs, our patients receive expert cancer care at each of our clinics.
We provide patients a variety of services to enhance patient care throughout the healthcare journey: high-quality and timely laboratory services for routine and specialized testing; in-house professional and technical pathology providing complete, accurate and timely pathology reports; in-house specialty pharmacy with patient education, financial assistance, and 24/7 patient assistance; and care management support services including nutrition guidance.
As the future of healthcare continues to transition from volume to value, we are at the forefront of this initiative by ensuring care quality over care quantity and adopting a patient-first mentality. Through an integrated system of seamless communication, coordination and patient care for better health outcomes, AON practices benefit from decreased expenditures through the implementation of centralized administrative services, processes, and technologies designed to support effective decision-making such as optimal pricing on drugs and medical supplies. Our patients benefit through our 24/7 clinical care support leading to a reduction in unnecessary emergency room visits and admissions and enhanced care quality. Ultimately, the payors benefit from more efficient delivery of high-quality, comprehensive services comparable to any hospital system at a lower cost point.
Though our network spans the country, its clinicians are interconnected and focused on driving change not just at their local clinics, but throughout our network. Our Network Practices unite in collaboration through a physician advisory board, which acts as a liaison between AON management and our Network Practices so that we remain apprised of issues and opinions concerning our Network Practices. In addition, our Network Practices also remain at the forefront of new discoveries and findings by expanding and improving cancer treatment options for every patient through a pharmacy and therapeutics committee that continuously updates its formulary in real time as advanced therapeutics come to market and through participating in clinical research to ensure we remain on the cutting edge of cancer protocols. Patients benefit from convenient access to clinical trials that we participate in without the need to travel to large cities or tertiary cancer care facilities, and personalized care by matching a patient’s cancer to a tailored therapy using molecular profiling.
We have made significant investment in a resilient, integrated technology platform to support the practices which includes a fully-integrated electronic health record and a robust decision support tool and analytics engine. Our development of compliance materials ensures consistency and optimal patient experiences and meets or exceeds the Office of Inspector General (“OIG”) guidelines.
We believe that our position in the market and focus on elevating the state of oncology care with our affiliated providers bodes well for future growth. Our proprietary technology platform supports this growth and enables the our oncology practices and affiliated care providers (“Network Practices”) to standardize and deliver consistent care at scale. We believe that our model will support growth into new markets and allow us to continue to service more patients across the United States.
Corporate Information
Our principal executive office is located at 14543 Global Pkwy STE 110, Fort Myers, FL 33913. Our telephone number is (833) 886-1725. Our website address is www.aoncology.com. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.
Implications of Being a Smaller Reporting Company
We are a “smaller reporting company” as defined in Rule 12b-2 promulgated under the Exchange Act. We will remain a smaller reporting company until the first to occur of the last day of the fiscal year in which the aggregate market value of our common stock that is held by non-affiliates is at least $250 million and we have less than $100 million in revenue and the last day of the fiscal year in which we have at least $100 million in revenue and the aggregate market value of our common stock that is held by non-affiliates is at least $700 million (in each case, with respect to the aggregate market value of our common stock held by non-affiliates, as measured as of the last business day of the second quarter of such fiscal year). As a smaller reporting company, we may rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and we have reduced disclosure obligations regarding executive compensation.
We previously qualified as an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”). However, due to our annual gross revenues exceeding $1.235 billion in 2023, we lost our eligibility to qualify as an emerging growth company.

THE OFFERING
We are registering (i) the issuance by us of up to 8,337,500 shares of Class A Common Stock that may be issued upon exercise of 8,337,500 the public warrants, each of which entitles its holder to purchase shares of Class A Common Stock at an exercise price of $11.50 per share to purchase Class A Common Stock at an exercise price of $11.50 per share and (ii) the resale of (a) an aggregate of 51,161,832 shares of Class A Common Stock by certain of the selling securityholders named in this prospectus (each a “Selling Securityholder” and, collectively, the “Selling Securityholders”) and (b) 6,113,333 warrants to purchase shares of Class A Common Stock issued to certain of the Selling Securityholders in private placements prior to DTOC’s IPO (the “Private Placement Warrants”). Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under the “Risk Factors” section of this prospectus.
Issuance of Common Stock
The following information is as of April 29, 2024 and does not give effect to issuances of our Class A Common Stock or the exercise of warrants after such date.
Shares of our Class A Common Stock to be issued upon exercise of the public warrants
8,337,500 shares of Class A Common Stock to be issued upon exercise of the 8,337,500 public warrants, which entitles its holder to purchase shares of Class A Common Stock at an exercise price of $11.50 per share.
Use of proceeds
We will receive up to an aggregate of approximately $95.9 million from the exercise of all public warrants assuming the exercise in full of all such warrants for cash. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such warrants for general corporate purposes which may include acquisitions or other strategic investments. Our warrants are currently out-of-the money. We do not expect warrant holders to exercise their warrants and, therefore, we do not expect to receive cash proceeds from any such exercise, for so long as the warrants remain out-of-the money. See the section entitled “Description of Securities — Warrants” for more information.
Resale of Shares of Class A Common Stock and Warrants
Shares of Class A Common Stock offered by the Selling Securityholders
51,161,832 shares
Private Placement Warrants offered by the Selling Securityholders
6,113,333 Private Placement Warrants
Exercise Price
$11.50 per share with respect to the public warrants and $11.50 per share with respect to the private placement warrants, subject to adjustment as described herein, which exceeds the market price of our Class A Common Stock of $4.82 per share based on the closing price on the Nasdaq on April 22, 2024. If all of our public warrants were exercised in full for cash, we would receive an aggregate of approximately $95.9 million. If all of our public warrants and private warrants were exercised in full for cash, we would receive an aggregate of approximately $166.2 million. For so long as the warrants remain out-of-the money, we believe it is unlikely that the Selling Securityholders will exercise their warrants and therefore, we do not expect to receive cash proceeds from any such exercise. There can be no assurance that the warrants will ever be in-the money prior to their expiration and as such, the warrants may expire worthless.
Redemption
The private placement warrants are not redeemable by us. See “Description of Our Securities—Warrants” for further discussion.
Use of proceeds
We will not receive any of the proceeds from the sale of the shares of Class A Common Stock by the Selling Securityholders. With respect to shares of Class A Common Stock underlying the warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such warrants to the extent such warrants are exercised for cash. See “Use of proceeds” above for more information on the proceeds we expect to receive from the exercise of such warrants.
Ticker Symbol
Our shares of Class A Common Stock and warrants are listed on Nasdaq under the symbols “AONC” and “AONCW, respectively.”
Lock-up restrictions
All of the Selling Securityholders, except for holders of our Series A Preferred Stock, are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See “Securities Act Restrictions on Resale of Securities – Lock-up Restrictions.”

INFORMATION RELATED TO OFFERED SECURITIES
This prospectus relates to (i) the issuance by us of up to 8,337,500 shares of Class A Common Stock that may be issued upon exercise of 8,337,500 the public warrants, which entitles its holder to purchase shares of Class A Common Stock at an exercise price of $11.50 per share and (ii) the resale of (a) an aggregate of 51,161,832 shares of Class A Common Stock by certain of the selling securityholders named in this prospectus (each a “Selling Securityholder” and, collectively, the “Selling Securityholders”) and (b) 6,113,333 private placement warrants to purchase shares of Class A Common Stock issued to the Selling Securityholders prior to DTOC’s IPO (the “Private Placement Warrants”). The securities registered for resale covered by this prospectus consist of:
(a)
8,337,500 shares of Class A Common Stock held by the Sponsors of Digital Transformation Opportunities Corp. (“DTOC”) (such shares, the “Founder Shares”) which were issued upon the conversion of the Founder Shares, which includes up to 2,839,375 shares of Class A Common Stock (that may be issued from time to time upon achievement of certain stock price thresholds) to affiliates of the Company in connection with the earnout provisions set forth in the Sponsor Support Agreement (the “Earnout Shares”);

(b)
28,109,796 shares of the Class A Common Stock issued in connection with the exchange or redemption of AON LLC Common Units (“Common Units”) and Class B Common Stock issued or Warrants to convert into Class B Common Stock pursuant to the terms of AON LLC’s Amended and Restated LLC Agreement or Amended and Restated Company Certificate of Incorporation, as applicable (collectively, the “Exchange Shares”);

(c)
up to 8,601,203 shares of Class A Common Stock that may be issued from time to time upon conversion of Series A Preferred Stock, including up to 1,949,593 shares of Class A Common Stock that may be issuable pursuant to non-cash dividends that may accrue on the shares of Series A Preferred Stock;

(d)
6,113,333 private placement warrants each exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share, purchased by the Sponsors and their permitted transferees, at a price of $1.50 per private placement warrant in a private placement simultaneously with the consummation of DTOC’s IPO; and

(e)	6,113,333 shares of Class A Common Stock underlying the private placements warrants.

The following table includes information relating to the securities held by the Selling Securityholders, including the price each Selling Securityholder paid for the securities, the potential profit relating to such securities and any applicable lock-up restrictions. The following table is in part based off AON’s internal records and is for illustrative purposes only. The table should not be relied upon for any purpose outside of its illustrative nature. The public offering price in DTOC’s IPO was $10.00 per share. Consequently, as seen in the table below, some of the Selling Securityholders may realize a positive rate of return on the sale of their Common Stock covered by this prospectus even if the market price per share of our Common Stock is below $10.00 per share, in which case the public shareholders may experience a negative rate of return on their investment.
Selling Securityholder	Number of Offered Securities	Effective Purchase Price per Offered Security	Potential Profit per Offered Security(1)	Aggregate Potential Profit(1)	Lock-Up Restrictions
Entities or persons affiliated with Digital Transformation Sponsor LLC and permitted transferees
Founder shares	8,337,500	$0.003	$4.82	$40,186,750	(2)
Private placement warrants	6,113,333	$1.50	$—	$—	N/A
Shares of Class A Common Stock underlying private placement warrants	6,113,333	$11.50(3)	$—	$—	(2)
AON LLC Equityholders
Class A Common stock	28,109,796	$10.00(4)	$—	$—	(5)
Holders of Series A Preferred Stock
Class A Common stock	8,601,203	$10.00(6)	$—	$—	N/A
(1)	Based on the closing price of our Class A Common Stock on April 22, 2024 of $4.82 and the closing price of our public warrants on April 22, 2024 of $0.30.
(2)
The Sponsor, DTOC’s former directors and officers, certain affiliates of the Sponsor and their permitted transferees agreed to subject any shares of Class A Common Stock (including Founder Shares) received by them to lock-up restrictions. Pursuant to the Sponsor Support Agreement, during the period beginning on the Closing Date until 12 months after the Closing Date, such persons may not transfer any of its, his or her shares of Class A Common Stock (including Founder Shares), except for certain limited permitted transfers.

(3)	Represents the exercise price of the private placement warrants and public warrants.
(4)
Represents the value of AON securities exchanged by AON LLC equityholders at the Business Combination, calculated pursuant to the exchange ratio set forth in the Business Combination Agreement, which valued AON securities at $10.00 per share.

(5)
Equityholders of AON LLC agreed to subject the shares of Class B Common Stock issued to them in the Business Combination to lock-up restrictions. During the period beginning on the Closing until 6 months after the Closing, such persons may not transfer any of its, his or her shares of Class B Common Stock issued to them in the Business Combination, except for certain limited permitted transfers, and until the expiration of this lock-up period, such equityholders of AON LLC may not exchange AON LLC common units together with an equal number of shares of AON Class B Common Stock for shares of AON Class A Common Stock.

(6)	Represents the initial conversion price of the Series A Preferred Stock into Class A Common Stock.

Summary of Risk Factors
You should carefully consider the following risk factors, together with all of the other information included in this prospectus.
Risks Related to Our Business and Industry
•	We need to contract and form partnerships with Network Practices in order to execute our growth strategy.
•	Our Network Practices primarily depend on reimbursement from third-party payors, which could lead to delays, denials, or uncertainties in the reimbursement process.
•	A significant portion of our revenue is derived from a limited number of our Network Practices.
•	A significant portion of our revenue is derived from a limited number of health insurance and medical group companies.
•
We have identified material weaknesses in its internal control over financial reporting and if we are unable to remediate these material weaknesses, investor confidence in our business and the value of AON common stock could be adversely affected.

•	The AON PNC Loans and the associated restrictive covenants thereunder could adversely affect our financial condition and will restrict our ability to raise capital.
•
The AON PNC Loans subjects us to interest rate risk, which could cause our debt service obligations to increase significantly and potentially limit our ability to effectively refinance our indebtedness.

•	A pandemic, epidemic or outbreak of an infectious disease could adversely affect our business.
•	We must be able to attract and retain highly qualified physicians, medical professionals and other personnel, as well as new patients and obtain new payor contracts in order to grow its business.
•	We face risks associated with estimating the amount of revenue that is recognized under Network Practices’ risk agreements with health plans.
•	Reductions in government reimbursement rates or changes in the rules governing government healthcare programs could have a material adverse effect.
•	Our business could be adversely affected by health care reform and other changes in government programs.
•	Changes in the payor mix of patients and potential decreases in reimbursement rates as a result of consolidation among plans could affect our business.
•	We face significant competition from other healthcare services providers.
•	Competition for physicians and nurses, shortages of qualified personnel or other factors could increase our labor costs.
•	Our Network Practices must provide consistently high quality of care.
•	Our business could be adversely affected by supply price increases and shortages.
•	We rely on third-party information technology systems that could suffer from disruptions and data breaches.
•	We could be subject to legal proceedings and litigation.
•	Some jurisdictions preclude AON from entering into non-compete agreements with physicians.
•	Current and future acquisitions may use significant resources, may be unsuccessful, and could expose us to unforeseen liabilities.
•	We need to protect its confidentiality of our trade secrets, know-how and other proprietary and internally developed information.
•	Negative publicity regarding the managed healthcare industry generally could adversely affect our results of operations or business.
•	Our facilities may be negatively impacted by weather and other factors beyond its control.

•	Our investments in marketable securities are subject to certain risks which could affect our overall financial condition, results of operations, or cash flows.
•	Inflation may adversely affect us by materially increasing our costs.
Risks Related to our Regulatory Environment
•	We are dependent on our relationships with our Network Practices to provide healthcare services.
•	Our managed clinics and our Network Practices providing professional services at such clinics may become subject to medical liability claims.
•	Changes in accounting standards by the Financial Accounting Standards Board (“FASB”) subjects us to risk.
•	Our managed clinics and our Network Practices may be subject to third-party payor audits.
•	We are subject to extensive fraud, waste, and abuse laws.
•	We face risks relating to loss of regulatory licenses, permits and/or accreditation status.
•	We face risks relating to applicable data interoperability and information blocking rules.
•
We face risks relating to actual or perceived failures to comply with applicable data protection, privacy and security, advertising and consumer protection laws, regulations, standards and other requirements.

•	We are subject to are subject to federal, state and local laws and regulations that govern our business.
•	We are subject to applicable tax laws and regulations.
Risks Related to our Operating as a Public Company
•	The requirements of being a public company, including maintaining adequate internal control over our financial and management systems, may strain our resources and divert management’s attention.
•	The trading price of our Class A Common Stock may be volatile, and purchasers of our Class A Common Stock could incur substantial losses.
•	Anti-takeover provisions in our organizational documents could delay or prevent a change of control.
•	Our charter will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders
Risks Relating to Our Common Stock and Warrants
•
The sale of the securities registered for resale hereunder and future sales of substantial amounts of our securities in the public market (including the shares of Class A Common Stock issuable upon exercise of our warrants, conversion of our Class B Common Stock, or conversion of our Series A Preferred Stock), or the perception that such sales may occur, may cause the market price of our securities to decline significantly.

•
Certain existing shareholders purchased our shares at a price below the current trading price of such shares, and may experience a positive rate of return based on the current trading price. Other investors and shareholders may not experience a similar rate of return.

•	Because we do not anticipate paying any cash dividends in the foreseeable future, capital appreciation, if any, would be your sole source of gain.
•	A market for our securities may not continue, which would adversely affect the liquidity and price of its securities.
•	Nasdaq may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in its securities and subject us to additional trading restrictions.
•	Our warrants may never be in the money, and they may expire worthless.
•	We may redeem unexpired public warrants prior to their exercise at a time that is disadvantageous to the warrant holders, thereby making the warrants worthless.

•	Warrants to purchase AON Class A Common Stock are exercisable, which could increase the number of shares eligible for future resale in the public market and result in dilution to its stockholders.
•	Future offerings of debt or offerings or issuances of equity securities by us may adversely affect the market price of Class A Common Stock or otherwise dilute all other stockholders.
•	The price of Class A Common Stock could decline if securities analysts do not publish research or if securities analysts or other third parties publish inaccurate or unfavorable research about us.
•	We may be subject to securities litigation, which is expensive and could divert management’s attention.

RISK FACTORS
These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, prospects, financial condition and operating results of AON. You should carefully consider the following risk factors in addition to the other information included in this prospectus, including matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.” We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business, prospects, financial condition or operating results. The following discussion should be read in conjunction with our financial statements and notes to the financial statements included herein, as well as our other public filings with the Securities and Exchange Commission.
Risks Related to Our Business and Industry
In order to execute our growth strategy, we will need to acquire oncology practices and affiliated care providers (“Network Practices”). Our ability to grow depends upon a number of factors, including our ability to obtain referrals for cancer patient care services, identify appropriate physician practices to acquire, enter into contracts with such additional Network Practices, obtain leases, identify appropriate facilities to acquire, complete internal buildouts of new facilities within proposed timelines and budgets, and hire and retain employees including but not limited to physicians affiliated with Network Practices. We cannot guarantee that we will be successful in pursuing our growth strategy.
Our growth strategy involves a number of risks and uncertainties, including that:
•
we and our Network Practices may not be able to successfully enter into contracts with local payors on terms acceptable to us or at all. In addition, we compete for payor relationships with other healthcare organizations, many of whom may have greater resources than we do. This competition may intensify due to the ongoing consolidation in the healthcare industry, which may increase our costs to pursue such opportunities. Patients may also choose providers with more competitive contracted rates than we are able to negotiate;

•	we will require additional capital and resources in order to acquire additional Network Practices;
•	we cannot make any assurance that we will be able to maintain relationships with our Network Practices;
•
through our Network Practices, we may not be able to recruit or retain a sufficient number of new patients to execute our growth strategy, and we may incur substantial costs to recruit new patients and we may be unable to recruit a sufficient number of new patients to offset those costs;

•	we may not be able to contract with a sufficient numbers of physicians and other staff and may fail to integrate our employees, particularly our medical personnel, into our care model;
•	our Network Practices may not conform to our exact business model, which may impact their profitability and in-turn, our profitability;
•	when expanding our business into new states, we may be required to comply with laws and regulations that may differ from states in which we currently operate;
•	we may not be able to easily monitor and track changes to state and local laws in the states in which we operate, which could increase our legal exposure; and
•
depending upon the nature of the local market, we may not be able to implement our business model in every local market that we enter, which could negatively impact our revenues and financial condition.

There can be no assurance that we will be able to successfully capitalize on growth opportunities, which may negatively impact our business model, revenues, results of operations and financial condition.
Our Network Practices primarily depend on reimbursement from third-party payors, as well as payments by individuals, which could lead to delays, denials, or uncertainties in the reimbursement process.
The reimbursement process is complex and can involve lengthy delays. Although we recognize revenue when our Network Practices provide services to patients, our Network Practices may from time to time experience delays in receiving the associated payments. In addition, third-party payors may disallow, in whole or in part, requests for reimbursement based on determinations that the patient is not eligible for coverage, certain amounts are not reimbursable under plan coverage or the services provided that were not medically necessary or additional supporting documentation is necessary. Retroactive adjustments may change amounts realized from third-party payors. Our Network Practices are subject to audits by such payors, including governmental audits of our Medicare and Medicaid claims, and may be required to repay these payors if a finding is made that we were incorrectly reimbursed. Delays and uncertainties in the reimbursement process may adversely affect accounts receivable, increase the overall costs of collection and cause us to incur additional costs associated with raising capital. Third-party payors are also increasingly focused on controlling healthcare costs, and such efforts, including any revisions to reimbursement policies, may further complicate and delay our Network Practices’ reimbursement claims.
In addition, certain of the patients are covered under health plans that require the patient to cover a portion of their own healthcare expenses through the payment of copayments or deductibles. Our Network Practices may not be able to collect the full amounts due with respect to these payments that are the patient’s financial responsibility, or in those instances where physicians provide services to uninsured individuals. To the extent permitted by law, amounts not covered by third-party payors are the obligations of individual patients for which our Network Practices may not receive whole or partial payment. Any increase in cost shifting from third-party payors to individual patients, including as a result of high deductible plans for patients, increases our collection costs and reduces overall collections, which we may not be able to offset such additional costs with sufficient revenue.
In response to the COVID-19 pandemic, the Centers for Medicare and Medicaid Services (CMS), the federal agency responsible for administering the Medicare program, made several changes in the manner in which Medicare will pay for telehealth visits, many of which relax previous requirements, including site requirements for both the providers and patients, telehealth modality requirements and others. State law applicable to telehealth, particularly licensure requirements, has also been relaxed in many jurisdictions as a result of the COVID-19 pandemic. It is unclear which, if any, of these changes will remain in place permanently and which will be rolled-back following the COVID-19 pandemic. If regulations change to restrict our Network Practices’ ability to deliver care through telehealth modalities, our financial condition and results of operations may be adversely affected.
A significant portion of our revenue is derived from a limited number of health insurance and medical group companies. Those payors could take action to remove, exclude, delay, or otherwise prevent the inclusion of our Network Practices in their provider networks.
Our operations are dependent on a concentrated number of payors with whom our Network Practices contract to provide services to patients. We generally manage our Network Practices’ payor contracts on a state by state basis, entering into a separate contract in each state with the local affiliate of the relevant payor such that no one local payor contract accounts for a majority of our collective revenue. We believe that a majority of our Network Practices’ revenues will continue to be derived from a limited number of key payors, which may terminate their contracts with our Network Practices or the individual Network Practice physicians credentialed by them upon the occurrence of certain events. The sudden loss of any of our network Practices’ payors, or the renegotiation of any of our Network Practices’ payor contracts, could adversely affect our operating results. In the ordinary course of business, we engage in active discussions and renegotiations with payors in respect of the services our Network Practices provide and the terms of our Network Practices’ payor agreements. As the payors’ businesses respond to market dynamics and financial pressures, and as payors make strategic business decisions in respect of the lines of business they pursue and programs in which they participate, certain of the payors may seek to renegotiate or terminate their agreements with our Network Practices. These discussions could result in reductions to the fees and changes to the scope of services contemplated by the original payor contracts and consequently could negatively impact our revenues, business and prospects.
Because we rely on a limited number of payors for a significant portion of our Network Practices’ revenues, we depend on the creditworthiness of these payors. The payors are subject to a number of risks including reductions in payment rates from governmental programs, higher than expected health care costs and lack of predictability of financial results when entering new lines of business, particularly with high-risk populations. If the financial condition of our Network Practices’ payors declines, our financial results could be impacted. Should one or more of our Network Practices’ payors declare bankruptcy, be declared insolvent or otherwise be restricted by state or federal laws or regulation from continuing in some or all of their operations, this could adversely affect our ongoing revenues, the collectability of our accounts receivable, our bad debt reserves and our net income.
Although our Network Practices have long-term contracts with many payors, these contracts may be terminated before their term expires for various reasons, such as changes in the regulatory landscape and poor performance by our Network Practices and our affiliated providers, subject to certain conditions. Certain of the payor contracts are terminable immediately upon the occurrence of certain events. Certain of the payor contracts may be terminated immediately by the payor if our Network Practices lose applicable licenses, go bankrupt, lose their liability insurance or receive an exclusion, suspension or debarment from state or federal government authorities. Additionally, if a payor were to lose applicable licenses, go bankrupt, lose liability insurance, become insolvent, file for bankruptcy or become subject to exclusion, suspension or debarment from state or federal government authorities, the Network Practices’ contract with such payor could in effect be terminated. In addition, certain of the payor contracts may be terminated immediately if a Network Practice becomes insolvent or file for bankruptcy. If any of the contracts with the Network Practice’s payors are terminated, the Network Practice may not be able to recover all fees due under the terminated contract, which may adversely affect our operating results.
A significant portion of our revenue is derived from a limited number of our Network Practices. If there are unforeseen disruptions in the businesses of our top Network Practices or these Network Practices terminate their contracts with us, our revenue could decline.
For the fiscal year ended December 31, 2023, our top ten Network Practices generated approximately 67.3% of our revenue. Unforeseen disruptions to these Network Practices could have a significant adverse effect on our revenues. Furthermore, while we enter into long-term contracts with our Network Practices, under certain circumstances and conditions, either party may terminate. The Network Practices have no obligation to renew their contracts after the initial term expires. In addition, our Network Practices may negotiate terms less advantageous to us upon renewal, which may reduce our revenue from them. If our top ten Network Practices terminate their contracts, decide not to renew their contracts, or renew their contracts on less favorable terms or at lower fee levels, our revenue may decline significantly, or our future growth may be constrained.
AON has identified material weaknesses in its internal control over financial reporting. If AON is unable to remediate these material weaknesses, or if it identifies additional material weaknesses in the future or otherwise fails to maintain effective internal control over financial reporting, AON may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect investor confidence in AON’s business and the value of AON common stock.
As a public company, AON will be required to furnish a report by management on the effectiveness of our internal control over financial reporting beginning with our second annual report on Form 10-K. If AON is unable to establish or maintain appropriate internal control over financial reporting or implement these additional requirements in a timely manner or with adequate compliance, it could result in material misstatements in its consolidated financial statements, failure to meet its reporting obligations on a timely basis, increases in compliance costs, and subject AON to adverse regulatory consequences, all of which may adversely affect investor confidence in AON and the value of AON common stock.
As of December 31, 2023, material weaknesses existed in our internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of AON’s annual or interim financial statements will not be prevented or detected on a timely basis.
The material weaknesses that AON identified were as follows:
•
The Company did not design and maintain an effective control environment commensurate with its financial reporting requirements. Specifically, the Company lacked a sufficient complement of resources with (i) an appropriate level of accounting knowledge, training and experience to appropriately analyze, record and disclose accounting matters timely and accurately, and (ii) an appropriate level of knowledge and experience to establish effective processes and controls. Additionally, the lack of a sufficient complement of resources resulted in an inability to consistently establish appropriate authorities and responsibilities in pursuit of its financial reporting objectives, as demonstrated by, among other things, insufficient segregation of duties in its finance and accounting functions.

•
The Company did not effectively design and maintain effective controls in response to the risks of material misstatement. Specifically, changes to existing controls or the implementation of new controls have not been sufficient to respond to changes to the risks of material misstatement to financial reporting.

These material weaknesses contributed to the following additional material weaknesses:
•
The Company did not design and maintain effective controls to identify, analyze, account for and disclose non-routine, unusual or complex transactions. Specifically, the Company did not design and maintain controls to account for its business combinations, asset acquisitions, clinical trial agreements, and related party transactions.

•
The Company did not design and maintain effective controls related to the period-end financial reporting process, including designing and maintaining formal accounting policies, procedures and controls to achieve complete and accurate financial accounting, reporting and disclosures. Additionally, the Company did not design and maintain controls over the preparation and review of account reconciliations and journal entries, including maintaining appropriate segregation of duties.

•	The Company did not design and maintain effective controls to achieve complete, accurate and timely accounting of accrued liabilities.
•
The Company did not design and maintain effective controls to achieve complete, accurate and timely accounting of revenue and accounts receivable. Specifically, the Company did not design and maintain controls over the inputs, assumptions, and calculations to develop our contractual allowances.

•
The Company did not design and maintain effective information technology (“IT”) general controls for information systems that are relevant to the preparation of its financial statements. Specifically, the Company did not design and maintain: (i) program change management controls to ensure that program and data changes are identified, tested, authorized, and implemented appropriately; (ii) user access controls to ensure appropriate segregation of duties and to adequately restrict user and privileged access to appropriate personnel; (iii) computer operations controls to ensure that processing and transfer of data, and data backups and recovery are monitored; and (iv) program development controls to ensure that new software development is tested, authorized and implemented appropriately.

The material weaknesses above resulted in a revision to the Company’s previously issued financial statements as of and for the year ended December 31, 2020 as well as audit adjustments to the Company’s financial statements as of and for the year ended December 31, 2021 related to the amortization of leasehold improvements within property and equipment, non-controlling interest, accrued liabilities, operating expenses, and related financial disclosures. A revision was also made to the Company’s previously issued condensed consolidated interim financial statements as of and for the nine-month period ended September 30, 2022 related to marketable securities, cash and cash equivalents, patient service revenue, net, patients accounts receivables, net, accrued other, and cost of revenue. Additionally, these material weaknesses could result in further misstatements of the aforementioned account balances or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.
The Company is in the process of designing and implementing measures designed to improve our internal control over financial reporting and remediate the control deficiencies which led to the material weaknesses.
The Company’s remediation measures are ongoing and include the following:
•
The Company enhanced the technical capabilities of its accounting department via the hiring of an SEC Reporting Manager and intends to seek additional opportunities to further expand its full-time accounting leadership team going forward. Furthermore, the Company will continue to leverage third-party consultants for its technical accounting needs whenever specific technical accounting competencies are required;

•
Management continues to enhance its review process for unusual, non-routine or complex transactions. These enhancements include, but are not limited to, when appropriate, the involvement of non-finance personnel (such as legal or operations personnel) in order to verify the validity and proper accounting treatment of such transactions;

•
During 2023, management collaborated with outside consultants possessing significant financial reporting and internal control expertise to perform an extensive review of the design of the Company's internal controls over financial reporting. This review included the identification of internal control deficiencies and the development of corresponding remediation plans for each of the deficiencies identified. These internal control deficiencies identified and corresponding remediation plans included, but were not limited to, the following: improvements to the financial close and reporting process, accounting for contractual allowances related to revenue recognition, the identification of related party transactions, and the timely development of quality estimates related to accrued liabilities;
•
Management is gaining a better understanding of system functionality through the review of permissions and profiles to be executed during the periodic user access reviews to be conducted going forward for each IT application that is significant to the Company's financial reporting objectives, and intends subsequently reconfigure profiles with appropriate permissions to better align with job responsibilities and enforce segregation of duties;

•
The Company enhanced its financial close process by introducing additional layers of independent reviews by appropriately qualified individuals and improving the precision and timeliness of reviews applied to various period-end activities and financial result analyses, including journal entries, account reconciliations, revenue recognition, and accrued liabilities. Additionally, the Company is developing evidence of review standards to be consistently applied to its various period-end control activities going forward, thereby requiring control owners to better formally document the operation of these controls; and

•
The Company has designed and implemented a broad suite of ITGCs over change management, the review and update of user access rights and privileges, controls over batch jobs and data backups, and program development approvals and testing. During 2024, the Company intends to continue improving its ITGC environment by more uniformly applying password parameter requirements across its base of IT applications that are significant to its financial reporting objectives, as well as by enhancing the precision of its periodic user access reviews for these systems.

AON has begun the process to remediate its identified material weaknesses as detailed above. The material weaknesses will not be considered remediated until management completes the design and implementation of the processes and controls described above and the controls operate for a sufficient period of time, and AON has concluded, through testing, that the newly implemented and enhanced controls are operating effectively. At this time, AON cannot predict the success of such efforts or the outcome of future assessments of the remediation efforts. AON’s current controls and any new controls that it develops may become inadequate because of changes in conditions in its business, personnel, IT systems and applications, or other factors. If AON fails to remediate AON’s existing material weakness or identifies new material weaknesses in its internal controls over financial reporting, if it is unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, or if it is unable to conclude that its internal controls over financial reporting are effective, it is possible that a material misstatement of AON’s financial statements would not be prevented or detected on a timely basis, investors may lose confidence in the accuracy and completeness of AON’s financial reports, and the market price of AON Class A Common Stock could be negatively affected.
Our services are concentrated in certain geographic areas and populations exposing us to unfavorable changes in local benefit costs, reimbursement rates, competition and economic conditions.
Our services are concentrated in certain geographic areas in the United States. Unfavorable changes in health care or other benefit costs or reimbursement rates or increased competition in the states in which we operate or any other geographic area where our Network Practices are concentrated in the future could therefore have a disproportionately adverse effect on our operating results. Additionally, the geographic concentration of a significant portion of our Network Practices may make them more vulnerable to events such as an outbreak of a pandemic similar to the COVID-19 pandemic.
The AON PNC Loans and the associated restrictive covenants thereunder could adversely affect our financial condition and will restrict our ability to raise capital.
On April 30, 2021, we entered into certain loans (the “AON PNC Loans”) with PNC Bank National Association (“PNC”). The AON PNC Loans contains various restrictive and financial covenants, including restrictions on indebtedness and leverage ratio, which restrict our ability to (i) incur indebtedness other than (a) in connection with and as allowed under certain provisions of the agreements governing the AON PNC Loans or (b) in ordinary course of business, (ii) permit any lien or encumbrance upon our property except as generally permitted by PNC or as specifically enumerated in the agreements governing the AON PNC Loans, (iii) (a) purchase or redeem any of our membership interests, (b) declare or pay any dividend or set aside any funds for any such purpose (c) prepay, purchase or redeem any other debt, (d) lend or advance any funds or (e) repay any loans or advances to, for or from any of our affiliates, except, for each of the foregoing, as specifically permitted under the AON PNC Loans, (iv) merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of our assets (whether now owned or hereafter acquired) to, any person or entity, (v) without prior written consent, make any change in any borrower’s name, identity, corporate structure or location under the AON PNC Loans or make any other change in such borrower’s identity or corporate structure, or (vi) acquire another business (via assets or equity) unless certain other requirements are met, including that acquisitions via capital stock may only be of a subsidiary of AON. Subject to customary exceptions and exclusions, our obligations under the AON PNC Loans are guaranteed by a perfected, first-priority security interest in substantially all of our assets, including our intellectual property and the equity ownership interests directly and indirectly held by us in our wholly-owned subsidiaries and excluding certain assets used in connection with medical services. Compliance with such covenants and our indebtedness will result in the following, which could materially and adversely affect our business, financial condition and results of operations:
•
require us to dedicate a substantial portion of cash and cash equivalents to the payment of interest on, and principal of, the indebtedness, which will reduce the amounts available to fund working capital, capital expenditures, product development efforts and other general corporate purposes;

•
oblige us to comply with negative covenants restricting our activities, including limitations on dispositions, mergers or acquisitions, encumbering our intellectual property, incurring indebtedness or liens, paying dividends, making investments and engaging in certain other business transactions;

•	limit our flexibility in planning for, or reacting to, changes in our business and our industry;
•	place us at a competitive disadvantage compared to our competitors who have less debt or competitors with comparable debt at more favorable interest rates;
•
limit our ability to borrow additional amounts for working capital, capital expenditures, research and development efforts, acquisitions, debt service requirements, execution of our business strategy and other purposes and otherwise restrict our financing options.

Furthermore, because the interests of the lenders may potentially differ from ours and from those of our stockholders, we may be unable to engage in transactions or other activities that may be beneficial to our stockholders. The covenants under the agreements governing the AON PNC Loans could materially and adversely affect our business, financial condition and results of operations.
Servicing our indebtedness requires a significant amount of cash. Our ability to repay the principal of, to pay interest on or to refinance our indebtedness depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not generate cash flow from operations in the future sufficient to service our indebtedness. If we are unable to generate cash flow, we may be required to adopt one or more alternatives, such as restructuring debt or obtaining additional financing on terms that may be unfavorable to us or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at the time we seek to refinance such indebtedness. Our inability to satisfy our debt obligations could materially and adversely affect our financial position and results of operations.
A failure to comply with the conditions of the AON PNC Loans could result in an event of default. An event of default under the AON PNC Loans includes, among other things, a failure to pay any amount due under the AON PNC Loans. If we fail to comply with any of the covenants under our indebtedness and are unable to obtain a waiver or amendment, the lenders may, among other things, accelerate our outstanding indebtedness and exercise rights with respect to collateral securing our outstanding indebtedness, each of which could have an adverse effect on our business, financial condition and results of operations.
Any of these events could materially and adversely affect our business, financial condition and results of operations.
The AON PNC Loans subject us to interest rate risk, which could cause our debt service obligations to increase significantly and potentially limit our ability to effectively refinance our indebtedness as it matures.
Borrowings under the AON PNC Loans bear interest at variable rates and expose us to interest rate risk. If interest rates increase and we do not hedge such variable rates, our debt service obligations on the variable rate indebtedness will increase even though the amount borrowed will remain the same, which will negatively impact our net income and operating cash flows, including cash available for servicing our indebtedness.

Additionally, our ability to refinance portions of our indebtedness in advance of their maturity dates depends on securing new financing bearing interest at rates that we are able to service. While we believe that we currently have adequate cash flows to service the interest rates currently applicable to our indebtedness, if interest rates were to continue to rise significantly, we might be unable to maintain a level of cash flows from operating activities sufficient to meet our debt service obligations at such increased rates.
A pandemic, epidemic or outbreak of an infectious disease in the United States or worldwide, similar to the outbreak of COVID-19 or the continuation of such an outbreak, could adversely affect our business, financial condition, results of operations and growth.
If a pandemic, epidemic or outbreak of an infectious disease occurs in the United States or worldwide, our business may be adversely affected.
To the extent a pandemic, epidemic or outbreak of an infectious disease which occurs in the United States or worldwide, adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section, including but not limited to those relating to cyberattacks and security vulnerabilities, interruptions or delays due to third-parties, or our ability to raise additional capital or generate sufficient cash flows necessary to fulfill our obligations under our existing indebtedness or to expand our operations.
If we are unable to attract new patients and to obtain new payor contracts our revenue growth will be adversely affected.
To increase our revenue, our business strategy is to expand the number of oncology clinics and affiliated physicians in our network. In order to support such growth, we must continue to win new contracts and retain or grow existing contracts with payors. Our Network Practices face competition from other oncology providers. If our Network Practices are unable to convince potential payors and patients of the benefits of our value-based system, or if potential or existing payors and patients prefer the care provider model of one of our competitors, we may not be able to effectively implement our growth strategy, which depends on our ability to attract new patient referrals and payors for our Network Practices. Network Practices’ inability to obtain new payor agreements and patient referrals and retain existing payors and patients would harm our ability to execute our growth strategy and may have a material adverse effect on our business operations and financial position.
We face risks associated with estimating the amount of revenue that is recognized under Network Practices’ agreements with health plans, and if our estimates of revenue are materially inaccurate, it could impact the timing and the amount of our revenue recognition or have a material adverse effect on our business, results of operations, financial condition and cash flows.
There are significant risks associated with estimating the amount of revenues that are recognized under Network Practices’ agreements with health plans in a reporting period and it is possible that we may not accurately estimate the amount of such revenues. The billing and collection process is complex due to ongoing insurance coverage changes, geographic coverage differences, differing interpretations of contract coverage and other payor issues, such as ensuring appropriate documentation. Determining applicable primary and secondary coverage for patients, together with the changes in patient coverage that occur each month, requires complex, resource-intensive processes. Errors in determining the correct coordination of benefits may result in refunds to payors. Revenues associated with Medicare and Medicaid programs are also subject to estimating risk related to the amounts not paid by the primary government payor that will ultimately be collectible from other government programs paying secondary coverage, the patient’s commercial health plan secondary coverage or the patient. Collections, refunds and payor recoupments typically continue to occur for up to three years and longer after services are provided. If our estimates of revenues are materially inaccurate, it could impact the timing and the amount of our revenues recognition and have a material adverse impact on our business, results of operations, financial condition and cash flows.
Reductions in government reimbursement rates or changes in the rules governing government healthcare programs could have a material adverse effect on our financial condition and results of operations.
Our Network Practices receive a significant portion of revenue directly from Medicare. In addition, many private payors base their reimbursement rates on the published Medicare rates or, in the case of Medicare Advantage, are themselves reimbursed by Medicare for the services our Network Practices provide.
As a result, our results of operations are, in part, dependent on government funding levels for Medicare programs, particularly Medicare Advantage programs. Any changes that limit or reduce Medicare Advantage or general Medicare reimbursement levels, such as reductions in or limitations of reimbursement amounts or rates under programs, reductions in funding of programs, expansion of benefits without adequate funding, elimination of coverage for certain benefits, or elimination of coverage for certain individuals or treatments under programs, could have a material adverse effect on our business, results of operations, financial condition and cash flows.
The Medicare program and its reimbursement rates and rules are subject to frequent change. These include statutory and regulatory changes, rate adjustments (including retroactive adjustments), administrative or executive orders and government funding restrictions, all of which may materially adversely affect the rates at which Medicare reimburses our Network Practices for patient care services. Budget pressures often lead the federal government to reduce or place limits on reimbursement rates under Medicare. Implementation of these and other types of measures has in the past and could in the future result in substantial reductions in our revenue and operating margins.
In addition, CMS often changes the rules governing the Medicare program, including those governing reimbursement. Changes that could adversely affect our business include:
•	administrative or legislative changes to rates or the bases of payment;
•	limits on the services or types of providers for which Medicare will provide reimbursement;
•	changes in methodology for patient assessment and/or determination of payment levels;
•	the reduction or elimination of annual rate increases; or
•	an increase in co-payments or deductibles payable by beneficiaries.
Any reductions in reimbursement rates or the scope of services rendered by our Network Practices being reimbursed could have a material, adverse effect on our financial condition and results of operations or even result in reimbursement rates that are insufficient to cover our operating expenses. Additionally, any delay or default by the government in making Medicare or Medicaid reimbursement payments to our Network Practices or any reduction in patients eligible for such programs could materially and adversely affect our business, financial condition and results of operations.
We cannot predict the effect that health care reform and other changes in government programs may have on our business, financial condition or results of operations.
The impact of healthcare reform legislation and other changes in the healthcare industry and in healthcare spending is currently unknown, but may adversely affect our business, financial condition and results of operations. Our revenue is dependent on the healthcare industry and could be affected by changes in healthcare spending, reimbursement and policy. The healthcare industry is subject to changing political, regulatory and other influences. By way of example, the Affordable Care Act (“ACA”), which was enacted in 2010, made major changes in how healthcare is delivered and reimbursed, and it increased access to health insurance benefits to the uninsured and underinsured populations of the United States.
Since its enactment, there have been judicial, executive and Congressional challenges to certain aspects of the ACA. On June 17, 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the ACA brought by several states without specifically ruling on the constitutionality of the ACA. Prior to the Supreme Court’s decision, President Biden issued an executive order initiating a special enrollment period from February 15, 2021 through August 15, 2021 for purposes of obtaining health insurance coverage through the ACA marketplace. The executive order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare. It is unclear how healthcare reform measures enacted by Congress or implemented by the Biden administration, if any, will impact our business.
Other legislative changes have been proposed and adopted since the ACA was enacted. These changes include aggregate reductions to Medicare payments to providers of 2% per fiscal year, which began in 2013 and will remain in effect through 2030, with the exception of a temporary suspension from May 1, 2020 through March 31, 2022. Under current legislation, the actual reduction in Medicare payments varies from 1% from April 1, 2022 to June 30, 2022, to up to 3% in the final fiscal year of this sequester, unless additional Congressional action is taken. In January 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several types of providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. New laws may result in additional reductions in Medicare and other healthcare funding, which may materially adversely affect consumer demand and affordability for our products and services and, accordingly, the results of our financial operations. Additional changes that may affect our business include the expansion of new programs such as Medicare payment for performance initiatives for physicians under the Medicare Access and CHIP Reauthorization Act of 2015, or MACRA, which first affected physician payment in 2019. At this time, it is unclear how the introduction of the Medicare quality payment program will impact overall physician reimbursement. The Inflation Reduction Act of 2022, or IRA, signed into law on August 16, 2022, also contains a number of provisions designed to limit or reduce drug prices under the Medicare program, reduce beneficiary out-of-pocket spending under Medicare’s prescription drug benefit, and expand subsidies for individuals to obtain private health insurance under the ACA. While these provisions of the IRA do not apply directly to healthcare providers like our Network Practices, we are continuing to evaluate the potential impact, if any, that the IRA may have on our business.
Such changes in the regulatory environment may also result in changes to our payer mix that may affect our operations and revenue. In addition, certain provisions of the ACA authorize voluntary demonstration projects, which include the development of bundling payments for acute, inpatient hospital services, physician services and post-acute services for episodes of hospital care.
Further, the ACA may adversely affect payers by increasing medical costs generally, which could have an effect on the industry and potentially impact our business and revenue as payers seek to offset these increases by reducing costs in other areas. Uncertainty regarding future amendments to the ACA as well as new legislative proposals to reform healthcare and government insurance programs, along with the trend toward managed healthcare in the United States, could result in reduced demand and prices for our services. We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments and other third party payers will pay for healthcare products and services, which could adversely affect our business, financial condition and results of operations.
Changes in the payor mix of patients and potential decreases in reimbursement rates as a result of consolidation among plans could adversely affect our revenues and results of operations.
The amounts our Network Practices receive for services provided to patients are determined by a number of factors, including the payor mix of patients and the reimbursement methodologies and rates utilized by the patients’ plans. Patient services revenue consists of fee-for-service agreements held by our Network Practices. Under a fee-for-service payor arrangement, our Network Practices collect fees directly from the payor as services are provided. Patient services revenue accounted for substantially all of our total revenue for the year ended December 31, 2023. A significant decrease in the number of fee-for-service arrangements held by our Network Practices could adversely affect our revenues and results of operation.
The healthcare industry has also experienced a trend of consolidation, resulting in fewer but larger payors that have significant bargaining power, given their market share. Payments from payors are the result of negotiated rates. These rates may decline based on renegotiations and larger payors have significant bargaining power to negotiate higher discounted fee arrangements with healthcare providers. As a result, payors increasingly are demanding discounted fee structures or the assumption by healthcare providers of all or a portion of the financial risk related to paying for care provided through capitation agreements.
We face significant competition from other healthcare services providers. Our failure to adequately compete could adversely affect our business.
We and our Network Practices compete directly with national, regional and local providers of healthcare for patients and physicians. There are many other companies and individuals currently providing healthcare services, many of which have been in business longer and/or have substantially more resources. Other companies could enter the healthcare industry in the future and divert some or all of our business. If we expand to other geographies, we expect competition may change based on a number of factors, including the number of competing oncology care facilities in the local market and the types of services available at those facilities, our Network Practices’ reputation for quality care of patients, the commitment and expertise of our Network Practices’ medical staff, our local service offerings and community programs, the cost of care in each locality, and the physical appearance, location, age and condition of our facilities. If we are unable to attract patients to our managed clinics, our revenue and profitability will be adversely affected. Some of our competitors may have greater recognition and be more established in their respective communities than we are, and may have greater financial and other resources than we have. Competing oncology care providers may also offer larger facilities or different programs or services than our Network Practices do, which, combined with the foregoing factors, may result in our competitors being more attractive to our current patients, potential patients and referral sources. Furthermore, while we budget for routine capital expenditures at our managed clinics to keep them competitive in their respective markets, to the extent that competitive forces cause those expenditures to increase in the future, our financial condition may be negatively affected. In addition, our relationships with governmental and private third-party payors are not exclusive and our competitors have established or could seek to establish relationships with such payors to serve their covered patients. Additionally, as we expand into new geographies, we may encounter competitors with stronger relationships or recognition in the community in such new geography, which could give those competitors an advantage in obtaining new patients. Individual physicians, physician groups and companies in other healthcare industry segments, including those with which our Network Practices have contracts, and some of which have greater financial, marketing and staffing resources, may become competitors in providing health care services, and this competition may have a material adverse effect on our business operations and financial position.
Competition for physicians and nurses, shortages of qualified personnel or other factors could increase our labor costs and adversely affect our revenue, profitability and cash flows.
Our operations are dependent on the efforts, abilities and experience of our Network Practices’ physicians and clinical personnel. We compete with other healthcare providers, primarily hospitals and other oncology practices, in attracting physicians, nurses and medical staff to support our managed clinics, recruiting and retaining qualified management and support personnel responsible for the daily operations of each of our managed clinics and in our Network Practices contracting with payors in each of our markets. In some markets, the lack of availability of clinical personnel has become a significant operating issue facing all healthcare providers. This shortage may require us and our Network Practices to continue to enhance wages and benefits to recruit and retain qualified personnel or to contract for more expensive temporary personnel. We also depend on the available labor pool of semi-skilled and unskilled workers in each of the markets in which we operate.
If our labor costs increase, we may not be able to raise rates to offset these increased costs. Because a significant percentage of our revenue consists of fixed, prospective payments, our ability to pass along increased labor costs is limited. In particular, if labor costs rise at an annual rate greater than our net annual consumer price index basket update from Medicare, our results of operations and cash flows will likely be adversely affected. Any union activity at our managed clinics that may occur in the future could contribute to increased labor costs. Certain proposed changes in federal labor laws and the National Labor Relations Board’s modification of its election procedures could increase the likelihood of employee unionization attempts. Although none of our employees or the employees of our Network Practices are currently represented by a collective bargaining agreement, to the extent a significant portion of our employee base unionizes, it is possible our labor costs could increase materially. Our failure to recruit and retain qualified management and medical personnel for our Network Practices, or to control our collective labor costs, could have a material adverse effect on our business, prospects, results of operations and financial condition.
Because competition for qualified personnel is intense, we may not be able to attract and retain the highly skilled employees we need to execute our business strategies and growth plans.
To execute on our growth plan, we and our Network Practices must attract and retain highly qualified personnel. Competition for highly qualified personnel is intense, especially for physicians and other medical professionals who are experienced in providing oncology care services. We and our Network Practice have, from time to time, experienced, and we expect to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications. Many of the companies and healthcare providers with which we compete for experienced personnel have greater resources than we have. If we and our Network Practices hire employees from competitors or other companies or healthcare providers, their former employees may attempt to assert that these employers or we have breached certain legal obligations, resulting in a diversion of our time and resources.
As we become a more mature company, we may find our recruiting efforts more challenging. The incentives to attract, retain, and motivate employees provided by our stock options and other equity awards, or by other compensation arrangements, may not be as effective as in the past. As such, we may not be successful in continuing to attract and retain qualified personnel. Our recruiting efforts may also be limited by laws and regulations, such as restrictive immigration laws, and restrictions on travel or availability of visas. If we fail to attract new personnel or fail to retain and motivate our current personnel, our business and future growth prospects could be harmed.

If our Network Practices and the physicians affiliated therewith are unable to provide consistently high quality of care, our business will be adversely impacted.
Our business is dependent upon our Network Practices and the physicians affiliated therewith providing high-quality care to patients. In particular, the ability to attract and retain patients and patient referrals is dependent upon providing cost effective, quality patient care that meets or exceeds the patients’ and payors’ expectations. We depend on third parties for certain of the patient care needs. If we, our Network Practices or the physicians affiliated therewith fail to provide service that meets the patients’ and payors’ expectations, we may have difficulty retaining or growing the patient base, which could adversely affect our business, financial condition and results of operations.
We expect the importance of high-quality patient experience to increase as we, through our Network Practices, expand our business and pursue new lives served. Any failure to maintain high-quality patient experience, or a market perception that we do not maintain high-quality care, could harm our reputation and our ability to grow the number of lives served, and our business, results of operations, and financial condition. Additionally, as the number of lives served by our Network Practices in our managed clinics grows, we will need to hire additional personnel to provide quality care at scale. If we, our Network Practices or the physicians affiliated therewith are unable to provide such care, our business, results of operations, financial condition, and reputation could be harmed.
If certain of our suppliers do not meet our needs, if there are material price increases on supplies, if we are not reimbursed or adequately reimbursed for drugs purchased or if we are unable to effectively access new technology or superior products, it could negatively impact the ability of our Network Practices to effectively provide the services we offer and could have a material adverse effect on our business, results of operations, financial condition and cash flows.
If our suppliers do not meet our Network Practices’ needs for the products they supply, including in the event of a product recall, shortage or dispute, and are not able to find adequate alternative sources, if our Network Practices experience material price increases from these suppliers that we are unable to mitigate, or if some of the drugs that our Network Practices purchase are not reimbursed or not adequately reimbursed by commercial or government payors, it could have a material adverse impact on our business, results of operations, financial condition and cash flows. In addition, the technology related to the products critical to the services we provide is subject to new developments which may result in superior products. If we are not able to access superior products on a cost-effective basis or if suppliers are not able to fulfill our requirements for such products, we and our Network Practices could face patient attrition and other negative consequences which could have a material adverse effect on our business, results of operations, financial condition and cash flows.
We depend on our information technology systems, and those of our third-party vendors, contractors and consultants, and any failure or significant disruptions of these systems, security breaches or loss of data could materially adversely affect our business, financial condition and results of operations.
Our business is dependent on maintaining effective information systems as well as the integrity and timeliness of the data we use to serve patients, support our care teams and operate our business. Because of the large amount of data that we collect and manage, it is possible that hardware failures or errors in our systems could result in data loss or corruption or cause the information that we collect to be incomplete or contain inaccuracies that our partners regard as significant. If our data were found to be inaccurate or unreliable due to fraud or other error, or if we, or any of the third-party service providers we engage, were to fail to maintain information systems and data integrity effectively, we could experience operational disruptions that may impact patients and care teams and hinder our ability to provide services, retain and attract patients, establish appropriate pricing for services, manage patient risk profiles, establish reserves, report financial results timely and accurately and maintain regulatory compliance, among other things.
Our information technology strategy and execution are critical to our continued success. We must continue to invest in long-term solutions that will enable us to anticipate patient needs and expectations, enhance the patient experience, act as a differentiator in the market and protect against cybersecurity risks and threats. We believe our success is dependent, in large part, on maintaining the effectiveness of existing technology systems and continuing to deliver and enhance technology systems that support our business processes in a cost-efficient and resource-efficient manner. Increasing regulatory and legislative changes will place additional demands on our information technology infrastructure that could have a direct impact on resources available for other projects tied to our strategic initiatives. In addition, recent trends toward greater patient engagement in health care require new and enhanced technologies, including more sophisticated applications for mobile devices. Connectivity among technologies is becoming increasingly important. We must also develop new systems to meet current market standards and keep pace with continuing changes in information processing technology, evolving industry and regulatory standards and patient needs. Failure to do so may present compliance challenges and impede our ability to deliver services in a competitive manner. Further, because system development projects are long-term in nature, they may be more costly than expected to complete and may not deliver the expected benefits upon completion.
Security incidents compromising the confidentiality, integrity, and availability of our confidential or personal information and our and our third-party service providers’ information technology systems could result from cyber-attacks, computer malware, viruses, social engineering (including spear phishing and ransomware attacks), credential stuffing, supply chain attacks, efforts by individuals or groups of hackers and sophisticated organizations, including state-sponsored organizations, errors or malfeasance of our personnel, and security vulnerabilities in the software or systems on which we and our third party service providers rely. As techniques used by cyber criminals change frequently, a disruption, cyberattack or other security breach of our information technology systems or infrastructure, or those of our third-party service providers, may go undetected for an extended period and could result in the theft, transfer, unauthorized access to, disclosure, modification, misuse, loss or destruction of our employee, representative, customer, vendor, consumer and/or other third-party data, including sensitive or confidential data, personal information and/or intellectual property. We and certain of our service providers are from time to time, subject to cyberattacks and security incidents, and we cannot guarantee that our security efforts will prevent breaches or breakdowns of our or our third-party service providers’ information technology systems. While we do not believe that we have experienced any significant system failure, accident or security breach to date, if we suffer a material loss or disclosure of health-related or other personal or confidential information as a result of a breach of our information technology systems, including those of our third-party service providers, we may suffer reputational, competitive and/or business harm, incur significant costs and be subject to government investigations, litigation, fines and/or damages, which could have a material adverse effect on our business, prospects, results of operations, financial condition and/or cash flows. Moreover, while we maintain cyber insurance that may help provide coverage for these types of incidents, we cannot assure you that our insurance will be adequate to cover costs and liabilities related to these incidents. Further, our failure to effectively invest in, implement improvements to and properly maintain the uninterrupted operation and data integrity of our information technology and other business systems could adversely affect our results of operations, financial position and cash flow.
We may be subject to legal proceedings and litigation, including intellectual property and privacy disputes, which are costly to defend and could materially harm our business and results of operations.
We and our Network Practices may be party to lawsuits and legal proceedings in the normal course of business. These matters are often expensive and disruptive to normal business operations. We may face allegations, lawsuits and regulatory inquiries, audits and investigations regarding data privacy, security, labor and employment, consumer protection and intellectual property infringement, including claims related to privacy, patents, publicity, trademarks, copyrights and other rights. We may also face allegations or litigation related to our acquisitions, securities issuances or business practices, including public disclosures about our business. Litigation and regulatory proceedings may be protracted and expensive, and the results are difficult to predict. Certain of these matters may include speculative claims for substantial or indeterminate amounts of damages and include claims for injunctive relief. Additionally, our litigation costs could be significant. Adverse outcomes with respect to litigation or any of these legal proceedings may result in significant settlement costs or judgments, penalties and fines, or require us to modify our services or require us to stop serving certain patients or geographies, all of which could negatively impact our geographical expansion and revenue growth. Our Network Practices may also become subject to periodic audits, which would likely increase our regulatory compliance costs and may require us to change our business practices, which could negatively impact our revenue growth. Managing legal proceedings, litigation and audits, even if we achieve favorable outcomes, is time-consuming and diverts the attention of management and our affiliated providers from our business.
The results of regulatory proceedings, litigation, claims, and audits cannot be predicted with certainty, and determining reserves for pending litigation and other legal, regulatory and audit matters requires significant judgment. There can be no assurance that our expectations will prove correct, and even if these matters are resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could harm our reputation, business, financial condition, results of operations and the market price of our common stock.
Furthermore, our business exposes our Network Practices and affiliated providers to potential medical malpractice, professional negligence or other related actions or claims that are inherent in the provision of healthcare services. These claims, with or without merit, could cause us to incur substantial costs, and could place a significant strain on our financial resources, divert the attention of management and our affiliated providers from our core business, harm our reputation and adversely affect our Network Practices’ ability to attract and retain patients, any of which could have a material adverse effect on our business, financial condition and results of operations.
Although we maintain professional liability insurance coverage for our Network Practices and affiliated providers, it is possible that claims against them may exceed the coverage limits of our insurance policies. Even if any professional liability loss is covered by an insurance policy, our liability could exceed the limits of our insurance coverage. Professional liability claims in excess of applicable insurance coverage could have a material adverse effect on our collective business, financial condition and results of operations. In addition, any professional liability claim brought against our Network Practices and affiliated providers, with or without merit, could result in an increase of our professional liability insurance premiums. Insurance coverage varies in cost and can be difficult to obtain, in particular insurance coverage relating to cybersecurity, and we cannot guarantee that we will be able to obtain insurance coverage on behalf of our Network Practices and affiliated providers in the future on terms acceptable to us or at all. If costs of insurance and claims increase, then our collective earnings could decline.
Some jurisdictions preclude Network Practices from entering into non-compete agreements with physicians, and other non-compete agreements and restrictive covenants applicable to certain physicians and other clinical employees may not be enforceable.
Network Practices have employment contracts with physicians and other health professionals in many states. Some of these contracts include provisions preventing these physicians and other health professionals from competing with us both during and after the term of our contract with them. The law governing non-compete agreements and other forms of restrictive covenants varies from state to state. Some jurisdictions prohibit our Network Practices from using non-competition covenants with our professional staff. Other states are reluctant to strictly enforce non-compete agreements and restrictive covenants applicable to physicians and other healthcare professionals. There can be no assurance that our Network Practices’ non-compete agreements related to physicians and other health professionals will be found enforceable if challenged in certain states. In such event, our Network Practices would be unable to prevent physicians and other health professionals formerly employed by our Network Practices from competing with us, potentially resulting in the loss of some of our patients.
Current and future acquisitions may use significant resources, may be unsuccessful, and could expose us to unforeseen liabilities.
As part of our growth strategy, we may pursue acquisitions of oncology and other physician practices and services. These acquisitions may involve significant cash expenditures, debt incurrence, additional operational losses and expenses, and compliance risks that could have a material adverse effect on our financial condition and results of operations. We may not be able to successfully integrate the acquired businesses into ours and our Network Practices’, and therefore, we may not be able to realize the intended benefits from an acquisition. These acquisitions could result in difficulties integrating acquired operations, technologies, and personnel into our business. Such difficulties may divert significant financial, operational, and managerial resources from our existing operations and make it more difficult to achieve our operating and strategic objectives. We and our Network Practices may fail to retain employees or patients acquired through these acquisitions, which may negatively impact the integration efforts. These acquisitions could also have a negative impact on our results of operations if it is subsequently determined that goodwill or other acquired intangible assets are impaired, thus resulting in an impairment charge in a future period.
In addition, these acquisitions involve risks that the acquired businesses will not perform in accordance with expectations; that we may become liable for unforeseen financial or business liabilities of the acquires businesses, including liabilities for failure to comply with applicable healthcare regulations; that the expected synergies associated with acquisitions will not be achieved; and that business judgments concerning the value, strengths and weaknesses of businesses acquired will prove incorrect, which could have a material adverse effect on our financial condition and results of operations.
If we are unable to protect the confidentiality of our trade secrets, know-how and other proprietary and internally developed information, the value of our technology could be adversely affected.
We may not be able to protect our trade secrets, know-how and other internally developed information adequately. Although we use reasonable efforts to protect this internally developed information and technology, our employees, consultants and other parties (including independent contractors and companies with which we conduct business) may unintentionally or willfully disclose our information or technology to competitors. Enforcing a claim that a third party illegally disclosed or obtained and is using any of our internally developed information or technology is difficult, expensive and time-consuming, and the outcome is unpredictable. We rely, in part, on non-disclosure, confidentiality and assignment-of-invention agreements with our employees, independent contractors, consultants and companies with which we conduct business to protect our internally developed information. These agreements may not be self-executing, or they may be breached and we may not have adequate remedies for such breach. Moreover, third parties may independently develop similar or equivalent proprietary information or otherwise gain access to our trade secrets, know- how and other internally developed information.
Negative publicity regarding the managed healthcare industry generally could adversely affect our results of operations or business.
Negative publicity regarding the managed healthcare industry generally may result in increased regulation and legislative review of industry practices that further increase our costs of doing business and adversely affect our results of operations or business by:
•	requiring us to change our products and services;
•
increasing the regulatory, including compliance, burdens under which we operate, which, in turn, may negatively impact the manner in which our Network Practices provide services and increase our costs of providing services;

•	adversely affecting our ability to market our products or services through the imposition of further regulatory restrictions; or
•	adversely affecting our ability to attract and retain patients.
Our managed clinics may be negatively impacted by weather and other factors beyond our control.
Our results of operations may be adversely impacted by adverse conditions affecting our managed clinics, including severe weather events such as hurricanes and flooding, natural disasters such as earthquakes and forest fires. In particular, Fort Myers, Florida where our headquarters are located, experienced significant damage in the wake of Hurricane Ian. We may not fully realize Ian’s impact on Fort Myers for some time, and Fort Myers is likely to be adversely impacted by other severe storms and/or hurricanes in the future. Our results of operations may also be adversely impacted by public health concerns such as contagious disease outbreaks, violence or threats of violence or other factors beyond our control that cause disruption of patient scheduling, displacement of patients, employees and care teams, or force certain of our managed clinics to close temporarily. Our future operating results may be adversely affected by these and other factors that disrupt the operation of our managed clinics.
Our investments in marketable securities are subject to certain risks which could affect our overall financial condition, results of operations, or cash flows.
We invest a portion of our available cash and cash equivalents by purchasing marketable securities in a managed portfolio and direct investments in a variety of debt securities, including corporate debt securities, municipal bonds, and U.S. government and agency debt securities. The primary objective of our investment activity is to maintain the safety of principal, preserve capital and provide for future liquidity requirements while maximizing yields without significantly increasing risk. Should any of our investments or marketable securities lose value or have their liquidity impaired, it could materially affect our overall financial condition. Additionally, should we choose or are required to sell these securities in the future at a loss, our consolidated operating results or cash flows may be materially and adversely affected.
Inflation may adversely affect us by materially increasing our costs.
Recently, inflation has increased throughout the U.S. economy. Inflation can adversely affect us by materially increasing the costs of drugs and medical supplies, labor, administration and other costs of doing business. We may experience material increases in the cost of labor due to a nationwide shortage of nurses and other clinical staff. In an inflationary environment, cost increases may materially outpace our expectations, causing us to use our cash and other liquid assets faster than forecasted. Our ability to pass on increased costs associated with providing healthcare to Medicare and Medicaid patients is limited due to various federal, state and local laws which have been enacted that, in certain cases, limit our ability to increase prices. If this happens, we may need to raise additional capital to fund our operations, which may not be available in sufficient amounts or on reasonable terms, if at all, sooner than expected. The Company minimizes the impacts of inflation by maintaining strong relationships with its suppliers and renegotiating payor contracts where possible
Risks Related to Our Regulatory Environment
We are dependent on our relationships with our Network Practices to provide healthcare services, and our business would be harmed if those relationships were disrupted or if our arrangements with our Network Practices become subject to legal challenges.
Our contractual relationships with our Network Practices may implicate certain state laws that generally prohibit non-professional entities from providing licensed medical services or exercising control over licensed physicians or other healthcare professionals (such activities generally referred to as the “corporate practice of medicine”) or engaging in certain practices such as fee-splitting with such licensed professionals. The interpretation and enforcement of these laws vary significantly from state to state. There can be no assurance that these laws will be interpreted in a manner consistent with our practices or that other laws or regulations will not be enacted in the future that could have a material and adverse effect on our business, financial condition and results of operations. Regulatory authorities, state boards of medicine, state attorneys general and other parties may assert that, despite the agreements through which we operate, we are engaged in the provision of medical services and/or that our arrangements with our Network Practices constitute unlawful fee-splitting. If a jurisdiction’s prohibition on the corporate practice of medicine or fee-splitting is interpreted in a manner that is inconsistent with our practices, we would be required to restructure or terminate our arrangements with our Network Practices to bring our activities into compliance with such laws. A determination of non-compliance, or the termination of or failure to successfully restructure these relationships could result in disciplinary action, penalties, damages, fines, and/or a loss of revenue, any of which could have a material and adverse effect on our business, financial condition and results of operations. State corporate practice of medicine and fee-splitting prohibitions also often impose penalties on healthcare professionals for aiding in the improper rendering of professional services, which could discourage physicians and other healthcare professionals with whom we contract from providing clinical services.
Our managed clinics and our Network Practices providing professional services at such clinics may become subject to medical liability claims, which could have a material adverse impact on our business.
Our business entails the risk of medical liability claims against us, our Network Practices and their clinicians. Although we, our Network Practices and their clinicians carry insurance covering medical malpractice claims in amounts that we believe are appropriate in light of the risks attendant to our business, successful medical liability claims could result in substantial damage awards that exceed the limits of our and our clinicians’ insurance coverage, and/or plaintiffs in these matters may request punitive or other damages that may not be covered by insurance. In addition, professional liability insurance is expensive and insurance premiums may increase significantly in the future, particularly as we expand our services. As a result, adequate professional liability insurance may not be available to our clinicians, our affiliated practices or to us in the future at acceptable costs or at all.
Any claims made against us or our Network Practices that are not fully covered by insurance could be costly to defend, result in substantial damage awards against us and divert the attention of our management and our Network Practices from our operations, which could have a material adverse effect on our business, financial condition and results of operations. In addition, any claims may adversely affect our business or reputation.
If there is a change in accounting standards by the Financial Accounting Standards Board (“FASB”) or the interpretation thereof affecting consolidation of entities, it could have a material adverse effect on our consolidation of total revenues derived from our Network Practices.
Our financial statements are consolidated in accordance with applicable accounting standards and include the accounts of our Network Practices, which we manage under long-term management services agreements but are not owned by us. Such consolidation for accounting and/or tax purposes does not, is not intended to, and should not be deemed to, imply or provide us any control over the medical decisions of our Network Practices. In the event a change in accounting standards promulgated by the FASB or in interpretation of its standards, we may not be permitted to continue to consolidate the total revenues of such practices, which would negatively affect the market price of our common stock.

Our managed clinics and our Network Practices may be subject to third-party payor audits, which, if adversely determined against us or our Network Practices, may have a material effect on our results of operations and financial condition.
As a result of our Network Practices’ participation in the Medicare and Medicaid programs, our managed clinics and our Network Practices are subject to various governmental inspections, reviews, audits and investigations to verify our compliance with these programs and applicable laws and regulations.
Payors may also reserve the right to conduct audits. We also periodically conduct internal audits and reviews of our regulatory compliance. An adverse inspection, review, audit or investigation could result in:
•	refunding amounts we have been paid pursuant to the Medicare or Medicaid programs or from payors;
•	state or federal agencies imposing fines, penalties and other sanctions on us;
•	temporary suspension of payment for new patients to the facility or agency;
•	decertification or exclusion from participation in the Medicare or Medicaid programs or one or more payor networks;
•	self-disclosure of violations to applicable regulatory authorities;
•	damage to our reputation;
•	the revocation of a facility’s or agency’s license; and
•	loss of certain rights under, or termination of, our contracts with payors.
If adverse inspections, reviews, audits or investigations occur and any of the results noted above occur, it could have a material adverse effect on our business and operating results. Furthermore, the legal, document production and other costs associated with complying with these inspections, reviews, audits or investigations could be significant.
We are subject to extensive fraud, waste, and abuse laws that may give rise to federal and state audits, investigations, lawsuits and claims against us, the outcome of which may have a material adverse effect on our business, financial condition, cash flows, or results of operations.
The U.S. healthcare industry is heavily regulated and closely scrutinized by federal, state and local governments. Comprehensive statutes and regulations govern the manner in which we provide and bill for services and collect reimbursement from governmental programs and private payors, our contractual relationships and arrangements with healthcare providers and vendors, our marketing activities and other aspects of our operations. Of particular importance are:
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the federal Anti-Kickback Statute, or AKS, which prohibits the knowing and willful offer, payment, solicitation or receipt of any bribe, kickback, rebate or other remuneration for referring an individual, in return for ordering, leasing, purchasing or recommending or arranging for or to induce the referral of an individual or the ordering, purchasing or leasing of items or services covered, in whole or in part, by any federal healthcare program, such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation;

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the federal physician self-referral law, the Stark Law, which, subject to limited exceptions, prohibits physicians from referring Medicare or Medicaid patients to an entity for the provision of certain designated health services, or DHS, if the physician or a member of such physician’s immediate family has a direct or indirect financial relationship (including an ownership interest or a compensation arrangement) with the entity, and prohibits the entity from billing Medicare or Medicaid for such DHS;

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the federal False Claims Act, or FCA, which imposes civil and criminal liability on individuals or entities that knowingly submit false or fraudulent claims for payment to the government or knowingly make, or cause to be made, a false statement in order to have a false claim paid, including qui tam or whistleblower suits. There are many potential bases for liability under the FCA. The government has used the FCA to prosecute Medicare and other government healthcare program fraud such as coding errors, billing for services not provided, and providing care that is not medically necessary or that is substandard in quality. In addition, the government may assert that a claim including items or services resulting from a violation of the AKS or Stark Law constitutes a false or fraudulent claim for purposes of the FCA;

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the Civil Monetary Penalties Law, which prohibits, among other things, an individual or entity from offering remuneration to a federal healthcare program beneficiary that the individual or entity knows or should know is likely to influence the beneficiary to order or receive healthcare items or services from a particular provider. We may also be subject to civil monetary penalties and other sanctions under the statute if we or our Network Practices hire or contract with any individuals or entities that are or become excluded from government healthcare programs, for the provision of items or services for which payment may be made under such programs;

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the criminal healthcare fraud provisions of HIPAA and related rules that prohibit knowingly and willfully executing a scheme or artifice to defraud any healthcare benefit program or falsifying, concealing or covering up a material fact or making any material false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the AKS, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation;

•	reassignment of payment rules that prohibit certain types of billing and collection practices in connection with claims payable by the Medicare or Medicaid programs;
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similar state law provisions pertaining to anti-kickback, self-referral and false claims issues, some of which may apply to items or services reimbursed by any payor, including patients and commercial insurers;

•	laws that regulate debt collection practices;
•	a provision of the Social Security Act that imposes criminal penalties on healthcare providers who fail to disclose, or refund known overpayments;
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federal and state laws that prohibit providers from billing and receiving payment from Medicare and Medicaid for services unless the services are medically necessary, adequately and accurately documented, and billed using codes that accurately reflect the type and level of services rendered;

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federal and state laws and policies that require healthcare providers to maintain licensure, certification or accreditation to enroll and participate in the Medicare and Medicaid programs, to report certain changes in their operations to the agencies that administer these programs and, in some cases, to re- enroll in these programs when changes in direct or indirect ownership occur;

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federal and state laws pertaining to the provision of services by nurse practitioners and physician assistants in certain settings, physician supervision of those services, and reimbursement requirements that depend on the types of services provided and documented and relationships between physician supervisors and nurse practitioners and physician assistants; and

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Medicare and Medicaid regulations, manual provisions, local coverage determinations, national coverage determinations and agency guidance imposing complex and extensive requirements upon healthcare providers.

The laws and regulations in these areas are complex, changing and often subject to varying interpretations. As a result, there is no guarantee that a government authority will find that we or our Network Practices are in compliance with all such laws and regulations that apply to our business. Further, because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of the business activities undertaken by us or our Network Practices could be subject to challenge under one or more of these laws, including, without limitation, patient assistance programs that waive or reduce the patient’s obligation to pay copayments, coinsurance or deductible amounts owed for the services provided to them if they meet certain financial need criteria. If we or our Network Practices’ operations are found to be in violation of any of such laws or any other governmental regulations that apply, we may be subject to significant penalties, including, without limitation, administrative, civil and criminal penalties, damages, fines, disgorgement, the curtailment or restructuring of operations, integrity oversight and reporting obligations, exclusion from participation in federal and state healthcare programs and imprisonment. In addition, any action against us or our Network Practices for violation of these laws or regulations, even if successfully defended against, could cause us to incur significant legal expenses, divert our management’s attention from the operation of our business and result in adverse publicity, or otherwise experience a material adverse impact on our business, results of operations, financial condition, cashflows, reputation as a result.

If any of our managed clinics or Network Practices lose their regulatory licenses, permits and/or accreditation status, or become ineligible to receive reimbursement under Medicare or Medicaid or other third-party Payors, there may be a material adverse effect on our business, financial condition, cash flows, or results of operations.
The operations of our managed clinics through our Network Practices are subject to extensive federal, state and local regulation relating to, among other things, the adequacy of medical care, equipment, personnel, operating policies and procedures, dispensing of prescription drugs, fire prevention, rate-setting and compliance with building codes and environmental protection. Our managed clinics and Network Practices are also subject to extensive laws and regulation relating to facility and professional licensure, conduct of operations, including financial relationships among healthcare providers, Medicare and Medicaid fraud and abuse and physician self-referrals, and maintaining updates to our Network Practices’ enrollment in the Medicare and Medicaid programs, including addition of new clinic locations, providers and other enrollment information. Our managed clinics and Network Practices are subject to periodic inspection by licensing authorities and accreditation organizations to assure their continued compliance with these various standards. There can be no assurance that these regulatory authorities will determine that all applicable requirements are fully met at any given time. Should any of our managed clinics or Network Practices be found to be noncompliant with these requirements, we or our Network Practices could be assessed fines and penalties, could be required to refund reimbursement amounts or could lose our licensure or Medicare and/or Medicaid certification or accreditation so that we or our Network Practices are unable to receive reimbursement from such programs and possibly from other third-party payors, any of which could materially adversely affect our business, financial condition, cash flows or results of operations.
If we or our Network Practices fail to comply with applicable data interoperability and information blocking rules, our consolidated results of operations could be adversely affected.
The 21st Century Cures Act (the “Cures Act”), which was signed into law in December 2016, includes provisions related to data interoperability, information blocking and patient access. In May 2020, the HHS Office of the National Coordinator for Health Information Technology, or ONC, and CMS published the Cures Act final rule, which was intended to clarify provisions of the Cures Act regarding interoperability and information blocking, and include, among other things, requirements surrounding information blocking, changes to ONC’s health IT certification program and requirements that CMS-regulated payors make relevant claims/care data and provider directory information available through standardized patient access and provider directory application programming interfaces, or APIs, that connect to provider electronic health record systems, or EHRs. The final rule will transform the way in which healthcare providers, health IT developers, health information exchanges/health information networks, or HIEs/HINs, and health plans share patient information, and create significant requirements for healthcare industry participants. For example, the final rule, which went into effect on April 5, 2021, prohibits healthcare providers, health IT developers of certified health IT, and HIEs/HINs from engaging in practices that are likely to interfere with, prevent, materially discourage, or otherwise inhibit the access, exchange or use of electronic health information, or EHI, also known as “information blocking.” To further support access and exchange of EHI, the final rule identifies eight “reasonable and necessary activities” as exceptions to information blocking activities, as long as specific conditions are met. Any failure to comply with these rules could have a material adverse effect on our business, results of operations and financial condition.
Actual or perceived failures to comply with applicable data protection, privacy and security, advertising and consumer protection laws, regulations, standards and other requirements could adversely affect our business, financial condition and results of operations.
We and our Network Practices collect, receive, generate, use, process, and store significant and increasing volumes of sensitive information, such as employee, individually identifiable health information and other personally identifiable information. We and our Network Practices are subject to a variety of federal and state laws and regulations, as well as contractual obligations, relating to the collection, use, storage, retention, security, disclosure, transfer, return, destruction and other processing of personal information, including health-related information. Enforcement actions and consequences for noncompliance with such laws, directives and regulations are rising, and the regulatory framework for privacy, data protection and data transfers is complex and rapidly evolving and is likely to remain uncertain for the foreseeable future.
In the United States, numerous such federal and state laws and regulations, including data breach notification laws, health information privacy laws, and consumer protection laws and regulations, including those that govern the collection, use, disclosure, and protection of health-related and other personal information, could apply to our operations or the operations of our Network Practices. For example, the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and regulations implemented thereunder, which we refer to collectively as HIPAA, imposes privacy, security and breach notification obligations on certain health care providers, health plans, and health care clearinghouses, known as covered entities, as well as business associates that perform certain services that involve creating, receiving, maintaining or transmitting individually identifiable health information for or on behalf of such covered entities. HIPAA requires covered entities, such as our Network Practices, and business associates, such as us, to develop and maintain policies with respect to the protection of, use and disclosure of protected health information, or PHI, including the adoption of administrative, physical and technical safeguards to protect such information, and certain notification requirements in the event of a data breach.
Entities that are found to be in violation of HIPAA as the result of a breach of unsecured PHI, a complaint about privacy practices or an audit by HHS, may be subject to significant civil, criminal and administrative fines and penalties and/or additional reporting and oversight obligations if required to enter into a resolution agreement and corrective action plan with HHS to settle allegations of HIPAA non-compliance. HIPAA also authorizes state Attorneys General to file suit on behalf of their residents. Courts may award damages, costs and attorneys’ fees related to violations of HIPAA in such cases. While HIPAA does not create a private right of action allowing individuals to sue us in civil court for violations of HIPAA, its standards have been used as the basis for duty of care in state civil suits such as those for negligence or recklessness in the misuse or breach of PHI. Enforcement actions by HHS or state Attorneys General could result in significant financial liability and reputational harm, in addition to depleting financial resources.
Numerous other state and federal laws, including consumer protection laws and regulations, govern the collection, dissemination, use, access to, confidentiality, security and processing of personal information, including health-related information, some of which are more stringent than HIPAA and many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts. In addition, these laws and regulations in many cases are more restrictive than, and may not be preempted by, HIPAA and may be subject to varying interpretations by courts and government agencies.
Laws in all 50 states and other United States territories have been enacted that may require businesses to provide notice to regulators or to individuals whose personal information has been accessed without authorization or disclosed as a result of a data breach. Such laws are not always consistent, and compliance in the event of a widespread data breach is costly and may be challenging. We also may be contractually required to comply with various requirements relating to privacy and security of personal information and to provide notice or take other actions in connection with a data breach, and failures to comply with such contractual requirements could result in potential contractual liability. Although we may have certain contractual protections in our contracts with third parties, such contractual protections may not be sufficient to adequately protect us from potential liability, potential harm to our reputation or the need to expend significant resources on data security and responding to an actual or perceived data breach.
States are also constantly amending existing laws, requiring attention to frequently changing requirements, and we expect these changes to continue. For example, in June 2018, California enacted the California Consumer Privacy Act, or the CCPA, which became effective on January 1, 2020, and, among other things, requires covered companies to provide disclosures to California consumers, and affords such consumers certain data protection rights, including the ability to opt-out of certain sales of personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for certain data breaches that result in the loss of personal information that may increase data breach litigation. While the CCPA includes certain exceptions for health-related information, including PHI, it still may require us to modify our data practices and policies and to incur substantial costs and expenses in an effort to comply. Further, the California Privacy Rights Act, or CPRA, recently passed in California. The CPRA will impose additional data protection obligations on covered businesses, including additional consumer rights processes, limitations on data uses, new audit requirements for higher risk data, and opt outs for certain uses of sensitive data. It will also create a new California data protection agency authorized to issue substantive regulations and could result in increased privacy and information security enforcement. The majority of the provisions went into effect on January 1, 2023, and additional compliance investment and potential business process changes may be required.
As required by certain laws, we publicly post documentation regarding our privacy practices concerning the collection, processing, use and disclosure of certain data. The publication of our privacy policy and other documentation that provide promises and assurances about privacy and security can subject us to potential state and federal action if they are found to be deceptive, unfair, or misrepresentative of our actual practices. In addition, although we endeavor to comply with our published policies and documentation, individuals could allege we have failed to do so, or we may at times actually fail to do so despite our efforts. Any failure by us, our third-party service providers or other parties with whom we do business to comply with this documentation or with laws or regulations applicable to our business could result in proceedings against us by governmental entities or others.
In addition, the Federal Trade Commission, or the FTC, expects a company’s data security measures to be reasonable and appropriate in light of the sensitivity and volume of consumer information it holds, the size and complexity of its business, and the cost of available tools to improve security and reduce vulnerabilities. Our failure to take any steps perceived by the FTC as appropriate to protect consumers’ personal information may result in claims by the FTC that we have engaged in unfair or deceptive acts or practices in violation of Section 5(a) of the FTC Act. State consumer protection laws provide similar causes of action for unfair or deceptive practices for alleged privacy, data protection and data security violations.
In addition to government regulation, privacy advocates and industry groups may propose self- regulatory standards from time to time. These and other industry standards may legally or contractually apply to us, or we may elect to comply with such standards or to facilitate our customers’ compliance with such standards. We expect that there will continue to be new proposed laws and regulations concerning privacy, data protection, and information security, and we cannot yet determine the impact such future laws, regulations, and standards may have on our business. New laws, amendments to or re-interpretations of existing laws and regulations, industry standards, contractual and other obligations may require us to incur additional costs and restrict our business operations. Because the interpretation and application of laws, standards, contractual and other obligations relating to privacy and data protection are still uncertain and changing, it is possible that these laws, standards, contractual and other obligations may be interpreted and applied in a manner that is inconsistent with our data management practices, our privacy, data protection or data security policies or procedures or the features of our technology. If so, in addition to the possibility of fines, lawsuits, regulatory investigations, imprisonment of company officials and public censure, other claims and penalties, significant costs for remediation and damage to our reputation, we could be required to fundamentally change our business activities and practices or modify our technology, any of which could adversely affect our business. We may be unable to make such changes or modifications in a commercially reasonable manner, or at all, and our ability to develop new software or provide new services could be limited. Any inability to adequately address privacy, data protection or information security-related concerns, even if such concerns are unfounded, or to successfully negotiate privacy, data protection or information security- related contractual terms with customers, or to comply with applicable laws and regulations, or our policies relating to privacy, data protection, and information security, could result in additional cost and liability to us, harm our reputation and brand, and adversely affect our business, financial condition and results of operations.
We and our Network Practices are subject to federal, state and local laws and regulations that govern our business. These include regulations of our employment practices, including minimum wage, living wage, and paid time-off requirements, permitting and licensing, employee health and safety and the storage, treatment and disposal of waste. Failure to comply with these laws and regulations, or changes to these laws and regulations that increase our expenses, could adversely impact our operations.
We and our Network Practices are required to comply with all applicable federal, state and local laws and regulations related to the operation of our business. These regulations include regulations governing our Network Practices’ dispensary services, the construction, the use of our managed clinics and the treatment of hazardous waste or drug products. Changes in regulations or new regulations could increase our costs, cause our Network Practices to lose licenses or accreditations or otherwise harm our business or the business of our Network Practices.
We and our Network Practices are required to comply with all applicable federal, state and local laws and regulations relating to employment, including occupational safety and health requirements, wage and hour and other compensation requirements, employee benefits, providing leave and sick pay, employment insurance, proper classification of workers as employees or independent contractors, immigration and equal employment opportunity laws. These laws and regulations can vary significantly among jurisdictions and can be highly technical. Costs and expenses related to these requirements are a significant operating expense and may increase as a result of, among other things, changes in federal, state or local laws or regulations, or the interpretation thereof, requiring employers to provide specified benefits or rights to employees, increases in the minimum wage and local living wage ordinances, increases in the level of existing benefits or the lengthening of periods for which unemployment benefits are available. We may not be able to offset any increased costs and expenses. Furthermore, any failure to comply with these laws requirements, including even a seemingly minor infraction, can result in significant penalties which could harm our reputation and have a material adverse effect on our business.
Future changes to applicable tax laws and regulations and/or their interpretation may have an adverse effect on our business, financial condition and results of operations. Tax rules and regulations are subject to interpretation and require judgment by us that may be successfully challenged by the applicable taxation authorities upon audit, which could result in additional tax liabilities.
Changes in tax laws or their interpretation could decrease the amount of revenues we receive, the value of any tax loss carry-forwards and tax credits recorded on our balance sheet and the amount of our cash flow, and adversely affect our business, financial condition or results of operations. In addition, other factors or events, including business combinations and investment transactions, changes in the valuation of our deferred tax assets and liabilities, adjustments to taxes upon finalization of various tax returns or as a result of deficiencies asserted by taxing authorities, increases in expenses not deductible for tax purposes, changes in available tax credits, other changes in the apportionment of our income, and changes in tax rates, could also increase our future effective tax rate.
In addition, our effective tax rate and tax liability are based on the application of current income tax laws, regulations and treaties. These laws, regulations and treaties are complex, and the manner which they apply to us and our diverse set of business arrangements is often open to interpretation, and can require us to take positions regarding the interpretation of applicable rules or the valuation of our assets that are subject to material uncertainty. Significant management judgment is required in determining our provision for taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. The proper tax treatment or characterization of the transactions we undertake is often subject to significant uncertainty, and the resolution of any related issues could affect the withholding tax liabilities to which we are subject or the tax deductions that we are able to claim. The tax authorities could challenge our interpretation of laws, regulations and treaties or the positions that we have taken regarding the valuation of our assets, resulting in additional tax liability or adjustment to our income tax provision.
Our tax filings are subject to review or audit by various taxing authorities. As discussed above, we exercise significant judgment in determining our provision for taxes and, in the ordinary course of our business, there may be transactions and calculations where the proper tax treatment is uncertain. We may also be liable for taxes in connection with businesses we acquire. Our determinations are not binding on the IRS or any other taxing authorities, and accordingly the final determination in an audit or other proceeding may be materially different than the treatment reflected in our tax provisions, accruals and returns. An assessment of additional taxes because of an audit could have a material adverse effect on our business, financial condition, results of operations and cash flows.
New income, sales, use or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time, or interpreted, changed, modified or applied adversely to us, any of which could adversely affect our business operations and financial performance. We are unable to predict what changes will occur and, if so, the ultimate impact on its business. To the extent that such changes have a negative impact on us, they may materially and adversely impact its business, financial condition, results of operations and cash flows.
Risks Related to Operating as a Public Company
The requirements of being a public company, including maintaining adequate internal control over our financial and management systems, may strain our resources, divert management’s attention, make us incur increased costs, and affect our ability to attract and retain executive management and qualified board members.
As a public company we will incur significant legal, accounting, and other expenses that we did not incur as a private company. We are subject to reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the rules subsequently implemented by the SEC, the rules and regulations of the listing standards of Nasdaq and other applicable securities rules and regulations. Stockholder activism, the current political and social environment, and the current high level of government intervention and regulatory reform, may lead to substantial new regulations and disclosure obligations, which will likely result in additional compliance costs and could impact the manner in which we operate our business in ways we cannot currently anticipate.
Our management team has limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition and results of operations. Although we have already hired additional employees to assist us in complying with these requirements, our finance team is small and we may need to hire more employees in the future, or engage outside consultants, which will increase our operating expenses. We also expect that being a public company and complying with applicable rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantially higher costs to obtain and maintain the same or similar coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors and qualified executive officers.
Compliance with these rules and regulations may strain our financial and management systems, internal controls, and employees. The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results. Moreover, the Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures, and internal control, over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures, and internal control over, financial reporting to meet this standard, significant resources and management oversight may be required. If we encounter additional material weaknesses or deficiencies in our internal control over financial reporting, we may not detect errors on a timely basis and our consolidated financial statements may be materially misstated. Effective internal control is necessary for us to produce reliable financial reports and is important to prevent fraud.
As a public company listed in the United States, we will incur significant additional legal, accounting and other costs. These additional costs could negatively affect our financial results. In addition, changing laws, regulations and standards relating to corporate governance and public disclosure, including regulations implemented by the SEC and Nasdaq, may increase legal and financial compliance costs and make some activities more time- consuming. These laws, regulations and standards are subject to varying interpretations and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If, notwithstanding our efforts to comply with new laws, regulations and standards, we fail to comply, regulatory authorities may initiate legal proceedings against us and our business may be harmed.
Due to our annual gross revenues exceeding $1.235 billion in 2023, we lost our eligibility to qualify as an emerging growth company. Although we lost our eligibility to qualify as an emerging growth company, our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting in this Annual Report on Form 10-K because we are exempt from such requirement as a non-accelerated filer. If we lose our eligibility to qualify as a non-accelerated filer as of the next measurement date of June 30, 2024, we expect that, for the annual report on Form 10-K for the fiscal year ending December 31, 2024, our independent registered public accounting firm will be required to formally attest to the effectiveness of our internal control over financial reporting. As a result, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Section 404. If we are not able to timely and effectively remediate the material weaknesses described above in this section, or if we identify one or more additional material weaknesses, it could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. As a result, the market price of our common stock could be negatively affected, and we could become subject to investigations by Nasdaq, the SEC or other regulatory authorities, which could require additional financial and management resources.
Failure to comply with these rules might also make it more difficult for us to obtain some types of insurance, including director and officer liability insurance, and we might be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on committees of our board of directors or as members of senior management.
The trading price of our Class A Common Stock may be volatile, and purchasers of our Class A Common Stock could incur substantial losses.
The trading price of our Class A Common Stock may be volatile. The stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may not be able to sell their common stock at or above the price paid for the shares. The market price for our Class A Common Stock may be influenced by many factors, including:
•	actual or anticipated variations in our operating results;
•	changes in financial estimates by us or by any securities analysts who might cover our shares;
•	conditions or trends in our industry;
•	changes as a result of the COVID-19 pandemic, international hostilities or similar macroeconomic events;
•	unfavorable general economic conditions, such as a recession or economic slowdown;
•	stock market price and volume fluctuations of comparable companies;
•	announcements by us or our competitors of new product or service offerings, significant acquisitions, strategic partnerships, or divestitures;
•	announcements of investigations or regulatory scrutiny of our operations or lawsuits filed against us;
•	capital commitments;
•	investors’ general perception of us and our business;
•	recruitment or departure of key personnel; and
•	sales of our common stock, including sales by our directors and officers or specific stockholders.
In addition, in the past, stockholders have initiated class action lawsuits following periods of volatility in the market prices of these companies’ stock. Such litigation, if instituted against us, could cause us to incur substantial costs and divert management’s attention and resources from our business.
Anti-takeover provisions in our organizational documents could delay or prevent a change of control.
Certain provisions of our Charter and Bylaws contain an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. These provisions provide for, among other things:
•	the division of our Board into three classes of directors, with each class serving a staggered three year term;
•	there is no cumulative voting with respect to the election of our Board;
•	the ability of our Board to issue one or more series of preferred stock;
•	advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at our annual meetings;
•	limiting the ability of stockholders to call special stockholder meetings;
•	limiting the ability of stockholders to act by written consent;
•	the ability of our Board to exclusively fill a vacancy created by the expansion of our Board or the resignation, death or removal of a director in certain circumstances;
•	providing that our Board is expressly authorized to adopt, amend, alter or repeal our bylaws;
•
providing that stockholders may amend the bylaws only by the affirmative vote of at least 66.7% of the voting power of all then outstanding shares of capital stock of AON entitled to vote generally in the election of directors, voting together as a single class; and

•	AON is subject to the provisions of Section 203 of the Delaware General Corporation Law (“DGCL”).
These anti-takeover provisions could make it more difficult for a third party to acquire us, even if the third party’s offer may be considered beneficial by many of our stockholders. As a result, our stockholders may be limited in their ability to obtain a premium for their shares. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire. See “Description of Securities.”

Our Charter designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.
Our Charter provides that, subject to limited exceptions, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of us, (ii) action asserting a claim of breach of a duty (including any fiduciary duty) owed by any current or former director, officer, stockholder, employee or agent of the Company to us or our stockholders, (iii) action asserting out of or relating to any provision of the DGCL, the Charter or the Bylaws or (iv) action asserting a claim governed by the internal affairs doctrine of the State of Delaware shall, to the fullest extent permitted by law. Our Charter will also provide that, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing, otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and to have consented to the provisions of the provisions of the Charter described above. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. This exclusive forum provision will not apply to claims under the Exchange Act, but will apply to actions arising under the Securities Act. Section 22 of the Securities Act, however, creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.
Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. If a court were to find these provisions of the Charter inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.
Risks Relating to Our Common Stock and Warrants
We were obligated to register for resale a substantial amount of our securities in the public market (including the shares of Class A Common Stock issuable upon exercise of our warrants, conversion of our Class B Common Stock, or conversion of our Series A Preferred Stock), and the future resale of such securities or the perception that such sales may occur, may cause the market price of our securities to decline significantly.
We were obligated to register for resale a substantial amount of our securities in the public market and such securities represent approximately 412% of total AON Class A Common Stock outstanding as of April 16, 2024. The amount of Class A Common Stock offered for resale exceeds the number of shares of Class A Common Stock currently outstanding because a significant portion of the shares of Class A Common Stock registered and offered for resale is not currently outstanding and are issuable upon the exercise of warrants, conversion of our Class B Common Stock, or conversion of our Series A Preferred Stock. The sale of these securities in the public market, or the perception that holders of a large number of securities intend to sell their securities, could reduce the market price of our Class A Common Stock and public warrants.
As of March 20, 2024, lock-up restrictions with respect to the AON LLC equity stockholders for whom 28,109,796 shares are registered for resale, have expired, and AON LLC equity holders may convert their AON LLC common units and Class B Common Stock for up to an aggregate of 28,109,796 shares of Class A Common Stock. Furthermore, the Sponsors and its permitted transferees for whom 14,450,833 shares are registered for resale, are currently prohibited from transferring its shares of Class A Common Stock for a period of 12 months following the Closing Date. The market price of our Class A Common Stock could decline if the holders of our Class A Common Stock sell such shares or are perceived by the market as intending to sell them.
Certain existing stockholders purchased our shares at a price below the current trading price of such shares, and may experience a positive rate of return based on the current trading price. Other investors and stockholders may not experience a similar rate of return.
The Sponsor paid the nominal price of $0.003 per share for the shares of Class A Common Stock held by it and $1.50 per private placement warrant as of March 12, 2021. The shares held by the Sponsor and its permitted transferees (including 2,839,375 Earnout Shares, which are subject to vesting) represent approximately 87% of the total outstanding shares of the Company’s Class A Common Stock. If the Sponsor exercised its 6,113,333 private placement warrants, the Sponsor would own an aggregate of 14,450,833 shares of our Class A Common Stock, or approximately 92% of our outstanding Class A Common Stock. As a result of these nominal prices compared with the market prices of our Class A Common Stock and public warrants, which as of April 22 2024, were $4.82 per share and $0.30 per warrant, respectively, the Sponsor is likely to earn a positive return on its investment even if other holders of shares of Class A Common Stock, including our public stockholders, experience a negative return on their investment in the Company’s securities. Based on the closing price as of April 22, 2024 of $4.82 per share, the Sponsor and its permitted transferees could earn a profit of $40.2 million (assuming full vesting of the Earnout Shares). Based on the closing price of $0.30 per warrant, the Sponsor and its permitted transferees will not earn a profit on the sale of the private placement warrants, but if the trading price of the warrant exceeds the $1.50 price that the Sponsor paid for the private placement warrants, the Sponsors and its permitted transferees may realize a profit. As a result, the market price of our Class A Common Stock may be depressed because the Sponsor paid approximately $0.003 per share for its Founder Shares. The Sponsor and its permitted transferees may be incentivized to sell its securities when others are not. Other stockholders and investors may not experience a similar rate of return.
Because we do not anticipate paying any cash dividends in the foreseeable future, capital appreciation, if any, would be your sole source of gain.
We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. As a result, capital appreciation, if any, of Class A Common Stock would be your sole source of gain on an investment in such shares for the foreseeable future.
A market for our securities may not continue, which would adversely affect the liquidity and price of its securities.
The price of our securities may continue to fluctuate significantly. An active trading market for our securities may never develop or, if developed, it may not be sustained. In addition, the price of our securities can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities are not listed on, or become delisted from Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.
Nasdaq may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in its securities and subject us to additional trading restrictions.
Currently, Class A Common Stock and public warrants are listed on Nasdaq under the symbols “AONC” and “AONCW.” In order to continue the list of these securities on Nasdaq, we are required to maintain certain financial, distribution and stock price levels. Generally, we are required to maintain a public float of $500,000, a minimum market capitalization of $1,000,000 and a minimum number of holders of our securities (generally 300 round lot stockholders). If Nasdaq delists our securities from trading on its exchange and we are not able to list its securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:
•	a limited availability of market quotations for our securities;
•	reduced liquidity for our securities;
•
a determination that Class A Common Stock is a “penny stock” which will require brokers trading in Class A Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•	a limited amount of news and analyst coverage; and
•	a decreased ability to issue additional securities or obtain additional financing in the future.
The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Since Class A Common Stock and public warrants are listed on Nasdaq, they are covered securities. However, if our securities were no longer listed on Nasdaq, they would not be covered securities and we would be subject to regulation in each state in which we offer our securities.

Our warrants may never be in the money, and they may expire worthless.
The exercise price for our public warrants is $11.50 per share, and the exercise price for our private placement warrants is $11.50 per share (each as subject to adjustment as described herein), which exceeds the market price of Class A Common Stock, which was $4.82 per share based on the closing price of Class A Common Stock on Nasdaq on April 22, 2024. If all of our public warrants were exercised in full for cash, we would receive an aggregate of approximately $95.9 million. If all of our public warrants and private placement warrants were exercised in full for cash, we would receive an aggregate of approximately $166.2 million. We do not expect warrant holders to exercise their warrants and, therefore, we do not expect to receive cash proceeds from any such exercise, for so long as the warrants remain out-of-the money. There can be no assurance that the public warrants will ever be in the money prior to their expiration and, as such, the warrants may expire worthless.
We may redeem unexpired public warrants prior to their exercise at a time that is disadvantageous to the warrant holders, thereby making the warrants worthless.
We may redeem outstanding warrants (excluding any private placement warrants held by the Sponsor or its permitted transferees) at any time after they become exercisable and prior to their expiration, at $0.01 per warrant, provided that the last reported sales price (or the closing bid price of Class A Common Stock in the event Class A Common Stock is not traded on any specific trading day) of Class A Common Stock equals or exceeds $18.00 per-share for any 20 trading days within a 30 trading-day period ending on the third business day prior to the date we send proper notice of such redemption, provided that on the date we give notice of redemption and during the entire period thereafter until the time we redeem the warrants, there is an effective registration statement under the Securities Act covering the shares of Class A Common Stock issuable upon exercise of the warrants and a current prospectus relating to them is available. We also have the ability to redeem outstanding warrants (excluding any private placement warrants held by the Sponsor or its permitted transferees) at any time after they become exercisable and prior to their expiration, at $0.10; provided that (i) the last reported sales price of the Class A Common Stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations and the like) on each of 20 trading days within the 30 trading-day period ending on the third business day prior to the date on which AON sends proper notice of such redemption and (ii) if the last reported sales price of the Class A Common Stock is less than $18.00 per share, the Private Placement Warrants are also concurrently exchanged at the same price (equal to a number of shares of Class A Common Stock) as the outstanding Public Warrants; provided that on the date AON gives notice of redemption and during the entire period thereafter until the time AON redeems the warrants, AON has an effective registration statement under the Securities Act covering the shares of Class A Common Stock issuable upon exercise of the warrants and a current prospectus relating to them is available. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force a warrant holder: (i) to exercise its warrants and pay the exercise price therefore at a time when it may be disadvantageous for it to do so, (ii) to sell its warrants at the then-current market price when it might otherwise wish to hold its warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, will be substantially less than the market value of its warrants.
Warrants to purchase AON Class A Common Stock are exercisable, which could increase the number of shares eligible for future resale in the public market and result in dilution to its stockholders.
We have 8,337,500 public warrants and 6,113,333 private placement warrants outstanding, all of which are currently exercisable. Each public warrant entitles its holder to purchase one share of Common Stock at an exercise price of $11.50 per share, and each private placement warrant entitles its holder to purchase one share of Common Stock at an exercise price of $11.50 per share (subject to adjustment as described herein). To the extent warrants are exercised, additional shares of Common Stock will be issued, which will result in dilution to our then existing stockholders and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could depress the market price of Class A Common Stock.
Future offerings of debt or offerings or issuances of equity securities by us may adversely affect the market price of Class A Common Stock or otherwise dilute all other stockholders.
In the future, we may attempt to obtain financing or to further increase our capital resources by issuing additional shares of our Class A Common Stock or offering debt or other equity securities, including commercial paper, medium-term notes, senior or subordinated notes, debt securities convertible into equity or shares of preferred stock. We also expect to grant equity awards to employees, directors, and consultants under our stock incentive plans. Future acquisitions could require substantial additional capital in excess of cash from operations. We would expect to obtain the capital required for acquisitions through a combination of additional issuances of equity, corporate indebtedness and/or cash from operations.
Issuing additional shares of common stock or other equity securities or securities convertible into equity may dilute the economic and voting rights of our existing stockholders or reduce the market price of our Class A Common Stock or both. Upon liquidation, holders of such debt securities and preferred shares, if issued, and lenders with respect to other borrowings would receive a distribution of our available assets prior to the holders of our Class A Common Stock. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred shares, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of the Class A Common Stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing and nature of our future offerings.
The price of Class A Common Stock could decline if securities analysts do not publish research or if securities analysts or other third parties publish inaccurate or unfavorable research about us.
The trading market for Class A Common Stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no or few securities or industry analysts commence coverage of us, the trading price for Class A Common Stock could be negatively impacted. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us issue an adverse or misleading opinion regarding us, our business model or the performance of Class A Common Stock, or if our results of operations fail to meet the expectations of analysts, the price of Class A Common Stock would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.
We may be subject to securities litigation, which is expensive and could divert management’s attention.
The share price of our Class A Common Stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. AON may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on its business, financial condition, results of operations and prospects. Any adverse determination in litigation could also subject us to significant liabilities.

USE OF PROCEEDS
All of the shares of Common Stock and warrants offered by the Selling Securityholders will be sold by them for their respective accounts. We will not receive any of the proceeds from these sales. We will receive up to an aggregate of approximately $95.9 million from the exercise of all public warrants assuming the exercise in full of all such warrants for cash. Our warrants are currently “out-of-the money,” which means that the trading price of the shares of Class A Common Stock underlying our warrants is below the $11.50 exercise prices, as applicable (subject to adjustment as described herein), of the warrants. For so long as the warrants remain “out-of-the money,” we do not expect warrant holders to exercise their warrants and, therefore, we do not expect to receive cash proceeds from any such exercise. See the section entitled “Description of Securities—Warrants” for more information.
Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such warrants for general corporate purposes which may include acquisitions or other strategic investments.
The Selling Securityholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Securityholders in disposing of their shares of securities, and we will bear all other costs, fees and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

MARKET PRICE OF OUR COMMON STOCK AND WARRANTS AND DIVIDEND INFORMATION
Market Price of Our Common Stock and Warrants
Trading of our Class A Common Stock and warrants began on Nasdaq on September 21, 2023, under the ticker symbol “AONC” for common stock and “AONCW” for the warrants. Prior to the Business Combination, the DTOC Class A Common Stock, and DTOC Warrants traded under the ticker symbols “DTOC” and “DTOCW”, respectively, on Nasdaq. On April 22, 2024, the closing sale price of our Class A Common Stock was $4.82 per share and the closing price of our warrants was $0.30 per warrant.
Dividend Policy
We have not paid any cash dividends on our common stock to date and prior to the Business Combination, DTOC had not paid any dividends on its ordinary shares. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our board of directors. Our ability to declare dividends are limited by the terms of financing and other agreements.

BUSINESS
Overview
Since its inception, AON has offered a progressive model of physician-led, community-based oncology management. AON preserves and elevates community oncology by helping its physicians navigate the complex healthcare landscape, providing them an efficient platform to work autonomously and thrive, and most importantly, improving the quality of patient care that is being delivered. We are an alliance of physicians and veteran healthcare leaders partnering to ensure the long-term success and viability of oncology diagnosis and treatment in community-based settings. As of March 31, 2024, AON’s platform included practices in 91 locations across 20 states and the District of Columbia (“Network Practices”). Our robust platform provides oncology practices with comprehensive support, access to revenue-diversifying adjacent services and practice management expertise to empower physicians to make cancer care better for every patient.
Our mission is to provide the best cancer care that is affordable and close to where patients live and work. We believe the key to accessible and equitable healthcare lies in the strength of community healthcare practices and we are committed to closing the gap in cancer care to ensure every patient has access to the optimal care needed to help in their fight against cancer. To accomplish this, we have practices in some of the most densely populated cities as well as rural areas where medical resources are scarce. We deliver cancer care innovation by bringing new treatments to the forum and also by ensuring the access to the necessary adjacent services to provide comprehensive quality cancer care and preserving the delivery of personalized cancer care in the community oncology setting.
Through access to care-enhancing patient services such as a centralized specialty pharmacy, wide ranging clinical lab and pathology, a fully integrated technology platform anchored by an oncology-specific electronic medical record system, as well as a care management team and a variety of financial assistance programs, our patients receive expert cancer care at each of our clinics.
We provide patients a variety of services to enhance patient care throughout the healthcare journey: high-quality and timely laboratory services for routine and specialized testing; in-house professional and technical pathology providing complete, accurate and timely pathology reports; in-house specialty pharmacy with patient education, financial assistance, and 24/7 patient assistance; and care management support services including nutrition guidance.
As the future of healthcare continues to transition from volume to value, we are at the forefront of this initiative by ensuring care quality over care quantity and adopting a patient-first mentality. Through an integrated system of seamless communication, coordination and patient care for better health outcomes, AON practices benefit from decreased expenditures through the implementation of centralized administrative services, processes, and technologies designed to support effective decision-making such as optimal pricing on drugs and medical supplies. Our patients benefit through our 24/7 clinical care support leading to a reduction in unnecessary emergency room visits and admissions and enhanced care quality. Ultimately, the payors benefit from more efficient delivery of high-quality, comprehensive services comparable to any hospital system at a lower cost point.
Though our network spans the country, its clinicians are interconnected and focused on driving change not just at their local clinics, but throughout our network. Our Network Practices unite in collaboration through a physician advisory board, which acts as a liaison between AON management and our Network Practices so that we remain apprised of issues and opinions concerning our Network Practices. In addition, our Network Practices also remain at the forefront of new discoveries and findings by expanding and improving cancer treatment options for every patient through a pharmacy and therapeutics committee that continuously updates its formulary in real time as advanced therapeutics come to market and through participating in clinical research to ensure we remain on the cutting edge of cancer protocols. Patients benefit from convenient access to clinical trials that we participate in without the need to travel to large cities or tertiary cancer care facilities, and personalized care by matching a patient’s cancer to a tailored therapy using molecular profiling.
We have made significant investment in a resilient, integrated technology platform to support the practices which includes a fully-integrated electronic health record and a robust decision support tool and analytics engine. Our development of compliance materials ensures consistency and optimal patient experiences and meets or exceeds the Office of Inspector General (“OIG”) guidelines.

We believe that our position in the market and focus on elevating the state of oncology care with our affiliated providers bodes well for future growth. Our proprietary technology platform supports this growth and enables the Network Practices to standardize and deliver consistent care at scale. We believe that our model will support growth into new markets and allow us to continue to service more patients across the United States.
Market Overview
Our business is focused on caring for adult and senior populations with medical oncology and related care needs, including members of Medicare Advantage (“MA”) plan run by private insurance companies on behalf of the Centers for Medicare and Medicaid Services, or CMS, as well as traditional Fee-For-Service (“FFS”) Medicare, Medicaid, other government healthcare programs and commercial insurance populations.
As of As of March 31, 2024, AON’s platform included approximately 123 physicians and advanced practice providers across 91 locations in 20 states and the District of Columbia. We also operate a triple-accredited specialty pharmacy and a state of the art clinical laboratory. According to the Community Oncology Services Global Market Report 2023, the global community oncology services market size is expected to grow to $81.33 billion in 2027 at a compound annual growth rate (“CAGR”) of 10.9%. Furthermore, according to the BCC Research Global Oncology Pharmaceuticals Market Report, the oncology pharmaceuticals market, which is also a significant market of AON’s services, is currently a $177 billion industry and is expected to grow to $314 billion by 2026. This expanding market provides us with a substantial opportunity to grow in both our legacy, existing markets, as well as in our new expansion geographies.
Our Care Model
Since our founding, we have offered a progressive model of physician-led, community-based oncology management. It preserves and elevates community oncology by helping our physicians navigate the complex healthcare landscape, providing them an efficient platform to work autonomously and thrive, and most importantly, improving the quality of patient care that is being delivered. Our care model is focused on delivering personalized, evidenced-based care consistently and at scale. We seek to deliver better patient outcomes for lower costs, and to care for more of our payors’ patient populations. Our care model is team-focused and values-driven and promotes a culture of loyalty and trust from providers and staff, leading to strong clinical outcomes.

•	Continuously Supporting the Patient — Deliver results by providing compassionate oncology and hematology services with continued focus on the patient.
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Always Do the Right Thing — Committed to personal excellence, accountability, and integrity, abiding by the highest regulatory standards, performing in the most ethical manner, and taking responsibility for actions.

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Respectfully Engage — Foster positive relationships, encourage diversity of thought, and promote trust among teams and customers; encouraging healthy debate and respect for the thoughts and opinions of others; believing that talent, skills, and expertise are most important.

•	Exceed Expectations — Striving to provide excellence in all things; creating a standard of caring that goes above and beyond while embracing change in support of continuous improvement for patients.

Our Network Physician Practices
We operate our physician practices through management service agreements (“MSAs”) between American Oncology Management Company, LLC (“AOMC”), and American Oncology Partners, P.A. (“AON Partners”), and American Partners of Maryland, P.A. (“Partners of Maryland”). AOMC is a wholly owned subsidiary of the Company while AON Partners and Partners of Maryland are physician owned.
Under our MSAs, we have agreed to serve, on an exclusive basis, as manager and administrator of each our practice’s non-medical functions while healthcare services and items provided to patients are provided by physicians and other licensed healthcare providers employed by or under contract with a practice. Under the MSAs, the responsibilities of AOMC include, but are not limited to, negotiating provider and payor contracts, employment and compensation decisions, billing and collections, furnishing all supplies and equipment necessary for the respective practice’s operations as well as, necessary real estate, contracting on behalf of AON Partners and Partners of Maryland, entering into leases, holding a power of attorney to perform the above activities, preparing, maintaining and administering all accounting records (including financial reporting), expense payment, and maintenance of all information systems/software. Furthermore, the MSAs provide that AON Partners and Partners of Maryland have sole discretionary authority on decisions with respect to medical practice and shall be based on their professional judgment and in the best interests of patients. The MSAs also provide that AOMC will not interfere with AON Partners’ and Partners of Maryland’s decisions with respect to the supervision, selection, terms, conditions or obligations of their physicians and healthcare professionals. In addition, the MSAs provide that services provided by AOMC will comply with applicable federal and state requirements, as well as any accreditation and certification requirements applicable to medical practices.
We are paid a management fee to compensate AOMC for the services provided. The management fee has fixed and variable components and is negotiated and agreed upon on an annual basis by AOMC and AON Partners or Partners of Maryland, respectively. The fixed amount of the management fee to be agreed upon is based primarily on expenses incurred by AOMC in connection with providing management and administrative services to each of AON Partners’ and Partners of Maryland’s medical practices. The variable component of the management fee is based primarily on the volume of collections by AON Partners and Partners of Maryland and their respective profitability. The variable component of the management fee does not exceed 10% of the collections of our practices. In accordance with relevant accounting guidance, each of AON Partners and Partners of Maryland is determined to be a variable interest entity, or VIE, of AON because AON has the ability under the MSAs to direct the activities (except for clinical decisions) that most affect the economic performance and profitability of AON Partners and Partners of Maryland. Our MSAs with AON Partners or Partners of Maryland have five-year terms that automatically renew for successive five-year terms, unless terminated upon mutual agreement of the parties or unilaterally by a party following a material breach or commencement of bankruptcy or liquidation events by the other party, or a governmental or judicial termination order against a party.
Our Value Proposition
We believe we have developed a compelling value proposition for each of our patients, providers, and payors. We seek to provide high quality and lower cost care delivery through the following capabilities:
Patient
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Quality providers, continuous clinical improvements, and ancillary services such as clinical laboratory, professional and technical pathology services, oral oncolytic pharmacy, care management, and access to clinical trials set a high standard of patient care.

•	Optimization of centralized administrative services allows providers the opportunity to maximize time serving patients.
•	In addition to traditional oncology care, a focus on addressing patients’ mental and spiritual health.
•	Delivery of true Value Base Care (“VBC”) through participation in alternative payment models such as CMS’ Oncology Care Model.

Providers
•	Strong culture, based on a prominent clinical reputation, and attractive physician ownership model enable us to attract and retain the best providers in a competitive market.
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Proven practice management expertise, driving practice growth by providing outstanding administrative support including managed care services, drug procurement, and revenue cycle management, as well as a proprietary playbook on driving same store growth of new patients for AON practices.

•	Access to new revenue streams through centralized ancillaries such as clinical lab, pathology, and oral oncolytic pharmacy enables practice growth.
•	Favorable drug pricing through preferred vendor agreement with a major pharmaceutical distributor.
•	Differentiated, provider-centric culture attracts the industry’s leading providers.
•	96% Physician Quality Score according to CMMI (Center of Medicare and Medicaid Innovation).
Payors
•	Experienced and knowledgeable centralized Payor Strategy & Relations team coordinates with practices to maintain close relationships with all payors across the AON platform.
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Robust suite of solutions offered to practices driving cost savings for payors, addressing three cost drivers: 1) Variable use of drugs and diagnostics during treatment; 2) Deterioration of patient health between treatments; and 3) Ineffective interventions near the end of life.

•	Optimized management solutions generating operational efficiencies and cost savings shared with payors.
We strive to add value by consistently performing these activities effectively. The goal is a lower cost of care for the same or better clinical outcomes while providing a superior patient experience.
Growth Strategy and Opportunities
To date, we have achieved rapid growth through acquisition of existing practices and through organic growth of these practices after acquisition. Revenue has grown at a roughly 42% CAGR from 2019 to 2023.
Our practice footprint as of March 31, 2024, included approximately 123 physicians and advanced practice providers across 91 locations in 20 states and the District of Columbia.

WA
OR
CA
ID
NV
MT
WY
UT
AZ
CO
NM
ND
SD
NE
KS
OK
TX
MN
IA
MO
AR
LA
WI
IL
MI
IN
OH
KY
TN
MS
AL
GA
FL
SC
NC
VA
WV
PA
NY
VT
NH
MA
ME

We anticipate adding more managed practices in the future across our markets through acquisitions and through organic growth within existing practices.

Our go-to-market strategy focuses on demographic trends, secular tailwinds, and fragmented community-based oncology practices facing pricing pressures, as follows:
•	According to BCC Research, oncology medicine spending is forecasted to grow at a 12% long-term CAGR.
•	Recent treatments tailored to the specific genomic sequence of each patient’s tumor have continued to drive growth in the oncology market.
•	The number of cancer cases through 2040 is expected to grow five times faster than the population growth per the Journal of Clinical Oncology.
•	The oncology service market is vast and extremely fragmented in the U.S. Of the over 12,000 oncologists in the country, approximately 76% work in practices that employ between 1 – 5 oncologists.
We are well-positioned to capitalize on this growth opportunity given our hands-on, “Patient-First” model, practice revenue diversification offerings such as our in-house pathology lab, and our specialty pharmacy which can dispense over 96% of the oral oncolytics available in the market today. We have multiple strategies we believe can achieve long-term growth.
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Significant Growth Embedded Within Existing Business: Our existing physician base will continue to grow as AON drive deeper penetration of adjacent services and our physician recruitment team recruits new physicians to practices that are already part of the AON network. We have invested heavily in corporate infrastructure over the past two years, which should lead to significant operating leverage.

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New Service Line Growth: New service lines will drive growth from our existing physician base and attract new physicians to the network. A sample of such new services that have been recently implemented are as follows:

•	In December 2022, we launched our new AON Pharmacy MSA model that will offer potential AON practices access to pharmaceutical management and a la carte services.
•	We are initiating new revenue streams developed from clinical informatics and data licensing subscriptions.
•	Implementing new CMS-approved patient services including Principal Care Management (“PCM”), Transitional Care Management (“TCM”), and Chronic Care Management (“CCM”).
•	Participation in alternative payment models developed by CMMI and third-party payors.
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M&A Opportunities: We plan to pursue accelerated growth through acquisition with a more aggressive approach towards M&A. Access to the public markets allows us to pursue a broader M&A strategy and opening up the universe of potential targets. In addition, our more robust service offerings and flexibility in deal structuring will allow for acceleration of our M&A efforts.

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Expansion of research initiatives: We believe today’s research is tomorrow’s standard of care, accordingly, AON plans to expand our national research platform. Access to cutting edge clinical trials within the community setting will be critical to oncology research and drug development and AON practices have the best opportunity to offer patients access to such trials. We offer centralized administrative resources and innovative technology solutions that allows for the timely and efficient expansion in numbers of research investigators and clinical locations throughout the US. With a significant investment in our standardized technology platform, AON maintains the ability to collaborate closely with trial sponsors in order to timely identify patients for clinical trial accrual across our network.

Contracting
Governmental programs, such as Medicare and Medicaid, are collectively the largest payors for our affiliated practices and includes Managed Medicare and Medicaid programs whereby Medicare and Medicaid contract with third-party payors to administer health plans for their beneficiaries. Under such programs, physicians are reimbursed at negotiated rates rather than the Medicare fee schedule and the payor is a third-party, rather than Medicare and Medicaid itself.
Medicare reimbursement for physician services is based on a fee schedule, which establishes payment for a given service, in relation to actual resources used in providing the service, through the application of relative value units. The resources used are converted into a dollar amount of reimbursement through a conversion factor, which is updated annually by CMS, based on a formula.

Also, Medicare reimburses providers for oncology pharmaceuticals administered in our clinics based on the average sales price (“ASP”) for drugs plus a fixed percentage (adjusted for sequestration). Our ability to manage pharmaceutical acquisition costs and concentration of our purchases with a limited number of manufacturers is critical to our success. Nearly all of our pharmaceutical pricing advantage relative to other suppliers is derived from a limited number of drugs. Implementation of ASP-based reimbursement has reduced the amount of differential pricing that is available to us from pharmaceutical manufacturers, which is one of our key competitive strengths.
In addition to traditional FFS arrangements, we continue to explore several other forms of alternative payment models including value-based arrangements. Although many of these arrangements continue to be based on an FFS-based methodology, our affiliated providers are eligible to earn additional bonuses based on their ability to achieve oncology-specific clinical and other quality of care-based benchmarks as well as financial rewards often based on total cost of care. While these alternative value-based arrangements may not produce as much initial revenue, we believe this flexibility in contracting models will allow us to speed our expansion into new markets while preserving the value-based economics that are critical for our business’ growth and success.
Payor Relationships
We are attractive to physician practices because of our ability to efficiently manage payor relationships for our Network Practices. As is the case with many healthcare providers, our Network Practices seek payment for their services from a limited number of payors. We generally manage our Network Practices’ payor contracts on a state-by-state basis, entering into a separate contract in each state with the local affiliate of the relevant payor such that no one local payor contract accounts for a majority of our collective revenue. Our centralized Payor Strategy & Relations team coordinates with practices and fosters close relationships with all payors across the AON platform. Our solutions offer unique cost savings opportunities to payors, and our optimized revenue cycle management function generates operation efficiencies and cost savings that are shared with payors. We believe these factors make our practices attractive to payors. Our Network Practices have long-term contracts with many payors including some of the biggest and most respected names in healthcare, including Anthem and United Healthcare. Generally, the contracts with our payors are entered into on substantially consistent terms. These terms include the period of performance, reimbursement rates and termination clauses that are standard in the industry. For example, typically, many of our contracts are terminable for convenience by either the payor or us after a notice period has passed. Many of our payor contracts include cure periods for certain breaches, during which time we may attempt to resolve any issues that would trigger a payor’s ability to terminate the contract. Typically, contracts may be terminated immediately by the payor if we lose applicable licenses, go bankrupt, lose our liability insurance, become insolvent, file for bankruptcy or receive an exclusion, suspension or debarment from state or federal government authorities. We consider our relationships with our payors to be very strong.
Practice Structure, Staffing and Network Design
We have a standard clinic design and approach to staffing that we continually improve and refine.
Managed clinics average 6,200 square feet and typically offer services from up to 30 providers (physicians and advanced practice providers) per clinic. We have flexibility around clinic size to allow us to establish smaller clinics and part time staffing in areas where needed to ensure the Network Practices can meet patient needs under existing payor contracts. We group our managed clinics by geography into regions. We have operations teams managing our markets and regions allowing us to drive performance and scale efficiently.
Competition
The U.S. healthcare industry is highly competitive. We compete directly with national, regional, and local providers of healthcare for patients and physicians. Our primary competitors are traditional community oncology physician practices, local and national health systems and national oncology management service organizations such as US Oncology Network, Inc., and OneOncology, Inc. Similar to the Company, US Oncology Network, Inc. and OneOncology, Inc. each offers a nationwide oncology management platform that offers diagnostics, specialty pharmacies and clinical laboratories; however, we differentiate ourselves from these competitors in our management model. We give our network physicians a high level of autonomy with respect to their practice after joining our network as AON employed physicians. We believe this structure differentiates us from our competitors. Some of our competitors may have greater recognition and be more established in their respective communities than we are and may have greater financial and other resources than we have. Competing oncology care providers may also offer larger facilities or different programs or services than our Network Practices do, which, combined with the foregoing factors, may result in our competitors being more attractive to our current patients, potential patients, and referral sources. We believe the principal competitive factors for serving the healthcare market include patient experience, quality of care, health outcomes, total cost of care, brand identity and trust in that brand. We believe we compete favorably on all these factors within the markets we serve.
Government Regulation
Regulatory Licensing, Accreditation and Certification
Participants in the healthcare industry are required to comply with extensive government regulation at the federal, state and local levels. If we fail to comply with applicable laws and regulations, we may be subject to criminal penalties and civil sanctions, our providers could lose their licenses and we could lose our ability to participate in Medicare, Medicaid, and other government programs. These legal and regulatory standards address, among other issues, licensure, certification, and enrollment with government programs; the necessity and adequacy of medical care; quality of medical equipment and services; qualifications of medical and support personnel; operating policies and procedures; billing and coding for services; handling overpayments; classifications of levels of care provided; relationships with referral sources and referral recipients; maintenance of adequate records; rate-setting; building codes; environmental protection; privacy and security; interoperability and refraining from information blocking; debt collection; balance billing and billing for out-of-network services; and communications with patients and consumers.
Our clinics are subject to periodic inspection by federal, state, and local authorities to determine their compliance with applicable regulations and requirements necessary for licensing and certification. All of our clinics and providers are licensed under appropriate state laws and are qualified to participate in Medicare and Medicaid programs. Government regulations may change. If that happens, we may have to make changes to our facilities, equipment, personnel, and services so that our practices remain certified and qualified to participate in these programs. We believe that our practices are in substantial compliance with current federal, state, and local regulations and standards. We cannot be certain that governmental officials responsible for enforcing these laws or whistleblowers will not assert that we are in violation of them or that such statutes or regulations will be interpreted by the courts in a manner consistent with our interpretation.
State Corporate Practice of Medicine and Fee-Splitting Laws
Some states, including states where we operate, prohibit unlicensed persons or business entities, including corporations, from employing physicians. These prohibitions are generally referred to as prohibitions against the “corporate practice of medicine,” and their primary objective is to protect physicians’ independent medical judgment from the influence of corporate profit motives. Corporate practice of medicine doctrines vary from state to state, and can be found in a mix of state laws and regulations, case law and state attorney general opinions. But in virtually all (if not all) states, physicians are generally permitted to practice medicine through professional corporations or professional limited liability companies that restrict their ownership solely to licensed physicians.
Some states, including states where we operate, also have adopted laws that prohibit “fee-splitting” arrangements with physicians and unlicensed persons or business entities. Possible sanctions for violations of corporate practice of medicine and fee-splitting restrictions include loss of a physician’s license, civil and criminal penalties, and rescission of business arrangements. These laws vary from state to state, are often vague and in some cases, have seldom been interpreted by the courts or regulatory agencies.
In order to comply with these various state laws and doctrines, a non-licensed entity that enters into a business relationship with a physician practice will often use a management services model. In this structure, a professional corporation or limited liability company is formed with 100% physician ownership. Such physician-owned entity contracts with a management services organization to furnish management and other services to the professional entity in consideration of a commercially reasonable, fair market value fee. The physician-owned entity employs or contracts with all of the practice’s licensed clinical personnel, such as physicians and advanced practice practitioners. The management services organization employs all of the non-clinical personnel who will furnish administrative and business services to the physician-owned entity, such as financial management, billing and collection, human resources, management of office space, etc. The physician-owned entity typically pays for all clinical compensation, benefits and malpractice insurance expenses of the practice from the professional revenues it generates. The management services organization, on the other hand, will incur all other expenses for the practices, which it will pay using its management fee. The end result is that the physician-owned entity maintains control over the clinical aspects of the practice — maintaining independent professional judgment with respect to patient care — and the management services organization manages the physician-owned entity’s back office functions. AON employs such an accepted model to comply with state regulations relating corporate practice and fee splitting laws in the states where AON operates.
Healthcare Fraud and Abuse Laws
We are subject to a number of federal and state healthcare regulatory laws that restrict certain business practices in the healthcare industry. These laws include, but are not limited to, federal and state anti-kickback, self-referral, false claims, and other healthcare fraud and abuse laws.
The federal Anti-Kickback Statute, or AKS, which prohibits the knowing and willful offer, payment, solicitation or receipt of any bribe, kickback, rebate, or other remuneration for referring an individual, in return for ordering, leasing, purchasing, or recommending or arranging for or to induce the referral of an individual or the ordering, purchasing, or leasing of items or services covered, in whole or in part, by any federal healthcare program, such as Medicare and Medicaid. Courts have interpreted this statute broadly and held that there is a violation of the AKS if just one purpose of the remuneration is to generate referrals, even if there are other lawful purposes. Furthermore, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation.
The federal physician self-referral law, the Stark Law, which, subject to limited exceptions, prohibits physicians from referring Medicare or Medicaid patients to an entity for the provision of certain designated health services, or DHS if the physician or a member of such physician’s immediate family has a direct or indirect financial relationship (including an ownership interest or a compensation arrangement) with the entity, and prohibits the entity from billing Medicare or Medicaid for such DHS.
The federal False Claims Act, or FCA, which imposes civil and criminal liability on individuals or entities that knowingly submit false or fraudulent claims for payment to the government or knowingly make, or cause to be made, a false statement in order to have a false claim paid, including qui tam or whistleblower suits. There are many potential bases for liability under the FCA. The government has used the FCA to prosecute Medicare and other government healthcare program fraud such as coding errors, billing for services not provided, and providing care that is not medically necessary or that is substandard in quality. In addition, the government may assert that a claim including items or services resulting from a violation of the AKS or Stark Law constitutes a false or fraudulent claim for purposes of the FCA.
The Civil Monetary Penalties Law, which prohibits, among other things, an individual or entity from offering remuneration to a federal healthcare program beneficiary that the individual or entity knows or should know is likely to influence the beneficiary to order or receive healthcare items or services from a particular provider. We may also be subject to civil monetary penalties and other sanctions under the statute if we or our Network Practices hire or contract with any individuals or entities that are or become excluded from government healthcare programs, for the provision of items or services for which payment may be made under such programs.
The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) also established federal criminal statutes that prohibit, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors, and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the AKS, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.
Several states in which we operate have also adopted similar fraud and abuse laws as described above. The scope of these laws and the interpretations of them vary from state to state and are enforced by state courts and regulatory authorities, each with broad discretion. Some state fraud and abuse laws apply to items or services reimbursed by any payor, including patients and commercial insurers, not just those reimbursed by a federally funded healthcare program.
The laws and regulations in these areas are complex, changing and often subject to varying interpretations. As a result, there is no guarantee that a government authority will find that we or our Network Practices are in compliance with all such laws and regulations that apply to our business. Further, because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of the business activities undertaken by us or our Network Practices could be subject to challenge under one or more of these laws, including, without limitation, patient assistance programs that waive or reduce the patient’s obligation to pay copayments, coinsurance or deductible amounts owed for the services provided to them if they meet certain financial need criteria. If our or our Network Practices’ operations are found to be in violation of any of such laws or any other governmental regulations that apply, we may be subject to significant penalties, including, without limitation, administrative, civil, and criminal penalties, damages, fines, disgorgement, the curtailment or restructuring of operations, integrity oversight and reporting obligations, contractual damages, exclusion from participation in federal and state healthcare programs and imprisonment. In addition, any action against us or our Network Practices for violation of these laws or regulations, even if successfully defended against it, could cause us to incur significant legal expenses, divert our management’s attention from the operation of our business and result in adverse publicity, or otherwise experience a material adverse impact on our business, results of operations, financial condition, cash flows, reputation as a result.
Healthcare Reform
Our revenue is dependent on the healthcare industry and could be affected by changes in healthcare spending, reimbursement, and policy. By way of example, the Affordable Care Act (ACA), which was enacted in 2010, made major changes in how healthcare is delivered and reimbursed, and it increased access to health insurance benefits to the uninsured and underinsured populations of the United States. Since its enactment, there have been judicial, executive, and Congressional challenges to certain aspects of the ACA.
On June 17, 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the ACA brought by several states without specifically ruling on the constitutionality of the ACA. Prior to the Supreme Court’s decision, President Biden issued an executive order initiating a special enrollment period from February 15, 2021 through August 15, 2021 for purposes of obtaining health insurance coverage through the ACA marketplace. The executive order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare. It is unclear how healthcare reform measures enacted by Congress or implemented by the Biden administration, if any, will impact our business.
Other legislative changes have been proposed and adopted since the ACA was enacted. These changes include aggregate reductions to Medicare payments to providers of 2% per fiscal year, which began in 2013 and will remain in effect through 2030, with the exception of a temporary suspension from May 1, 2020 through March 31, 2022. Under current legislation, the actual reduction in Medicare payments varies from 1% from April 1, 2022 to June 30, 2022, to up to 3% in the final fiscal year of this sequester, unless additional Congressional action is taken. In January 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several types of providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. New laws may result in additional reductions in Medicare and other healthcare funding, which may materially adversely affect consumer demand and affordability for our products and services and, accordingly, the results of our financial operations. Additional changes that may affect our business include the expansion of new programs such as Medicare payment for performance initiatives for physicians under the Medicare Access and CHIP Reauthorization Act of 2015, or MACRA, which first affected physician payment in 2019. At this time, it is unclear how the introduction of the Medicare quality payment program will impact overall physician reimbursement. The Inflation Reduction Act of 2022, or IRA, signed into law on August 16, 2022, also contains a number of provisions designed to limit or reduce drug prices under the Medicare program, reduce beneficiary out-of-pocket spending under Medicare’s prescription drug benefit, and expand subsidies for individuals to obtain private health insurance under the ACA. While these provisions of the IRA do not apply directly to healthcare providers like our Network Practices, we are continuing to evaluate the potential impact, if any, that the IRA may have on our business.
The 21st Century Cures Act (the “Cures Act”), which was signed into law in December 2016, includes provisions related to data interoperability, information blocking and patient access. In May 2020, the HHS Office of the National Coordinator for Health Information Technology, or ONC, and CMS published the Cures Act final rule, which was intended to clarify provisions of the Cures Act regarding interoperability and information blocking, and include, among other things, requirements surrounding information blocking, changes to ONC’s health IT certification program and requirements that CMS-regulated payors make relevant claims/care data and provider directory information available through standardized patient access and provider directory application programming interfaces, or APIs, that connect to provider electronic health record systems, or EHRs. The final rule will transform the way in which healthcare providers, health IT developers, health information exchanges/health information networks, or HIEs/HINs, and health plans share patient information, and create significant requirements for healthcare industry participants. For example, the final rule, which went into effect on April 5, 2021, prohibits healthcare providers, health IT developers of certified health IT, and HIEs/HINs from engaging in practices that are likely to interfere with, prevent, materially discourage, or otherwise inhibit the access, exchange, or use of electronic health information, or EHI, also known as “information blocking.” To further support access and exchange of EHI, the final rule identifies eight “reasonable and necessary activities” as exceptions to information blocking activities, as long as specific conditions are met. Any failure to comply with these rules could have a material adverse effect on our business, results of operations and financial condition.
There is also uncertainty regarding the potential impact of other reform efforts at the federal and state levels. For example, some members of Congress have proposed measures that would expand government- sponsored coverage, including proposals to expand coverage of federally-funded insurance programs as an alternative to private insurance or establish a single-payer system (such reforms often referred to as “Medicare for All”). Some states have implemented or are considering measures such as individual health insurance mandates and public health insurance options. Other initiatives and proposals, including those aimed at price transparency and out-of-network charges, may impact prices and the relationships between health care providers, insurers and patients. For example, the No Surprises Act requires providers to send an insured patient’s health plan a good faith estimate of expected charges, including billing and diagnostic codes, prior to when the patient is scheduled to receive the item or service.
HIPAA Administrative Simplification and Privacy and Security Requirements
The Health Insurance Portability and Accountability Act of 1996, or HIPAA, requires the use of uniform electronic data transmission standards for healthcare claims and payment transactions submitted or received electronically. These provisions are intended to encourage electronic commerce in the healthcare industry. U.S. Department of Health and Human Services Agency (“HHS”) has established electronic data transmission standards and code sets that all healthcare providers must use when submitting or receiving certain healthcare transactions electronically and has issued operating rules to promote uniformity in the implementation of each standardized electronic transaction. HIPAA also requires that each provider use a National Provider Identifier.
As required by HIPAA, HHS has issued privacy and security regulations that extensively regulate the use and disclosure of individually identifiable health-related information and require covered entities, including health plans and most healthcare providers, to implement administrative, physical and technical practices to protect the security of individually identifiable health information that is electronically maintained or transmitted. Business associates (entities that handle protected health information for or on behalf of covered entities) are subject to direct liability for violation of applicable provisions of the regulations. In addition, a covered entity may be subject to penalties as a result of a business associate violating HIPAA, if the business associate is found to be an agent of the covered entity. We have developed and utilize a HIPAA compliance plan as part of our effort to comply with HIPAA privacy and security requirements. Our ongoing efforts to comply with privacy regulations and security regulations have and will continue to impose significant costs on us.
Covered entities must report breaches of unsecured protected health information to affected individuals without unreasonable delay, but not to exceed 60 days of discovery of the breach by the covered entity or its agents. Notification must also be made to HHS and, in certain situations involving large breaches, to the media. HHS is required to publish on its website a list of all covered entities that report a breach involving more than 500 individuals. All non-permitted uses or disclosures of unsecured protected health information are presumed to be breaches unless the covered entity or business associate establishes that there is a low probability the information has been compromised. Various state laws and regulations may also require us to notify affected individuals in the event of a data breach involving individually identifiable information.
Violations of the HIPAA privacy and security regulations may result in criminal penalties and in substantial civil penalties per violation. The civil penalties are adjusted annually based on updates to the consumer price index. HHS is required to perform compliance audits. In addition to enforcement by HHS, state attorneys general are authorized to bring civil actions seeking either injunction or damages in response to violations of HIPAA privacy and security regulations that threaten the privacy of state residents. HHS may resolve HIPAA violations through informal means, such as allowing a covered entity to implement a corrective action plan, but HHS has the discretion to move directly to impose monetary penalties and is required to impose penalties for violations resulting from willful neglect. We are also subject to any federal or state privacy-related laws that are more restrictive than the privacy regulations issued under HIPAA. These laws vary and could impose additional penalties and subject us to additional privacy and security restrictions. For example, the Federal Trade Commission uses its consumer protection authority to initiate enforcement actions in response to data breaches. In addition, various states have enacted, and other states are considering, new laws and regulations concerning the privacy and security of consumer and other personal information. To the extent we are subject to such requirements, these laws and regulations often have far-reaching effects, are subject to amendments and changing requirements and updates to regulators’ enforcement priorities, may require us to modify our data processing practices and policies, may require us to incur substantial costs and expenses to comply and may subject our business to a risk of increased potential liability. These laws and regulations often provide for civil penalties for violations, as well as a private right of action for data breaches, which may increase the likelihood or impact of data breach litigation. Any failure or perceived failure, by us or by third parties with whom we work, to comply with these data protection, privacy and security, or consumer protection laws and regulations could result in enforcement actions, including fines and liability, claims for damages, reputational harm, and other adverse effects on our business, financial condition and results of operations.
Intellectual Property
We own a number of active trademark registrations, The failure to protect our intellectual property assets could have a material adverse effect on our business; however, the loss of any single trademark or service mark, taken alone, would not have a material adverse effect on the Company as a whole.
Legal Proceedings
From time to time, we may receive inquiries or subpoenas from state regulators, state Medicaid Fraud Control units, fiscal intermediaries, CMS, the U.S. Department of Justice and other government entities regarding various Medicare and Medicaid issues. In addition, we may be subject to other claims and lawsuits arising in the ordinary course of our business including lawsuits and claims related to billing practices and the administration of charity care policies at our practices. Based on current knowledge, management does not believe that loss contingencies arising from pending legal, regulatory and governmental matters, including the matters described herein, will have a material adverse effect on the consolidated financial position or liquidity of the Company.
Insurance
As part of our business of providing oncology care to our patients, we may be subject to legal actions alleging liability on our part. To cover claims arising out of the operations of our clinics and providers, we maintain professional malpractice liability insurance and general liability insurance on a claims-made basis in excess of those amounts for which we are self-insured, in amounts we believe to be sufficient for our operations. We also maintain umbrella liability coverage for claims which, due to their nature or amount, are not covered by our other insurance policies. However, our insurance coverage does not cover all claims against us or may not continue to be available at a reasonable cost for us to maintain adequate levels of insurance.
Employees and Human Capital Resources
As of March 31, 2024, we employed approximately 1,525 employees, including approximately 123 physicians and advanced practice providers that we employ through our physician owned subsidiaries AON Partners and Partners of Maryland. None of our employees are represented by a labor union or party to a collective bargaining agreement. We consider our relations with our employees to be good.
The healthcare industry, and in particular, oncology care, is currently facing workforce challenges and this has become a significant operating issue for healthcare providers. A multipronged approach including staff retention bonuses, market adjustments to compensation, continuation of annual bonuses, competitive fringe benefits including access to robust health insurance and retirement programs have assisted in increasing the retention of our providers and employees. We believe that these efforts will aid in our ability to acquire new clinics and retain our current clinics. Due to the challenges above and other factors, our practices, like many other healthcare providers, have experienced rising labor costs. We may be required to continue to enhance wages and benefits to recruit and retain healthcare providers.
Environmental Matters
We are subject to a number of federal, state and local environmental laws, rules and regulations that govern, among other things, our disposal of medical waste, as well as our use, storage, transportation and disposal of hazardous and toxic materials. In addition, we could be affected by climate change to the extent that climate change results in severe weather conditions or other disruptions impacting the communities in which our facilities are located or adversely impacts general economic conditions, including in communities in which our facilities are located. At the current time, our compliance with environmental legal requirements, including legal requirements relating to climate change, does not have a material effect on our capital expenditures, financial results or operations. However, it is possible that developments may arise in the future as a result of climate change or other environmental developments that we are unable to currently predict.
Cybersecurity
Risk Management and Strategy
AON has developed a standardized and systematic process for identifying, assessing, and mitigating cybersecurity risks within the organization. The process includes the gathering of information on cybersecurity trends, assessing risks, and recommending mitigation actions for periodic reporting to boards or committees. The documented standard operating procedure (“SOP”) outlines the processes, responsibilities, and methodologies that the Company follows to proactively manage and mitigate risks associated with the confidentiality, integrity, and availability of sensitive organizational and healthcare information.
The SOP includes guidelines for risk identification and information gathering, consistent with the National Institute of Standards and Technology Cybersecurity Framework (“NIST CSF”), risk assessment, mitigation planning and recommendation, executive board and committee reporting, and documentation and review. The SOP also identifies the roles and responsibilities of individuals and groups within the organization that participate in ensuring that risks are identified, assessed, and mitigated in a way that aligns with organizational goals, risk appetite, legal requirements, and best practices.
The SOP is required to be approved by the Information Security Review Board (“ISRB”) as well as our SEC Reporting Manager and reviewed every 2 years for relevance and effectiveness.
AON has implemented a risk-based approach to identify and assess cybersecurity threats (both internal and external) that could affect our operations (including, but not limited to, our mission, functions, image, or reputation), assets, information, and individuals. This approach incorporates both external and internal risk and threat identification methodologies.
External: AON engages in penetration testing and external trend analysis, which primarily monitors industry reports, threat intelligence feeds, and cybersecurity news sources for potential risks and emerging threats/trends relevant to the organization.
Internal: AON’s internal risk and threat identification includes the conducting of real-time monitoring of the AON data communications systems, transactions, and event logs on a 24x7 basis. We also conduct periodic security risk identification exercises including regulatory compliance assessments, vulnerability scanning and penetration testing to identify potential risks and threats. Finally, we periodically conduct cybersecurity awareness training for all users and continuously encourage/remind them to report any identified threats or potential risks.
Identified risks are documented in a risk register or security gap remediation worksheet with detailed information and an expert opinion on their probability of occurrence and potential impact. These values are then used to determine the overall rating value of the risk.
There are several major risk categories that AON takes into consideration when identifying risks. The major risk categories that AON recognizes include: “Advanced Persistent Threat” (“APT”), “Denial of Service” (“DoS”), “Equipment Loss or Theft”, “Inappropriate Use or Unlawful Activity”, “Malware/Ransomware”, “Phishing/Smishing/Vishing”, “Supply Chain/Vendor Incident”, “Unauthorized Access or Privacy Breach”, and “Unplanned Downtime/Outage”.
AON also strives to categorize organizational data based on sensitivity levels. AON’s data is classified into one of the following categories: “Restricted/Confidential,” “Private/Internal,” or “Public”. These data categories are taken into consideration and aligned with potential risks and impact assessments.
AON's risk management team is charged with the responsibility of ensuring that the processes described above are implemented according to the company's risk management policy and that they align with the organization's stated risk appetite and tolerance levels. AON's risk management policy dictates that the company shall identify, assess, and manage material risks and craft a risk response strategy to address each individual case of an identified risk.

AON engages third parties in various stages of the risk management process. These third parties include a virtual chief security officer service (“vCISO”), which is engaged as needed, and an incident response team associated with our managed detection and response service.
AON has established a comprehensive vendor management program to assess, monitor, and manage risks associated with all third-party vendors including cybersecurity service providers. Thorough due diligence is exercised when selecting cybersecurity vendors including the evaluation of the provider's reputation, experience, certifications (where applicable), and adherence to industry best practices. The evaluation process includes the review of “Business Associate and Information Security Questionnaires” as well as the company's “Service/System Organization Controls” (“SOC”) report, and these must be reviewed annually. Clear cybersecurity expectations and requirements are required to be defined in contractual agreements, as well as clauses related to data protection, incident response, reporting, and compliance with security standards. Vendors must comply with all applicable AON policies, practice standards and agreements, including, but not limited to: non-disclosure agreements, code of conduct and safety policies, privacy and security policies, auditing policies, and software licensing policies.
Governance
AON has defined multiple roles and responsibilities to create a collaborative and effective approach to cybersecurity risk management. Each plays a critical part in ensuring that risks are identified, assessed, and mitigated in a way that aligns with organizational goals, risk appetite, legal requirements, and best practices. The collaboration between these roles ensures a comprehensive and well-coordinated effort to protect the organization from cybersecurity threats.
Business Owner / Data Stewardship - Has responsibility for specific business processes or data sets. Ensures that data is used, stored, and transmitted securely.
Chief Information Security Officer (CISO) / Chief Information Officer (CIO) - Provides overall leadership for the information security program. Represents cybersecurity interests at the executive level.
Compliance Officer - Ensures that the organization complies with relevant laws and regulations. Provides guidance on compliance requirements impacting cybersecurity.
IT Security Team / Information Security Practitioners - Acts as point of contact for risk-related concerns within respective teams. Implements security measures based on risk assessments.
Legal Team - Provides legal expertise on cybersecurity and data protection matters. Ensures that cybersecurity practices comply with applicable laws and regulations.
Risk Officer - Facilitates and coordinates risk management activities. Ensures that the risk management process is followed consistently.
Risk Management Committee - Provides expertise in various domains of cybersecurity. Ensures the overall effectiveness of risk management processes. This is an informal management committee that was initiated by the IT Security Director. Members include the CIO, CISO, Risk Officer, and Compliance Officer. Members were selected based on their existing roles within AON and their relationship to cybersecurity and risk management functions.
The AON Risk Management Committee meets on a quarterly cadence to summarize cybersecurity trends, identified risks, and mitigation strategies. The committee works together to craft executive-level reports suitable for board or committee review. It is the responsibility of the CIO, CISO, or the Risk Officer, each of whom have at least 10 years of expertise in the cybersecurity field, to present key findings, risk assessments, and mitigation strategies to boards or committees, including the Information Security Review and Executive Boards. The AON Risk Management Committee reviews and summarizes key cybersecurity trends, identified risks, and mitigation strategies and crafts executive-level reports for AON's leadership. It is the responsibility of the CIO, CISO, or the Risk Officer to present these reports to boards or committees, including the Information Security Review and Executive Boards on a regular cadence.
It is the responsibility of our board of directors to establish and maintain a robust cybersecurity risk governance framework within the organization. The board of directors is also responsible for defining and communicating our organizational risk appetite and tolerance for cybersecurity. Additionally, the board of directors provides input and oversight of the organization's cybersecurity strategy and objectives and ensures alignment between cybersecurity initiatives and overall business goals.

AON’s board of directors is required to actively participate in risk identification workshops and crisis management planning, especially regarding cybersecurity incidents. The board of directors is also responsible for promoting a cybersecurity-aware and continuous improvement culture within the organization. Starting in 2024, AON’s board of directors will receive quarterly reports on the organization's cybersecurity posture, including risk findings and assessments, mitigation strategies, and key performance indicators (“KPIs”), which shall be presented in a review meeting by representative from the Risk Management Committee.
Material Effects of Cybersecurity Threats
There is a vast array of potential material effects that AON could feasibly face from cybersecurity threats in the near future. While we have identified the most likely of these in our “Cybersecurity Incident Response Plan and Risk Management, Assessment and Mitigation Guide,” and have either taken proactive measures and/or created a response strategy to mitigate the likelihood and impact of each, there remains a distinct possibility that a new/emerging threat might impact the business. The most likely material effects that could impact the organization in the near future include:
Business Disruption: Cybersecurity threats, such as malware or ransomware attacks or DoS attacks, which could lead to business disruptions. Unplanned downtimes or outages, particularly in critical systems or services, may impact the organization's ability to operate efficiently, affecting business continuity.
Supply Chain Disruptions: Cybersecurity threats targeting third-party vendors or supply chain partners may lead to disruptions. Dependencies on external entities could impact the organization's ability to deliver services, affecting business strategy and financial conditions.
Increased Operational Costs: Investing in cybersecurity measures, incident response, and recovery efforts may lead to increased operational costs. More importantly, budgetary constraints for other strategic initiatives may result from the need to allocate resources to address cybersecurity threats.
Other possible material effects include, but are not limited to intellectual property theft, increased insurance premiums, unplanned litigation costs, reputation damage, and regulatory non-compliance.
Properties
Our principal corporate offices are located in Fort Myers, Florida where we lease approximately 9,500 square feet of office space that expires in 2030. We use this facility for administration, billing and collections, technology and development and professional services. We believe that our facilities are adequate to meet our needs for the immediate future, and that, should it be needed, suitable additional space will be available to accommodate any such expansion of our operations.
We lease all of the 87 properties used for our practice locations as well as administrative facilities under operating leases. As of December 31, 2024, we have leases located in Washington, Idaho, Nevada, Arizona, Iowa, Missouri, Arkansas, Louisiana, Michigan, Indiana, Ohio, Maryland, Virginia, Florida, North Carolina, South Carolina, Georgia, Texas, and the District of Columbia. Generally, our leases are “net” leases, which require us to pay all of the cost of insurance, taxes, maintenance, and utilities. We intend to lease the premises for any new practice locations. Our typical practice occupies an average of 5,800 square feet.
Additional Information
We are subject to the reporting and information requirements of the Securities and Exchange Act of 1934, as amended, and as a result are obligated to file or furnish, as applicable, annual, quarterly, and current reports, proxy statements, and other information with the SEC. We make these documents and other information available free of charge on our website (https://investors.aoncology.com) as soon as reasonably practicable after we electronically file them with, or furnish them to, the SEC. Information on our website does not constitute part of the Report. In addition, the SEC maintains a website (http://www.sec.gov) that contains our annual, quarterly, and current reports, proxy and information statements, and other information we electronically file with, or furnish to, the SEC.

AON MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis provides information which AON’s management believes is relevant to an assessment and understanding of AON’s results of operations and financial condition. You should read the following discussion and analysis of AON’s financial condition and results of operations together with AON’s audited consolidated financial statements for the years ended December 31, 2023, 2022, and 2021, together with the related notes thereto, included elsewhere in this report.
In addition, the following discussion and analysis of AON Inc.’s financial condition and results of operations also contains forward-looking statements that involve risks, uncertainties and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors. The following should be read in conjunction with the sections titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”
Unless otherwise indicated or the context otherwise requires, references in this AON Management’s Discussion and Analysis of Financial Condition and Results of Operations section to “AON,”, “AON, Inc.”, “New AON”, “we,” “us,” “our,” the “Company,” and other similar terms refers to American Oncology Network, Inc., its consolidated subsidiaries and variable interest entities.
Overview
Since its inception in 2018, AON has offered an innovative model of physician-led, community-based oncology management. AON preserves and elevates community oncology by helping its physicians navigate the complex healthcare landscape, providing them an efficient platform to work autonomously and thrive, and most importantly, improving the quality of patient care that is being delivered. We are an alliance of physicians and veteran healthcare leaders partnering to ensure the long-term success and viability of oncology diagnosis and treatment in community-based settings. As of March 31, 2023, we have approximately 123 physicians and advanced practice providers across 91 locations in 20 states and the District of Columbia. Our robust platform provides oncology practices with comprehensive support, access to revenue- diversifying adjacent services and practice management expertise to empower physicians to make cancer care better for every patient.
Our mission is to provide high quality, cost effective cancer care close to where patients live and work. We believe the key to accessible and equitable healthcare lies in the strength of community healthcare practices and we are committed to closing the gap in cancer care to ensure every patient has access to the optimal, comprehensive care needed to help in their fight against cancer. To accomplish this, we have practices in some of the most densely populated cities as well as rural areas where medical resources are scarce. We deliver cancer care innovation by bringing new treatments to the forum and also by ensuring access to the necessary adjacent services to provide comprehensive quality cancer care and preserving the delivery of personalized cancer care in the community oncology setting.
Through access to care-enhancing patient services such as a centralized specialty pharmacy, wide ranging clinical lab and pathology services, clinical research, diagnostic imaging, a fully integrated technology platform anchored by an oncology- specific electronic medical record system, as well as a caring management team and a variety of financial assistance programs, our patients receive expert cancer care at each of our clinics.
We provide patients a variety of services to enhance patient care throughout the healthcare journey: high-quality and timely laboratory services for routine and specialized testing; in-house professional and technical pathology services providing complete, accurate and timely pathology reports; in-house specialty pharmacy with patient education, financial assistance, and 24/7 patient assistance; and care management support services including nutrition guidance.
As the future of healthcare continues to transition from volume to value, we are at the forefront of this initiative by ensuring we remain focused on care quality over care quantity and maintaining a patient-first mentality. Through an integrated system of seamless communication, coordination and patient care for better health outcomes, AON practices benefit from decreased expenditures through the implementation of centralized administrative services, processes, and technologies designed to support effective decision- making such as optimal pricing on drugs and medical supplies. Our patients benefit through our 24/7 clinical care support leading to a reduction in unnecessary emergency room visits and admissions and enhanced care quality. Ultimately, the payors benefit from more efficient delivery of high-quality, comprehensive services comparable to any hospital system at a lower cost point.

Though our network spans the country, our clinicians are interconnected and focused on driving change not just at their local clinics, but throughout our network. Our Network Practices not only unite in collaboration through a physician advisory board, but they also remain at the forefront of new discoveries and findings by expanding and improving cancer treatment options for every patient through a Pharmacy and Therapeutics Committee that continuously updates its formulary in real time as advanced therapeutics come to market and through participating in clinical research to ensure we remain on the cutting edge of cancer protocols. Patients benefit from convenient access to clinical trials that we participate in without the need to travel to large cities or tertiary cancer care facilities, and personalized care by matching a patient’s cancer to a tailored therapy using molecular profiling.
We have invested significantly in a resilient, integrated technology platform to support the practices which includes a fully integrated electronic health record and a robust decision support tool and analytics engine. Our development of compliance materials ensures consistency and optimal patient experiences that meets or exceeds the Office of Inspector General (“OIG”) guidelines.
We believe that our position in the market and focus on elevating the state of oncology care with our affiliated providers bodes well for future growth. Our proprietary technology platform supports this growth and enables the Network Practices to standardize and deliver consistent care at scale. We believe that our model will support growth into new markets and allow us to continue to service more patients across the United States.
The Business Combination
Digital Transformation Opportunities Corp. (“DTOC”), American Oncology Network, LLC (“AON LLC”), GEF AON Holdings Corp. (“AON Class C Preferred Investor”), and DTOC Merger Sub, Inc., a direct, wholly owned subsidiary of DTOC (“Merger Sub”) entered into a Business Combination Agreement (the “Business Combination Agreement”), dated as of June 14, 2023 (which further amended and restated the Business Combination Agreement entered into by DTOC and AON as of October 5, 2022, and amended and restated on January 6, 2023, and April 27, 2023), pursuant to which, among other transactions, on September 20, 2023 (the “Closing Date”), DTOC and AON undertook a series of transactions (the “Business Combination”) resulting in the organization of the combined post-business combination company as an umbrella partnership C corporation, in which substantially all of the assets and the business of the combined company are held by AON LLC, and DTOC became a member of AON LLC. In connection with the closing of the Business Combination (“the Closing”), DTOC changed its name to “American Oncology Network, Inc.”. The Business Combination was completed on September 20, 2023.
As a result of, and in connection with, the Closing, among other things, (i) AON LLC amended and restated its operating agreement (the “Amended and Restated AON LLC Agreement”) to reclassify its existing Class A units, Class A-1 units and Class B units into a single class of AON LLC common units (“AON LLC Common Units”) that can be exchanged on a one-to-one basis for shares of New AON Class A common stock (“New AON Class A Common Stock”) and its existing AON LLC Class C units into AON LLC Series A preferred units (AON LLC Series A Preferred Units”); (ii) AON LLC converted profit pool units of certain of AON LLC’s subsidiaries into an equal number of AON LLC Common Units and shares of New AON Class B common stock (“New AON Class B Common Stock”), which together are exchangeable into shares of New AON Class A Common Stock (together with the New AON Class B Common Stock, the “New AON Common Stock”); (iii) New AON amended and restated its charter (the “Charter”) to provide for (a) the conversion of all existing shares of DTOC Class B common stock into shares of New AON Class A Common Stock on a one-to-one basis, (b) amendment of the terms of New AON Class B Common Stock to provide holders voting rights but no economic rights and (c) designation of a new series of New AON preferred stock as Series A convertible preferred stock (the “New AON Series A Preferred Stock” or “Series A Preferred Stock”) with such rights and preferences as provided for in the certificate of designation of the New Aon Series A Preferred Stock (the “New AON Series A Certificate of Designation”); and (iv) among other things, (a) AON LLC issued common units to New AON in exchange for a combination of cash and shares of New AON Class B Common Stock and warrants to acquire shares of New AON Class B Common Stock (the “Class B Prefunded Warrants”), (b) New AON was admitted as a member of AON LLC, (c) AON LLC distributed shares of New AON Class B common stock or Class B Prefunded Warrants, as applicable, to AON LLC equity holders, (d) New AON reserved a specified number of additional shares of New AON Class A Common Stock after the Closing for issuance to eligible participants, (e) Merger Sub merged with and into the AON Class C Preferred Investor whereby the separate existence of Merger Sub ceased and New AON issued a number of shares of New AON Series A Preferred Stock equal to the number of AON LLC Series A preferred units held by the AON Class C Preferred Investor to AEA Growth Management LP, the parent of AON Class C Preferred Investor (“AEA Growth”) in exchange for all the shares of common stock held by AEA Growth in the AON Class C Preferred Investor (the “First

Step”), (f) promptly after the First Step, the AON Class C Preferred Investor merged with and into New AON whereby the separate existence of the AON Class C Preferred Investor ceased and New AON held all the AON LLC Series A preferred units and (g) from and after the Closing (but subject to lock-up restrictions), the AON LLC common equity holders (other than New AON), referred to herein as “Legacy AON Stockholders” (former AON LLC Class A, Class A-1, and Class B unit holders), will have the right (but not the obligation) to exchange AON LLC Common Units together with an equal number of shares of New AON Class B Common Stock (whether held directly or indirectly through Class B Prefunded Warrants) for shares of New AON Class A Common Stock.
In addition, in connection with the Closing, DTOC completed the offer to the holders of AON LLC Class B-1 units to exchange their AON LLC Class B-1 units for such number of newly issued shares of New AON Class A Common Stock equal to the ratio set forth in the Business Combination Agreement (such offer, the “Exchange Offer”). DTOC and AON LLC solicited consents from the holders of AON LLC Class B-1 units to make certain amendments to the terms of the awards and the unit grant agreements pursuant to which the AON LLC Class B-1 units were granted, which provided for the automatic exchange, as of immediately prior to the adoption of the Amended and Restated AON LLC Agreement, of all outstanding AON LLC Class B-1 units into shares of New AON Class A Common Stock (collectively, the “Proposed Amendments”). The requisite number of holders of Class B-1 units provided their consent to the Proposed Amendments, and as a result, in connection with the Closing, all AON LLC Class B-1 units were exchanged for an aggregate of 1,047,343 shares of New AON Class A Common Stock.
Basis of Presentation
For the year ended December 31, 2023, these consolidated financial statements reflect the consolidated results of operations, comprehensive income (loss), cash flows and changes in equity of AON LLC and its wholly-owned subsidiaries for the period of January 1, 2023 through September 20, 2023, the Closing Date of the Reverse Recapitalization, and the consolidated results of operations, comprehensive income (loss), cash flows and changes in stockholders’ equity of AON Inc. and its consolidated subsidiaries, including AON LLC, for the period of September 21, 2023 through December 31, 2023. The consolidated balance sheet at December 31, 2023 presents the financial condition of AON Inc. and its consolidated subsidiaries, including AON LLC, and reflects the initial recording of the assets and liabilities of AON Inc. at their historical cost. All intercompany balances and transactions of AON LLC prior to the Reverse Recapitalization have been eliminated. All intercompany balances and transactions of AON Inc. after the Reverse Recapitalization have been eliminated.
For the year ended December 31, 2022, these consolidated financial statements present the consolidated results of operations, comprehensive income (loss), cash flows and changes in equity of AON LLC. The consolidated balance sheet as of December 31, 2022 presents the financial condition of AON LLC and its wholly-owned subsidiaries. All intercompany balances and transactions of AON LLC have been eliminated.
For the year ended December 31, 2023, $5.5 million of the consolidated net loss of AON LLC were attributable to the Class A Common Stockholders, and reflects the Class A Common Stockholders’ absorption of 19.2% of the consolidated net loss of AON LLC for the period of September 21, 2023 through December 31, 2023. For the year ended December 31, 2023, $30.8 million of the consolidated net losses of AON LLC were attributable to noncontrolling interest, and reflects the Legacy AON Stockholders’ absorption of 80.8% of the consolidated net losses of AON LLC for the period of September 21, 2023 through December 31, 2023.
For the year ended December 31, 2023, $27.1 million of the consolidated net losses of AON LLC were attributable to the Legacy AON Stockholders, to reflect their absorption of 100% of the consolidated net losses of AON LLC pertaining to the days prior to the Reverse Recapitalization. For the year ended December 30, 2022 and December 31, 2021, net income and loss of $2.6 million and $0.1 million, respectively, were attributable to the Legacy AON Stockholders to reflect their absorption of 100% of AON LLC’s net income and loss pertaining to the periods prior to the Reverse Recapitalization.

Key Factors Affecting Performance & Non-GAAP Measures
Factors Affecting Our Revenues
There are many factors that drive patient service revenues; however, we focus on certain key metrics such as:
•	Total patient encounters which include initial consultations and treatments, new patient encounters, recurring patient encounters and treatments, and cancer vs non cancer patients.
•
Patient referrals which are also an important driver of patient service revenue; we manage the referral pipeline locally through the coordinated efforts of our physician liaisons working with our physicians to market our practices by visiting referral sources such as, primary care providers and other medical specialties.

Factors Affecting Our Operating Costs
Operating costs are primarily dependent upon factors such as:
•
The cost of prescription drugs used in our treatment plans which include both intravenous and oral oncolytics. The management of these costs are a critical component of our business as it is our single largest expense. We manage this cost by strategic volume purchases and continuously evaluating the most clinically effective drug for cancer type through our Pharmaceutical and Therapeutics Committee.

•
Clinical compensation and benefits, including non-medical personnel, represent our second largest operating expense. These costs are impacted by both micro and macro-economic factors as well as local competition for personnel that could impact costs associated with personnel. In particular, in all of our markets, we have seen significant increases in compensation for qualified nursing resources. We continuously monitor wages period over period to mitigate the impact of variations in industry and macro-economic labor conditions.

•
We lease all of our facilities, therefore real-estate costs are a significant component of our operating costs. We continuously monitor local and national real estate conditions to actively manage our exposure to fluctuating occupancy costs.

Key Non-GAAP Financial Measures We Use to Evaluate Our Performance
Adjusted EBITDA
This filing includes the non-GAAP financial measure “Adjusted EBITDA”. Management views this metric as a useful way to look at the performance of our operations between periods and to exclude decisions on capital investment and financing that might otherwise impact the review of profitability of the business based on present market conditions. Management believes this measure provides an additional way of viewing aspects of the Company’s operations that, when viewed with the GAAP results, provides a more complete understanding of the Company’s results of operations and the factors and trends affecting the business.
Adjusted EBITDA is defined as net income prior to interest income, interest expense, income taxes, and depreciation and amortization, as adjusted to add back certain other non-cash charges that we may record each year, such as stock-compensation expense, as well as non-recurring charges such as expenses incurred related to major operational transitions and transaction costs. We believe these expenses and non-recurring charges are not considered an indicator of ongoing company performance. The measures are used as a supplement to GAAP results in evaluating certain aspects of our business, as described below. We believe Adjusted EBITDA is useful to investors in evaluating our performance because the measure considers the performance of our operations, excluding decisions made with respect to capital investment, financing, and other non-recurring charges as outlined above.
The Company includes Adjusted EBITDA because it is an important measure upon which our management uses to assess the results of operations, to evaluate factors and trends affecting the business, and to plan and budget future periods. However, non-GAAP financial measures should be considered a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Non-GAAP financial measures used by management may differ from the non-GAAP measures used by other companies, including the Company’s competitors. Management encourages investors and others to review the Company’s financial information in its entirety, and not to rely on any single financial measure. Adjusted EBITDA should not be considered as an alternative to net income as an indicator of our performance or as an alternative to any other measure prescribed by GAAP as there are limitations to using such non-GAAP measures. We compensate for these limitations by providing disclosure of the differences between Adjusted EBITDA and GAAP results, including providing a reconciliation to GAAP results, to enable investors to perform their own analysis of our operating results.
Components of Results of Operations
Patient Service Revenue, net
The Company receives payments from the following sources for services rendered: (i) commercial insurers; (ii) pharmacy benefit managers (“PBMs”); (iii) the federal government under the Medicare program administered by the Centers for Medicare and Medicaid Services (“CMS”); (iv) state governments under Medicaid and other programs, including managed Medicare and Medicaid; and (v) individual patients.
The primary elements of patient service revenue are from fee for service (“FFS”) revenue which includes revenue from required patient infusion and injection treatments, as well as oral prescription drugs. FFS revenue comprise revenues in which we bill and collect for medical services rendered by our physicians or nurse practitioners including office visits and consults. FFS revenue also includes infusion therapies and treatment. FFS revenue consists of fees for medical services provided to patients. Payments for services provided are generally less than billed charges. The Company records revenue net of an allowance for contractual adjustments, which represents the net revenue expected to be collected from third-party payors (including managed care, commercial, and governmental payors such as Medicare and Medicaid), and patients.
These expected collections are based on fees and negotiated payment rates in the case of third-party payors, the specific benefits provided for under each patient’s healthcare plan, mandated payment rates in the case of Medicare and Medicaid programs, and historical cash collections (net of recoveries). The recognition of net revenue (gross charges less contractual allowances) from such services is dependent on certain factors, such as, the proper completion of medical charts following a patient encounter, proper medical coding of the charts, and the verification and authorization of each patient’s eligibility at the time services are rendered as to the payor(s) responsible for payment of such services.
Oral prescription drugs comprise revenues from prescriptions written by our doctors to their patients which are dispensed directly by AON’s specialty pharmacy. Revenue for the oral prescription is based on fee schedules set by various PBMs and other third-party payors. The fee schedule is often subject to direct and indirect remuneration (“DIR”) fees, which are based primarily on adherence and other metrics. DIR fees may be significant and may be assessed in the periods after payments are received against future payments. The Company recognizes revenue, net of estimated DIR fees, at the time the patient takes possession of the oral drug.
Other Revenue
Other revenue is primarily generated from service arrangements with various hospitals systems and data contracts as well as through clinical trials.
Cost of Revenue
Cost of services primarily includes chemotherapy drug costs, clinician salaries and benefits, medical supplies, and clinical occupancy costs. Clinicians include oncologists, advanced practice providers such as physician assistants and nurse practitioners, and registered nurses. Specialty pharmacy costs primarily include the cost of oral medications dispensed from the specialty pharmacy including overhead costs for running a free-standing pharmacy and shipping costs to patients.
General and administrative
Our general and administrative expenses include corporate occupancy costs, technology infrastructure, operations, clinical and quality support, finance, legal, human resources, and business development. Depreciation and amortization expenses are also included in general and administrative expenses. The Company expects its general and administrative expenses to increase over time following the consummation of the Business Combination due to the additional legal, accounting, insurance, investor relations and other costs that the Company will incur as a public company, as well as other costs associated with continuing to grow the business. While we expect general and administrative expenses to increase in the foreseeable future, such expenses on average are expected to decrease as a percentage of revenue over the long term, as the company continues to scale its operations.

Transaction Expenses
Transaction expenses consist of legal services, professional fees and other due diligence expenses that were incurred in connection with the Business Combination. These transaction expenses are considered non-recurring and as a result are included as an add-back in the Company’s adjusted EBITDA calculation.
Results of Operations
Comparison of the Years Ended December 31, 2023 and 2022
Revenue
	Year Ended December 31,		Change
(dollars in thousands)	2023	2022	$	%
Patient service revenue, net	$1,265,719	$1,137,932	$127,787	11.2%
Other revenue	13,466	11,738	1,728	14.7%
Total revenue	$1,279,185	$1,149,670	$129,515	11.3%
Revenue increased by $129.5 million, or 11.3%, primarily due to a $127.7 million increase in patient service revenue and a $1.7 million increase in other revenue.
Patient service revenue, net
The $127.7 million increase in revenue is largely attributable to an increase of patient encounters of 7.9% driving $89.9 million of the revenue increase. $58.5 million of increase in patient service revenue was due to an increased revenue per encounter of 4.8% seen within the period. This revenue growth was constrained in part by approximately $20.7 million of incremental implicit price concessions associated with accounts receivable in our legacy billing system as the Company transitioned its billing and collection efforts to a new billing system in the fourth quarter of 2023.
Other revenue
Other revenue increased $1.7 million primarily due to an increase in service arrangements and data contracts.
Operating Expenses
	Year Ended December 31,		Change
(dollars in thousands)	2023	2022	$	%
Cost of revenue	$1,196,389	$1,054,217	$142,172	13.5%
General and administrative expenses	100,714	86,610	14,104	16.3%
Transaction expenses	31,236	3,277	27,959	*
Total costs and expenses	$1,328,339	$1,144,104	$184,235	16.1%
*	— % not meaningful
Operating expenses increased $184.2 million, or 16.1%, due to a $142.1 million increase in cost of revenue, a $14.1 million increase in general and administrative expenses and a $27.9 million increase in transaction expenses.
Cost of revenue
Cost of revenue increased $142.1 million which was primarily driven by drug and medical supply costs, due to both increased patient encounters and cost per encounter. The volume of patient encounters at our practices increased cost of revenue by $70.4 million, and the cost per encounter drove a $66.2 million increase. The increased cost of patient encounters was driven by a combination of higher drug and supply costs as well as the drug and service mix patients required. The Company incurred a one time, non-recurring $4.8 million of non-cash stock compensation expense as a result of closing of the transaction.
General and administrative expense
The $14.1 million increase in general and administrative expenses was primarily driven by a $7.1 million increase in revenue cycle costs associated with the Company’s growth and optimization of our revenue cycle function offset by $1.1 million reduction in corporate compensation. The Company also saw an increase of $2.1 million in insurance and accounting fees as a result of being publicly traded, $1.8 million in depreciation and amortization costs, $1.5 million increase in computer expense as a result of Company's AthenaIDX RCM conversion, as well as another $2.9 million in operating type costs related to office expenses, repairs & maintenance, utilities, contract labor, bank fees and travel expenses relative to Company growth.
Transaction expense
The $27.9 million increase in transaction expenses was driven by the legal, accounting, and consulting fees incurred by the Company due to the Business Combination that closed in September of 2023.
Other Income (Expense)
	Year Ended December 31,		Change
(dollars in thousands)	2023	2022	$	%
Interest expense	$(6,417)	$(3,417)	$(3,000)	87.8%
Interest income	1,326	151	1,175	*
Other (expense) income, net	(8,262)	289	(8,551)	*
Total other expense	$(13,353)	$(2,977)	$(10,376)	348.5%
*	— % not meaningful
Interest expense
The increase in interest expense was due to an increase in interest rates resulting from an increase in the federal funds rate from 4.50% in the fourth quarter of 2022 to 5.50% in the fourth quarter of 2023.
Other (expense) income, net
The increase in other expense is attributable to a non-cash charge of $8.3 million related to the fair value adjustment of the Class A-1 & Class C derivative liability, in addition to a non-cash charge of $1.0 million related to the change in fair value of the Public and Private Warrant liabilities.
Income taxes
	Year Ended December 31,		Change
(dollars in thousands)	2023	2022	$	%
Effective tax rate	(0.6)%	—%	(0.6)%	*
*	— % not meaningful
The Company’s effective income tax rate was 0.6% and 0.0% for the years ended December 31, 2023 and 2022, respectively. The effective income tax rate for the years ended December 31, 2023 and 2022 differed from the federal statutory rate primarily as a result of the Closing on September 20, 2023, resulting in a portion of the Company's consolidated pre-tax earnings, which were previously not subject to income taxes, flowing into a taxable corporation included in the Company's post transaction structure.
Comparison of the Years Ended December 31, 2022 and 2021
Revenue
	Year Ended December 31,		Change
(dollars in thousands)	2022	2021	$	%
Patient service revenue, net	$1,137,932	$938,242	$199,690	21.3%
Other revenue	11,738	5,505	6,233	113.2%
Total revenue	$1,149,670	$943,747	$205,923	21.8%

Revenue increased by $205.9 million, or 21.8%, primarily due to a $200.0 million increase in patient service revenue and a $6.2 million increase in other revenue.
Patient service revenue, net
The $199.7 million increase in patient service revenue is largely attributable to an increase of patient encounters of 14.9% driving $139.5 million of the revenue increase. The remaining $60.1 million increase in patient service revenue was due to an increased revenue per encounter of 5.6% seen within the period.
Other revenue
Other revenue increased $6.2 million primarily due to a clinical trial agreement entered into during 2022 and an increase in professional services agreements whereby the Company’s physicians provide services to various hospital systems.
Operating Expenses
	Year Ended December 31,		Change
(dollars in thousands)	2022	2021	$	%
Cost of revenue	$1,054,217	$865,788	$188,429	21.8%
General and administrative expenses	86,610	77,048	9,562	12.4%
Transaction expenses	3,277	—	3,277	*
Total costs and expenses	$1,144,104	$942,836	$201,268	21.3%
*	— % not meaningful
Operating expenses increased $201.3 million, or 21.3%, due to a $188.4 million increase in cost of revenue, a $9.6 million increase in general and administrative expenses and a $3.3 million increase in transaction expenses.
Cost of revenue
Cost of revenue increased $188.4 million which was primarily driven by an increase of $167.3 million of drug and medical supply costs, $3.4 million of occupancy costs, and $17.3 million in clinical compensation.
The volume of patient encounters at our practices increased cost of revenue by $107.6 million, and the cost per encounter drove a $59.7 million increase. The cost of patient encounter was driven by a combination of higher drug and supply costs as well as the drug and service mix patients required.
General and administrative expense
The increase in general and administrative expenses were primarily driven by a $7.0 million increase in corporate compensation due to the termination of the Company’s third party back office provider in 2021 which resulted in ramping up hiring of corporate personnel as well as increases due to the inflationary effects of tight labor markets nationally.
Further, there was a $4.7 million increase in IT costs, $4.7 million increase in consulting & accounting fees, and a $1.5 million increase in postage costs. These increases were offset by a decrease of approximately $4.7 million in central service fees as well as a $1.5 million decrease in value-based care costs related to the federal oncology care model which ended in December of 2021.
Transaction expense
The $3.3 million increase in transaction expenses was driven by the legal, accounting, and consulting fees incurred by the Company due to the Business Combination that closed in September of 2023.

Other Income (Expense)
	Year Ended December 31,		Change
(dollars in thousands)	2022	2021	$	%
Interest expense	$(3,417)	$(1,419)	$(1,998)	140.8%
Interest income	151	127	24	*
Other (expense) income, net	289	736	(447)	*
Total other expense	$(2,977)	$(556)	$(2,421)	*
*	— % not meaningful
Interest expense
The increase in interest expense was due to an increase in interest rates resulting from the seven increases in the federal funds rate during 2022.
Other income, net
The decrease of other income, net is primarily attributable to a $0.4 million decrease in sublease rental income.
Income taxes
	Year Ended December 31,		Change
(dollars in thousands)	2022	2021	$	%
Income tax expense	—	460	$(460)	*
*	— % not meaningful
The Company’s effective income tax rate was 0.0% and 129.3% for the years ended December 31, 2022 and 2021, respectively. The provision for income taxes was $0 and $460 for the years ended December 31, 2022 and 2021, respectively. The change in the provision for income taxes was primarily due to a full valuation allowance on all corporate entities recorded against the Company's deferred tax assets during 2022.
Our Adjusted EBITDA for recent comparative periods is presented as follows:
Comparison of the Years Ended December 31, 2023 and 2022
The following table provides a reconciliation of net income (loss), the most closely comparable GAAP financial measure, to Adjusted EBITDA:
	Year Ended December 31,		Change
(dollars in thousands)	2023	2022	$	%
Net income (loss)	$(63,150)	$2,589	$(65,739)	*
Interest expense, net	5,091	3,266	1,825	55.9%
Depreciation and amortization	8,450	6,719	1,731	25.8%
Income tax expense	384	—	384	*
Non-cash stock compensation	4,877	—	4,877	*
Revenue cycle transformation(a)	21,588	1,726	19,862	*
Non-cash valuation adjustments(b)	9,249	—	9,249	*
Transaction expenses(c)	31,236	3,277	27,959	*
Other(d)	316	510	(194)	(38.0%)
Adjusted EBITDA	$18,041	$18,087	$(46)	(0.3)%
*	— % not meaningful
(a)
During the year-ended December 31, 2023, represents approximately $20.7 million of incremental implicit price concessions associated with exiting a legacy billing system which commenced in the fourth quarter, and approximately $0.9 million of duplicative billing system costs as the legacy system is sunset. During the year-ended December 31, 2022, primarily represents personnel costs associated with restructuring our revenue cycle operations.

(b)	Primarily represents valuation adjustments associated with the liability classified equity instruments.
(c)	Transaction expenses incurred in connection with the Business Combination.
(d)	Costs incurred in 2022 related to Hurricane Ian.
Comparison of the Years Ended December 31, 2022 and 2021
The following table provides a reconciliation of net income, the most closely comparable GAAP financial measure, to Adjusted EBITDA:
	Year Ended December 31,		Change
(dollars in thousands)	2022	2021	$	%
Net income (loss)	$2,589	$(105)	$2,694	*
Interest expense, net	3,266	1,292	1,974	152.8%
Depreciation and amortization	6,719	6,079	640	10.5%
Income tax expense	—	460	(460)	*
Non-cash stock compensation	—	20	(20)	*
Insourcing transition expenses(a)	—	1,886	(1,886)	*
Revenue cycle transformation(b)	1,726	—	1,726	*
Transaction costs	3,277	—	3,277	*
Other(c)	510	—	510	*
Adjusted EBITDA	$18,087	$9,632	$8,455	87.8%
*	— % not meaningful
(a)	These expenses relate to incremental costs associated with our transition from a third-party back-office service provider to internal resources.
(b)	Personnel costs associated with restructuring our revenue cycle operations.
(c)	Costs incurred related to Hurricane Ian.
Liquidity and Capital Resources
General
To date, the Company has financed its operations principally through the issuance of membership units and long-term debt, and to a lesser extent, cash flows from operations. As discussed below, on June 7, 2023, the Company entered into an agreement to issue Class C Preferred Units for net proceeds of approximately $64.5 million. As of December 31, 2023, the Company had $28.5 million of cash and cash equivalents, $35.4 million of short-term marketable securities, $81.3 million in outstanding long-term indebtedness, and $1.0 million of availability under its PNC Line of Credit.
The Company may incur operating losses and generate negative cash flows from operations for the foreseeable future due to the investments management intends to continue making in expanding operations and sales and marketing and due to additional general and administrative expenses management expects to incur in connection with operating as a public company. As a result, the Company may require additional capital resources to execute strategic initiatives to grow the business.
Management believes that the cash on hand, operating cash flows, and availability under PNC Facility will be sufficient to fund the Company’s operating and capital needs for at least the next 12 months. The Company’s actual results may vary due to, and its future capital requirements will depend on, many factors, including its organic growth rate and the timing and extent of acquisitions of new clinics and expansion into new markets. The Company may in the future enter into arrangements to acquire or invest in complementary businesses. The Company could use its available capital resources sooner than management currently expects. The Company may be required to seek additional equity or debt financing.
Reverse Recapitalization
The Company closed the Business Combination on September 20, 2023 (“the Closing” or the “Closing Date”). As of the Closing, the Company received $1.4 million of the remaining cash held in the Trust Account after all redemptions. On the Closing Date, the Company paid $7.1 million of DTOC transaction expenses incurred as a result of the Business Combination. The Company assumed an additional $6.1 million in liabilities, of which $3.4 million were related to an excise tax and $2.7 million related to unpaid transaction expenses incurred by DTOC as a result of the Business Combination.

Significant Financing Transactions
2022 Debt Financing Activity
In 2022, the Company amended the PNC Facility and Line of Credit agreements. The primary changes included an increase of the Facility limit from $75.0 million to $125.0 million, a decrease of the PNC Line of Credit amount from $5.0 million to $1.0 million, interest charges to be calculated based on the Bloomberg Short-Term Bank Yield Index plus 1.65% and certain financial covenants. As part of the amendments, the Company drew an additional $16.3 million in proceeds under the Facility.
The total amount outstanding under the PNC Facility as of December 31, 2023 was $81.3 million at an interest rate of 7.19%. No amounts were drawn down on the PNC Line of Credit as of December 31, 2023.
2023 Sale of Class C Equity
On April 27, 2023, AON LLC and the AON Class C Preferred Investor entered into a Unit Purchase Agreement, which they subsequently amended and restated on June 7, 2023 (as amended, the “Unit Purchase Agreement”), which provides for an investment of at least $65.0 million with an option to increase the investment to $75.0 million in connection with the issuance of AON Class C Convertible Preferred Units (“AON Class C Units”) to the AON Class C Preferred Investor.
Pursuant to the Unit Purchase Agreement, on June 7, 2023, the AON Class C Preferred Investor purchased, and AON LLC issued and sold to the AON Class C Preferred Investor, 2,459 AON Class C Units at an aggregate purchase price of $65.0 million. Under the Unit Purchase Agreement, the AON Class C Preferred Investor has an option to purchase an additional 378 AON LLC Class C Units until the closing of the Business Combination (the “Closing”), at a purchase price of $26,432 per Unit. This option was not exercised and expired as of the Closing of the Business Combination. In connection with the Class C Unit sale, AON LLC amended and restated its operating agreement, to among other things, authorize 2,837 AON LLC Class C Units of which 2,459 were outstanding as of June 30, 2023 to the AON Class C Preferred Investor. The AON LLC Class C Units were reclassified into AON LLC Series A Preferred Units as of September 20, 2023, the Closing Date. Concurrently, New AON issued a number of shares of New AON Series A Preferred Stock equal to the number of AON Series A Preferred Units held by the AON Class C Preferred Investor to AEA Growth Management LP, the parent of AON Class C Preferred Investor (“AEA Growth”) in exchange for all the shares of common stock held by AEA Growth in the AON Class C Preferred Investor. Promptly after the First Step, the AON Class C Preferred Investor merged with and into New AON whereby the separate existence of the AON Class C Preferred Investor ceased and New AON held all the AON Series A Preferred Units.
2023 Debt Financing Activity
On June 30, 2023, AON entered into Amendment No. 7 to its PNC Loan Facility which primarily extended the maturity date of the Facility from April 30, 2024 to June 30, 2026.
On December 31, 2023, AON entered into Amendment No. 3 to its Line of Credit agreement to modify certain definitions such as “change in control”. In addition, this also amended certain debt covenants, such as the EBITDA thresholds.
Cash Flows
Historical information regarding sources of cash and capital expenditures in recent periods and analysis of those sources and uses is provided below.
Cash flows for the years ended December 31, 2023 and 2022 were as follows:
	Year Ended December 31,		Change
(dollars in thousands)	2023	2022	$	%
Net cash used in operations	$(18,118)	$(6,784)	$(11,334)	167.1%
Net cash used in investing activities	(35,534)	(13,991)	(21,543)	154.0%
Net cash provided by financing activities	55,265	15,347	39,918	260.1%

Cash flows from operating activities
Net cash used in operating activities was $18.1 million during the year ended December 31, 2023 compared to $6.8 million used in operations for the comparable period for 2022. The $11.3 million period over period decrease was primarily attributable to:
•
The decrease in cash generated from operating activities as a result of the cash flow impacts of net loss, after giving effect to non-cash reconciling items, of $29.8 million for the year ended December 31, 2023 when compared to December 31, 2022. The decrease was primarily attributable to the $44.7 million change in net income, a $10.2 million loss on change in fair value of derivatives and $4.9 million of non-cash stock compensation.

•	The operating cash flows period over period were negatively impacted by a $14.6 million net increase to working capital components.
•
The impacts from changes in the Medicare advance payments liability, which had no impact on cash flows in the year ended December 31, 2023, but had a $3.7 million negative impact in the year ended December 31, 2022.

Cash flows from investing activities
Net cash used in investing activities was $35.6 million for the year ended December 31, 2023 compared to $14.0 million for the comparable period for 2022. The increase in cash used period over period was primarily attributable to the following:
•
Purchases of marketable securities for the year ended December 31, 2023 of $67.4 million were offset by sales of marketable securities of $42.3 million. Purchases of marketable securities for the year ended December 31, 2022 were $12.6 million offset by sales of $2.7 million during this period. This difference resulted in a $15.1 million increase in cash used between periods.

•	Purchases of property and equipment was $12.3 million during the year ended December 31, 2023 compared to $7.2 million for the comparable period.
•	A decrease in the proceeds related to the disposal of property and equipment period over period.
Cash flows from financing activities
Net cash provided by financing activities was $55.3 million for the year ended December 31, 2023 compared to $15.4 million for the comparable period for 2022. The period over period increase in cash flows from financing activities was primarily attributable to:
•
Issuance of Class C Units which resulted in net proceeds of $65.0 million and proceeds received from the Reverse Recapitalization of $1.5 million. This was offset by distributions to Class A and A-1 members of $9.5 million paid in connection with the Business Combination.

•	Reduction in borrowings on long-term debt, which were $0 million during the year ended December 31, 2023 compared to $16.3 million in prior period.
•	There was no debt repayment in either year ended December 31, 2023 or December 31, 2022.
•	Class A and A-1 preferred returns and related tax distributions of $9.5 million during the year ended December 31, 2023, compared to $0 million in the prior period.

Cash Flows from 2022 and 2021
Historical information regarding sources of cash and capital expenditures in recent periods and analysis of those sources and uses is provided below.
Cash flows for the years ended December 31, 2022 and 2021 were as follows:
	Year Ended December 31,		Change
(dollars in thousands)	2022	2021	$	%
Net cash used in operations	$(6,784)	$(26,338)	$19,554	(74.2)%
Net cash used in investing activities	(13,991)	(10,694)	(3,297)	30.8%
Net cash provided by financing activities	15,347	26,544	(11,197)	42.2%
Cash flows from operating activities
Net cash used in operating activities was $6.8 million during the year ended December 31, 2022 compared to $26.3 million for the comparable period for 2021. The $19.6 million period over period improvement was primarily attributable to:
•
The impacts from the reduction in the Medicare advance payments liability, which was reduced from $3.7 million as of December 31, 2021 to $0.0 as of December 31, 2022, resulting in a $3.7 million use of cash for the year ended December 31, 2022. This compared to the reduction in the same liability of $13.5 million from December 31, 2020 to December 31, 2021, which resulted in a $13.5 million use of cash in the year ended December 31, 2021. The difference in this liability reduction is a net increase in operating cash flows of approximately $9.8 million when comparing the periods.

•
The improvements in period over period cash flows from operations also include an increase in cash generated from operating activities as a result of the cash flow impacts of net income, after giving effect to non-cash reconciling items, of $11.8 million for the year ended December 31, 2022 when compared to December 31, 2021. This improvement was primarily attributable to a $10.4 million non-cash adjustment due to the amortization of right-of-use assets added as part of the adoption of Accounting Standards Codification 842 – Leases as well as a $2.7 million increase in net income.

•	The above is partially offset by approximately $1.9 million increase in use of cash related to the net impact of working capital changes between the periods.
Cash flows from investing activities
Net cash used in investing activities was $14.0 million for the year ended December 31, 2022 compared to $10.7 million for the comparable period for 2021. The increase in cash used period over period was primarily attributable to purchases of marketable securities of $12.6 million for the year ended December 31, 2022, offset by proceeds from sales of marketable securities of $2.7 million. There were no purchases or sales of marketable securities during the comparable period. The increase in cash used above was partially offset by the following:
•	Purchases of property and equipment was $7.2 million for the year ended December 31, 2022, lower than $8.3 million for the comparable period.
•	Acquisition of physician practices decreased approximately $3.2 million period over period.
•	An increase of $1.4 million in proceeds related to the disposal of property and equipment period over period.
Cash flows from financing activities
Net cash provided by financing activities was $15.3 million for the year ended December 31, 2022 compared to $26.5 million for the comparable period for 2021. The period over period decrease in cash flows from financing activities was primarily attributable to:
•
Borrowing on long-term debt was $16.3 million for the year ended December 31, 2022 compared to $65.0 million in the comparative period. The amounts in 2021 were related to the PNC Loan Facility, and the amounts in 2022 are related to $16.3 million which was borrowed when the Company entered into an amendment to the PNC Loan Facility which increased the Facility limit to $125 million.

•
The period over period reduction in cash provided was offset by the repayment of $37.1 million of long-term debt (from the prior Truist Loan and Revolver, which was extinguished in 2021 with the issuance of our PNC Loan Facility) during the year ended December 31, 2021. There was no debt repayment in the year ended December 31, 2022.

Off Balance Sheet Arrangements
As of the date of this post-effective amendment, AON does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. The term “off-balance sheet arrangement” generally means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with AON is a party, under which it has any obligation arising under a guarantee contract, derivative instrument or variable interest or a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.
AON does not engage in off-balance sheet financing arrangements.
Material Cash Requirements
Based on the Company’s borrowings under the long-term debt arrangement as of December 31, 2023, the Company expects future cash outflows related to interest expense (based on Bloomberg Short-Term Bank Yield Index rate of 7.19% as of December 31, 2023) of $5.8 million in 2024.
The Company also expects a cash outflow of $81.3 million related to the repayment of principal when the PNC Loan Facility matures in June of 2026.
The Company expects the following cash flows related to operating leases with third parties: $6.9 million in 2024, $7.3 million in 2025, $6.8 million in 2026, $5.7 million in 2027, $4.3 million in 2028, and $16.8 million thereafter.
The Company expects the following cash flows related to operating leases with related parties: $2.5 million in 2024, $2.4 million in 2025, $2.4 million in 2026, $2.3 million in 2027, $1.7 million in 2028, and $1.3 million thereafter.
Cash outflows related to certain vendor contracts with committed expenditures are expected to total approximately $1.6 million in 2024.
The Company does not have any significant supply or other arrangements which result in material cash requirements other than as described above.
Critical Accounting Policies and Estimates
The accompanying consolidated financial statements have been prepared in accordance with GAAP. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.
Revenue Recognition
Revenue is recognized under Accounting Standards Update (“ASU”) 2014-09 Revenue from Contracts with Customers (“Topic 606”). The Company determines the transaction price based upon standard charges for goods and services with anticipated consideration due from patients, third-party payors (including health insurers and government agencies) and others. The Company’s revenue is primarily derived from patient service revenues, which encompass oncology services provided during patient encounters and shipments of pharmacy prescriptions. Performance obligations for the Company’s services provided to patients and most procedures, are satisfied over the time of visit which is the same day services are performed. Performance obligations relating to pharmacy revenue are considered fully satisfied at a point in time upon the customer receiving delivery of the prescription. Accordingly, the Company does not anticipate a significant amount of revenue from performance obligations satisfied (or partially satisfied) in previous periods.
As services are performed and prescriptions are shipped, timely billing occurs for services rendered and prescriptions shipped less discounts provided to uninsured patients and contractual adjustments to third-party payors based upon prospectively determined rates and discounted charges. Payment is requested at the time of service for self-paying patients and for patients covered by third-party payors that are responsible for paying deductibles and coinsurance.

The Company monitors revenue and receivables to prepare estimated contractual allowances for the anticipated differences between billed and reimbursed amounts. Payments from third-party payors and Government programs including Medicare and Medicaid may be subject to audit and other retrospective adjustments. Such amounts are considered on an estimated basis when net patient revenue is recorded and are adjusted as final adjustments are determined.
The Company has a system and estimation process for recording Medicare net patient service revenue and estimated recoupments as it relates to value-based care (“VBC”) revenue included in patient service revenue on the Consolidated Statements of Operations and Comprehensive Income (Loss). The Company’s VBC revenue is primarily generated through its participation in the Enhancing Oncology Model (“EOM”) which is an episode-based payment model to promote high-quality cancer care. Participants enter six-month episode periods, and the Company bills a monthly fee during the six-month period based on a fixed rate per participant per month and the total number of participants. Certain quality and compliance metrics are tracked as part of the program and submitted to CMS at the end of the episode period which may result in recoupment of funds. The Company estimates the recoupment amount by developing a recoupment percentage for each period based on historical known recoupment from CMS and applies the recoupment percentage against total fees for the period. Based on the estimate, the Company accrues a liability representing the expected final recoupments based on historical settlement trends.
Accounts Receivable
Accounts receivable from patients are carried at the original charge for the services provided, and an adjustment is made to the receivable in a contra account based on the historical collection rate for the provider and payor combination. This adjustment takes into consideration any allowance for doubtful accounts. Management determines the allowance for uncollectible accounts based on historical experience.
Business Combinations
The Company evaluates acquired practices in accordance with ASU 2017-01, Business Combinations (Topic 805) — Clarifying the Definition of a Business. This standard clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. Because substantially all of the value of each acquired practice did not relate to a similar group of assets and as each acquired practice contained both inputs and processes necessary to provide economic benefits to the Company, it was determined that each acquisition represents a business combination. Therefore, the transactions have been accounted for using the acquisition method of accounting, which requires, with limited exceptions, that assets acquired, and liabilities assumed be recognized at their estimated fair values as of the acquisition date. Any excess of the consideration transferred over the estimated fair values of the net assets acquired is recorded as goodwill. Transaction costs related to business combinations are expensed in the period in which they are incurred.
Professional Liability
The Company maintains an insurance policy for exposure to professional malpractice insurance risk beyond selected retention levels. Reserves are established for estimates of the loss that will ultimately be incurred on claims that have been reported but not paid and claims that have been incurred but not reported. These reserves are established based on consultation with a third-party actuary. The actuarial valuations consider a number of factors, including historical claims payment patterns, changes in case reserves and the assumed rate of increase in healthcare costs. Management believes the use of actuarial methods to account for these reserves provides a consistent and effective way to measure these subjective accruals. However, due to the sensitive nature of this estimation technique, recorded reserves could differ from ultimate costs related to these claims due to changes in claims reporting, claims payment and settlement practices and differences in assumed future cost increases. Accrued unpaid claims and expenses that are expected to be paid within the next twelve months are classified as current liabilities and included in accrued other. All other accrued unpaid claims and expenses are classified as long-term liabilities and included in other long-term liabilities. Insurance recoveries associated with the unpaid claims are classified as long-term assets included in other assets.
Quantitative and Qualitative Disclosures About Market Risk
The Company is considered a smaller reporting company as defined by Rule 12b-2 of the Securities Exchange Act of 1934, and is therefore exempted from providing the information otherwise required under this item.

MANAGEMENT
The following table provides information regarding our executive officers and members of our board of directors (the “Board” or the “Board of Directors”) (ages as of the date of this report):
Name	Age	Position
Executive Officers
Todd Schonherz	55	Chief Executive Officer; Class III Director
David H. Gould	53	Chief Financial Officer
Stephen “Fred” Divers, MD	51	Chief Medical Officer; Class II Director
Erica Mallon	35	General Counsel
Directors
Bradley Fluegel	62	Class III Director
Ravi Sarin	42	Class III Director
James Stith	40	Class I Director
William J. Valle	63	Class I Director
Todd Schonherz has over 30 years of healthcare experience and has served as our Chief Executive Officer since the closing of the Business Combination in September 2023. Mr. Schonherz has served as the Chief Executive Officer of American Oncology Network, LLC (“AON LLC”) since 2021 and was previously President & Chief Operating Officer of AON LLC since its inception in 2017 to 2021. Previously, he was Chief Operating Officer of Florida Cancer Specialists (“FCS”). Prior to his role as COO of FCS in 2011, Mr. Schonherz was Senior Vice President and Chief Information Officer for US Oncology from 1999 to 2010. Mr. Schonherz’ consulting and management experience in healthcare information technology includes positions with Datamedic Corporation (acquired by VitalWorks and later Amicas Corporation), Multum Corporation (acquired by Cerner Corporation), and MedE America (acquired by WebMD and later HLTH Corporation). Mr. Schonherz received a bachelor’s degree in health policy and administration from Pennsylvania State University. Mr. Schonherz has presented at national industry conferences including multiple Community Oncology Alliance (“COA”) conferences as well as national and regional information technology conferences. We believe Mr. Schonherz’s 30 years of healthcare experience gives him a thorough understanding of all aspects of our business and operations and qualifies him to serve our Board of Directors.
David H. Gould has served as our Chief Financial Officer since the closing of the Business Combination in September 2023 and has served as Chief Financial Officer at AON LLC since September 2020. Prior to joining AON LLC, David was employed at ApolloMD from March 2016 through September 2020, including serving as its Chief Financial Officer from February 2018 to September 2020. Prior to joining ApolloMD, David served approximately 10 years in progressively senior positions and ultimately as the Vice President of Finance and Assistant Treasurer at Cumulus Media. Prior to that, he held financial management roles with both publicly traded and private companies within the healthcare industry. David started his career in public accounting with the national audit firm of Ernst & Young out of their Washington, D.C. office. David holds a Bachelor of Science in Accounting from University of Maryland.
Stephen “Fred” Divers, MD has served as our Chief Medical Officer since the closing of the Business Combination in September 2023 and has been AON LLC’s Chief Medical Officer since 2022. In addition, since 2018, Dr. Divers is a Medical Oncologist with Genesis Cancer and Blood Institute, one of the first practices to join the AON network. In July 2020, Mr. Divers was named Advisory Board Chairman. Dr. Divers has provided physician leadership as a member of several national committees and currently serves on the Board of Directors for COA. He attended medical school at the Louisiana State University School of Medicine. He completed his residency at the University of North Carolina and a fellowship at the University of Alabama at Birmingham Cancer Center. We believe that Dr. Diver’s experience as an executive and his breadth of knowledge and valuable understanding of oncology care qualifies him to serve on our Board of Directors.
Erica Mallon is a healthcare-specialized attorney with nearly a decade of transactional and regulatory experience and has served as AON’s General Counsel since the closing of the Business Combination in September 2023. Ms. Mallon has served as AON LLC’s General Counsel since May 2021. Prior to joining AON LLC, from June 2018 to May 2021, Ms. Mallon served as in-house counsel at Greenway Health, an electronic health record vendor. During her time at Greenway, Ms. Mallon focused on strategic relationships and compliance with healthcare regulations and was instrumental in the negotiation, implementation, and ongoing compliance with Greenway’s Corporate Integrity Agreement. Prior to her tenure at Greenway, Ms. Mallon worked as an attorney in the healthcare group of Carlton Fields, P.A. Ms. Mallon holds a Bachelor of Science degree in Journalism with dual minors in Business and Political Science from Ohio University and a law degree from the Drexel University Thomas R. Kline School of Law.
Bradley Fluegel has served on our Board of Directors since the closing of the Business Combination in September 2023, and prior to that, served on the board of directors of Digital Transformation Opportunities Corp. (“DTOC”) since DTOC’s initial public offering (the “IPO”). Mr. Fluegel currently advises a number of technology-enabled healthcare companies including Interwell Health Inc., Galileo Inc., Hims Inc., Pager Inc., and VillageMD Chicago, LLC. From October 2012 to January 2018, Mr. Fluegel was the Senior Vice President, Chief Healthcare Commercial Market Development Officer and Chief Strategy and Business Development Officer for Walgreens Company. Prior to Walgreens, Mr. Fluegel served as an executive in residence at Health Evolution Partners from April 2011 to September 2012, Executive Vice President and Chief Strategy and External Affairs Officer of Anthem Inc. from October 2007 to December 2010, Senior Vice President of National Accounts and Vice President of Enterprise Strategy at Aetna Inc. from March 2005 to September 2007, and Chief Executive Officer for Reden & Anders (Optum Consulting) from October 2002 to February 2005. Mr. Fluegel currently serves on the board of directors of MJHS in New York City, Performant Financial Corporation, AdhereHealth LLC, Premera Blue Cross, and NeuroMetrix. Mr. Fluegel also previously served on the board of directors of Fitbit, Alight Solutions, and Itamar Medical. Mr. Fluegel earned a MPP from Harvard University’s Kennedy School of Government and a BBA from the University of Washington. Mr. Fluegel also serves as a lecturer at the University of Pennsylvania’s Wharton School of Business. We believe Mr. Fluegel’s public company experience and expertise in accounting matters is valuable to the Company.
Ravi Sarin has served on our Board of Directors since the closing of the Business Combination in September 2023. Mr. Sarin is Co-Head and Founding Partner of AEA Growth since 2021. Mr. Sarin is also the Founder and Managing Partner of ROCA Partners, a growth equity investment firm focused on tech-enabled services, software and healthcare services companies, which he founded in 2015. Previously, he was a Principal in the Private Equity Group at Ares Management from 2009 to 2015. At Ares, Mr. Sarin helped lead investments in healthcare services among a few other sectors. Prior to Ares, Mr. Sarin was a private equity investor at Bain Capital and a consultant at Bain & Company. Mr. Sarin currently serves on the boards of directors of several companies including AS Software, Bespoke Partners, Cenegenics and Commonwealth Pain & Spine and previously served on the board of directors of a number of companies including Floor & Decor, Jacuzzi Brands, Ob Hospitalist Group, Oceans Healthcare, Riviera Partners, True Blue Car Wash and Unified Women's Healthcare. Mr. Sarin also previously served on the board of directors of The Oncology Institute. Mr. Sarin received a B.S. in Electrical Engineering and a M.S. in Management Science & Engineering from Stanford University and an M.B.A. from Harvard Business School. Mr. Sarin was selected to serve on our Board of Directors due to his experience working with and serving as a director of a number of healthcare services companies.
James Stith has served on our Board of Directors since the closing of the Business Combination in September 2023, and has served as a Director on AON LLC's Board of Managers since June 2023. Since 2021, Mr. Stith has served as a Partner at AEA Growth Management LP (“AEA Growth”), a private equity growth fund managed by AEA Investors LP, a global investment firm. From 2016 to 2021, Mr. Stith served as Co-founder and Partner at ROCA Partners, a growth equity investment firm. Prior to ROCA Partners, Mr. Stith served as an M&A executive at IAC/InterActiveCorp (a publicly-traded portfolio of consumer media and technology companies), a private equity investor at Ares Management (a global alternative investment manager), and an investment banker at Lehman Brothers (a former global financial services firm). Mr. Stith holds a B.A. in Economics and International Relations from the University of Pennsylvania. We believe Mr. Stith's extensive experience in growth equity and healthcare investing qualifies him to serve on our Board of Directors.
William J. Valle has served on our Board of Directors since April 19, 2024. Mr. Valle served as Chief Executive Officer and a board member of Fresenius Medical Care, a leading provider of dialysis products and comprehensive chronic kidney disease care, from 2017 to 2023. Mr. Valle was also previously the President and Chief Executive Officer of Strategic Advisory Services at Innovative Health Strategies, LLC. Mr. Valle has also served on the board of directors of multiple healthcare companies, including Interwell Health and Sound Physicians. We believe Mr. Valle’s experience as a board member for multiple healthcare companies and as a healthcare executive qualifies him to serve on our Board of Directors and is valuable to the Company.

Family Relationships
There are no family relationships between any director, executive officer, or person nominated or chosen to be a director or officer.
Code of Ethics
The Board has adopted a Code of Conduct and Ethics that applies to all of its employees, officers and directors, including its principal executive officer, principal financial officer, controller and other executive and senior financial officers. The full text of AON’s Code of Conduct and Ethics is posted on the Corporate Governance portion of AON’s website. When applicable, AON will post amendments to its Code of Business Conduct and Ethics or waivers of its Code of Business Conduct and Ethics for directors and officers on the same website.
Clawback Policy
The SEC adopted final rules implementing the incentive-based compensation recovery provisions of the Dodd-Frank Act, and the Nasdaq Stock Market LLC (“Nasdaq”) has adopted listing standards consistent with the SEC rules. In compliance with those standards, we have adopted an incentive compensation recoupment policy, or “clawback” policy, which applies to our executive officers, within the meaning of Section 10D of the Exchange Act and Rule 10D-1 promulgated thereunder, who were employed by the Company during the applicable recovery period. Under the policy, in the event that the financial results upon which a cash or equity-based incentive award was predicated become the subject of a financial restatement that is required because of material non-compliance with financial reporting requirements, the Compensation Committee will conduct a review of awards covered by the policy and recoup any erroneously awarded incentive-based compensation to ensure that the ultimate payout gives retroactive effect to the financial results as restated. The Company may not indemnify any such covered officer against the loss of such recovered compensation.
Board Composition
AON’s business and affairs are managed under the direction of its Board.
The AON Board is divided into three classes, designated as Class I, Class II and Class III. The directors first elected to Class I will hold office for a term expiring at the first annual meeting of stockholders following the consummation of the Business Combination; the directors first elected to Class II will hold office for a term expiring at the second annual meeting of stockholders following the consummation of the Business Combination; and the directors first elected to Class III will hold office for a term expiring at the third annual meeting of stockholders following the consummation of the Business Combination. At each succeeding annual meeting of the stockholders of AON, the successors to the class of directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Currently, there are two Class II director vacancies.
Director Independence
AON Class A Common Stock is listed on Nasdaq. Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. We have a majority of independent directors on our board. Under the rules of Nasdaq, a director will only qualify as an “independent director” if that company’s board of directors affirmatively determines that such person does not have a material relationship with the listed company. Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act and the rules of Nasdaq.
Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the rules of Nasdaq.
In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act and under the rules of Nasdaq, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

To be considered independent for purposes of Rule 10C-1 under the Exchange Act and under the rules of Nasdaq, the board of directors must affirmatively determine that a member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and (ii) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.
Committees of the AON Board of Directors
The AON Board has an audit committee, compensation committee and nominating and corporate governance committee. The composition and responsibilities of each of the committees of the AON Board is described below. Members will serve on these committees until their resignation or until as otherwise determined by the AON Board. The AON Board may from time to time establish other committees. AON’s Chief Executive Officer and other executive officers will regularly report to the non-executive directors and each standing committee to ensure effective and efficient oversight of its activities and to assist in proper risk management and the ongoing evaluation of management controls.
Audit Committee
Bradley Fluegel, James Stith and Ravi Sarin serve as members of our audit committee (the “Audit Committee”). Under the Nasdaq listing standards and applicable SEC rules, all the directors on the Audit Committee must be independent; our board of directors has determined that each of Bradley Fluegel, James Stith and Ravi Sarin are independent under the Nasdaq listing standards and applicable SEC rules. Bradley Fluegel serves as the Chairman of the Audit Committee. Each member of the Audit Committee is financially literate and our board of directors has determined that Bradley Fluegel qualifies as an “audit committee financial expert” as defined in applicable SEC rules. The Audit Committee is responsible for, among other things:
•	overseeing and monitoring the quality and integrity of financial statements and the performance of our internal audit function;
•	selecting a qualified firm to serve as the independent registered public accounting firm to audit AON’s financial statements;
•	helping to ensure the independence and evaluating and overseeing the performance of the independent registered public accounting firm;
•
discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent registered public accounting firm, AON’s interim and year-end financial statements;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•	reviewing and overseeing AON’s policies on risk assessment and risk management, including enterprise risk management;
•
reviewing the adequacy and effectiveness of accounting principles, accounting policies, internal financial and accounting control policies and procedures and AON’s disclosure controls and procedures and ensuring compliance with legal and regulatory requirements; and

•
approving or, as required, pre-approving, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

The AON Board has adopted a written charter for the Audit Committee which is available on AON’s website.

Compensation Committee
James Stith, Bradley Fluegel, and Ravi Sarin serve as members of our compensation committee (the “Compensation Committee”). Under the Nasdaq listing standards, we are required to have a Compensation Committee composed entirely of independent directors; our Board of Directors has determined that each of James Stith, Bradley Fluegel, and Ravi Sarin are independent. James Stith serves as Chairman of the Compensation Committee. AON’s Compensation Committee is responsible for, among other things:
•	reviewing, approving and determining the compensation of AON’s executive officers;
•	reviewing, approving and determining compensation and benefits, including equity awards, to directors for service on the AON Board or any committee thereof;
•	administering AON’s equity compensation plans;
•	reviewing, approving and, in certain situations, making recommendations to the AON Board regarding incentive compensation and equity compensation plans; and
•	establishing and reviewing general policies relating to compensation and benefits of AON’s employees.
The AON Board has adopted a written charter for the Compensation Committee, which is available on AON’s website.
Nominating and Corporate Governance Committee
Ravi Sarin, Bradley Fluegel and James Stith serve as members of our nominating and corporate governance committee (the “Nominating and Corporate Governance Committee”). Under the Nasdaq listing standards, we are required to have a nominating and corporate governance committee composed entirely of independent directors; our Board of Directors has determined that each of Ravi Sarin, Bradley Fluegel and James Stith are independent. Ravi Sarin serves as Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for, among other things:
•
identifying, evaluating and selecting, or making recommendations to the AON Board regarding, nominees for election to the AON Board and its committees consistent with criteria approved by the AON Board;

•	evaluating the performance of the AON Board, individual directors and management of AON;
•	considering, and making recommendations to the AON Board regarding the composition of the AON Board and its committees;
•	reviewing developments in corporate governance practices;
•	evaluating the adequacy of the corporate governance practices and reporting;
•	reviewing related party transactions; and
•	developing, and making recommendations to the AON Board regarding, corporate governance guidelines and matters.
The AON Board has adopted a written charter for the Nominating and Corporate Governance Committee, which is available on AON’s website.
Compensation Committee Interlocks and Insider Participation
None of the AON officers currently serves, and in the past year has not served, (i) as a member of the compensation committee or the board of directors of another entity, one of whose officers served on Company’s compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose officers served on the Company Board.
Role of the AON Board in Risk Oversight
The AON Board has extensive involvement in the oversight of risk management related to AON and its business as a whole, including its strategy, business performance, capital structure, management selection, compensation programs, shareholder engagement, corporate reputation, ESG matters, and ethical business practices. The AON Board will discharge various aspects of its oversight responsibilities through its standing committees, which in turn will report to it regularly regarding their activities. The Audit Committee will represent the AON Board by periodically reviewing our accounting, reporting and financial practices, including the integrity of AON’s financial statements and the surveillance of administrative and financial controls, as well as enterprise risk management, cyber risk and review of related party transactions.
Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the Audit Committee will review and discuss all significant areas of our business and summarize for the AON Board all areas of risk and the appropriate mitigating factors. The Compensation Committee will review the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking and discuss with management the relationship between risk management policies and practices and compensation. The Nominating and Corporate Governance Committee will provide oversight over compliance with legal and regulatory requirements, ethics and whistleblower matters and will assist the AON Board in the discharge of its responsibilities relating to the evaluation of nominations for director elections and re-elections. In addition, the AON Board will receive periodic detailed operating performance reviews from management.
Insider Trading Policy
The Board has adopted an insider trading policy (the “Insider Trading Policy”) that governs the purchase, sale, or disposition of the Company’s securities the handling of material nonpublic information and confidential information about the Company and the companies with which the Company engages in transactions or does business.
Hedging Policy
The Company has established a policy broadly prohibiting our employees and directors from engaging in hedging activities (or activities that are designed to hedge) with respect to securities of the Company (including prepaid variable forward contracts, equity swaps, collars, and exchange funds).
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our officers and directors, and persons who beneficially own more than ten percent (10%) of our common stock, to file reports of ownership and changes of ownership of such securities with the SEC. All reports were timely filed during the fiscal year ended December 31, 2023.

EXECUTIVE AND DIRECTOR COMPENSATION
Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” or “our” refer to the business of AON. This discussion may contain forward-looking statements that are based on AON’s current plans, considerations, expectations and determinations regarding future compensation programs.
Executive and Director Compensation of AON
As a “smaller reporting company,” as such term is defined in the rules promulgated under the Securities Act of 1933 (the “Securities Act”), we are permitted to limit reporting of executive compensation to our principal executive officer and our two other most highly compensated executive officers.
Our executive compensation program is designed to attract, motivate and retain high quality leadership and incentivize our executive officers to achieve performance goals over the short-and long-term, which also aligns the interests of our executive officers with those of our stockholders.
Our named executive officers (or “NEOs”) for the fiscal year ended December 31, 2023, which consist of our principal executive officer and our two other most highly compensated executive officers were:
•	Todd Schonherz, Chief Executive Officer and Director;
•	Stephen “Fred” Divers, M.D., Chief Medical Officer and Director; and
•	David Gould, Chief Financial Officer
Name and Principal Position	Year	Salary ($)	Bonus ($)	Non-Equity Incentive Plan Compensation ($)	Option Reward ($)	Other Compensation ($)	Total ($)
Todd Schonherz Chief Executive Officer	2023	718,932	1,500,000	—	—	30,559(1)	2,249,491
	2022	698,375	192,500	—	—	28,103(1)	918,978
David Gould Chief Financial Officer	2023	367,860	1,365,000	—	—	—	1,732,860
	2022	317,310	41,614	—	—	—	358,924
Stephen “Fred” Divers, MD Chief Medical Officer	2023	458,300	200,000	1,041.953(2)	—	—	1,700,253
	2022	416,667	—	1,236,368(2)	—	—	1,653,035
(1)	For fiscal year 2023 and 2022, other compensation for Mr. Schonherz includes $16,800 for an automobile allowance.
(2)	Reported amount consists of performance payment paid to Dr. Divers in connection with his performance as a practicing physician. Dr. Divers was appointed to Chief Medical Officer on April 1, 2022.
Narrative Disclosure to Summary Compensation Table
The following describes the material elements of our compensation program for the fiscal year ended December 31, 2023 as applicable to our NEOs and reflected in the Summary Compensation Table above.
Base Salary
Base salaries for our executive officers were established primarily based on individual negotiations with the executive officers when they joined us. In determining compensation for our executive officers, we considered salaries provided to executive officers of similarly situated companies in the healthcare industry, each executive officer’s anticipated role criticality relative to others at the Company and our determination of the essential need to attract and retain these executive officers.
Employee Benefits and Perquisites
We provide health, dental, vision, life and disability insurance benefits to our NEOs, on the same terms and conditions as provided to our other employees. We provide an automobile allowance to select executive officers as well as small incidental reimbursements for certain personal expenses such as travel costs and mobile devices.
Retirement Benefits
401(k) Plan. We maintain a 401(k) plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer eligible compensation up to certain Internal Revenue Code (the “Code”) limits, which are updated annually. Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions.

Employees are immediately and fully vested in their own contributions. The Company may elect to make matching or other contributions into participant’s individual accounts. The 401(k) plan is intended to be qualified under Section 401(a) of the Code, with the related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan are deductible by us when made, and contributions and earnings on those amounts are not taxable to the employees until withdrawn or distributed from the 401(k) plan.
Employment Agreements
On April 1, 2021, we entered into an employment agreement with Mr. Schonherz (the “Schonherz Employment Agreement”), pursuant to which he agreed to serve as our Chief Executive Officer. The Schonherz Employment Agreement has an initial term through March 31, 2026 and automatically renews for one-year periods thereafter, unless terminated in advance by either party in accordance with the terms of the agreement. Pursuant to the Schonherz Employment Agreement, Mr. Schonherz is entitled to receive an annual base salary of $675,000 per year (the “Base Salary”). Mr. Schonherz’s Base Salary is increased on an annual basis in the amount of three percent of the previous calendar year’s Base Salary on January 1 of each year during the term and any renewal term under the Schonherz Employment Agreement.
The Schonherz Employment Agreement also provides that Mr. Schonherz is eligible for an annual cash bonus based upon achievement of annual performance goals for Mr. Schonherz and/or the Company determined by the Board each year. Mr. Schonherz’s annual fully-earned bonus opportunity is equal to a minimum of $275,000 for 2021 and will be determined by the Board for subsequent years.
We do not have an employment agreement with Dr. Divers in connection with employment as Chief Medical Officer.
On July 28, 2020, we entered into an offer letter with David Gould, pursuant to which he agreed to serve as our Chief Financial Officer with a start date of September 17, 2020 (the “Gould Offer Letter”). Under the Gould Offer Letter, Mr. Gould is eligible for a base salary of $300,000. The Gould Offer Letter also provides that Mr. Gould is eligible for an annual salary increase and an annual cash bonus based upon achievement of annual performance goals for Mr. Gould and/or the Company of up to 20% of Mr. Gould’s base salary, with a stretch opportunity up to 25% of Mr. Gould’s base salary.
Potential Payments Upon Termination or Change in Control
Todd Schonherz
Under the terms of his employment agreement, if Mr. Schonherz’s employment is terminated by AON without cause or by Mr. Schonherz for good reason (as such terms are defined in the Schonherz Employment Agreement), then Mr. Schonherz will become eligible to receive the following benefits for a period of twelve (12) months after the effective date of his termination or until he obtains and commences other employment, whichever occurs first:
•
monthly payments equal to (a) his monthly base salary in effect immediately prior to termination, plus (b) an amount equal to one-twelfth of his performance bonus which was paid or is to be paid to him under the Schonherz Employment Agreement for prior calendar year; and

•
monthly insurance stipend payments equal to aggregate insurance premiums paid by AON to provide health, dental, vision, and disability insurance benefits for him of the effective date of termination, calculated as a monthly amount.

Stephen “Fred” Divers
No payments are due to Dr. Divers upon a termination or change in control.
David Gould
Under the terms of his employment letter, upon a termination without cause, Mr. Gould is entitled to twelve (12) months of base salary.
Outstanding Equity Awards at Fiscal Year-End
There were no outstanding equity awards held by our NEOs as of December 31, 2023.

Non-Employee Director Compensation
During the year ended December 31, 2023, the Company did not have non-employee director compensation program and our directors were not compensated in connection with their service on the Board in fiscal year 2023. The Company expects to adopt a director compensation policy during the 2024 fiscal year.

BENEFICIAL OWNERSHIP OF SECURITIES
The table below sets forth information regarding the beneficial ownership of AON common stock as of April 16, 2024, a recent practicable date prior to the date of this prospectus for:
•	each person known who is the beneficial owner of more than 5% of the outstanding shares of AON Class A Common Stock, Class B Common Stock and Series A Preferred Stock;
•	each member of the Board and each of AON’s named executive officers (including former executive officer Bradley Prechtl, who is a Named Executive Officer of AON as of the end of the last fiscal year;
•	all current executive officers and directors of the Company, as a group
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security or the right to acquire such power within 60 days.
As of April 16, 2024 there were (i) 12,430,936 shares of AON Class A Common Stock issued and outstanding, which includes the Sponsor Earnout shares of 2,839,375, (ii) 23,725,998 shares of AON Class B Common Stock issued and outstanding, which excludes 3,000,245 Class B Warrants and (iii) 6,651,610 shares of Series A Preferred Stock issued and outstanding, which votes on an as-converted basis equal to 6,651,610 shares of Class A Common Stock.
Unless otherwise indicated, the Company believes that all persons named below have sole voting and investment power with respect to the voting securities indicated in the table below and the corresponding footnotes as being beneficially owned by them.
Name and address of Beneficial Owner(1)	Number of shares of AON Class A Common Stock	% of Class A Common Stock	Number of shares of AON Class B Common Stock	% of Class B Common Stock	Voting Power(5)	% Voting Power(5)
AON Directors and Named Executive Officers
Todd Schonherz	—	—	869,459	3.7%	869,459	2.0%
David Gould	—	—	—	—	—	—
Stephen “Fred” Divers, MD	94,969	0.8%	63,857	*%	158,826	*%
Erica Mallon	—	—	—	—	—
James Stith	—	—	—	—	—
Bradley Fluegel	25,000	*%	—	—	—	*%
Ravi Sarin	—	—	—	—	—	—
William J. Valle	—	—	—	—	—	—
All Directors and Executive Officers as a group (eight individuals)	119,969	1.0%	933,316	3.9%	1,053,285	2.5%
AON Five Percent Holders:
Digital Transformation Sponsor LLC(2)	14,225,833	76.7%	—	—	14,225,833	29.1%
AEA Growth Funds(3)	620,304	4.99%	—	—	4,400,158	10.3%
HealthQuest Tactical Opportunities Fund, L.P.(4)	2,046,775	14.1%	—	—	2,046,775	4.8%
*	Less than one percent.
(1)	Unless otherwise noted, the business address of each of the directors and officers will be c/o American Oncology Network, Inc., 14543 Global Parkway, Suite 110, Fort Myers, FL 33913
(2)
The shares reported above are held in the name of the Sponsor. The amount disclosed includes 6,113,333 shares issuable upon exercise of private placement warrants and includes 2,839,375 shares that are subject to earnout. The Sponsor is managed by Kevin Nazemi, and Mr. Nazemi has sole voting and dispositive power with respect to the shares held of record by the Sponsor and thus is the beneficial owner of the shares owned by the Sponsor. The business address of the Sponsor is 10250 Constellation Blvd, Suite 23126 Los Angeles, CA 90067.

(3)
The shares reported as beneficially owned consist of 601,337 shares issuable to AEA Growth Equity Fund LP and AEA Growth Equity Fund (Parallel) LP (collectively, the “AEA Growth Funds”) upon conversion of the AON Series A Preferred Stock at an initial conversion price of $10.00 per share, taking into account that certain Conversion Restriction Agreement dated October 12, 2023, which provides, among other things, that the AON Series A Preferred Stock and any other securities beneficially owned or subsequently acquired by the AEA Growth Funds which are exercisable for, convertible into or otherwise exchangeable for Class A Common Stock may convert into a number of Class A Common Stock to the extent that, upon such exercise, conversion or exchange, the AEA Growth Funds (together with its affiliates, any other persons acting or who could be deemed to be acting as a group (as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder), and any persons whose beneficial ownership of Class A Common Stock would or could be aggregated with the AEA Growth Funds’ and the other Attribution Parties’ (as defined in the Conversion Restriction Agreement) for purposes of Section 13) do not beneficially own in excess of 4.99% of outstanding shares of Class A Common Stock, immediately following the exercise, conversion or exchange thereof. Notwithstanding the Conversion Restriction Agreement, the AEA Growth Funds may vote its shares of AON Series A Preferred Stock on a fully-converted basis, or voting power equal to 6,651,610 shares as of the date of this prospectus. The general partner of each of the AEA Growth Funds is AEA Growth Equity Partners LP. The general partner of AEA Growth Equity Partners LP is AEA Growth Equity GP LLC. The sole member of AEA Growth Equity GP LLC is AEA Management UGP LLC. Brian Hoesterey is a managing member of AEA Management UGP LLC. As a result, Mr. Hoesterey may be deemed to share voting and dispositive power with respect to the shares held of record by the AEA Growth Funds. Mr. Hoesterey expressly disclaims beneficial ownership of the shares held by the AEA Growth Funds. Mr. Sarin and Mr. Stith, each a member of the AON board of directors, are partners of AEA Growth but do not hold voting or dispositive power over the shares held by the AEA Growth Funds. The address for the AEA Growth Funds is 520 Madison Avenue, 40th Floor, New York, New York 10022.
(4)
Based solely on the Schedule 13D, filed by HealthQuest Tactical Opportunities Fund, L.P. on November 19, 2023. The shares reported as beneficially owned consist of 2,046,775 shares issuable to Healthquest Tactical Opportunities Fund, L.P. upon conversion of the AON Series A Preferred Stock at an initial conversion price of $10.00 per share, HealthQuest TOF Management, L.L.C., the general partner of HealthQuest Tactical Opportunities Fund L.P., may be deemed to have sole power to vote and sole power to dispose of shares directly owned by HealthQuest Tactical Opportunities Fund L.P. Dr. Garheng Kong is the managing member of HealthQuest TOF Management, L.L.C. Other than those securities reported in their Schedule 13G as being held directly by Healthquest Tactical Opportunities Fund, L.P., HealthQuest TOF Management, L.L.C. or Dr. Kong, each such person disclaims beneficial ownership of such securities reported in the Schedule 13D except to the extent of such Reporting Person’s pecuniary interest therein. The business address for each of Healthquest Tactical Opportunities Fund, L.P. is 555 Twin Dolphin Drive, Suite 370, Redwood City, CA 94065.

(5)	Voting power and percentage voting power represents the voting power with respect to the Class A Common Stock, Class B Common Stock and Series A Preferred Stock on an aggregate basis.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	—	—	5,300,000
Equity compensation plans not approved by security holders	—	—	—
Total	—	—	5,300,000

SELLING SECURITYHOLDERS
This prospectus relates to the resale by the Selling Securityholders of (a) 51,161,832 shares of Class A Common Stock and (b) 6,113,333 private placement warrants to purchase Class A Common Stock. The Selling Securityholders may from time to time (after the expiration of any applicable lock-up period), offer and sell any or all of the shares of Class A Common Stock and/or Private Placement Warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, together with any additional selling securityholders listed in a subsequent amendment to this prospectus and their pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the Class A Common Stock other than through a public sale. We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such shares of Class A Common Stock or Private Placement Warrants. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of Class A Common Stock and/or Private Placement Warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. See “Plan of Distribution.” For purposes of this table, we have assumed that all of the Earnout Shares have been vested to the Sponsor in accordance with the terms of the Business Combination Agreement and the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering.
The following table sets forth, as of October 13, 2023, (i) the aggregate number of shares of Class A Common Stock and warrants that the Selling Securityholders hold, including any Class A Common Stock underlying convertible securities, (ii) the aggregate number of shares of Class A Common Stock and warrants that the Selling Securityholders may offer pursuant to this prospectus and (iii) the number of shares of Class A Common Stock and warrants held by the Selling Securityholders after the sale of the securities offered hereby.
A Selling Securityholder may sell or otherwise transfer all, some or none of such shares in this offering. Except as set forth in the footnotes below, the address of each Selling Securityholder is c/o American Oncology Network, Inc. 14543 Global Parkway, Suite 110, Fort Myers, FL 33913.
	Before the Offering				After the Offering
Selling Securityholder	Shares of Class A Common Stock (including underlying shares of Class A Common Stock)(1)	Number of Private Placement Warrants	Number of Shares of Common Stock Being Offered	Number of Private Placement Warrants Being Offered	Number of Shares of Common Stock (including underlying shares of Class A Common Stock)	% of Class A Common Stock(2)	Number of Private Placement Warrants
Digital Transformation Sponsor LLC(3)	14,225,833	6,113,333	14,225,833	6,113,333	—	—	—
Kyle Francis(4)	150,000		150,000		—	—	—
Bradley Fluegel(5)	25,000		25,000		—	—	—
Jim Moffatt(5)	25,000		25,000		—	—	—
Heather Zynczak(5)	25,000		25,000		—	—	—
AEA Growth Equity Fund LP(6)	4,132,878		4,132,878		—	—	—
AEA Growth Equity Fund (Parallel) LP(7)	1,556,970		1,556,970		—	—	—
Healthquest Tactical Opportunities Fund, L.P(8)	2,646,687		2,646,687		—	—	—
KRP Investments Inc.(9)	3,000,245		3,000,245		—	—	—
Ahmed Al-Hazzouri, M.D(10)	189,300		189,300		—	—	—
Amit I. Shah, M.D(10)	189,300		189,300		—	—	—
Ananth Krishnan Iyer, M.D.(10)	126,200		126,200		—	—	—
Andres W. Bhatia, M.D. and Jennifer Bhatia(10)	189,300		189,300		—	—	—
Andrew J. Lipman Revocable Trust dated 5/20/2008(10)	126,200		126,200		—	—	—
Arthur Joseph Matzkowitz, M.D(10)	189,300		189,300		—	—	—
Avram Jonathan Smukler, M.D. Revocable Trust(10)	189,300		189,300		—	—	—
Christopher L. Alexander, D.O(10)	126,200		126,200		—	—	—
Christopher Miles McCanless, M.D.(10)	85,059		85,059		—	—	—
Craig Reynolds, M.D(10) (11)	189,300		189,300		—	—	—
Daniel L. Spitz Revocable Trust(10) (12)	189,300		189,300		—	—	—
Daniel L. Spitz, M.D.(10) (12)	247,753		247,753		—	—	—

	Before the Offering				After the Offering
Selling Securityholder	Shares of Class A Common Stock (including underlying shares of Class A Common Stock)(1)	Number of Private Placement Warrants	Number of Shares of Common Stock Being Offered	Number of Private Placement Warrants Being Offered	Number of Shares of Common Stock (including underlying shares of Class A Common Stock)	% of Class A Common Stock(2)	Number of Private Placement Warrants
David T. Wenk, M.D(10)	189,300		189,300		—	—	—
Don Luong, M.D(10)	189,300		189,300		—	—	—
Douglas D. Heldreth, M.D. and Regina Heldreth(10)(14)	189,300		189,300		—	—	—
Fadi Kayali, M.D(10)	189,300		189,300		—	—	—
Flora E. Melgen Revocable Trust(10)	189,300		189,300		—	—	—
Flora E. Ndum(10)	126,200		126,200		—	—	—
Gajanan A. Kulkarni, M.D. and Hemalata G. Kulkarni, TBE(10)	126,200		126,200		—	—	—
Geethanjali K. Akula, M.D(10)	126,200		126,200		—	—	—
Gerald Patrick Miletello, M.D.(10)	85,059		85,059		—	—	—
Gordan Family Irrevocable Trust, UAD August 30, 2018(10)	189,300		189,300		—	—	—
Gordan Family Irrevocable Trust, UAD August 30, 2018, William Porter,Trustee(10)	247,753		247,753		—	—	—
Gregoire H. Bergier, M.D(10)	126,200		126,200		—	—	—
Gustavo A. Fonseca, M.D., FACP(10)	189,300		189,300		—	—	—
Hafeez Tajuddin Chatoor, M.D(10)	189,300		189,300		—	—	—
Hitesh C. Patel, M.D. and Anjni Patel(10)	189,300		189,300		—	—	—
Howard Goodman, M.D. and Caroline R. Goodman, TBE(10)	126,200		126,200		—	—	—
Ivor Percent Revocable Trust dated 1/10/2012(10)	189,300		189,300		—	—	—
JA Investments of Tampa II(10)	189,300		189,300		—	—	—
Jay Wang, M.D(10)	189,300		189,300		—	—	—
Jaydev Avashia, M.D. and Bhairavi J. Avashia, TBE(10)	189,300		189,300		—	—	—
Jeanna L. Knoble, M.D.(10)	36,358		36,358		—	—	—
Jeffrey Zangmeister, M.D.(10)	36,358		36,358		—	—	—
Jennifer L. Ball-Englert, D.O(10)	189,300		189,300		—	—	—
Jennifer L. Cultrera, M.D(10)	189,300		189,300		—	—	—
Jerry W. Mitchell, M.D.(10)	36,358		36,358		—	—	—
Joe’s Own, LLC(10)	126,200		126,200		—	—	—
Joel Grossman Co-Trustee of the Joel S. Grossman Revocable Trust dated October 15, 2013(10)	126,200		126,200		—	—	—
Jorge Ayub Trust(10)	126,200		126,200		—	—	—
Jose Alemar, M.D. and Ciara Rios, TBE(10)	189,300		189,300		—	—	—
Julia A. Cogburn, M.D(10)	189,300		189,300		—	—	—
Kapisthalam S. Kumar, M.D. and Katherine L. Kumar, TBE(10)	189,300		189,300		—	—	—
Karin P. Bigman, M.D(10)	126,200		126,200		—	—	—
Kathleen B. Doughney, M.D(10)	126,200		126,200		—	—	—
Kerry E. Chamberlain, D.O. and Linda Chamberlain, TBE(10)	189,300		189,300		—	—	—
Knipe Spousal Beneficiary Trust(10)	189,300		189,300		—	—	—
Kosloff AON, LLC(10)	189,300		189,300		—	—	—
Koteshwar Rao Telukuntla, M.D(10)	126,200		126,200		—	—	—
Laura C. Dickerson, M.D.(10)	189,300		189,300		—	—	—
Laura M. Rodriguez Trust(10)	189,300		189,300		—	—	—
Li Li, M.D(10)	189,300		189,300		—	—	—
Luis Vaccarello, M.D.(10)	36,358		36,358		—	—	—

	Before the Offering				After the Offering
Selling Securityholder	Shares of Class A Common Stock (including underlying shares of Class A Common Stock)(1)	Number of Private Placement Warrants	Number of Shares of Common Stock Being Offered	Number of Private Placement Warrants Being Offered	Number of Shares of Common Stock (including underlying shares of Class A Common Stock)	% of Class A Common Stock(2)	Number of Private Placement Warrants
Lynn F. Cleveland, TOD David M. Cleveland(10)	63,857		63,857		—	—	—
Maen A. Hussein, M.D(10)	189,300		189,300		—	—	—
Magda Melchert, M.D(10)	126,200		126,200		—	—	—
Malhotra, LLLP(10)	126,200		126,200		—	—	—
Mamta T. Choksi, M.D(10)	189,300		189,300		—	—	—
Manish R. Patel AON, LLC(10)	189,300		189,300		—	—	—
Marays Veliz, M.D(10)	126,200		126,200		—	—	—
Marc L. Segal, M.D.(10)	36,358		36,358		—	—	—
Maria Regina Flores Trust(10)	189,300		189,300		—	—	—
Mark H, Knapp, M.D.(10)	36,358		36,358		—	—	—
Mark S. Robbins Revocable Trust u/a/d June 3, 2020(10)	126,200		126,200		—	—	—
Mary M. Li, LLC(10)	189,300		189,300		—	—	—
Matthew A. Fink, M.D(10)	189,300		189,300		—	—	—
Michael Diaz, M.D. and Stephanie Jo Diaz, TBE(10)	189,300		189,300		—	—	—
Michael G. Raymond, M.D. and Etleva Raymond, TBE(10)	126,200		126,200		—	—	—
Michael J. Castine, III, M.D.(10)	85,059		85,059		—	—	—
Michael J. McCleod Trust(10)	126,200		126,200		—	—	—
Moideen Family Revocable Trust(10)	189,300		189,300		—	—	—
Neal E. Rothschild, M.D(10)	126,200		126,200		—	—	—
Noel Maun, M.D., Ph.D. and Erica B. Maun, TBE(10)	126,200		126,200		—	—	—
Noor M. Merchant, M.D. and Sulkayna Merchant(10)	126,200		126,200		—	—	—
Nuruddin Jooma, M.D., P.L.L.C(10)	189,300		189,300		—	—	—
Oncology Platform, LLC(10)	189,300		189,300		—	—	—
P. Bhaichand Investments, LLC(10)	189,300		189,300		—	—	—
P. Kothai Sundaram, M.D.(10)	36,358		36,358		—	—	—
Pablo C. Reyes, M.D(10)	189,300		189,300		—	—	—
Padmaja and Rajesh Kumar Sai Revocable Living Trust Dated September 7, 2005(10)	189,300		189,300		—	—	—
Patrick Acevedo, M.D. and Kelly Acevedo(10)	189,300		189,300		—	—	—
Patrick C. Elwood, M.D.(10)	36,359		36,359		—	—	—
Paul M. Dodd, III, M.D. and Faith A. Dodd(10)	189,300		189,300		—	—	—
Philip H. Dunn, M.D(10)	126,200		126,200		—	—	—
Plover Investments, LLC(10)	189,300		189,300		—	—	—
Prechtl Family Trust U/T/A Dated November 21, 2017(10)(16)	189,300		189,300		—	—	—
Prechtl Family Trust U/T/A Dated November 21, 2017, Christopher Thomas Prechtl, Trustee(10)(16)	1,238,765		1,238,765		—	—	—
R. Timothy Webb, Trustee FBO Tim Webb Revocable Trust(10)	63,857		63,857		—	—	—
Ralph Gousse, M.D.(10)	189,300		189,300		—	—	—
Ramana Dutt, M.D(10)	126,200		126,200		—	—	—
Rambabu Tummala, M.D(10)	189,300		189,300		—	—	—
Ramesh Kantilal Shah, M.D(10)	126,200		126,200		—	—	—
Raul E. Storey-Rojas, M.D(10)	189,300		189,300		—	—	—
Robert T. Muldoon, TOD Caroline E. Muldoon(10)	63,857		63,857		—	—	—

	Before the Offering				After the Offering
Selling Securityholder	Shares of Class A Common Stock (including underlying shares of Class A Common Stock)(1)	Number of Private Placement Warrants	Number of Shares of Common Stock Being Offered	Number of Private Placement Warrants Being Offered	Number of Shares of Common Stock (including underlying shares of Class A Common Stock)	% of Class A Common Stock(2)	Number of Private Placement Warrants
Robert W. Weaver, M.D(10)	189,300		189,300		—	—	—
Rohatgi FCS Investments, LLC(10)	189,300		189,300		—	—	—
Roy M. Ambinder, M.D(10)	189,300		189,300		—	—	—
Roy M. Ambinder, M.D.(10)	247,753		247,753		—	—	—
Rubin AON, LLC(10)	189,300		189,300		—	—	—
Ryan Olson, M.D(10)	189,300		189,300		—	—	—
Sachin S. Kamath, M.D(10)	189,300		189,300		—	—	—
SALLYKIMMIE, LLC Marilyn M. Raymond, M.D and Robert Raymond, TBE Members and Managers(10)	189,300		189,300		—	—	—
Sandeep K. Thaper, M.D(10)	126,200		126,200		—	—	—
Sarah Cevallos(10)	250,077		250,077		—	—	—
Sawsan G. Bishay, M.D. and Adel A. Bishay(10)	126,200		126,200		—	—	—
Schonherz Family Trust(10)(15)	126,200		126,200		—	—	—
Schonherz Family Trust, Brian Schonherz, Trustee(10)(15)	743,259		743,259		—	—	—
Servillano E. Dela Cruz, Jr., M.D(10)	126,200		126,200		—	—	—
Shachar Peles, M.D(10)	189,300		189,300		—	—	—
Shalin Ramesh Shah, D.O(10)(13)	189,300		189,300		—	—	—
Shyani, LLC(10)	189,300		189,300		—	—	—
Silvia A. Romero Revocable Trust dated 5/16/2011(10)	189,300		189,300		—	—	—
Stefani L. Capone, M.D(10)	189,300		189,300		—	—	—
Stephen G. Divers, Trustee FBO Fred Divers Family Trust(10)(20)	63,857		63,857		—	—	—
Stephen V. Orman Trust Agreement 42795(10)	189,300		189,300		—	—	—
Stephen V. Orman Trust Agreement March 1, 2017, Stephen V. Orman, Trustee(10)(19)	247,753		247,753		—	—	—
Sumithra Vattigunta-Gopal, M.D., FACP(10)	189,300		189,300		—	—	—
Sunil G. Gandhi, M.D., FACP(10)	189,300		189,300		—	—	—
Syed Zafar, M.D(10)	126,200		126,200		—	—	—
SYNIK , an Irrevocable Complex Business Trust(10)	189,300		189,300		—	—	—
Taral Patel, M.D.(10)	36,359		36,359		—	—	—
Tarek A. Chidiac, M.D.(10)	36,359		36,359		—	—	—
The 2021 AJVS Irrevocable Trust(10)	189,300		189,300		—	—	—
The Rao Family Joint Revocable Trust(10)	126,200		126,200		—	—	—
Thomas P. Clark(10)	370,403		370,403		—	—	—
Thomas P. Clark and Patricia Clark, TBE(10)	126,200		126,200		—	—	—
Timothy D. Moore, M.D.(10)	36,359		36,359		—	—	—
Todd A. Gersten, M.D(10)	189,300		189,300		—	—	—
Tyjote, LLC(10)	189,300		189,300		—	—	—
Uday B. Dandamudi, M.D(10)	189,300		189,300		—	—	—
V. Upender Rao, M.D., FACP(10)	126,200		126,200		—	—	—
Vance M. Wright-Browne, M.D. and Edward M. Browne, TBE(10)(17)	189,300		189,300		—	—	—
Vasundhara G. Iyengar, M.D(10)	189,300		189,300		—	—	—
Vijay Patel, M.D(10)	189,300		189,300		—	—	—
Vipul Patel, M.D(10)(18)	189,300		189,300		—	—	—
Vivian D. Griffin, M.D(10)	126,200		126,200		—	—	—
William Harwin, M.D.(10)	618,156		618,156		—	—	—

	Before the Offering				After the Offering
Selling Securityholder	Shares of Class A Common Stock (including underlying shares of Class A Common Stock)(1)	Number of Private Placement Warrants	Number of Shares of Common Stock Being Offered	Number of Private Placement Warrants Being Offered	Number of Shares of Common Stock (including underlying shares of Class A Common Stock)	% of Class A Common Stock(2)	Number of Private Placement Warrants
William N. Harwin 2012 Gift Trust f/b/o Daniel Harwin dated 11/19/2012(10)	22,716		22,716		—	—	—
William N. Harwin 2012 Gift Trust f/b/o Jeffrey Harwin dated 11/19/2012(10)	22,716		22,716		—	—	—
William N. Harwin 2012 Gift Trust f/b/o Kristen Harwin dated 11/19/2012(10)	22,716		22,716		—	—	—
William N. Harwin 2012 Gift Trust f/b/o Peter Harwin dated 11/19/2012(10)	22,716		22,716		—	—	—
William N. Harwin 2012 Gift Trust f/b/o Daniel Harwin dated 11/19/2012(10)	154,539		154,539		—	—	—
William N. Harwin 2012 Gift Trust f/b/o Jeffrey Harwin dated 11/19/2012(10)	154,539		154,539		—	—	—
William N. Harwin 2012 Gift Trust f/b/o Kristin Harwin dated 11/19/2012(10)	154,539		154,539		—	—	—
William N. Harwin 2012 Gift Trust f/b/o Peter Harwin dated 11/19/2012(10)	154,539		154,539		—	—	—
William N. Harwin Trust dated 7/14/1994(10)	95,912		95,912		—	—	—
Wright Investment Holdings, LLC(10)	189,300		189,300		—	—	—
Yallappa Nadiminti Spousal Limited Access Trust(10)	189,300		189,300		—	—	—
Yon Kyu Peter Park, M.D(10)	189,300		189,300		—	—	—
TIFF Private Equity Partners 2022, L.P.(21)	264,668		264,668		—	—	—
(1)
“Shares of Class A Common Stock (including underlying shares of Class A Common Stock)” includes , including any Class A Common Stock underlying Class B Common Stock, Warrants to purchase Class B Common Stock, Series A Preferred Stock and/or privates warrants to purchase Class A Common Stock.

(2)
After the Offering -- Percentage of Shares of Class A Common Stock” based on a total of 52,356,686 shares of common stock, which number includes (i) 9,532,354 shares of Class A Common Stock outstanding as of the date of this prospectus, plus (ii) 28,109,796 shares of Class A Common Stock issuable upon the exchange of a corresponding number of Class B Common Stock or Class B Warrants (together with AON LLC common units), plus (iii) 8,601,203 shares of Class A Common Stock issuable upon conversion of outstanding shares of Series A Preferred Stock (including non-cash dividends payable at AON’s election) and plus (iv) 6,113,333 shares of Class A Common Stock which may be acquired upon exercise of the Company warrants.

(3)
The Selling Securityholder’s address is 10250 Constellation Blvd., Suite 23126, Los Angeles CA 90067. Class A Common Stock held before the offering and offered pursuant to this prospectus consists of (i) 8,112,500 shares of Class A Common Stock, which includes 2,839,375 shares that are subject to earnout, and (ii) 6,113,333 shares of Class A Common Stock issuable upon exercise of private placement warrants.

(4)
The Selling Securityholder’s address is 10250 Constellation Blvd STE 23126, Los Angeles CA 90067. Class A Common Stock held before the offering and offered pursuant to this prospectus consists of 150,000 shares of Class A Common Stock. The Selling Securityholder is managed by Kevin Nazemi, and Mr. Nazemi has sole voting and dispositive power with respect to the shares and warrants held of record by the Sponsor.

(5)
The Selling Securityholder’s address is 10250 Constellation Blvd STE 23126, Los Angeles CA 90067. Class A Common Stock held before the offering and offered pursuant to this prospectus consists of 25,000 shares of Class A Common Stock.

(6)
The Selling Securityholder’s address is 520 Madison Avenue 40th Floor, New York, NY 10022. Class A Common Stock held before the offering and offered pursuant to this prospectus consists of shares of Class A Common Stock issuable upon conversion of 3,196,099 shares of Series A Preferred Stock, including an assumed amount of non-cash dividends that may accrue on the shares of Series A Preferred Stock and increase the number of shares of Class A Common Stock issuable upon conversion of the Series A Preferred Stock pursuant to their terms.

(7)
The Selling Securityholder’s address is 520 Madison Avenue 40th Floor, New York, NY 10022. Class A Common Stock held before the offering and offered pursuant to this prospectus consists of shares of Class A Common Stock issuable upon conversion of 1,204,059 shares of Series A Preferred Stock, including an assumed amount of non-cash dividends that may accrue on the shares of Series A Preferred Stock and increase the number of shares of Class A Common Stock issuable upon conversion of the Series A Preferred Stock pursuant to their terms.

(8)
The Selling Securityholder’s address is 555 Twin Dolphin Drive, Suite 370, Redwood City, CA 94065. Class A Common Stock held before the offering and offered pursuant to this prospectus consists of shares of Class A Common Stock issuable upon conversion of 2,046,775 shares of Series A Preferred Stock, including an assumed amount of non-cash dividends that may accrue on the shares of Series A Preferred Stock and increase the number of shares of Class A Common Stock issuable upon conversion of the Series A Preferred Stock pursuant to their terms.

(9)
The Board of Directors of KRP Investments, Inc. (``KRP''), comprised of three individuals, has discretionary authority to vote and dispose of the shares held by KRP. All decisions of the Board of Directors of KRP are determined on a majority basis, and no individual on the Board of Directors of KRP has sole authority to vote or dispose of the shares held by KRP. The principal business address of KRP is c/o American Oncology Network, Inc. 14543 Global Parkway, Suite 110, Fort Myers, FL 33913.

(10)
Class A Common Stock held before the offering and offered pursuant to this prospectus consists of shares of Class A Common Stock issuable upon exchange of an equal number of Class B Common Stock together with an equal number of AON LLC common units.

(11)	Craig Reynolds was, within the past three years, a member on AON LLC’s Board of Managers.
(12)	Daniel L. Spitz was, within the past three years, a member on AON LLC’s Board of Managers.
(13)	Shalin Ramesh Shah is a former member on our Board of Directors.
(14)	Douglas D. Heldreth was, within the past three years, a member on AON LLC’s Board of Managers.
(15)
Schonherz Family Trust and Schonherz Family Trust, Brian Schonherz, Trustee hold the shares of Class A Common Stock that are being registered pursuant to this prospectus for the benefit of Todd Schonherz, our Chief Executive Officer and member on the Board of Directors.

(16)
Prechtl Family Trust U/T/A Dated November 21, 2017 Dated November 21, 2017 and Prechtl Family Trust U/T/A Dated November 21, 2017, Christopher Thomas Prechtl, Trustee hold the shares of Class A Common Stock that are being registered pursuant to this prospectus for the benefit of Bradley Prechtl, our former President and Chief Development Officer.

(17)	Vance M. Wright-Browne is a former member on our Board of Directors.
(18)	Vipul Patel is a former member on our Board of Directors.
(19)	Stephen V. Orman was, within the past three years, a member on AON LLC’s Board of Managers.
(20)
Stephen G. Divers, Trustee FBO Fred Divers Family Trust hold the shares of Class A Common Stock that are being registered pursuant to this prospectus for the benefit of Stephen “Fred” Divers, our Chief Medical Officer and member on the Board of Directors.

(21)
The Selling Securityholder’s address is 170 N. Radnor Chester Road, Suite 300, Radnor, PA 19087. Class A Common Stock held before the offering and offered pursuant to this prospectus consists of shares of Class A Common Stock issuable upon conversion of 204,677 shares of Series A Preferred Stock, including an assumed amount of non-cash dividends that may accrue on the shares of Series A Preferred Stock and increase the number of shares of Class A Common Stock issuable upon conversion of the Series A Preferred Stock pursuant to their terms.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Party Policy
AON has a formal written policy that sets forth the following policies and procedures for the review and approval or ratification of related party transactions. A “Related Party Transaction” is a transaction, arrangement or relationship in which AON or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related party had, has or will have a direct or indirect material interest. A “Related Party” means:
•	any person who is, or at any time during the applicable period was, one of AON’s officers or one of AON’s directors;
•	any person who is known by AON to be the beneficial owner of more than five percent (5%) of its voting stock;
•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, son-in-law, sister-in- law or brother-in-law of a director, officer or a beneficial owner of more than five percent (5%) of its voting stock, and any person (other than a tenant or employee) sharing the household of such director, officer or beneficial owner of more than five percent (5%) of its voting stock; and

•
any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a ten percent (10%) or greater beneficial ownership interest.

AON enacted policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its charter, the Audit Committee has the responsibility to review related party transactions.
Business Combination Agreement
DTOC, AON LLC, GEF AON Holdings Corp., AON Class C Preferred Investor, and Merger Sub entered into the Business Combination Agreement, dated as of June 14, 2023 (which further amended and restated the Business Combination Agreement entered into by DTOC and AON as of October 5, 2022, and amended and restated on January 6, 2023, and April 27, 2023), pursuant to which, among other transactions, on September 20, 2023, DTOC and AON undertook the Reverse Recapitalization resulting in the organization of the combined post-business combination company as an umbrella partnership C corporation, in which substantially all of the assets and the business of the combined company are held by AON LLC, and DTOC became a member of AON LLC. In connection with the Closing of the Business Combination, DTOC changed its name to “American Oncology Network, Inc.” The Business Combination was completed on September 20, 2023.
Related Party Transactions Following the Business Combination
Following the Business Combination, which closed on September 20, 2023, the Company did not engage in any related party transactions under the provisions of Item 404 of Regulation S-K.
American Oncology Network
Since January 1, 2022, AON LLC did not engage in any related party transactions that are required to be reported under the provisions of Item 404 of Regulation S-K. Following the Business Combination, the Company did not engage in any related party transactions under the provisions of Item 404 of Regulation S-K.
DTOC Related Party Transactions Prior to the Business Combination
Since January 1, 2022 and prior to the closing of the Business Combination, DTOC engaged in the following related-transactions.
Founder Shares
On January 8, 2021, DTOC issued an aggregate of 7,187,500 shares of Class B Common Stock to the Sponsor for an aggregate purchase price of $25,000 in cash, or approximately $0.003 per share. The number of shares of Class B Common Stock issued was determined based on the expectation that such shares would represent 20% of the outstanding shares of common stock upon completion of the IPO. On March 9, 2021, DTOC effected a stock dividend of 0.2 shares for each share of Class B Common Stock outstanding, resulting in the Sponsor holding an aggregate of 8,625,000 shares of Class B Common Stock. The Sponsor subsequently transferred 25,000 shares of Class B Common Stock to each of DTOC’s independent directors, and 150,000 shares of Class B Common Stock to Kyle Francis, DTOC’s Chief Financial Officer. Up to 1,125,000 shares of Class B Common Stock were subject to forfeiture by the Sponsor depending on the extent to which the underwriter’s over-allotment option was exercised. On March 12, 2021, the underwriter partially exercised its over-allotment option, hence, 837,500 shares of Class B Common Stock were no longer subject to forfeiture. On March 15, 2021, the underwriter forfeited the remaining over-allotment option, and hence 287,500 shares of Class B Common Stock were subsequently forfeited.
On February 9, 2023, DTOC filed a definitive proxy statement with the SEC soliciting the approval of its stockholders for, among other things, a proposal (the “Extension Amendment Proposal”) to extend the date by which DTOC has to consummate a business combination (the “Combination Period”) from March 12, 2023 to June 30, 2023, and to give the Sponsor the option to further extend the Combination Period beyond June 30, 2023 up to three times for an additional one month each time to September 30, 2023. On March 7, 2023, in connection with the approval of the Extension Amendment Proposal, the Sponsor and Kyle Francis, DTOC’s Chief Financial Officer, converted all of their respective Founder Shares into an aggregate of 8,262,500 shares of DTOC Class A Common Stock.
The Sponsor and members of DTOC’s board of directors and management team (collectively, the “Initial Stockholders”) agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (1) one year after the completion of the initial business combination; and (2) subsequent to the initial business combination (x) if the last reported sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20-trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the public stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Private Placement Warrants
Simultaneously with the closing of DTOC’s IPO, DTOC consummated the private placement of 6,113,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of $9.17 million.
Each whole Private Placement Warrant is exercisable for one whole share of DTOC Class A Common Stock at a price of $11.50 per share, subject to adjustment. A portion of the proceeds from the sale of the Private Placement Warrants was added to the proceeds from DTOC’s IPO held in the Trust Account. The Private Placement Warrants are non-redeemable for cash (except in certain limited circumstances) and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.
The Sponsor and DTOC’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial business combination.
Registration Rights
The holders of Founder Shares and Private Placement Warrants (and any shares of DTOC Class A Common Stock issuable upon the exercise of the Private Placement Warrants), are entitled to registration rights pursuant to the amended and restated registration rights agreement dated September 20, 2023 (as amended, the “Registration Rights Agreement”). The Registration Rights Agreement will terminate on the earlier of (i) the tenth anniversary of the date of the Registration Rights Agreement and (ii) with respect to the Sponsor or any holder of registrable securities party thereto, the date that such person no longer holds any registrable securities.
Related Party Notes
On January 8, 2021, DTOC issued an unsecured promissory note to the Sponsor for an aggregate of up to $300,000 to cover expenses related to the IPO. This loan was non-interest bearing and payable on the earlier of December 31, 2021 or the completion of the IPO. During the period from January 8, 2021 to March 12, 2021, DTOC had borrowed $212,215 under the promissory note. On March 12, 2021, DTOC paid the balance on the note from the proceeds of the IPO.

Upon the Closing of the Business Combination on September 20, 2023, the Company reimbursed the Sponsor an aggregate amount of $300,000 for payments made by the Sponsor in connection with its exercise of its options to extend the date by which DTOC is required to complete its initial business combination. In connection with such reimbursement, the obligations of the Company under certain non-interest bearing, unsecured promissory note issued in favor of the Sponsor were extinguished.
In addition, in order to fund working capital deficiencies, finance transaction costs in connection with a business combination, or financing extension payments to the trust account in order to exercise of the option to extend the date by which DTOC is required to complete its initial business combination, the Sponsor or an affiliate of the Sponsor, or certain of DTOC officers and directors were permitted to, but were not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Upon the Closing of the Business Combination, the Company repaid Working Capital Loans in the aggregate amount of $573,877.
Certain Other Payments
The Sponsor, executive officers and directors, or any of their respective affiliates has been reimbursed for any out-of-pocket expenses incurred in connection with activities on DTOC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. DTOC’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, executive officers or directors, or DTOC’s or their affiliates. The total amount of out-of-pocket expenses incurred by DTOC’s officers and directors is less than $1,500.
Sponsor Support Agreement
AON and DTOC entered into an amended and restated sponsor support agreement (the “Sponsor Support Agreement”) with the Sponsor and DTOC’s Chief Executive Officer (together with the Sponsor, the “Supporting Sponsor Shareholders”) pursuant to which the Supporting Sponsor Shareholders agreed not to transfer any shares of AON Class A Common Stock held by it until the twelve month anniversary of the Closing (the “Sponsor Lock-Up Period”).
In addition, under the Sponsor Support Agreement, the Sponsor has agreed to subject 2,839,375 of the shares of AON Class A Common Stock held by it as of the Closing (the “Sponsor Earnout Shares”) to the following vesting and forfeiture provisions for the five-year period following the Closing: (i) the Sponsor Earnout Shares will vest when the volume-weighted average price of the AON Class A Common Stock equals or exceeds $13.50 per share for any 20 trading days within any 30 trading day period beginning after the Closing and ending five years following the Closing, (ii) all of the Sponsor Earnout Shares will be released immediately upon the consummation of a change of control transaction within the five-year period following the Closing, and (iii) if the Sponsor Earnout Shares are not released pursuant to the foregoing provisions on or before the date that is five years after the Closing, then the Sponsor Earnout Shares will be forfeited immediately following such date.
The Sponsor Support Agreement will terminate in its entirety, and be of no further force or effect, upon the earlier to occur of (i) the expiration of the Sponsor Lock-Up Period, and (ii) the written agreement of the Sponsor and AON.

DESCRIPTION OF SECURITIES
Capital Stock
The following summary of the material terms of the securities of AON. This summary is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our Charter in its entirety for a complete description of the rights and preferences of our securities.
Authorized and Outstanding Stock
Our Charter authorizes the issuance of 325,000,000 shares of capital stock, consisting of 300,000,000 shares of common stock, consisting of (i) 200,000,000 shares of Class A Common Stock, $0.0001 par value per share and (ii) 100,000,000 shares of Class B Common Stock, $0.0001 par value per share and (b) 25,000,000 shares of preferred stock, par value $0.0001 per share.
Common Stock
AON Class A Common Stock
Voting Power
Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under the Charter, each holder of AON Class A Common Stock will be entitled to one vote for each share of Class A Common Stock held of record as of the applicable record date by such holder on all matters on which stockholders generally are entitled to vote. The holders of AON Class A Common Stock and AON Class B Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors (other than with respect to the Preferred Director) and on all matters properly submitted to a vote of stockholders, unless otherwise required by Delaware law or the Charter (as it may be amended from time to time). Notwithstanding the foregoing, except as otherwise required by law or the Charter (including any preferred stock designation), holders of shares of any series of common stock shall not be entitled to vote on any amendment to the Charter (including any amendment to any preferred stock designation) that relates solely to the terms of one or more outstanding series of preferred stock or other series of common stock if the holders of such affected series of preferred stock or common stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon.
Dividends
Subject to the rights, if any, of the holders of any outstanding shares of preferred stock, under the Charter, holders of AON Class A Common Stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by the AON Board in its discretion out of funds legally available therefor and shall share ratably (based on the number of shares of AON Class A Common Stock held) in such dividends and distributions.
Liquidation, Dissolution and Winding Up
In the event of the voluntary or involuntary liquidation, dissolution or winding-up of AON under the Charter, or any liquidation event, after payment or provision for payment of the debts and other liabilities of AON and of the preferential and other amounts, if any, to which the holders of preferred stock having a preference over the AON Class B Common Stock, the holders of shares of AON Class B Common Stock shall be entitled to receive $0.0001 per share, and upon receiving such amount, such holders of shares of AON Class B Common Stock, as such, shall not be entitled to receive any other assets or funds of AON. Thereafter, the holders of all outstanding shares of AON Class A Common Stock shall be entitled to receive the remaining assets of AON available for distribution ratably in proportion to the number of shares held by each such stockholder.
Preemptive or Other Rights
Under the Charter, holders of AON Class A Common Stock will have no preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to AON Class A Common Stock.

AON Class B Common Stock
Voting Power
Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under the Charter, the holders of AON Class B Common Stock will be entitled, as applicable, to one (1) vote per share held of record as of the applicable record date by such holder on all matters on which stockholders generally or holders of Class B Common Stock as a separate class are entitled to vote (whether voting separately as a class or together with one or more classes of AON’s capital stock). The holders of AON Class A Common Stock and AON Class B Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all matters properly submitted to a vote of stockholders, unless otherwise required by Delaware law or the Charter (as it may be amended from time to time). Notwithstanding the foregoing, except as otherwise required by law or the Charter (including any preferred stock designation), holders of shares of any series of common stock shall not be entitled to vote on any amendment to the Charter (including any amendment to any preferred stock designation) that relates solely to the terms of one or more outstanding series of preferred stock or other series of common stock if the holders of such affected series of preferred stock or common stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon.
Dividends
Holders of AON Class B Common Stock will not be entitled to receive dividends and other distributions.
Liquidation, Dissolution and Winding Up
In the event of the voluntary or involuntary liquidation, dissolution or winding-up of AON under the Charter, the holders of AON Class B Common Stock will be entitled to receive $0.0001 per share, and upon receiving such amount, such holders of shares of Class B Common Stock, as such, shall not be entitled to receive any other assets or funds of AON.
Preemptive or Other Rights
Under the Charter, holders of AON Class B Common Stock will have no preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to AON Class B Common Stock.
Restrictions on Transfers
Holders of AON Class B Common Stock may transfer or assign shares of Class B Common Stock only to a permitted transferee of such holders under the AON Amended and Restated LLC Agreement, and only if the transferor also simultaneously transfers an equal number of such transferor’s common units to such permitted transferee in compliance with the transfer restrictions in the AON Amended and Restated LLC Agreement.
Cancellation and Conversion
Holders of AON Class B Common Stock (other than AON) will have the right to require AON to redeem all or a portion of their common units, together with the cancellation of an equal number of shares of AON Class B Common Stock, for (i) an equal number of shares of AON Class A Common Stock, provided however that, a holder of common units may not exchange their common units for AON Class A Common Stock that would result in such holder owning more than 4.99% of the outstanding AON Class A Common Stock immediately after such redemption (the “Beneficial Ownership Limitation”) and no more than 4.99% of the voting power of AON when combined with any securities of AON or any securities convertible into AON; provided however, that upon notice to the AON, the holder may increase or decrease the Beneficial Ownership Limitation, provided that any increase or decrease in the Beneficial Ownership Limitation will not be effective until 61 days following notice of such change from the holder to AON or (ii) at AON’s election and solely in connection with AON’s completion of a substantially concurrent public offering or private sale of shares of AON Class A Common Stock within ten business days of the delivery of a redemption notice to AON, a corresponding amount of cash, in each case contributed to AON by AON. In lieu of a redemption, AON may elect to effect a direct exchange of cash or shares of AON Class A Common Stock for common units (rather than contributing the share or cash amounts, as applicable, to AON for purposes of AON redeeming the redeemed units from the redeeming equityholder). As the AON equityholders cause their common units to be redeemed or exchanged, holding other assumptions constant, AON’s membership interest in AON will correspondingly increase, the number of shares of AON Class A Common Stock outstanding will increase, and the number of shares of AON Class B Common Stock (whether held directly or indirectly through Class B Prefunded Warrants) will decrease.
AON Series A Preferred Stock
Dividends
The AON Series A Preferred Stock accrues dividends at the annual rate of 8.0% of the original price per share, plus the amount of previously accrued, but unpaid dividends, compounded semi-annually, and participates with the AON Common Stock on all other dividends (the “Accrued Dividends” which, together with the aggregate investment by the AON Class C Preferred Investor, will be referred to as the “Accrued Value”). The Accrued Dividends may be paid in cash or accumulate and compound into Accrued Value.
Liquidation Rights and Preference
Upon any liquidation, winding-up or dissolution or deemed liquidation event, the holders of AON Series A Preferred Stock will be entitled to receive out of the available proceeds, before any distribution is made to holders of AON Common Stock or any other junior securities, an amount per share equal to the greater of (i) the original price per share multiplied by the Applicable Percentage (as defined below) plus any Accrued Dividends on such share of AON Series A Preferred Stock (including all dividends that have previously accreted to Accrued Value, as described above) or (ii) such amount per share as would have been payable had all shares of AON Series A Preferred Stock been converted into AON Common Stock immediately prior to the liquidation event, winding up or dissolution. After the payment in full to the holders of AON Series A Preferred Stock of the amounts provided for above, the holders of shares of AON Series A Preferred Stock as such shall have no right or claim to any remaining assets of the Company in respect of their ownership of AON Series A Preferred Stock. “Applicable Percentage” means a percentage equal to (a) one hundred twenty five percent (125%) if a liquidation, winding-up or dissolution of AON or any Deemed Liquidation Event (as defined in the Certificate of Designation) occurs prior to June 7, 2024, (b) one hundred twenty percent (120%) if a liquidation, winding-up or dissolution of AON or any Deemed Liquidation Event occurs after June 7, 2024, but on or prior to June 7, 2025, (c) one hundred fifteen percent (115%) if a liquidation, winding-up or dissolution of AON or any Deemed Liquidation Event occurs after June 7, 2025, but on or prior to June 7, 2026, (d) one hundred ten percent (110%) if a liquidation, winding-up or dissolution of AON or any Deemed Liquidation Event after June 7, 2026, but on or prior to June 7, 2027, (e) one hundred five percent (105%) if a liquidation, winding-up or dissolution of AON or any Deemed Liquidation Event occurs after June 7, 2027, but on or prior to June 7, 2028, (f) one hundred percent (100%) if a liquidation, winding-up or dissolution of AON or any Deemed Liquidation Event occurs after June 7, 2028.
Voting
The AON Series A Preferred Stock votes together with the AON Common Stock on an as-converted basis, except as required by law and as noted below under “Protective Provisions.” Each holder of AON Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of AON Common Stock into which the shares of AON Series A Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter or, if no record date is established, at the date such vote or consent is taken. The holders of the AON Series A Preferred Stock are also entitled to elect one director the AON Board (the “Preferred Director”), as long as the holders hold 5% or more of the voting power of all then-outstanding shares of capital stock of AON entitled to vote generally at an election of directors. The Preferred Director may be removed without cause by, and only by, the affirmative vote of such holders and will be a Class I director.
Protective Provisions
For as long as 50% of the shares of AON Series A Preferred Stock issued and outstanding as of the Issue Date are outstanding, AON shall not, without the affirmative vote or action by written consent of holders of a majority of the then-outstanding shares of AON Series A Preferred Stock (the “Requisite Holders”), voting together as a separate class, take any of the following actions: (i) amend, alter, or repeal any provision of the certificate of incorporation of AON, the AON Series A Certificate of Designations, bylaws of AON, the operating agreement of AON or the certificate of formation of AON in a manner that either adversely affects the rights, privileges or preferences

(economic or otherwise) of the AON Series A Preferred Stock or materially modifies the rights, privileges, or preferences (economic or otherwise) of any class or series of equity security of AON; (ii) amend, alter, or changes the rights, preferences or privileges of the preferred stock of AON; (iii) reclassify, alter or amend any Junior Stock (as defined in the AON Series A Certificate of Designations) in a manner which renders such Junior Stock senior to or on parity with the AON Series A Preferred Stock or Parity Stock (as defined in the AON Series A Certificate of Designations) in a manner which renders such Parity Stock senior to the AON Series A Preferred Stock; (iv) issue or obligate itself to issue any AON shares which are senior to or pari passu with (or any equity security or debt instrument that is exercisable for or convertible into equity securities of AON that are senior to or pari passu with) the AON Series A Preferred Stock as to liquidation preferences, redemption, distributions, dividend rights or rights upon the liquidation, winding-up or dissolution of the AON or AON; (v) incur or refinance any indebtedness that either (1) results in AON having a ratio of total leverage (calculated as its net debt) to its trailing twelve-month Adjusted EBITDA (as defined in the AON Series A Certificate of Designations) at any time following the incurrence of such indebtedness that is more than three times, (2) provides for security over AON’s assets that is broader than outstanding indebtedness at the Issue Date, or (3) has materially more restrictive covenants than indebtedness outstanding as of the Issue Date; (vi) make any redemption, repurchase, dividend, or distribution (other than tax distributions) on any equity securities, or permit any of its subsidiaries to take any such action, other than redemptions of or dividends or distributions on the AON Series A Preferred Stock, and repurchases of equity securities from former service providers in connection with the cessation of such service at no greater than the original purchase price; (vii) with respect to AON or AON or any of their subsidiaries (other than subsidiaries with de minimis assets and operations), (1) initiate or commence an insolvency proceeding, including any state or federal insolvency proceeding, (2) effectuate an assignment for the benefit of creditors, or (3) elect to dissolve, liquidate or otherwise wind-up affairs; (viii) enter into any transaction between AON or any of its subsidiaries on one hand, and any member of the board of directors, executive officer or member of senior management of AON or any of its subsidiaries, or securityholder of AON or any of its subsidiaries, or their affiliates, on the other hand, other than ordinary course equity compensation grants; (ix) change the tax classifications of AON or any of its subsidiaries; (x) increase or decrease the authorized number of directors constituting the AON Board; or (xi) remove the then-serving AON chief executive officer from the AON Board or approve the proposed replacement of the then-current AON chief executive officer on the AON Board
Conversion
Each share of AON Series A Preferred Stock will be convertible at the holder’s option into shares of AON Common Stock at an initial conversion ratio determined by dividing the Accrued Value of such shares of AON Series A Preferred Stock by the conversion price per share, which will initially be based on the deemed original purchase price per share of each share of AON Series A Preferred Stock and subject to adjustment in accordance with the terms of the AON Series A Certificate of Designations. No fractional shares of AON Common Stock or securities representing fractional shares of AON Common Stock will be issued upon conversion or in respect of dividend payments made in AON Common Stock on the AON Series A Preferred Stock. Instead, the number of shares of AON Common Stock to be issued to any particular holder of AON Series A Preferred Stock upon conversion will be rounded up to the next whole share.
Mandatory Conversion
At any time three years after the Closing, if the 30-Day VWAP of the AON Class A Common Stock is greater than $16.00, then AON may, at its option, elect to cause all (but not less than all) of the outstanding shares of AON Series A Preferred Stock to be converted into AON Class A Common Stock at the conversion ratio then in effect, with such adjustment or cash payment for fractional shares as AON may elect.
Public Stockholders’ Warrants
Redeemable Warrants
Each whole warrant entitles the registered holder to purchase one share of AON Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 30 days after the completion of the Business Combination. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of AON Class A Common Stock. The warrants will expire at 5:00 p.m., New York City time, on the fifth anniversary of the completion of the Business Combination, or earlier upon redemption or liquidation.

AON will not be obligated to deliver any shares of AON Class A Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of AON Class A Common Stock issuable upon exercise of the warrants is then effective and a prospectus relating thereto is current, subject to AON satisfying AON’s obligations described below with respect to registration, or a valid exemption from registration is available, including in connection with a cashless exercise permitted as a result of a notice of redemption described below under “Redemption of warrants when the price per share of AON Class A Common Stock equals or exceeds $10.00.” No warrant will be exercisable for cash or on a cashless basis, and AON will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In the event that a warrant is not exercisable, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of AON Class A Common Stock underlying such unit.
No public warrants will be exercisable for cash unless AON has an effective and current registration statement covering the warrant shares issuable upon exercise of the warrants and a current prospectus relating to such warrant shares. Notwithstanding the foregoing, if a registration statement covering the issuance of the warrant shares issuable upon exercise of the public warrants is not effective within 60 days from the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when AON shall have failed to maintain an effective registration statement or a current prospectus, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis. In no event will AON be required to net cash settle any warrant, or issue securities or other compensation in exchange for the warrants in the event that AON is unable to register or qualify the shares underlying the warrants under the Securities Act or applicable state securities laws.
Redemption of warrants when the price per share of AON Class A Common Stock equals or exceeds $18.00
Once the warrants become exercisable, AON may redeem the warrants (except as described herein with respect to the Private Placement Warrants):
•	in whole and not in part;
•	at a price of $0.01 per warrant;
•	upon not less than 30 days’ prior written notice of redemption to each warrant holder (the “30-day redemption period”);
•
if, and only if, the last reported sale price of AON’s Class A Common Stock for any 20-trading days within a 30-trading day period ending on the third trading day prior to the date on which AON send the notice of redemption to the warrant holders (which AON refers to as the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant).

AON will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of AON Class A Common Stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of AON Class A Common Stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, AON may exercise AON’s redemption right even if AON are unable to register or qualify the underlying securities for sale under applicable state securities laws.
AON has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and AON issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the AON Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued).

Redemption of warrants when the price per share of AON Class A Common Stock equals or exceeds $10.00
Once the warrants become exercisable, AON may redeem the outstanding warrants:
•	in whole and not in part;
•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption to each warrant holder provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of AON Class A Common Stock except as otherwise described below;

•	if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant); and
•
if the Reference Value is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

Holders may elect to exercise their warrants on a cashless basis at any time after AON has given the notice of redemption and prior to the applicable redemption date. The numbers in the table below represent the number of shares of AON Class A Common Stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of AON Class A Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of AON Class A Common Stock during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. AON will provide AON’s warrant holders with the final fair market value no later than one business day after the ten-trading day period described above ends.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “— Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “— Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.
	Fair Market Value of AON Class A Common Stock
Redemption Date (period to expiration of warrants)	≤10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361

	Fair Market Value of AON Class A Common Stock
Redemption Date (period to expiration of warrants)	≤10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date (calculated for purposes of the table as the period to expiration of the warrants) may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of AON Class A Common Stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of AON Class A Common Stock during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of AON Class A Common Stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of AON Class A Common Stock during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of AON Class A Common Stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of AON Class A Common Stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of AON Class A Common Stock.
This redemption feature differs from the typical warrant redemption features used in some other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the Private Placement Warrants) when the trading price for the AON Class A Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of AON Class A Common Stock are trading at or above $10.00 per share, which may be at a time when the trading price of AON Class A Common Stock is below the exercise price of the warrants. AON has established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of warrants when the price per share of AON Class A Common Stock equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to AON’s capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. AON will be required to pay the applicable redemption price to warrant holders if AON choose to exercise this redemption right and it will allow us to AON proceed with a redemption of the warrants if AON determine it is in AON’s best interest to do so. As such, AON would redeem the warrants in this manner when AON believes it is in AON’s best interest to update AON’s capital structure to remove the warrants and pay the redemption price to the warrant holders.
As stated above, AON can redeem the warrants when the shares of AON Class A Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to AON capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If AON chooses to redeem the warrants when the shares of AON Class A Common Stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of AON Class A Common Stock than they would have received if they had chosen to exercise their warrants for shares of AON Class A Common Stock if and when such shares of AON Class A Common Stock were trading at a price higher than the exercise price of $11.50.
No fractional shares of AON Class A Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, AON will round down to the nearest whole number of the number of shares of AON Class A Common Stock to be issued to the holder.
Redemption Procedures.
A holder of a warrant may notify AON in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of AON Class A Common Stock issued and outstanding immediately after giving effect to such exercise.
Anti-dilution Adjustments
If the number of issued and outstanding shares of AON Class A Common Stock is increased by a stock dividend payable in shares of AON Class A Common Stock, or by a split-up of shares of AON Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of AON Class A Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the issued and outstanding shares of AON Class A Common Stock. A rights offering made to all or substantially all holders of AON Class A Common Stock entitling holders to purchase shares of AON Class A Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of AON Class A Common Stock equal to the product of (1) the number of shares of AON Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of AON Class A Common Stock) and (2) one minus the quotient of (x) the price per share of AON Class A Common Stock paid in such rights offering divided by (y) the historical fair market value. For these purposes, (1) if the rights offering is for securities convertible into or exercisable for shares of AON Class A Common Stock, in determining the price payable for AON Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) “historical fair market value” means the volume weighted average price of AON Class A Common Stock during the ten-trading day period ending on the trading day prior to the first date on which the shares of AON Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if AON, at any time while the warrants are outstanding and unexpired, pay to all or substantially all of the holders of AON Class A Common Stock a dividend or make a distribution in cash, securities or other assets to the holders of AON Class A Common Stock on account of such shares of AON Class A Common Stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of DTOC Class A Common Stock in connection with the Business Combination, or (d) in connection with the redemption of DTOC’s public shares upon our failure to complete the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of AON Class A Common Stock in respect of such event.
If the number of issued and outstanding shares of AON Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of AON Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of AON Class A Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in issued and outstanding shares of AON Class A Common Stock.
Whenever the number of shares of AON Class A Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of AON

Class A Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of AON Class A Common Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the issued and outstanding shares of AON Class A Common Stock (other than those described above or that solely affects the par value of such shares of AON Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a merger or consolidation in which we are the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding shares of AON Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of AON as an entirety or substantially as an entirety in connection with which AON is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of AON Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares, stock or other equity securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such merger or consolidation, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such merger or consolidation that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by AON in connection with redemption rights held by stockholders of the company as provided for in the current charter or as a result of the redemption of shares of AON Class A Common Stock by AON if a proposed initial business combination is presented to the stockholders of AON for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of AON Class A Common Stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of AON Class A Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of AON Class A Common Stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.
The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that (a) the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants and

(b) all other modifications or amendments require the vote or written consent of at least 50% of the then outstanding public warrants and, solely with respect to any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the Private Placement Warrants, at least 50% of the then outstanding Private Placement Warrants. You should review a copy of the warrant agreement for a complete description of the terms and conditions applicable to the warrants.
The warrant holders do not have the rights or privileges of holders of AON Class A Common Stock and any voting rights until they exercise their warrants and receive shares of AON Class A Common Stock. After the issuance of shares of AON Class A Common Stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by holders of AON Class A Common Stock.
No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of AON Class A Common Stock to be issued to the warrant holder.
Private Placement Warrants
The private placement warrants (including the AON Class A Common Stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until thirty (30) days after the Business Combination (except in limited circumstances) and they will not be redeemable by AON for cash so long as they are held by the Sponsor, members of the Sponsor or their permitted transferees.
The initial purchasers of the private placement warrants, or their permitted transferees, have the option to exercise the private placement warrants on a cashless basis. Except as described in this section, the private placement warrants have terms and provisions that are identical to those of the warrants sold in the Business Combination, including that they may be redeemed for shares of AON Class A Common Stock. If the private placement warrants are held by holders other than the Sponsor or their permitted transferees, the private placement warrants will be redeemable by AON and exercisable by the holders on the same basis as the warrants included in the units being sold in the Business Combination.
Class B Prefunded Warrants
A Class B Prefunded Warrant was issued to any holder of AON membership units who have elected to receive such warrant to purchase AON Class B Common Stock in lieu of shares of AON Class B Common Stock that such holder would otherwise be entitled to receive as consideration in connection with the Business Combination. The Class B Prefunded Warrant has an initial exercise price per share equal to $0.01 per share of AON Class B Common Stock. The Class B Prefunded Warrant is exercisable at any time upon issuance. The exercise price and number of shares of AON Class B Common Stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends. A holder of the Class B Prefunded Warrant (together with its affiliates) may not exercise any portion of the Class B Prefunded Warrant to the extent that the holder would own more than 4.99% of the outstanding AON Class B Common Stock (the “Beneficial Ownership Limitation”) immediately after exercise or more than 4.99% of the voting power of AON when combined with any securities of AON or any securities convertible into AON. Notwithstanding the foregoing, upon notice to the AON, such holder may increase or decrease the Beneficial Ownership Limitation, provided that any increase or decrease in the Beneficial Ownership Limitation will not be effective until 61 days following notice of such change from the holder to AON.
In the event of a fundamental transaction (which includes any reorganization, recapitalization or reclassification of our Class B Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Class B Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by AON common stock), the holders of the Class B Prefunded Warrants will be entitled to receive upon exercise of the Class B Prefunded Warrants the kind and amount of securities, cash or other property that such holders would have been entitled to receive had they exercised the Class B Prefunded Warrants immediately prior to such fundamental transaction.
Certain Anti-Takeover Provisions of Delaware Law, the Charter and Amended and Restated Bylaws
Provisions of the DGCL and the Charter and Amended and Restated Bylaws could make it more difficult to acquire the post-combination company by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the post-combination company to first negotiate with the board of directors. We believe that the benefits of these provisions outweigh the disadvantages of discouraging certain takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms and enhance the ability of the AON Board to maximize stockholder value. However, these provisions may delay, deter or prevent a merger or acquisition of us that a stockholder might consider is in its best interest, including those attempts that might result in a premium over the prevailing market price of the AON common stock.
In addition, the Charter provides for certain other provisions that may have an anti-takeover effect:
•	There is no cumulative voting with respect to the election of directors.
•
The AON Board is divided into three staggered classes of directors. At each annual meeting of its stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring, as follows:

○	the Class I directors, whose terms will expire at the annual meeting of stockholders to be held in 2024, are James Stith and William J. Valle;
○	the Class II directors, whose terms will expire at the annual meeting of stockholders to be held in 2025, is Fred” Divers and there are two vacancies; and
○	the Class III directors, whose terms will expire at the annual meeting of stockholders to be held in 2026, will be Todd Schnoherz, Bradley Fluegel, and Ravi Sarin.
•
The AON Board is empowered to appoint a director to fill a vacancy created by the expansion of the AON Board or the resignation, death, or removal of a director in certain circumstances. AON intends to fill the vacancies prior to the next annual meeting of stockholders.

•
A prohibition on stockholders calling a special meeting and the requirement that from and after the Closing, a meeting of the stockholders may only be called by the AON Board acting pursuant to a resolution adopted by a majority of the authorized directors of the AON Board, by our Chief Executive Officer or by our Chairman, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors.

•
Subject to any limitations imposed by the listing standards of Nasdaq (or another securities exchange on which AON equity securities are then listed for trading), the authorized but unissued common stock and preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

•
AON is subject to the provisions of Section 203 of the DGCL, which we refer to as “Section 203,” regulating corporate takeovers. Section 203 prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with (a) a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•
an affiliate of an interested stockholder or (c) an associate of an interested stockholder, in each case, for three years following the date that such stockholder became an interested stockholder. A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

○	the AON Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;
○
after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of AON voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

○
on or subsequent to the date of the transaction, the business combination is approved by the AON Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Advance notice requirements for stockholder proposals and director nominations
The proposed Amended and Restated Bylaws provide that stockholders seeking to bring business before the annual meeting of the stockholders, or to nominate candidates for election as directors at the annual meeting of the stockholders AON must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at our principal executive offices not later than the close of business on the ninetieth (90th) nor earlier than the close of business on the one hundred twentieth (120th) day prior to the anniversary date of the immediately preceding annual meeting of the stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. The proposed Amended and Restated Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting.
These provisions may preclude AON stockholders from bringing matters before our annual meeting of the stockholders or from making nominations for directors at our annual meeting of the stockholders.
Exclusive Forum
Our charter provides that, unless AON consents to the selection of an alternative forum, any (a) derivative action or proceeding brought on behalf of AON, (b) action asserting a claim of breach of a duty (including any fiduciary duty) owed by any current or former director, officer, stockholder, employee or agent of AON to AON or its stockholders, (c) action asserting a claim against AON or its directors, officers or employees governed by the internal affairs doctrine shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or (d) action asserting a claim against AON or any current or former director, officer, employee or agent of AON arising pursuant to any provision of the DGCL or the Charter or the Amended and Restated Bylaws. Additionally, the Charter also provides that, to the fullest extent permitted by law, unless AON otherwise consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of AON shall be deemed to have notice of and consented to the forum provisions in the Amended and Restated Bylaws. This exclusive forum provision will not apply to claims under the Exchange Act, but will apply to other state and federal law claims including actions arising under the Securities Act. Section 22 of the Securities Act, however, creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.
Limitations on Liability and Indemnification of Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors and stockholders of corporations for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our charter includes a provision that eliminates, to the fullest extent permitted by the DGCL (as currently in effect or as it may in the future be amended), the personal liability of AON’s directors for damages for any breach of fiduciary duty as a director.
Our charter provides that, to the fullest extent permitted by the DGCL (as currently in effect or as it may in the future be amended), AON must indemnify and hold harmless and advance expenses to any of its directors and officers who is involved in any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of AON or, while serving as a director or officer of AON, is or was serving at the request of AON as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity. AON also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for AON’s directors, officers, and certain employees for some liabilities. AON believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability, advancement and indemnification provisions in the Charter and the proposed Amended and Restated Bylaws may discourage stockholders from bringing lawsuits against AON’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against AON’s directors and officers, even though such an action, if successful, might otherwise benefit AON and its stockholders. In addition, your investment in AON may be adversely affected to the extent that AON pays the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.
Transfer Agent and Warrant Agent
Continental Stock Transfer & Trust Company is the transfer agent for AON Class A Common Stock, AON Class B Common Stock and AON Series A Preferred Stock and the warrant agent for AON warrants.
Listing of Securities
AON Class A Common Stock and AON warrants are listed on the Nasdaq under the symbol “AONC” and “AONCW,” respectively.

SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES
Resales under Rule 144
Under the Securities Act, securities may be sold only if the sale is registered under the Securities Act or qualifies for an exemption from registration, including an exemption under Rule 144 under the Securities Act (“Rule 144”).
Rule 144(b)(1) provides a safe harbor pursuant to which certain persons may sell shares of AON Common Stock that constitute “restricted securities” as defined in Rule 144 without registration under the Securities Act. “Restricted securities” include, among other things, securities acquired directly or indirectly from the issuer, or from an affiliate of the issuer, in a transaction or chain of transactions not involving any public offering. In general, the conditions that must be met for a person to sell shares of AON Common Stock pursuant to Rule 144(b)(1) are as follows: (i) the person selling the shares must not be an affiliate of AON at the time of the sale, and must not have been an affiliate of AON during the preceding three months, and (2) either (A) at least one year must have elapsed since the date of acquisition of the restricted securities from AON or any of its affiliates or (B) if AON satisfies the current public information requirements set forth in Rule 144, at least six months have elapsed since the date of acquisition of the restricted securities from AON or any of its affiliates.
Rule 144(b)(2) provides a safe harbor pursuant to which persons who are affiliates of AON may sell shares of its stock, whether restricted securities or not, without registration under the Securities Act if certain conditions are met. In general, the conditions that must be met for a person who is an affiliate of AON (or has been within three months prior to the date of sale) to sell shares of stock of AON pursuant to Rule 144(b)(2) are as follows (1) if the shares being sold are restricted securities, at least six months must have elapsed since the date of acquisition of the shares of stock from AON or any of its affiliates, (2) the seller must comply with volume limitations, manner of sale restrictions and notice requirements and (3) AON must satisfy the current public information requirements set forth in Rule 144. In order to comply with the volume limitations, a seller may not sell, in any three month period, more than the following number of shares:
•	1% of the total number of Class A Common Stock then outstanding;
•
the average weekly reported volume of trading in AON Common Stock on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the filing of the notice required to be filed by the seller under Rule 144 or if no such notice is required, the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker; or

•
the average weekly volume of trading in such securities reported pursuant to an effective transaction report plan or an effective national market system plan, as defined in Regulation NMS under the Exchange Act, during the four week period described in the preceding bullet.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company unless the following conditions are met:
•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
As a result, the holders of AON securities will be able to sell their securities in the absence of an effective registration covering such sales, pursuant to Rule 144 one year after the Business Combination.

Lock-up Restrictions
Lockup of AON LLC Common Equityholders
Following the earlier of (a) the date that is the six month anniversary of the Closing and (b) the date after the Closing on which AON consummates a change of control transaction that results in all of AON’s stockholders having the right to exchange their Class A Common Stock for cash securities or other property (the period commencing on the Closing and expiring on such date, the “AON Lock-Up Period”), AON LLC common equityholders have the right to require AON to redeem all or a portion of their common units, together with the cancellation of an equal number of shares of AON Class B Common Stock (or the partial or full cancellation of a Class B Prefunded Warrant, as applicable), for an equal number of shares of AON Class A Common Stock; provided however that, a holder of AON LLC common units may not exchange their common units for AON Class A Common Stock that would result in such holder owning more than 4.99% of the outstanding AON Class A Common Stock immediately after such redemption (the “Beneficial Ownership Limitation”) and no more than 4.99% of the voting power of AON when combined with any securities of AON or any securities convertible into AON, subject to certain exceptions. As the AON LLC common equityholders cause their common units to be redeemed or exchanged, holding other assumptions constant, AON’s membership interest in AON will correspondingly increase, the number of shares of AON Class A Common Stock outstanding will increase, and the number of shares of AON Class B Common Stock (whether held directly or indirectly through Class B Prefunded Warrants) will decrease.
Sponsor Support Agreement
Contemporaneously with the execution and delivery of the Business Combination Agreement, DTOC and AON entered into an amended and restated sponsor support agreement (the “Sponsor Support Agreement”) with Digital Transformation Sponsor LLC (the “Sponsor”) and DTOC’s Chief Executive Officer (together with the Sponsor, the “Supporting Sponsor Shareholders”) pursuant to which the Sponsor, DTOC’s former directors and officers, certain affiliates of the Sponsor and their permitted transferees agreed not to transfer any shares of AON Class A Common Stock held by them until the twelve month anniversary of the Closing (the “Sponsor Lock-Up Period”).
In addition, under the Sponsor Support Agreement, the Sponsor has agreed to subject 2,839,375 of the shares of AON Class A Common Stock held by it as of the Closing (the “Sponsor Earnout Shares”) to the following vesting and forfeiture provisions for the five-year period following the Closing: (i) the Sponsor Earnout Shares will vest when the volume-weighted average price of the AON Class A Common Stock equals or exceeds $13.50 per share for any 20 trading days within any 30 trading day period beginning after the Closing and ending 5 years following the Closing, (ii) all of the Sponsor Earnout Shares will be released immediately upon the consummation of a change of control transaction within the 5-year period following the Closing, and (iii) if the Sponsor Earnout Shares are not released pursuant to the foregoing provisions on or before the date that is 5 years after the Closing, then the Sponsor Earnout Shares will be forfeited immediately following such date.
The Sponsor Support Agreement will terminate in its entirety, and be of no further force or effect, upon the earlier to occur of (i) the expiration of the Sponsor Lock-Up Period, and (iii) the written agreement of AON, the Sponsor and AON.

PLAN OF DISTRIBUTION
This prospectus relates to from time to time the resale of (a) an aggregate of 51,161,832 shares of Class A Common Stock of the Company and (b) 6,113,333 private placement warrants to purchase shares of Class A Common Stock by certain of the Selling Securityholders named in this prospectus.
We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders.
Upon effectiveness of the registration statement of which this prospectus forms a part, the securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions.
Subject to the limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:
•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	an over-the-counter distribution in accordance with the rules of the applicable exchange;
•	settlement of short sales entered into after the date of this prospectus;
•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;
•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	through a combination of any of the above methods of sale; or
•	any other method permitted pursuant to applicable law.
In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.
The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.
In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Securityholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS
Dentons US LLP, New York, New York has passed upon the validity of the common stock and warrants offered by this prospectus and certain other legal matters related to this prospectus.
EXPERTS
The financial statements as of as of December 31, 2023 and 2022 and for each of the three years in the period ended December 31, 2023 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT
As disclosed on a Current Report on Form 8-K, filed with the SEC on September 26, 2023, on September 20, 2023, the Board dismissed Marcum LLP (“Marcum”), DTOC’s independent registered public accounting firm prior to the Business Combination, effective immediately.
The report of Marcum on DTOC’s financial statements as of December 31, 2022 and 2021, and for the years then ended, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles, except that the report contained an explanatory paragraph relating to substantial doubt about the ability of DTOC to continue as a going concern as described in Note 1 to the financial statements.
During the years ended December 31, 2021 and December 31, 2022, and the subsequent period through September 20, 2023, there were no disagreements with Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Marcum, would have caused it to make a reference to the subject matter of the disagreement in connection with its report covering such period. In addition, no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K, occurred within the period of Marcum’s engagement and the subsequent period through September 20, 2023, except for the control deficiency disclosed as a material weakness in DTOC’s Annual Report on Form 10-K.
AON provided Marcum with a copy of the foregoing disclosures prior to the filing of that Current Report and requested that Marcum furnish a letter addressed to the SEC, which is incorporated herein by reference as Exhibit 16.1, stating whether it agrees with such disclosures, and, if not, stating the respects in which is does not agree.
On September 20, 2023, the audit committee of the Board approved the engagement of PricewaterhouseCoopers LLP (“PwC”) as AON’s independent registered public accounting firm to audit AON’s consolidated financial statements for the year ending December 31, 2023. PwC served as the independent registered public accounting firm of AON LLC prior to the Business Combination.
During the years ended December 31, 2021 and December 31, 2022, and the interim period through September 20, 2023, DTOC did not consult with PwC with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided to the Company by PwC that PwC concluded was an important factor considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is described in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act and the related instructions to Item 304 of Regulation S-K under the Exchange Act, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investors” at www.aoncology.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of American Oncology Network, Inc.
We have audited the accompanying consolidated balance sheets of American Oncology Network, Inc. and its subsidiaries (the “Company”) as of December 31, 2023 and 2022, and the related consolidated statements of operations and comprehensive income (loss), of mezzanine and stockholders' equity and of cash flows for each of the three years in the period ended December 31, 2023, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2023 in conformity with accounting principles generally accepted in the United States of America.
Change in Accounting Principle
As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for leases in 2022.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Valuation of Patient Services Accounts Receivable – Allowance for Contractual Adjustments
As described in Note 2 to the consolidated financial statements, the Company’s revenue is primarily derived from patient service revenues, which encompass oncology services provided during patient visits and shipments of pharmacy prescriptions. Performance obligations for the Company’s services provided to patients and most procedures are satisfied over the time of visit which is the same day services are performed. Patient service revenue is presented net of the estimated provision for contractual adjustments and uncollectible amounts. As disclosed by management, as services are performed and prescriptions are shipped, timely billing occurs for services rendered and prescriptions shipped less discounts provided to uninsured patients and contractual adjustments to third-party and governmental payors, representing the amount expected to be collected, based upon prospectively determined rates and discounted charges. Management monitors revenue and receivables to prepare estimated contractual allowances for the anticipated differences between billed and reimbursed amounts. Payments from third-party payors and Government programs including Medicare and Medicaid may be subject to audit and other retrospective adjustments.

Such amounts are considered on an estimated basis when net patient revenue is recorded and are adjusted as final adjustments are determined. As of December 31, 2023, the patient accounts receivable, net balance was $129.2 million, of which a majority relates to patient services accounts receivable.
The principal considerations for our determination that performing procedures relating to the valuation of patient services accounts receivable – allowance for contractual adjustments is a critical audit matter are (i) the significant judgment by management when developing the estimated allowance to adjust the patient services accounts receivable to the amount expected to be collected in the future under the terms of third-party and governmental payor contracts and (ii) a high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating audit evidence related to the valuation of patient services accounts receivable. As disclosed by management, a material weakness existed related to this matter.
Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included, among others, developing an independent estimate of the amounts expected to be collected and comparing the independent estimate to management’s estimate to evaluate the reasonableness of management’s estimate. Developing an independent estimate involved (i) evaluating the historical accuracy of management’s December 31, 2022 estimate by comparing it to subsequent cash collections; (ii) evaluating the reasonableness of the December 31, 2023 accounts receivable estimate by considering subsequent cash collections; (iii) testing, on a sample basis, the completeness and accuracy of the historical billing and collection data provided by management, used as an input in developing the independent estimate; and (iv) for accounts receivable without cash collected subsequent to December 31, 2023, estimating collections based on the Company’s historical collection patterns.
/s/ PricewaterhouseCoopers LLP
Nashville, Tennessee
March 28, 2024
We have served as the Company’s or its predecessor's auditor since 2020.

American Oncology Network, Inc.
Consolidated Balance Sheets
($ in thousands, except share and per share data)
	As of December 31, 2023	As of December 31, 2022
Assets
Current assets
Cash and cash equivalents	$28,539	$26,926
Short-term marketable securities	35,389	9,851
Patient accounts receivable, net	129,151	136,098
Inventories	44,569	36,476
Other receivables	34,274	28,201
Prepaid expenses and other current assets	4,277	2,670
Current portion of notes receivable - related parties	1,604	1,797
Total current assets	277,803	242,019
Property and equipment, net	40,439	31,980
Operating lease right-of-use assets, net(1)	43,349	43,724
Notes receivable - related parties	1,150	2,076
Other assets	7,588	5,199
Goodwill and intangibles, net	1,230	1,230
Deferred tax asset, net	2,894	—
Total assets	$374,453	$326,228
Liabilities, Mezzanine Equity, and Stockholders’ Equity
Current liabilities
Accounts payable(2)	$127,645	$106,495
Accrued compensation related costs	11,410	7,466
Accrued other	22,327	17,800
Income tax payable	971	—
Current portion of operating lease liabilities(3)	6,692	9,177
Total current liabilities	169,045	140,938
Long-term debt, net	80,641	80,301
Long-term operating lease liabilities(4)	39,803	37,224
Other long-term liabilities	14,251	5,749
Total liabilities	303,740	264,212
Mezzanine equity
Series A convertible preferred stock; $0.0001 par value; 25,000,000 shares authorized; 6,651,610 issued and outstanding at December 31, 2023, with an aggregate liquidation preference of $68,009,015 at December 31, 2023.	64,986	—
Redeemable noncontrolling interest	167,025	—
Stockholders' equity
Class A Common Stock; $0.0001 par value; 200,000,000 shared authorized; 9,517,816 shares issued and outstanding at December 31, 2023	1	—
Class B Common Stock; $0.0001 par value; 100,000,000 shared authorized; 25,109,551 shares issued and outstanding at December 31, 2023	3	—
Class A Units; 0 Units outstanding at December 31, 2023 and 19,495,376 Units outstanding at December 31, 2022	—	7,725
Class A-1 Units; 0 Units outstanding at December 31, 2023 and 1,842,520 Units outstanding at December 31, 2022	—	28,500
Class B Units; 0 Units outstanding at December 31, 2023 and 4,703,628 Units outstanding at December 31, 2022	—	80
The accompanying notes are an integral part of these consolidated financial statements.

	As of December 31, 2023	As of December 31, 2022
Additional paid-in capital	—	—
Accumulated other comprehensive income (loss)	81	(117)
Retained earnings (deficit)	(161,812)	25,828
Total AON stockholders' equity	(161,727)	62,016
Noncontrolling interest	429	—
Total equity	$(161,298)	$62,016
Total liabilities, mezzanine equity, noncontrolling interest, and stockholders' equity	$374,453	$326,228
(1)	Includes related party operating right-of-use assets, net of $10,931 and $13,077 at December 31, 2023 and 2022, respectively
(2)	Includes amounts due to related party of $120,857 and $102,113 at December 31, 2023 and 2022, respectively
(3)	Includes related party current portion of operating lease liabilities of $1,888 and $1,836 at December 31, 2023 and 2022, respectively
(4)	Includes related party long-term operating lease liabilities of $9,472 and $11,631 at December 31, 2023 and 2022, respectively
The accompanying notes are an integral part of these consolidated financial statements.

American Oncology Network, Inc.
Consolidated Statements of Operations and Comprehensive Income (Loss)
($ in thousands, except share and per share data)
	Year Ended December 31,
	2023	2022	2021
Revenue
Patient service revenue, net	$1,265,719	$1,137,932	$938,242
Other revenue	13,466	11,738	5,505
Total revenue	1,279,185	1,149,670	943,747
Costs and expenses
Cost of revenue(1)(2)	1,196,389	1,054,217	865,788
General and administrative expenses	100,714	86,610	77,048
Transaction expenses	31,236	3,277	—
Total costs and expenses	1,328,339	1,144,104	942,836
Income (loss) from operations	(49,154)	5,566	911
Other income (expense)
Interest expense	(6,417)	(3,417)	(1,419)
Interest income	1,326	151	127
Other (expense) income, net(3)	(8,262)	289	736
Income (loss) before income taxes, equity loss in affiliate, and noncontrolling interest	(62,507)	2,589	355
Income tax expense (benefit)	384	—	460
Income (loss) before equity loss in affiliate and noncontrolling interest	(62,891)	2,589	(105)
Equity in loss of affiliate	(259)	—	—
Net income (loss) before noncontrolling interest	(63,150)	2,589	(105)
Net income attributable to noncontrolling interest	321	—	—
Net income (loss) before redeemable noncontrolling interest	(63,471)	2,589	(105)
Net income (loss) and noncontrolling interest attributable to Legacy AON Stockholders prior to the reverse recapitalization	(27,080)	2,589	(105)
Net income (loss) attributable to redeemable noncontrolling interest	(30,849)	—	—
Net loss attributable to Class A Common Stockholders	$(5,542)	$—	$—
Loss per share of Class A Common Stock:
Basic	$(1.36)	$—	$—
Diluted	$(1.36)	$—	$—
Weighted average shares of Class A Common Stock Outstanding:
Basic	6,685,515	—	—
Diluted	6,685,515	—	—
Other comprehensive income (loss):
Unrealized gains (losses) on marketable securities	510	(117)	—
Other comprehensive gain (loss)	510	(117)	—
Comprehensive income (loss)	$(62,961)	$2,472	$(105)
Other comprehensive income (loss) attributable to Legacy AON Stockholders	(26,901)	2,472	(105)
Other comprehensive loss attributable to redeemable noncontrolling interests	(30,580)	—	—
Total comprehensive loss attributable to Class A Common Stockholders	$(5,480)	$—	$—
(1)	Includes related party inventory expense of $1,056,343, $922,148, and $718,675 for the years ended December 31, 2023, 2022, and 2021, respectively.
(2)	Includes related party rent of $2,716, $2,643, and $2,319 for the years ended December 31, 2023, 2022, and 2021, respectively.
(3)	Includes non-cash expense of $8,376 related to the fair value adjustment of the Class A-1 & Class C derivative liability.
The accompanying notes are an integral part of these consolidated financial statements.

American Oncology Network, Inc.
Consolidated Statements of Mezzanine and Stockholders’ Equity
($ in thousands, except share and per share data)
	Mezzanine Equity - Class C Units exchanged for Series A Preferred Stock(2)		NCI(1)	Class A Common Stock		Class B Common Stock		Class A Units		Class A-1 Units		Class B Units		Class B-1 Units		APIC(1)	AOCI(1)	Non controlling Interest	Retained Earnings (Deficit	Total Equity (Deficit)
In thousands (including share and per share data)	Stock	$		Stock	$	Stock	$	Units	$	Units	$	Units	$	Units	$
Balances at December 31, 2020	—	—	—	—	—	—	—	19,495	7,725	1,843	28,500	3,218	60	—	—	—	—	—	23,344	59,629
Net loss attributable to Legacy AON Stockholders prior to the reverse recapitalization	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(105)	(105)
Equity-based compensation	—	—	—	—	—	—	—	—	—	—	—	1,485	20	—	—	—	—	—	—	20
Balances at December 31, 2021	—	—	—	—	—	—	—	19,495	7,725	1,843	28,500	4,703	80	—	—	—	—	—	23,239	59,544
Net gain attributable to Legacy AON Stockholders prior to the reverse recapitalization	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	2,589	2,589
Other comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(117)	—	—	(117)
Balances at December 31, 2022	—	—	—	—	—	—	—	19,495	$7,725	1,843	$28,500	4,703	$80	—	—	—	$(117)	—	$25,828	$62,016
	Mezzanine Equity - Class C Units exchanged for Series A Preferred Stock(2)		NCI(1)	Class A Common Stock		Class B Common Stock		Class A Units		Class A-1 Units		Class B Units		Class B-1 Units		APIC(1)	AOCI(1)	Non controlling Interest	Retained Earnings (Deficit	Total Equity (Deficit)
In thousands (including share and per share data)	Stock	$		Stock	$	Stock	$	Units	$	Units	$	Units	$	Units	$
Balances at December 31, 2022	—	—	—	—	—	—	—	19,495	7,725	1,843	28,500	4,703	80	—	—	—	(117)	—	25,828	62,016
Activity prior to reverse recapitalization
Issuance of Class C Units, net of offering costs	6,500	62,897	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	$—
Class A and A-1 preferred returns	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(8,174)	$(8,174)
Issuance of additional Class A-1 Units pursuant to the Anti-Dilution Feature	—	—	—	—	—	—	—	—	—	1,157	9,725	—	—	—	—	—	—	—	—	$9,725
Tax distributions	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(1,306)	$(1,306)
Capital contribution from noncontrolling interest member	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	134	—	$134
Accumulated Other Comprehensive Income	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	179	—	—	$179
Equity based compensation	—	—	—	—	—	—	—	—	—	—	—	911	10	1,047	4,864	—	—	—	—	$4,874
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(26)	(27,055)	$(27,081)
Reverse Recapitalization, net	152	2,089	36,872	6,693	1	25,110	3	(19,495)	(7,725)	(3,000)	(38,225)	(5,614)	(90)	(1,047)	(4,864)	17,601	(42)	—	(2,089)	$(35,430)
Activity after reverse recapitalization
Other comprehensive income	—	—	268	—	—	—	—	—	—	—	—	—	—	—	—	—	61	—	—	$61
Equity based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	2	$2
743(b) tax adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(254)	$(254)
Repurchases of Class A Common Stock	—	—	—	(15)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(89)	$(89)
Net loss after the reverse recapitalization	—	—	(30,848)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	321	(5,543)	$(5,222)
Fair value adjustment to redeemable noncontrolling interest	—	—	160,733	—	—	—	—	—	—	—	—	—	—	—	—	(17,601)	—	—	(143,132)	$(160,733)
Balances at December 31, 2023	6,652	$64,986	$167,025	6,678	$1	25,110	$3	—	$—	—	$—	—	$—	—	—	$—	$81	$429	$(161,812)	$(161,298)
(1)	The acronyms in the tables above are defined as follows:
APIC - Accumulated paid in capital
AOCI - Accumulated other comprehensive income
NCI - Mezzanine equity classified noncontrolling interest
(2)
This activity reflects the issuance of the AON LLC Class C Units, the conversion of AON LLC Class C Units to AON LLC Series A Preferred Units, and the exchange of AON LLC Series A Preferred Units for Series A Preferred Stock, in accordance with the Business Combination. Refer to Note - 1 for the description of the Business Combination and Note 12 for the summary of equity instruments.

The accompanying notes are an integral part of these consolidated financial statements.

American Oncology Network, Inc.
Consolidated Statements of Cash Flows
($ in thousands, except share and per share data)
	Year Ended December 31,
	2023	2022	2021
Cash flows from operating activities
Net income (loss)	$(63,150)	$2,589	$(105)
Adjustments to reconcile net income (loss) to net cash used in operating activities
Depreciation and amortization	8,450	6,719	6,079
Amortization of debt issuance costs	787	627	363
Deferred income taxes	384	—	786
Amortization of operating right-of-use assets(1)	8,289	10,364	—
Loss on change in fair value of derivatives	10,204	—	—
Stock compensation	4,874	—	20
Loss on extinguishment of debt financing costs	—	—	80
Equity in loss of affiliate	259	—	—
Gain on sale of property and equipment	(289)	(121)	(79)
Deferred rent	—	—	1,293
Changes in operating assets and liabilities, net of reverse recapitalization:
Patient accounts receivable, net	6,947	(24,873)	(30,803)
Inventories(2)	(8,090)	(1,947)	(10,260)
Prepaid expenses and other current assets	(1,607)	607	(1,883)
Other receivables	(5,759)	(3,123)	(8,095)
Other assets	(2,649)	(1,748)	(1,021)
Accounts payable(3)	20,067	14,077	21,679
Accrued compensation related costs	3,944	(1,435)	2,093
Accrued other	5,495	4,008	5,568
Operating lease liabilities(4)	(7,754)	(10,485)	—
Medicare advance payments	—	(3,742)	(13,447)
Other long-term liabilities	1,480	1,699	1,394
Net cash used in operating activities	(18,118)	(6,784)	(26,338)
Cash flows from investing activities
Purchases of property and equipment	(12,283)	(7,193)	(8,322)
Proceeds from disposals of property and equipment	704	2,084	683
Purchases of marketable securities	(67,395)	(12,619)	—
Proceeds from sales of marketable securities	42,320	2,652	—
Acquisition of physician practices	—	(5)	(3,215)
Issuance of notes receivable - related parties	(55)	(243)	(1,263)
Collections on notes receivable - related parties	1,175	1,333	1,423
Net cash used in investing activities	(35,534)	(13,991)	(10,694)
Cash flows from financing activities
Repayments of revolving line of credit	—	—	(10,000)
Borrowings on long-term debt	—	16,250	65,000
Repayments of long-term debt	—	—	(27,098)
Cash paid for deferred offering costs	—	(206)	—
Proceeds from reverse recapitalization	1,493	—	—
Repurchases of Class A Common Stock	(89)	—	—
Class A and A-1 preferred returns and tax distributions	(9,480)	—	—
Repayments on finance and capital leases	(593)	(426)	(205)
Issuance of redeemable convertible Class C Units	64,996	—	—
The accompanying notes are an integral part of these consolidated financial statements.

	Year Ended December 31,
	2023	2022	2021
Cash paid for debt financing costs	(446)	(271)	(1,153)
Series A Preferred Stock offering costs	(750)	—	—
Contribution from noncontrolling interest	134	—	—
Net cash provided by financing activities	55,265	15,347	26,544
Net increase (decrease) in cash and cash equivalents	1,613	(5,428)	(10,488)
Cash and cash equivalents
Beginning of period	26,926	32,354	42,842
End of period	$28,539	$26,926	$32,354
Supplemental consolidated cash flow information
Cash paid for interest	5,847	2,184	1,378
Cash paid for income taxes	—	—	577
Supplemental noncash investing and financing activities
Unpaid offering costs relating to the reverse recapitalization	$2,745	$—	$—
Right-of-use assets and lease liabilities removed in termination of lease	$2,128	$—	$—
Deemed dividend for Series A Preferred Stock extinguishment	$2,089	$—	$—
Assumed capital lease liabilities in acquisition of physician practice	$—	$—	$1,097
Changes in accounts payable for capital additions to property and equipment	$1,131	$623	$890
Payables for deferred offering costs	$—	$133	$—
Disposal of property and equipment in exchange for reduction in finance lease liability	$—	$72	$—
(1)	Includes related party amortization of operating right-of-use assets of $2,146 and $2,059 for the years ended December 31, 2023 and 2022, respectively.
(2)	Includes changes in related party balances of ($7,688), $(1,850), and $(11,848) for the years ended December 31, 2023, 2022, and 2021, respectively.
(3)	Includes changes in related party balances of $18,744, $13,314, and $23,309 for the years ended December 31, 2023, 2022, and 2021, respectively.
(4)	Includes changes in related party balances of ($2,381) and ($1,995) for the years ended December 31, 2023 and 2022, respectively.
The accompanying notes are an integral part of these consolidated financial statements.

Notes to Consolidated Financial Statements
1. Business
American Oncology Network, Inc. (“AON”, “New AON”, “AON Inc.”, or the “Company”), through its subsidiary companies and variable interest entities (together, “its subsidiaries”), is an alliance of physicians and seasoned healthcare leaders who provide comprehensive oncology services across 32 oncology practices located in nineteen states (Arizona, Arkansas, Florida, Georgia, Iowa, Idaho, Indiana, Louisiana, Maryland, Missouri, Michigan, North Carolina, Nevada, Nebraska, Ohio, South Carolina, Texas, Virginia, Washington, and the District of Columbia). The Company also provides expertise in drug procurement and payor contracting, along with practice diversification through centralized laboratory and pathology services, as well as specialty pharmacy services, clinical research, radiation oncology, and imaging. During the years ended December 31, 2023, 2022, and 2021, the Company entered into affiliation agreements with or acquired the following oncology practices.

Year Ended
December 31, 2021	December 31, 2022	December 31, 2023
State	State	State
Maryland	Arizona	Texas(a)
Arizona	Georgia(a)	Florida(a)
Washington	Louisiana(a)	Arizona(a)
Georgia(a)	Georgia(a)
Arizona	Georgia(a)
Georgia(a)

(a)
The Company entered into affiliation agreements with the physicians for these respective practices. The Company evaluated each of the affiliation agreements and determined that the transactions did not represent a business combination.

The operations of the practices that were acquired have been included in the Company’s consolidated financial statements since the date of acquisition.
Business Combination Agreements
Digital Transformation Opportunities Corp. (“DTOC”), American Oncology Network, LLC (“AON LLC”), GEF AON Holdings Corp. (“AON Class C Preferred Investor”), and DTOC Merger Sub, Inc., a direct, wholly owned subsidiary of DTOC (“Merger Sub”) entered into a Business Combination Agreement (the “Business Combination Agreement”), dated as of June 14, 2023 (which further amended and restated the Business Combination Agreement entered into by DTOC and AON LLC as of October 5, 2022, and amended and restated on January 6, 2023, and April 27, 2023), pursuant to which, among other transactions, on September 20, 2023 (the “Closing Date”), DTOC and AON LLC undertook a series of transactions (the “Business Combination”) resulting in the organization of the combined post-business combination company as an umbrella partnership C corporation, in which substantially all of the assets and the business of the combined company are held by AON LLC, and DTOC became a member of AON LLC. In connection with the closing of the Business Combination (“the Closing”), DTOC changed its name to “American Oncology Network, Inc.”. The Business Combination was completed on September 20, 2023.
As a result of, and in connection with, the Closing, among other things, (i) AON LLC amended and restated its operating agreement (the “Amended and Restated AON LLC Agreement”) to reclassify its existing Class A units, Class A-1 units and Class B units into a single class of AON LLC common units (“AON LLC Common Units”) that can be exchanged on a one-to-one basis for shares of New AON Class A common stock (“New AON Class A Common Stock”) and its existing AON LLC Class C units into AON LLC Series A preferred units (AON LLC Series A Preferred Units”); (ii) AON LLC converted profit pool units of certain of AON LLC’s subsidiaries into an equal number of AON LLC Common Units and shares of New AON Class B common stock (“New AON Class B Common Stock”), which together are exchangeable into shares of New AON Class A Common Stock (together with the New AON Class B Common Stock, the “New AON Common Stock”); (iii) New AON amended and restated its charter (the “Charter”) to provide for (a) the conversion of all existing shares of DTOC Class B common stock into shares of New AON Class A Common Stock on a one-to-one basis, (b) amendment of the terms of New AON Class B Common Stock to provide holders voting rights but no economic rights and (c) designation of a new series of New AON preferred stock as Series A convertible preferred stock (the “New AON Series A Preferred Stock” or “Series A Preferred Stock”) with such rights and preferences as provided for in the certificate of designation of the New Aon Series A Preferred Stock (the “New AON Series A Certificate of Designation”); and (iv) among other things,

(a) AON LLC issued common units to New AON in exchange for a combination of cash and shares of New AON Class B Common Stock and warrants to acquire shares of New AON Class B Common Stock (the “Class B Prefunded Warrants”), (b) New AON was admitted as a member of AON LLC, (c) AON LLC distributed shares of New AON Class B common stock or Class B Prefunded Warrants, as applicable, to AON LLC equity holders, (d) New AON reserved a specified number of additional shares of New AON Class A Common Stock after the Closing for issuance to eligible participants, (e) Merger Sub merged with and into the AON Class C Preferred Investor whereby the separate existence of Merger Sub ceased and New AON issued a number of shares of New AON Series A Preferred Stock equal to the number of AON LLC Series A preferred units held by the AON Class C Preferred Investor to AEA Growth Management LP, the parent of AON Class C Preferred Investor (“AEA Growth”) in exchange for all the shares of common stock held by AEA Growth in the AON Class C Preferred Investor (the “First Step”), (f) promptly after the First Step, the AON Class C Preferred Investor merged with and into New AON whereby the separate existence of the AON Class C Preferred Investor ceased and New AON held all the AON LLC Series A preferred units and (g) from and after the Closing (but subject to lock-up restrictions), the AON LLC common equity holders (other than New AON), referred to herein as “Legacy AON Stockholders” (former AON LLC Class A, Class A-1, and Class B unit holders), will have the right (but not the obligation) to exchange AON LLC Common Units together with an equal number of shares of New AON Class B Common Stock (whether held directly or indirectly through Class B Prefunded Warrants) for shares of New AON Class A Common Stock.
In addition, in connection with the Closing, DTOC completed the offer to the holders of AON LLC Class B-1 units to exchange their AON LLC Class B-1 units for such number of newly issued shares of New AON Class A Common Stock equal to the ratio set forth in the Business Combination Agreement (such offer, the “Exchange Offer”). DTOC and AON LLC solicited consents from the holders of AON LLC Class B-1 units to make certain amendments to the terms of the awards and the unit grant agreements pursuant to which the AON LLC Class B-1 units were granted, which provided for the automatic exchange, as of immediately prior to the adoption of the Amended and Restated AON LLC Agreement, of all outstanding AON LLC Class B-1 units into shares of New AON Class A Common Stock (collectively, the “Proposed Amendments”). The requisite number of holders of Class B-1 units provided their consent to the Proposed Amendments, and as a result, in connection with the Closing, all AON LLC Class B-1 units were exchanged for an aggregate of 1,047,343 shares of New AON Class A Common Stock.
Upon the consummation of the Business Combination, the outstanding membership units in AON LLC and the outstanding shares in AON Inc. (New AON) are as follows:
•	AON LLC Common Units held by the Legacy AON Stockholders - 28,109,796
•	AON LLC Common Units held by New AON - 9,532,354
•	AON LLC Series A Preferred Units held by New AON - 6,651,610
•	Class A Common Stock held by the former AON LLC Class B-1 unit holders - 1,047,343
•	Class A Common Stock held by the DTOC unredeemed stockholders - 147,511
•	Class A Common Stock held by the DTOC Sponsor and their permitted transferees - 5,498,125(a)
•	Class B Common Stock held by Legacy AON Stockholders - 25,109,551(b)
•	New AON Series A Preferred Stock held by AEA Growth Management LP - 6,651,610
(a)	Sponsor Earnout Shares of 2,839,375 are subject to vesting and forfeiture provisions and are not outstanding for GAAP purposes as of the Closing Date.
(b)	Certain Legacy AON Stockholders hold 3,000,245 Class B Prefunded Warrants, which underlying shares of Class B common stock are not outstanding as of the Closing Date.
Accounting Treatment for the Business Combination
As AON LLC does not meet any of the characteristics of a VIE under ASC 810, the Business Combination was evaluated under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations. Notwithstanding the legal form of the Business Combination pursuant to the Business Combination Agreement, the Business Combination was accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, DTOC was treated as the acquired company and AON LLC was considered the acquirer for financial statement reporting purposes. AON LLC was determined to be the accounting acquirer based on, in summary, an evaluation of the following primary facts and circumstances:
•	AON LLC’s directors will represent a majority of the board seats for New AON’s board of directors;

•	AON LLC’s senior management will be the senior management of the combined company;
•	AON LLC’s operations comprising the ongoing operations of the post-combination company; and
•	AON LLC’s relative size (i.e., assets, revenues, and earnings) is significantly larger compared to DTOC.
Accordingly, for accounting purposes, the financial statements of the post-combination entity will represent a continuation of the financial statements of AON LLC with the acquisition being treated as the equivalent of AON LLC issuing stock for the net assets of DTOC, accompanied by a recapitalization. The net assets of DTOC are stated at historical cost, with no goodwill or other intangible assets recorded. Refer to Note 3 for additional information.
Accounting for the Earnout Shares
Following the Closing and for five years thereafter, the DTOC Sponsor agreed to subject 35%, or 2,839,375 shares of New AON Class A common stock held by it as of the Closing (the “Sponsor Earnout Shares”) to the following vesting and forfeiture provisions:
•
the Sponsor Earnout Shares will vest when the volume-weighted average price of the New AON Class A common stock equals or exceeds $13.50 per share for any 20 trading days within any 30 trading day period beginning after the Closing and ending 60 months following the Closing;

•	the Sponsor Earnout Shares will be released immediately upon the consummation of a change of control transaction within the 60-month period following the Closing; and
•
if the Sponsor Earnout Shares are not released pursuant to the foregoing provisions on or before the date that is 60 months after the Closing, then the Sponsor Earnout Shares will be forfeited immediately following such date.

As the Business Combination was accounted for as a reverse recapitalization, the issuance of the Sponsor Earnout Shares to the Company’s existing stockholders will be accounted for as an equity transaction. The accounting for the Sponsor Earnout Shares was evaluated under ASC Topic 480, Distinguishing Liabilities from Equity, and ASC Subtopic 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity, to determine if the Sponsor Earnout Shares should be classified as a liability or within equity. As part of that analysis, it was determined that the Sponsor Earnout Shares are freestanding, do not meet the criteria within ASC 480 to be classified as a liability, and meet the criteria in ASC 815-40 to be considered indexed to the post-combination entity’s common stock and classified within equity.
Warrants
As of the Closing Date, New AON assumed the outstanding warrants (Public Warrants and Private Placement Warrants) that were issued by DTOC as part of DTOC’s IPO. Further, New AON issued the Class B Prefunded Warrants to former Class A-1 unit holders, in lieu of New AON Class B Common Stock. The accounting treatment for the Public Warrants, the Private Placement Warrants, and the Class B Prefunded Warrants, collectively referred to as “the Warrants”, is disclosed in Note 2.
Public Warrants
As of the Closing Date, New AON assumed 8,337,500 public warrants (the “Public Warrants”) issued by DTOC in its IPO. Each whole warrant entitles the holder to purchase one share of New AON Class A Common Stock at a price of $11.50 per share, subject to adjustment. The warrants will become exercisable on the later of 12 months from the closing of the DTOC Initial Public Offering or 30 days after the completion of its initial business combination and will expire five years after the Closing of the Business Combination, or earlier upon redemption or liquidation.
Private Warrants
As of the Closing Date, New AON assumed 6,113,333 Private Placement Warrants held by the DTOC Sponsor (the “Private Placement Warrants” or “Private Warrants”). The Private Placement Warrants will be non-redeemable in certain circumstances so long as they are held by the Sponsor or its permitted transferees. The Private Placement Warrants may also be exercised by the Sponsor and its permitted transferees for cash or on a cashless basis. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability, and exercise period.

Class B Prefunded Warrants
As of the Closing Date, New AON issued 3,000,245 of Class B Prefunded Warrants to former AON Class A-1 unitholders. Because the Class B Warrants are prefunded, there was not any cash consideration exchanged as part of the Class B Warrant issuance. Each Class B Prefunded Warrant entitles the holder to purchase one share of New AON Class B common stock at a price of $0.01 per share. The exercise term of the Class B Warrant shall continue indefinitely so long as the holder of the Class B Warrant is also the holder of an AON LLC Common Unit, provided that the number of shares of Common Stock that this Warrant is exercisable for shall not exceed the number of AON LLC Common Units held by holder.
Transaction Expenses
In connection with the Reverse Recapitalization, AON LLC incurred costs of $31.9 million and $3.5 million during the years ended December 31, 2023 and 2022, respectively. Of the total costs incurred during the year ended December 31, 2023, $31.1 million were reported as transaction expenses in the consolidated statements of operations and comprehensive loss and $0.8 million were reported as a reduction of Series A Preferred Stock presented as mezzanine equity on the consolidated balance sheets at December 31, 2023. Additionally, at December 31, 2023 there were $0.9 million of outstanding transaction expenses included within accrued other on the consolidated balance sheets. At December 31, 2022, the Company had accrued $0.3 million of transaction costs related to the Reverse Recapitalization, which were reported as other assets on the consolidated balance sheets. AON LLC recorded $3.2 million of transaction expenses in connection with the Reverse Recapitalization during the year ended December 31, 2022, which were reported as transaction expenses in the consolidated statements of operations and comprehensive loss.
2. Basis of Presentation and Significant Accounting Policies
Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
For the year ended December 31, 2023, these consolidated financial statements reflect the consolidated results of operations, comprehensive income (loss), cash flows and changes in equity of AON LLC and its wholly-owned subsidiaries for the period of January 1, 2023 through September 20, 2023, the Closing Date of the Reverse Recapitalization, and the consolidated results of operations, comprehensive income (loss), cash flows and changes in stockholders’ equity of AON Inc. and its consolidated subsidiaries, including AON LLC, for the period of September 21, 2023 through December 31, 2023. The consolidated balance sheet at December 31, 2023 presents the financial condition of AON Inc. and its consolidated subsidiaries, including AON LLC, and reflects the initial recording of the assets and liabilities of AON Inc. at their historical cost (see Note 3). All intercompany balances and transactions of AON LLC prior to the Reverse Recapitalization have been eliminated. All intercompany balances and transactions of AON Inc. after the Reverse Recapitalization have been eliminated.
For the years ended December 31, 2022 and 2021, these consolidated financial statements present the consolidated results of operations, comprehensive income (loss), cash flows and changes in equity of AON LLC. The consolidated balance sheet as of December 31, 2022 presents the financial condition of AON LLC and its wholly-owned subsidiaries. All intercompany balances and transactions of AON LLC have been eliminated.
In accordance with ASC 805, Business Combinations, the historical equity of AON LLC has been recasted in all periods up to the Closing Date, to reflect the number of shares of New AON’s Class A Common Stock and Class B Common Stock issued to Legacy AON Stockholders in connection with the Reverse Recapitalization. The Company recasted the units outstanding related to the historical AON LLC Class A, Class A-1, and Class B units prior to the Reverse Recapitalization (“Historical AON LLC Equity”) as common equity of New AON, equal to the Per Company Class Unit Exchange Ratio, pursuant to the Business Combination Agreement.
The Per Company Unit Exchange Ratio at which AON LLC Class A units and Class A-1 units were reclassified is equal to 2,524 AON Common Units. The Per Company Unit Exchange Ratio at which AON LLC Class B units were reclassified varied depending on participation threshold, and is equal to 2,524, 2,453, or 1,976, AON Common Units. The Per Company Unit Exchange Ratio at which Class C units were reclassified is equal to 2,705 AON LLC Series A Preferred Units.

The consolidated financial statements and related notes thereto give effect to the conversion for all periods presented, without any change to par value or per unit amounts. The consolidated financial statements do not necessarily represent the capital structure of New AON had the Reverse Recapitalization occurred in prior periods. The Company has not made retroactive adjustments related to the historical book values of Historical AON LLC Equity as the adjustments were considered immaterial.
For the year ended December 31, 2023, $5.5 million of the consolidated net loss of AON LLC were attributable to the Class A Common Stockholders, and reflects the Class A Common Stockholders’ absorption of 19.2% of the consolidated net loss of AON LLC for the period of September 21, 2023 through December 31, 2023. For the year ended December 31, 2023, $30.8 million of the consolidated net losses of AON LLC were attributable to noncontrolling interest, and reflects the Legacy AON Stockholders’ absorption of 80.8% of the consolidated net losses of AON LLC for the period of September 21, 2023 through December 31, 2023.
For the year ended December 31, 2023, $27.1 million of the consolidated net losses of AON LLC were attributable to the Legacy AON Stockholders, to reflect their absorption of 100% of the consolidated net losses of AON LLC pertaining to the days prior to the Reverse Recapitalization. For the year ended December 30, 2022 and December 31, 2021, net income and loss of $2.6 million and $0.1 million, respectively, were attributable to the Legacy AON Stockholders to reflect their absorption of 100% of AON LLC’s net income and loss pertaining to the periods prior to the Reverse Recapitalization.
Principles of Consolidation
For the period of September 21, 2023 through December 31, 2023, the consolidated financial statements include the accounts of the Company, AON, Inc., AON LLC, and its wholly owned subsidiary American Oncology Management Company, LLC (“AOMC”), and its consolidated variable interest entities (“VIEs”) American Oncology Partners, P.A. (“AON Partners”), American Oncology Partners of Maryland, P.A. (“Partners of Maryland”), AON Central Services, LLC (“AON Central Services”), and Meaningful Insights Biotech Analytics, LLC (“MIBA”). All intercompany accounts and transactions between the entities have been eliminated in consolidation.
Refer to Note 1 for the accounting treatment of the Business Combination.
The Company accounts for American Oncology Network, LLC, AON Partners, Partners of Maryland, AON Central Services, and MIBA in accordance with ASC 810, Consolidations. The Company determines whether it has a controlling financial interest in an entity by first evaluating whether the entity is a VIE. A VIE is broadly defined as an entity that has any of the following three characteristics: (i) the equity investment at risk is insufficient to finance the entity’s activities without additional subordinated financial support; (ii) substantially all of the entity’s activities either involve or are conducted on behalf of an investor that has disproportionately few voting rights; or (iii) the equity investors as a group lack any of the following, the power through voting or similar rights to direct the activities of the entity that most significantly impact the entity’s economic performance, the obligation to absorb the expected losses of the entity, or the right to receive the expected residual returns of the entity. The Company consolidates a VIE if it has both the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and an obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE. Management performs ongoing reassessments of whether changes in the facts and circumstances regarding the Company’s involvement with a VIE will cause the consolidation conclusion to change. Changes in consolidation status are applied prospectively, if any.
AON LLC has contractual relationships with AON Partners, Partners of Maryland and AON Central Services and the physician owners through management service agreements (“MSAs”) and other contractual agreements to provide all practice management services outside of medical services provided by the physicians. In addition, despite not being required by the contractual relationships, AON LLC regularly provides funding to support AON Partners and Partners of Maryland’s operations and acquisitions of physician practices. AON Central Services was formed July 15, 2022 and, effective January 1, 2023, entered into an agreement with AOMC to provide qualified non-clinical and non-medical employees to AOMC to support the operation of the physician practices. MIBA was established during the first quarter of 2023 for the purpose of developing intellectual property to synergize the collection, de-identification, and dissemination of the Company’s patient data for sale to external parties for research, development, and clinical decisions. In May 2023, the Company contributed $0.2 million for a 56% interest in the equity of MIBA. The Company concluded that AON LLC had a controlling financial interest in MIBA and has consolidated the entity at December 31, 2023 and recorded the noncontrolling interest in permanent equity.

The Company has concluded that AON Partners, Partners of Maryland, AON Central Services, and MIBA are all VIEs in which AON LLC has the characteristics of a controlling financial interest and is deemed to be the primary beneficiary. The variable interest subjects AON LLC to all potential losses in the entities and, therefore, requires AON LLC, and in turn AON Inc., to consolidate the results of AON Partners, Partners of Maryland, AON Central Services, and MIBA in its consolidated financial statements.
Refer to Note 4 for further information on the VIEs. Refer to Note 1 for the accounting treatment of the Reverse Recapitalization.
Significant Accounting Policies
Accounting Estimates and Assumptions
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.
Segments
Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker (the “CODM”). The Company’s CODM is its chief executive officer who reviews financial information together with certain operating metrics principally to make decisions about how to allocate resources and to measure the Company’s performance. The Company has one operating segment and one reportable segment that are structured around the organizational management of oncology practice operations. All revenue and assets are in the United States.
Revenue Recognition
Revenue is recognized under Accounting Standards Update (“ASU”) 2014-09 Revenue from Contracts with Customers (“Topic 606”). Patient service revenue is presented net of the estimated provision for contractual adjustments and uncollectible amounts. The Company determines the transaction price based upon standard charges for goods and services with anticipated consideration due from patients, third-party payors (including health insurers and government agencies) and others. The Company’s revenue is primarily derived from patient service revenues, which encompass oncology services provided during patient visits and shipments of pharmacy prescriptions. Performance obligations for the Company’s services provided to patients and most procedures, are satisfied over the time of visit which is the same day services are performed. Performance obligations relating to pharmacy revenue are considered fully satisfied at a point in time upon the customer receiving delivery of the prescription. Accordingly, the Company does not anticipate a significant amount of revenue from performance obligations satisfied (or partially satisfied) in previous periods, and any such revenue recognized during the years ended December 31, 2023, 2022, and 2021 was immaterial. Additionally, the Company does not expect to recognize material revenue in the future related to performance obligations that are unsatisfied (or partially satisfied) as of December 31, 2023. Approximately $933.9 million, $818.5 million, and $683.0 million of the Company’s revenues are generated from services performed during patient visits with the remainder primarily generated from shipments of pharmacy prescriptions for the years ended December 31, 2023, 2022, and 2021, respectively.
As services are performed and prescriptions are shipped, timely billing occurs for services rendered and prescriptions shipped less discounts provided to uninsured patients and contractual adjustments to third-party payors based upon prospectively determined rates and discounted charges. Payment is requested at the time of service for self-paying patients and for patients covered by third-party payors that are responsible for paying deductibles and coinsurance.
The Company monitors revenue and receivables to prepare estimated contractual allowances for the anticipated differences between billed and reimbursed amounts. Payments from third-party payors and Government programs including Medicare and Medicaid may be subject to audit and other retrospective adjustments. Such amounts are considered on an estimated basis when net patient revenue is recorded and are adjusted as final adjustments are determined. For the years ended December 31, 2023, 2022, and 2021 such resulting historic adjustments have been immaterial to the consolidated financial statements.

In assessing who is the principal in providing patient services and pharmacy prescriptions, the Company considered who controls the provision of services and prescriptions. The Company has determined they are acting as a principal in these relationships.
In April 2022, the Company entered into a long-term arrangement to sponsor and manage a clinical trial. The Company subsequently contracted with a third-party to provide the clinical research services and is the principal in this arrangement. The performance of clinical research services are considered a single performance obligation because the Company provides a highly-integrated service. Revenue is recognized for the single performance obligation over time due to the Company’s right to payment for work performed to date. The contract provides for invoices based on predetermined milestones.
The Company uses the cost-to-cost measure of progress for the Company’s contract because it best depicts the transfer of control to the customer as the performance obligation is fulfilled. For this method, the Company compares the contract costs incurred to date to the estimated total contract costs through completion. As part of the client proposal and contract negotiation process, the Company develops a detailed project budget for the direct costs and reimbursable costs based on the scope of the work, the complexity of the study, the geographical location involved and the Company’s historical experience. The estimated total contract costs at the project level are reviewed and revised periodically throughout the life of the contract, with adjustments to revenue resulting from such revisions being recorded on a cumulative basis in the period in which the revisions are identified. Contract costs consist primarily of direct labor and other reimbursable project-related costs such as travel, third-party vendor costs and investigator fees. The Company establishes pricing based on the Company’s internal pricing guidelines, discount agreements, if any, and negotiations with the client. The transaction price is the contractually defined amount. Revenue related to the clinical trial, which is included within other revenue, was $3.7 million and $4.3 million for the years ended December 31, 2023 and 2022, respectively.
The Company has a system and estimation process for recording Medicare net patient service revenue and estimated recoupments as it relates to value-based care (“VBC”) revenue included in patient service revenue in the consolidated statements of operations and comprehensive loss. The Company’s VBC revenue is primarily generated through its participation in the CMS Oncology Care Model (“OCM”) which is an episode-based payment model to promote high-quality cancer care. Participants enter 6-month episode periods, and the Company bills a monthly fee during the 6-month period based on a fixed rate per participant per month and the total number of participants. Certain quality and compliance metrics are tracked as part of the program and submitted to CMS at the end of the episode period which may result in recoupment of funds. The Company estimates the recoupment amount by developing a recoupment percentage for each period based on historical known recoupment from CMS and applies the recoupment percentage against total fees for the period. Based on the estimate, the Company accrues a liability representing the expected final recoupments based on historical settlement trends.
Short-term Marketable Securities
Investments in marketable securities consist of corporate bonds and U.S. Treasury securities.
Management determines the appropriate classification of investments at the time of purchase and reevaluates such determination at each balance sheet date. Marketable securities are classified as available-for-sale and are carried at fair value in the consolidated balance sheets. The marketable securities are classified as short-term based on management’s intent to convert such securities within one year and the ability to convert them within two to three days.
Certain of our available-for-sale securities are debt securities. For an available-for-sale debt security with an amortized cost that exceeds its fair value, the Company first determines if it intends to sell or will more-likely-than-not be required to sell the security before the expected recovery of its amortized cost. If it intends to sell or will more-likely-than-not be required to sell the security, then the Company recognizes the impairment as a credit loss in the consolidated statements of operations and comprehensive loss by writing down the security’s amortized cost to its fair value. If it does not intend to sell or it is not more-likely-than-not that it will be required to sell the security before the expected recovery of its amortized cost, the Company recognizes the portion of the impairment that is due to a credit loss, if any, in the consolidated statements of operations and comprehensive loss through an allowance. The portion of the impairment that is due to factors other than a credit loss is recognized in other comprehensive income (loss) in the consolidated statements of operations and comprehensive loss as an unrealized loss.

Equity Investment in Affiliate
In January 2023, the Company contributed noncash consideration, with a fair value of approximately $2.3 million, in return for a 49% equity interest in OCP Management Arizona, LLP. Investments in entities over which the Company has the ability to exercise significant influence but does not control the entity are accounted for using the equity method. Equity method investments are included with other assets in the consolidated balance sheets. The carrying amount of the investment is adjusted to reflect the Company’s proportionate share of the net earnings or losses and reduced by any dividends received. The Company’s share of income or loss related to this investment is reported as an equity in loss of affiliate in the consolidated statements of operations and comprehensive loss.
Noncontrolling Interests
The Company consolidates the results of entities in which it has a controlling financial interest. Refer to Note 17 for additional considerations and presentation for noncontrolling interest.
Mezzanine Equity
New AON Series A Preferred Stock is redeemable for cash or the value of the property, rights or securities to be paid or distributed in the event of a Deemed Liquidation Event (which is outside of the Company’s control). As a result, Management has determined that the New AON Series A Preferred Stock should be classified as mezzanine equity. As of December 31, 2023, the Preferred Stock are recorded at their initial carrying value, net of offering costs of $0.8 million. The Series A Preferred Stock are not being accreted to redemption value, as the redemption is not probable. The Series A Preferred Stock are classified outside of stockholders’ equity on the consolidated balance sheets. Refer to Note 17 for mezzanine equity presentation considerations for redeemable noncontrolling interest.
Treasury Stock
We account for treasury stock purchased under the cost method and include treasury stock as a component of accumulated paid in capital. Treasury stock purchased with intent to retire (whether or not the retirement is actually accomplished) is charged to common stock. The Company repurchased 14,729 shares of class A common stock at the spot rate as of each transaction date for a total cost of less than $0.1 million for the year ended December 31, 2023.
Business Combinations
The Company evaluates acquired practices in accordance with ASU 2017-01, Business Combinations (Topic 805)-Clarifying the Definition of a Business. This standard clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. Because substantially all of the value of each acquired practice did not relate to a similar group of assets and as each acquired practice contained both inputs and processes necessary to provide economic benefits to the Company, it was determined that each acquisition represents a business combination. Therefore, the transactions have been accounted for using the acquisition method of accounting, which requires, with limited exceptions, that assets acquired, and liabilities assumed be recognized at their estimated fair values as of the acquisition date. Any excess of the consideration transferred over the estimated fair values of the net assets acquired is recorded as goodwill. Transaction costs related to business combinations are expensed in the period in which they are incurred.
Cash and Cash Equivalents
The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents include cash or deposits with financial institutions and deposits in highly liquid money market securities. Deposits with financial institutions are insured by the Federal Deposit Insurance Corporation up to certain defined limits. Bank deposits at times may exceed federally insured limits. The Company has not experienced any losses in these accounts.
Accounts Receivable
Accounts receivable from patients are carried at the original charge for the services provided, and an adjustment is made to the receivable in a contra account based on the historical collection rate for the provider and payor combination. This adjustment takes into consideration any allowance for doubtful accounts. Management determines the allowance for uncollectible accounts based on historical experience.

As of December 31, 2023 and 2022, the accounts receivable, net balances were $129.2 million and $136.1 million, respectively.
Inventories
Inventories, consisting primarily of pharmaceuticals finished goods, are valued at the lower of cost or net realizable value, with cost being determined on a first-in, first-out basis. Obsolescence for inventories is estimated based on expiration dates and slow-moving inventory. No obsolescence allowances have been recorded as of December 31, 2023 and 2022. If the Company determines that an item is obsolete, or the expected net realizable value upon sale is lower than the currently recorded cost, a write-down is recorded and charged to cost of revenue to reduce the inventory to its net realizable value and a new cost basis is established. The majority of the Company’s inventories are purchased from a related party (See Note 14).
Other Receivables
Other receivables consist primarily of rebates on drug purchases made in the current period which are offered as an incentive by the distributor and/or manufacturer and are not yet paid as of year-end.
Property and Equipment
Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. A summary of the lives used for computing depreciation is as follows:

Leasehold improvements	1 - 15 years
Furniture, fixtures and equipment	7 years
Medical equipment	5 - 10 years
Computer equipment	5 years
Signs	7 years
Automobiles	5 years
Software	7 years
Leasehold improvements are amortized using the straight-line method over the shorter of their estimated useful lives or the term of the related lease, which may include one or more option renewal periods. Maintenance and repairs that do not improve service potential or extend economic life are expensed as incurred. Expenditures for major improvements and additions are capitalized. Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. In assessing long-lived assets for impairment, assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. Recoverability is measured by a comparison of the carrying amount of an asset group to the undiscounted future net cash flows expected to be generated by the asset group. If estimated future undiscounted cash flows are not sufficient to recover the carrying value of the assets, impairment is measured by comparing the carrying amount of the assets to the estimated fair value, obtained through appraisal or market quotations, or discounted future net cash flow estimates. The Company did not recognize any long-lived asset impairments during 2023, 2022, and 2021.
Goodwill
Goodwill arising from business combinations represents the excess of the fair value of consideration transferred over the fair value of the identifiable net assets acquired and liabilities assumed as of the acquisition date. Goodwill amounts are not amortized, but rather tested for impairment annually, on October 1, or more often if circumstances indicate that the carrying value may not be recoverable. There was no impairment of goodwill during any of the periods presented.
Leases
Effective January 1, 2022, the Company adopted ASU 2016-02, Leases and the subsequently issued supplemental and/or clarifying ASUs known as ASC Topic 842 (collectively “ASC 842”) using the modified retrospective approach. See Recently Adopted Accounting Pronouncements below, which discusses the initial adoption of this new guidance.

The Company’s lease portfolio primarily consists of office and equipment leases for its practice facilities. The Company evaluates whether a contract is or contains a lease at contract inception. A lease exists when a contract conveys to the customer the right to control the use of identified property or equipment for a period of time in exchange for consideration. The definition of a lease embodies two conditions: 1) there is an identified asset in the contract that is land or a depreciable asset (i.e., property, plant, and equipment); and 2) the customer has the right to control the use of the identified asset. ASC 842 requires a lessee to discount its unpaid lease payments using the interest rate implicit in the lease or, if that rate cannot be readily determined, its incremental borrowing rate. As the Company’s operating leases do not generally provide an implicit rate, the incremental borrowing rate is used based on the information available at commencement date in determining the present value of lease payments. The incremental borrowing rate for a lease is the rate of interest the Company would have to pay on a collateralized basis to borrow an amount equal to the lease payments under similar terms. The lease term for all of the Company’s operating leases include the noncancellable period of the lease plus any additional periods covered by either a lessee option to extend (or not to terminate) the lease that the lessee is reasonably certain to exercise, or an option to extend (or not to terminate) the lease controlled by the lessor. Lease payments included in the measurement of the operating lease right-of-use (“ROU”) assets and lease liabilities are comprised of fixed payments (including in-substance fixed payments), variable payments that depend on an index or rate, and the exercise price of a lessee option to purchase the underlying asset if the lessee is reasonably certain to exercise.
The Company elected not to recognize operating lease ROU assets and lease liabilities for all short-term leases (leases with an initial lease term of 12 months or less). The Company recognizes the lease payments associated with short-term leases as an expense over the lease term.
The operating lease ROU assets are initially measured at cost, which comprises the initial amount of the lease liability adjusted for lease payments made at or before the lease commencement date, plus any initial direct costs incurred less any lease incentives received. The operating lease ROU assets are subsequently measured throughout the lease term at the carrying amount of the lease liability, plus initial direct costs, plus (minus) any prepaid (accrued) lease payments, less the unamortized balance of lease incentives received. Lease expense for lease payments is recognized on a straight-line basis over the lease term. The operating lease liabilities are initially measured at the present value of the unpaid lease payments at the lease commencement date.
Income Taxes
The Company accounts for its income taxes using the asset and liability method whereby deferred tax assets and liabilities are determined based on temporary differences between the basis used for financial reporting and income tax reporting purposes. Deferred income taxes are provided based on the enacted tax rates in effect at the time such temporary differences are expected to reverse. A valuation allowance is provided for deferred tax assets if it is more likely than not that the Company will not realize those tax assets through future operations.
The Company is a member of American Oncology Network, LLC, which is treated as a partnership for U.S. federal and certain state and local income taxes. As a partnership, American Oncology Network, LLC is not subject to U.S. federal and certain state and local income taxes. Any taxable income or loss generated by American Oncology Network, LLC is passed through to and included in the taxable income of its members, including the Company, in accordance with the partnership agreement. The Company is subject to U.S. federal income taxes, in addition to state and local income taxes with respect to the allocable share of any taxable income of American Oncology Network, LLC. Additionally, other corporate entities within the Company’s structure are subject to income taxes.
Accounting for uncertainty in income taxes prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. Although certain cash accounts exceed the federally insured deposit amount, management has not previously experienced nonperformance by any financial institution.
Equity-Based Compensation
The Company measures the compensation cost of all equity awards at the estimated fair value of the award on the date of grant and records the related expense in the accompanying consolidated statements of operations and comprehensive loss on a straight-line basis over the applicable service period. Prior to the closing of the Business

Combination, the Company used an option pricing method to value its common stock. This method allocates the fair value of total equity to the various components of equity based on an estimated liquidity event. This option pricing method first values the Company at the enterprise level, and then values breakpoints based on the liquidation preferences of the Class A, Class A-1, and Class B units. An allocation of total equity (enterprise value) is then performed to the various equity components based on the relative rights and privileges of each class of equity. The Company was assisted by third-party valuation experts to apply the above models to calculate the fair value estimate. Forfeitures are accounted for as they occur.
After consummation of the Business Combination, the Company issued an equity incentive plan (“2023 Incentive Equity Plan”). The purpose of the 2023 Incentive Equity Plan is to attract and retain personnel for positions with the Company, to provide additional incentive to employees, directors, and consultants, and to promote the success of the Company’s business. The Plan permits the grant of Incentive Stock Options (“ISO”) to any ISO Employee and the grant of Non statutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, and Performance Awards to any Service Provider. As of December 31, 2023, no awards have been granted from the 2023 Incentive Equity Plan.
Debt Issuance Costs
Debt issuance costs consist of legal fees and other professional services and are capitalized. Debt issuance costs are presented in the consolidated balance Sheets as a direct deduction from the carrying value of the associated debt liability and amortized to interest expense in the consolidated statements of operations and comprehensive loss. The costs related to the term loans are amortized using the straight-line method, which approximates the effective interest method, over the terms of the related debt. The amortization related to the debt issuance costs included in interest expense within the accompanying consolidated statements of operations and comprehensive loss was $0.8 million in 2023, $0.6 million in 2022, and $0.4 million in 2021.
Offering Costs
The Company defers specific incremental costs directly attributable to proposed offerings of securities. These costs consist of legal, accounting, and other similar expenses incurred through the balance sheet date that are directly related to a potential offering. If the offering is completed, these costs will be charged against the gross proceeds of the offering. These offering costs will be allocated to the separable financial instruments issued in the transaction on a relative fair value basis of the securities issued, compared to total proceeds received. Offering costs associated with any instruments classified as liabilities will be expensed as incurred, presented as non-operating expenses in the consolidated statements of operations and comprehensive loss.
During the year ended December 31, 2023, the Company incurred additional deferred offering costs of approximately $0.8 million which were recorded as an offset to the net proceeds of the AON LLC Class C Units (discussed below) in mezzanine equity on the consolidated balance sheets as of December 31, 2023. At December 31, 2022, the Company had incurred approximately $0.3 million of offering costs, which are included in other assets in the accompanying consolidated balance sheets.
As discussed in Note 1, on June 7, 2023, AON LLC issued Redeemable Convertible Preferred Class C Units (“Class C Units” or “AON LLC Class C Units”) for net proceeds of approximately $64.5 million ($65.0 million in gross proceeds, net of $0.5 million in offering costs). The Company determined that an additional $0.3 million of costs incurred through June 7, 2023 related to the process of raising the proceeds generated by the issuance of the Class C Units. Accordingly, these deferred offering costs have been reclassified from other assets to mezzanine equity, for a total of $0.8 million in Class C Unit offering costs. The Class C Units were subsequently converted to AON LLC Series A Preferred Units upon the Closing of the Business Combination, which were subsequently exchanged for Series A Preferred Stock.
Professional Liability
The Company maintains insurance policies for exposure to professional malpractice insurance risk. The limits of malpractice insurance provide each physician/advanced practice provider with a dedicated $1.0 million limit per claim and a $3.0 million limit in the aggregate per policy period – on a first dollar basis, as no deductible applies. The policy further then extends coverage to the Company, by providing a $2.0 million limit per claim and a $4.0 million limit in the aggregate per policy period - on a first dollar basis, additionally, as no deductible applies. Reserves are established for estimates of the loss that will ultimately be incurred on claims that have been reported but not paid and claims that have been incurred but not reported. These reserves are established based on consultation with a third-party actuary. The actuarial valuations consider a number of factors, including historical claims payment patterns, changes in case reserves and the assumed rate of increase in healthcare costs. Management believes the use of actuarial methods to account for these reserves provides a consistent and effective way to measure these subjective accruals. However, due to the sensitive nature of this estimation technique, recorded reserves could differ from ultimate costs related to these claims due to changes in claims reporting, claims payment and settlement practices and differences in assumed future cost increases. Accrued unpaid claims and expenses that are expected to be paid within the next twelve months are classified as current liabilities and included in accrued other. All other accrued unpaid claims and expenses are classified as long-term liabilities and included in other long-term liabilities. Insurance recoveries associated with the unpaid claims are classified as long-term assets included in other assets.
Fair Value of Financial Instruments
Fair value is the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date.
Accounting guidance establishes a three-level hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability on the measurement date. The three levels are defined as follows:
Level 1	Inputs to the valuation methodology are quoted prices (unadjusted) for an identical asset or liability in an active market.
Level 2
Inputs to the valuation methodology include quoted prices for a similar asset or liability in an active market or model-derived valuations in which all significant inputs are observable for substantially the full term of the asset or liability.

Level 3
Inputs to the valuation methodology are unobservable and significant to the fair value measurement of the asset or liability. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the placement of assets and liabilities being measured within the fair value hierarchy.
Our financial instruments include cash, short-term marketable securities, accounts receivable, notes receivable, accounts payable, accrued expenses, long-term debt and contractual agreements that resulted in derivative liabilities. Our nonfinancial assets such as property and equipment are not measured at fair value on a recurring basis; however, they are subject to fair value adjustments in certain circumstances, such as when there is evidence that impairment may exist.
The carrying amounts of cash, accounts receivable, accounts payable, notes receivable, and accrued expenses approximate their fair value because of the short-term maturity and highly liquid nature of these instruments. We determine the fair value of long-term debt and marketable securities based on various factors including maturity schedules and current market rates.
See Note 6 for a discussion of the Company’s Level 1 and Level 2 Marketable Securities as of December 31, 2023 and 2022. See below for a discussion of the Company’s Level 1 and Level 3 warrant liabilities as of December 31, 2023. As of December 31, 2023 and 2022, there were no Level 3 financial instruments. There were no transfers between any levels of the hierarchy during any periods presented.
Warrant Liabilities
The Company evaluated the Public Warrants and Private Placement Warrants and the Class B Prefunded Warrants, collectively referred to herein as “Warrants”, in accordance with ASC 815-40, “Derivatives and Hedging —- Contracts in Entity’s Own Equity”, and concluded that a provision in the warrant agreements related to potential net cash settlement of the warrants upon an exchange or tender offer that may not result in a change in control of the entity precludes the warrants from being accounted for as components of equity. As the Warrants meet the definition of a derivative as contemplated in ASC 815, the Warrants are recorded as long term liabilities on the consolidated balance sheets and measured at fair value at inception and at each reporting date in accordance with ASC 820, “Fair Value Measurement”, with changes in fair value recognized in other income (expense), net on the consolidated statements of operations and comprehensive loss in the period of change.
As of December 31, 2023, the Public Warrants were trading separately from the Class A Common Stock and the quoted market price was used to establish fair value. As such, the Public Warrants fair value was determined using a Level 1 input. The fair value of the Public Warrants is $1.9 million and recorded in other long-term liabilities on the consolidated balance sheets.
Management has utilized the public warrant price to value the private warrants and believes the public and private warrants have materially consistent fair values given the existence of the make-whole redemption feature. As of December 31, 2023, a valuation of the private warrants was performed which confirmed the private warrant value was materially consistent with the public warrants. The details of this valuation are included in the paragraph below.
The fair value of the Private Placement warrants was determined using Level 3 inputs. As of December 31, 2023, the fair value of the Private Placement Warrants was estimated to be $1.4 million and recorded in other long-term liabilities on the consolidated balance sheets. The fair value was estimated at December 31, 2023, using the Black-Scholes Option Pricing model using the following assumptions:
Expected annual dividend yield – 0.0%
Expected volatility – 20.50%
Risk-free rate of return – 3.84%
Expected Option Term – 5 years
The AON Class B Prefunded Warrants are exercisable into one share of New AON Class B Common Stock. A share of New AON Class B Common Stock, together with an AON LLC Common Unit, may be exchanged for one share of New AON Class A Common Stock. Considering New AON Class B Common Stock has no economic rights and limited liquidity or value if the holder does not also possess an AON LLC Common Unit, and because the AON Class B Prefunded Warrants are exercisable into New AON Class B Common Stock, the Company has estimated fair value of the Class B Prefunded Warrants to be immaterial.
Earnings Per Share
The Company recast Historical AON LLC Equity as AON Inc. common equity for all periods prior to the Reverse Recapitalization, refer to Note 2. However, as 100% of the net losses of AON LLC prior to the Reverse Recapitalization were absorbed by the Legacy AON Stockholders, basic and diluted earnings (loss) per share is zero for the year ended December 31, 2022 and 2021 and basic and diluted earnings (loss) per share for the year ended December 31, 2023 represents only the period from September 21, 2023 to December 31, 2023, the period where the Company had earnings (loss) attributable to Class A Common Stockholders. Class B Common Stock does not have economic rights in AON Inc., including rights to dividends or distributions upon liquidation, and as a result, is not considered a participating security for basic and diluted earnings (loss) per share. As such, basic and diluted earnings (loss) per share of Class B Common Stock has not been presented.
As discussed in Note 1, the Company has issued and outstanding Sponsor Earnouts, which are subject to forfeiture if the achievement of certain stock price thresholds are not met. In accordance with ASC Topic 260, “Earnings Per Share,” the Sponsor Earnouts are excluded from weighted-average shares outstanding to calculate basic earnings (loss) per share as they are considered contingently issuable shares due to their potential forfeiture. Sponsor Earnouts will be included in weighted-average shares outstanding to calculate basic earnings (loss) per share as of the date of their stock price thresholds are met and they are no longer subject to forfeiture.
Basic and diluted earnings (loss) per share is computed by use of the two-class method as a result of outstanding Series A Preferred Stock, which accrue dividends at the annual rate of 8% of the original price per share, participate with common stock on all other dividends, and accordingly have participation rights in undistributed earnings as if all such earnings had been distributed during the period (see Note 16). Under such method income available to common stockholders is computed by deducting both dividends declared or, if not declared, accumulated on Series A Preferred Stock from net income. Loss attributable to common stockholders is computed by increasing net loss by such dividends. Since the participating Series A Preferred Stock has no contractual obligation to share in the losses of the Company, there is no loss allocation between Class A Common Stock and Series A Preferred Stock.

Basic earnings (loss) per share is based on the weighted-average number of shares of Class A Common Stock outstanding during the period. Diluted earnings (loss) per share is based on the weighted-average number of shares of Class A Common Stock used for the basic earnings (loss) per share calculation, adjusted for the dilutive effect of the Public and Private Warrants and Sponsor Earnout, if any, using the “treasury stock” method and the convertible Series A Preferred Stock and, exchangeable Class B Common Stock and Class B Prefunded Warrants, if any, using the “if-converted” method. Net earnings (loss) for diluted loss per share is adjusted for the Company’s share of AON LLC’s consolidated net earnings (loss), net of AON Inc. taxes, after giving effect to the Class B Common Stock and Class B Prefunded Warrants that are exchanged into potential shares of Class A Common Stock, Public and Private Warrants that are liability classified, and Series A Preferred Stock, to the extent it is dilutive.
Recently Adopted Accounting Pronouncements
In June 2016, the FASB issued ASU 2016-13, “Financial instruments-Credit Losses” (“ASU 2016- 13”). ASU 2016-13 requires entities to report “expected” credit losses on financial instruments and other commitments to extend credit rather than the current “incurred loss” model. These expected credit losses for financial assets held at the reporting date are to be based on historical experience, current conditions, and reasonable and supportable forecasts. This ASU will also require enhanced disclosures relating to significant estimates and judgments used in estimating credit losses, as well as the credit quality. ASU 2016-13 is effective for the Company for annual reporting periods beginning after December 15, 2022. ASU 2016-13 was adopted by the Company effective January 1, 2023 with no material impact on the Company’s consolidated financial statements and related disclosures.
On January 1, 2022, the Company adopted ASU 2016-02, “Leases” (Topic 842), using the modified retrospective approach for leases that existed on January 1, 2022. ASC 842 requires lessees to recognize assets and liabilities for most leases.
The Company elected to adopt the leasing package of practical expedients, which provides for not retroactively reassessing: i) any expired or existing contracts containing leases under the new definition of a lease; ii) the lease classification for any expired or existing leases; and iii) initial direct costs for any expired or existing leases. The Company also elected to adopt practical expedients around land easements and the combination of lease and non-lease components for its real estate leases. These practical expedients were applied consistently to all applicable leases.
Upon adoption of ASC 842, the Company recorded an initial adjustment to the opening balance sheet of $44.4 million to operating ROU assets, ($1.2) million to prepaid expenses and other current assets, $8.0 million to current portion of operating lease liabilities, $38.0 million to long-term operating lease liabilities, $2.5 million in ROU assets and lease liabilities related to the Company’s finance leases; and $2.8 million to other long-term liabilities. The impact of ASC 842 was not material to the consolidated statements of operations and comprehensive loss.
Recently Issued Accounting Pronouncements
In October 2021, the FASB issued ASU 2021-08, “Business Combinations: Accounting for Contract Assets and Contract Liabilities from Contracts with Customers”, which provides that an acquirer must recognize, and measure contract assets and contract liabilities acquired in a business combination in accordance with ASC 606. The guidance is effective for the Company for annual reporting periods beginning after December 15, 2023, with early adoption permitted. The Company does not expect the adoption of this standard to have a material impact on the consolidated financial statements and related disclosures.
In November 2023, the FASB issued ASU 2023-07, Segment Reporting-Improvements to Reportable Segment Disclosures. This update enhances disclosure requirements through enhanced disclosures about significant reportable segment expenses and other segment disclosures under ASC 280. This update is applicable to all public entities and is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal periods commencing after December 15, 2024. Early adoption is permitted. The amendments in this update should be applied retrospectively for all periods presented in the financial statements. The Company is currently evaluating the impact the new accounting guidance will have on the disclosures within its consolidated financial statements.
In December 2023, the FASB issued ASU 2023-09, Income Taxes-Improvements to Income Tax Disclosures, an update which enhances income tax disclosures. This guidance requires disaggregated information about an entity’s effective tax rate reconciliation as well as information on income taxes paid. This update is applicable to all public entities and is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The amendments in this update should be applied prospectively; however, retrospective application is permitted. The Company is currently evaluating the impact the new accounting guidance will have on the disclosures within its consolidated financial statements.
3.	Reverse Recapitalization
As discussed in Note 1, AON LLC merged with DTOC, with AON LLC surviving the Merger. AON LLC is governed by a board of managers composed of three (3) persons that were designated by New AON and two (2) persons that were designated by holders of a majority of the AON LLC Common Units, held by members of AON LLC other than New AON. Management determined AON LLC was not a variable interest entity (Refer to Note 2), and as result, identified AON LLC as the accounting acquirer of the Merger in accordance ASC Topic 805. Management concluded that AON LLC was the accounting acquirer due to (i) the Legacy AON Stockholders, defined as the former AON Class A, Class A-1, and Class B unit holders, receiving the largest portion of the voting rights in the combined company, New AON, (ii) significantly all of the Legacy AON Stockholders retained their equity interest as stockholders in New AON, (iii) AON LLC’s operations prior to the Reverse Recapitalization comprising the only ongoing operations of New AON, (iv) the Legacy AON Stockholders have the right to appoint a majority of the directors of New AON, (v) the executive management of AON LLC will become the executive management of New AON and (vi) AON LLC is significantly larger than New AON in terms of revenue, total assets, and employees. Therefore, the Merger was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with ASC Topic 805. New AON was treated as the “acquired” company for financial reporting purposes, and for accounting purposes, the Reverse Recapitalization was treated as the equivalent of AON LLC issuing stock for the net assets of New AON, accompanied by a recapitalization. The net assets of New AON were recorded at historical cost on the consolidated balance sheet as of September 20, 2023, the Closing Date of the Reverse Recapitalization, with no goodwill or other intangible assets recorded. For additional information on the capitalization of New AON and AON LLC immediately following the Closing of the Reverse Recapitalization, see Notes 1 and 2.
The following table provides the historical cost of assets and liabilities of AON Inc. as of September 20, 2023.

As of September 20, 2023
Cash and Cash Equivalents	$1,493
Current Liabilities	(13,295)
Long Term Liabilities	(6,791)
Total Net Liabilities	$(18,593)
The Company recorded a Day 1 expense as of the Closing of the Business Combination equal to $18.2 million. Of that total amount, $13.0 million was recorded in transaction expenses on the consolidated statement of operations and comprehensive loss. The remaining $5.2 million was recorded in other income (expense) net on the consolidated statement of operations and comprehensive loss. This amount represented the loss on the issuance of Public and Private Warrants, as of the Closing, net of cash received. The Company also recorded a $4.3 million gain in other income (expense), net related to the change in the fair value of the Public and Private Warrants during the period of September 21, 2023 through September 30, 2023.
4.	Variable Interest Entities
AOMC is a wholly owned subsidiary of AON LLC and neither AOMC nor AON LLC has ownership interest in AON Partners and Partners of Maryland. Both AON Partners and Partners of Maryland are fully owned by physicians. AON LLC operates its physician practices through the MSAs and other contractual agreements between AOMC, AON Partners, and Partners of Maryland. The responsibilities of AOMC include, but are not limited to, negotiating provider and payor contracts, employment and compensation decisions, billing and collections, furnishing all supplies and equipment necessary for the respective practice’s operations as well as, necessary real estate, contracting on behalf of AON Partners and Partners of Maryland, entering into leases, holding a power of attorney to perform the above activities, preparing, maintaining and administering all accounting records (including financial reporting), expense payment, and maintenance of all information systems/software. AON LLC is paid a management fee to compensate AOMC for the services provided. AON Central Services is 80% physician owned and

20% owned by AON LLC. AOMC entered into an agreement with AON Central Services, effective January 1, 2023, to provide qualified non-clinical and non-medical employees to AOMC to support the operation of the physician practices. AOMC pays a monthly management fee to AON Central Services equal to the aggregate cost of compensation, benefits and all other costs related to these employees. AON LLC invested $0.2 million in MIBA, a newly formed LLC, during the second quarter of 2023 in exchange for 56% equity ownership. The Company evaluated AON LLC’s relationship with MIBA under the VIE model and determined it was a VIE and the Company is the primary beneficiary based on its financial controlling interest.
Based on various quantitative and qualitative factors, including assessment of certain services performed and relationships held above, management has determined that AON Partners, Partners of Maryland, AON Central Services, and MIBA are all variable interest entities and AOMC is the primary beneficiary who holds the decision-making rights over the activities that most significantly impact the economic performance of AON Partners, Partners of Maryland, AON Central Services, and MIBA through the MSAs and other contractual agreements. Accordingly, the results of AON Partners, Partners of Maryland, AON Central Services, and MIBA have been consolidated with the Company for the years ended December 31, 2023, 2022, and 2021.
The assets of AON Partners, Partners of Maryland, AON Central Services, and MIBA as of December 31, 2023 and 2022, are as follows:

	As of December 31, 2023	As of December 31, 2022
Assets
Cash and cash equivalents	$26,574	$26,844
Accounts receivable	129,151	136,098
Inventories	44,569	36,476
Prepaid expenses and other current assets	895	846
Goodwill and intangibles, net	180	180
Other receivables	33,809	28,139
Other assets	2,091	1,489
Total assets	$237,269	$230,072
The liabilities of AON Partners, Partners of Maryland, AON Central Services, and MIBA as of December 31, 2023 and 2022, are as follows:

	As of December 31, 2023	As of December 31, 2022
Liabilities
Accounts payable	$122,324	$102,783
Accrued compensation and benefits	21,380	6,021
Accrued other	16,723	15,926
Other long-term liabilities	273	452
Due to AON LLC and subsidiaries, net	117,194	128,204
Total liabilities	$277,894	$253,386
All intercompany transactions and balances with the VIEs are eliminated in consolidation.
5.	Business Combinations
2023 Acquisitions
The Company did not have any ASC 805 acquisitions during the year ended December 31, 2023.
2022 Acquisitions
During the year ended December 31, 2022, the Company entered into a purchase agreement acquiring control of Northern Arizona Hematology and Oncology on January 1, 2022 for an aggregate purchase price of less than $0.1 million. Because the acquisition of Northern Arizona Hematology and Oncology was on the first day of the fiscal period, the Company’s results for the year ended December 31, 2022 include the results of the acquired practice.

2021 Acquisitions
During 2021 the Company entered into Asset Purchase Agreements (“Transactions”) acquiring control of four (4) oncology practices. The Transactions allow the Company to expand domestic reach related to its comprehensive oncology and practice management services. As described in Note 2, the Company evaluated each of the Transactions and determined each acquisition represents a business combination. This standard also establishes principles and requirements for how the acquirer recognizes and measures in its financial statements the identifiable assets and goodwill acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. ASC 805 also determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.
In connection with each of the Transactions, the Company acquired 100% of both the clinical and nonclinical assets of the respective seller. The clinical assets, acquired by AON Partners, primarily consist of medical supplies and drugs. Nonclinical assets, acquired by AOMC, primarily consist of tangible fixed assets and equipment. The following table summarizes the amounts of the assets acquired and consideration transferred on acquisitions disclosed in Note 1, the accounting for which is completed as of December 31, 2022. For the table below, the Company has presented the acquired locations collectively.

2021 Acquired Locations
Purchase considerations
Cash transferred upon closing	$3,215
Assumed capital lease liabilities	1,097
Total consideration transferred	4,312
Net assets acquired
Inventories	2,211
Other assets	180
Property and equipment	1,371
Total net assets acquired	3,762
Amount assigned to goodwill	$550
The following table presents revenue and net income for the years ended December 31, 2022, and 2021, respectively, as if the fiscal 2022 acquisitions had occurred as of January 1, 2021, and the fiscal 2021 acquisitions had occurred as of January 2020.
The unaudited pro forma consolidated financial information is provided for informational purposes only and is not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transactions been completed as of the dates indicated or that may be achieved in the future. The Company did not have any material, nonrecurring pro forma adjustments directly attributable to the business combinations included in the reported pro forma revenue and net income.

	Pro Forma
	Year Ended December 31,
	2022	2021
Revenue	$1,149,670	$1,033,187
Net income	$2,589	$1,289
From the dates of acquisition through December 31, 2022 and December 31, 2021, revenue attributable to 2022 and 2021 acquired businesses was $22.9 million, and $55.7 million, respectively. It was impracticable to determine the effect on the Company’s net income (loss) of the acquired businesses as their operations have been integrated into the Company’s ongoing operations since the dates of acquisition.
In connection with each of the Company’s business combinations, the Company executed employment agreements with the selling physicians to become employees of AON Partners and/or Partners of Maryland. Additionally, for each transaction the Company and selling physicians entered into a separate unwind agreement granting each other a unilateral option that may be exercised by either party and effectively returns the acquired business to the selling physicians if exercised. In the event the Company or seller exercise their unwind rights, the selling physicians are required to repay the original purchase price for the assets that were sold in the Transaction plus any assets that were acquired after the Transaction, less any accumulated depreciation or amortization with respect to the assets. The selling physicians are also required to assume all contracts associated with their practice. Additionally, in the event of unwind, the selling physicians are entitled to any severance amounts that are due to them under their employment agreement with AON Partners and their employment is terminated on the unwind date. As of December 31, 2022, no liability has been recorded related to the unwind agreements as neither the Company nor any selling physicians exercised their unwind rights and therefore no payments are considered probable to the selling physicians. During the year ended December 31, 2023, one group of physicians exercised their unwind rights and the practice was sold on November 16, 2023 for total consideration of $1.0 million. No liability was recorded for this transaction as there were no severance amounts due to the physicians under their employment agreements as of December 31, 2023.

6. Marketable Securities
The following table summarizes the Company’s marketable securities financial assets that are measured at fair value on a recurring basis:

	As of December 31, 2023
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Cash equivalents(1)
Level 1:
Overnight repurchase agreements	$28,593	$—	$—	$28,593
Money market funds	723	—	—	723
Level 1 total	29,316	$—	$—	29,316
Marketable securities
Level 2:
Corporate bonds	13,678	191	(9)	13,860
U.S. Treasury securities	21,318	211	21,529
Level 2 total	34,996	402	(9)	35,389
Total	$64,312	$402	$(9)	$64,705

	As of December 31, 2022
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Cash equivalents(1)
Level 1:
Money market funds	$109	$—	$—	$109
Marketable securities
Level 2:
Corporate bonds	7,742	6	(125)	7,623
U.S. Treasury securities	2,226	6	(4)	2,228
Level 2 total	9,968	12	(129)	9,851
Total	$10,077	$12	$(129)	$9,960

(1)	Included in cash and cash equivalents in the consolidated balance sheets at December 31, 2023 and 2022.
The Company uses quoted prices in active markets for identical assets to determine the fair value of its Level 1 investments. The fair value of the Company’s Level 2 investments is determined using pricing based on quoted market prices or alternative market observable inputs.

The fair value of the Company’s marketable securities as of December 31, 2023, by remaining contractual maturities, were as follows:

	Corporate Bonds	U.S. Treasuries	Total
Due in one year or less	$5,216	$17,828	$23,044
Due in one to five years	8,644	3,701	12,345
Total	$13,860	$21,529	$35,389
7. Inventories
Inventory consisted of the following at December 31, 2023 and 2022:

	As of December 31, 2023	As of December 31, 2022
Intravenous drugs	$32,388	$25,674
Oral pharmaceuticals	12,181	10,802
Total inventories	$44,569	$36,476
8. Other Receivables
Other receivables consisted of the following at December 31, 2023 and 2022:

	As of December 31, 2023	As of December 31, 2022
Rebates receivable	$33,708	$27,955
Other	566	246
Total other receivables	$34,274	$28,201
9. Property and Equipment, net
Property and equipment, net consisted of the following at December 31, 2023 and 2022:

	As of December 31, 2023	As of December 31, 2022
Leasehold improvements	$32,490	$26,076
Furniture, fixtures and equipment	2,607	2,669
Medical equipment	15,666	11,003
Computer equipment	3,285	3,115
Signs	153	129
Automobiles	59	69
Software	7,829	4,834
Construction-in-progress	2,985	1,433
Property and equipment, gross	65,074	49,328

Accumulated depreciation and amortization	(24,635)	(17,348)
Property and equipment, net	$40,439	$31,980
For the years ended December 31, 2023, 2022 and 2021, depreciation expense was approximately $7.2 million, $6.7 million, and $6.1 million, respectively, and is included in general and administrative expenses in the consolidated statements of operations and comprehensive loss.
Construction-in-progress consists primarily of capital expenditures on new physician practice facilities which have not yet been opened and improvements to existing practice facilities which are not complete at year-end.

10. Accrued Other
Accrued other consisted of the following at December 31, 2023 and 2022:

	As of December 31, 2023	As of December 31, 2022
Refund liability	$15,078	$14,544
Deferred social security taxes - COVID	—	378
Excise taxes payable	2,700	—
Current portion of finance lease liabilities	1,189	425
Other	3,360	2,453
Total accrued other	$22,327	$17,800
11. Long-term Debt
Debt consisted of the following at December 31, 2023 and 2022:

	As of December 31, 2023	As of December 31, 2022
PNC Facility	$81,250	$81,250
Total	81,250	81,250
Unamortized debt issuance costs	(609)	(949)
Total debt	$80,641	$80,301
Credit Facilities
On April 30, 2021, the Company entered into a Loan Facility with PNC (“PNC Loan Facility”) collateralized by the Company’s assets and outstanding patient accounts receivable. The PNC Loan Facility is guaranteed on a limited basis by the Company and stockholder of AON Partners and Partners of Maryland. $34.6 million of proceeds from the PNC Loan Facility was used to pay off the Company’s previous term loans and revolver with Truist Bank. The remaining funds were made available for working capital and acquisition of additional physician practices.
The PNC Loan Facility is interest-only with total principal due at maturity on April 30, 2024. Interest originally accrued at one-month LIBOR or an alternate base rate plus 1.45%. The maximum balance of the PNC Loan Facility (“Borrowing Base”) is limited to the lesser of the Facility Limit ($65.0 million) or the fair value of the Company’s patient accounts receivable. The Company must maintain a balance of the lesser of the Borrowing Base or 65% of the Facility Limit in the first year and 75% of the Facility Limit in subsequent years (“minimum funding threshold”). The Company can repay the PNC Loan Facility up to the minimum funding threshold at any time without penalty. In accordance with the PNC Loan Facility, the Company pledged $10.0 million of collateral as restricted cash to be released quarterly in increments of $2.5 million. The restricted cash was fully released as of December 31, 2023 and 2022.
On April 30, 2021, the Company entered into a $5.0 million revolving line of credit agreement (“PNC Line of Credit”). The PNC Line of Credit has an expiration date of April 30, 2024 and originally bore interest at a rate per annum equal to the sum of the daily LIBOR rate plus 1.65% or an alternate base rate plus 0.65% and is due on the first day of each month beginning June 1, 2021. Any outstanding principal and accrued interest will be due on the expiration date. Beginning July 1, 2021, quarterly bank fees equal to 1.65% per day per annum are due in arrears and will continue on the first day of each quarter thereafter. All debt related to the PNC Line of Credit is collateralized by the Company’s assets. As of December 31, 2023 and 2022, no draws had been made on the PNC Line of Credit. The Company is also subject to a 0.20% unused line fee calculated per annum on the unused balance of the PNC Line of Credit.
On July 29, 2021, the Company amended the PNC Loan Facility increasing the Facility Limit to $75.0 million. On February 14, 2022, the Company further amended the PNC Loan Facility and Line of Credit agreements. The primary changes included an increase of the Facility limit from $75.0 million to $125.0 million, an increase of the PNC Line of Credit availability from $5.0 million to $10.0 million, interest charges to be calculated based on the Bloomberg Short-Term Bank Yield Index plus 1.65% and certain financial covenants. As part of the amendment, the Company drew an additional $16.3 million in proceeds under the Loan Facility. On August 15, 2022, the PNC Loan Facility and Line of Credit agreements were amended again to reduce the availability under the PNC Line of Credit from $10.0 million to $1.0 million.

Effective November 23, 2022, the Company entered into Waiver and Amendment No. 6 (“Waiver and Amendment”) under its PNC Loan Facility as the Company was not in compliance with the Delinquency Ratio financial covenant for the period ending October 31, 2022 and the requirement to provide certain annual financial statements. The Waiver and Amendment waives each event of default and also revised future delinquency percentages and financial statement requirements.
On June 30, 2023, the Company entered into Amendment No. 7 (“Amendment 7”) to its PNC Loan Facility which extended the maturity date from April 30, 2024 to June 30, 2026. In connection with Amendment 7, the Company paid additional debt issuance costs of $0.4 million which will be amortized over the revised remaining life of the Loan Facility. In addition, Amendment 7 revised the definition of the minimum funding threshold to limit the threshold multiplier to 65% of the Facility Limit.
On January 16, 2024, the Company entered into Amendment No. 3 (“Amendment 3”) to its PNC Line of Credit to modify certain definitions such as “change in control”. In addition, the Amendment 3 also amended certain debt covenants, such as EBITDA thresholds. The effective date of Amendment 3 is December 31, 2023.
The PNC Loan Facility and PNC Line of Credit nonfinancial covenants include restrictions related to unpermitted property liens and the requirement of audited financial statements. Both agreements also contain several financial covenants, including the following ratios: accounts receivable default, delinquency, dilution, days sales outstanding, leverage, and fixed charge coverage. As of December 31, 2023, the Company was in compliance with all financial and nonfinancial debt covenants as required by both loan agreements.
12. Income Taxes
The income tax expense (benefit) in 2023, 2022, and 2021 consisted of the following:

	Year Ended December 31,
	2023	2022	2021
Current
Federal	$—	$—	$(306)
State	—	—	(20)
	—	—	(326)
Deferred
Federal	400	—	433
State	(16)	—	353
	384	—	786
Total income tax expense	$384	$—	$460
The differences between the federal tax rate and the Company’s effective tax rate for the years ended December 31, 2023, 2022, and 2021 are as follows:

	Year Ended December 31,
	2023	2022	2021
Federal statutory income tax rate	21.00%	21.00%	21.00%
State taxes, net of federal benefit	1.01	-11.94	-97.95
State rate change	-0.05	-2.15	-3.41
Revisions to prior years' estimates	-0.38	-3.71	-0.38
Nontaxable passthrough LLC income	-10.41	-87.14	-658.26
Change in valuation allowance	-6.93	83.94	864.95
Other	0.00	0.00	3.38
Transaction related expenses	-4.57	0.00	0.00
Revaluation of warrants	-0.29	0.00	0.00
Effective tax rate	(0.62)%	—%	129.33%

The Company is a member of American Oncology Network, LLC, which is treated as a partnership for U.S. federal and certain state and local income taxes. As a partnership, American Oncology Network, LLC is not subject to U.S. federal and certain state and local income taxes. Any taxable income or loss generated by American Oncology Network, LLC is passed through to and included in the taxable income of its members, including the Company, in accordance with the partnership agreement.
The Company is subject to U.S. federal income taxes, as well as certain state and local income taxes, on its allocable share of taxable income of American Oncology Network, LLC. Additionally, other corporate entities within the Company's structure are subject to income taxes. These corporate entities continue to generate losses and continue to maintain a valuation allowance against their net deferred tax assets.
Components of the net deferred tax assets and liabilities at December 31, 2023, 2022, and 2021 are as follows:

	As of December 31
	2023	2022
Deferred tax assets
Investment in partnership	$9,337	$—
Net operating loss carryforwards	10,092	6,589
Accrued expenses	160	165
Start-up costs	748	—
Gross deferred tax assets	20,337	6,754
Valuation allowance	(17,443)	(5,835)
Total deferred tax assets (after valuation allowance)	2,894	919
Deferred tax liabilities
Accounting method change	—	918
Fixed assets	—	1
Total deferred tax liabilities	—	919
Net deferred tax asset	$2,894	$—
As of December 31, 2023, the Company had federal and state net operating loss (“NOL”) carryforwards of $40.0 million and $38.6 million, respectively. As of December 31, 2022, the Company had federal and state net operating loss (“NOL”) carryforwards of $25.4 million and $26.8 million, respectively. The federal NOL carryforwards can be carried forward indefinitely and the state NOL carryforwards begin to expire in 2028.
During the year ended December 31, 2023 and 2022, the Company recorded an increase in the valuation allowance of $11.6 million and $2.2 million, respectively. The increase is primarily related to additional tax losses generated during the year and the investment in the American Oncology Network, LLC partnership deferred tax asset recorded during the year. Since a portion of the investment in partnership deferred tax asset is considered to be capital in nature, it’s realizability is predicated on future capital gain income. Due to an insufficient history of capital gain income as well as limited projected future capital gain income, the Company has recorded a valuation allowance against the investment in partnership deferred tax asset considered to be capital in nature.
As of December 31, 2022 and 2021, there are no liabilities related to uncertain tax positions. The Company recognizes interest and penalties related to unrecognized tax liabilities as a component of income tax expense, if any. The Company recognized no material interest and penalties during the years ended December 31, 2023, 2022, and 2021 and had no accrued interest or penalties as of December 31, 2023 and 2022.
The Company files income tax returns in the U.S. Federal jurisdiction and various state and local jurisdictions. The U.S. Federal and state and local tax returns are subject to examination for years 2019 and later. The Company does not currently have any open audits.
13. Leases
The Company currently leases office facilities and equipment for its practices under noncancelable operating and finance lease agreements expiring on various dates through 2038. Certain of the leases contain renewal options which are exercisable at the Company’s discretion. These renewal options are considered in determining the lease term if it is reasonably certain that the Company will exercise such options. Additionally, the Company leases certain other office and medical equipment under month-to-month lease agreements.

Right-of-use assets and lease liabilities consist of the following at December 31, 2023 and 2022:

	As of December 31, 2023	As of December 31, 2022
Assets
Operating lease right-of-use assets, net	$43,349	$43,724
Finance lease right-of-use assets, net (included in property and equipment, net)	5,794	1,998
Total right-of-use assets	$49,143	$45,722

Liabilities
Current
Current portion of operating lease liabilities	$6,692	$9,177
Current portion of finance lease liabilities (included in accrued other)	1,189	425
Total current lease liabilities	7,881	9,602
Long-term
Long-term operating lease liabilities	39,803	37,224
Long-term finance lease liabilities (included in other long-term liabilities)	4,548	1,619
Total lease liabilities	$52,232	$48,445
The components of lease costs recognized in the consolidated statements of operations and comprehensive loss consist of the following for the years ended December 31, 2023 and 2022 and are included in selling, general, and administrative expenses unless otherwise noted:

	Years Ended December 31,
	2023	2022
Operating lease costs	$11,193	$12,465
Finance lease costs
Amortization of finance lease right-of-use assets	538	523

Interest on finance lease liabilities (included in interest expense)	135	79
Variable lease costs	2,303	2,737
Total lease costs	$14,169	$15,804
The following table reconciles the undiscounted cash flows expected to be paid in each of the next five years and thereafter recorded in the consolidated balance sheets for operating and finance leases as of December 31, 2023:

	Operating Lease	Finance Leases
2024	$9,458	$1,509
2025	9,652	1,487
2026	9,252	1,249
2027	8,036	1,185
2028	5,968	948
Thereafter	18,135	263
Total lease payments	60,501	6,641
Less: amount representing interest	(14,006)	(904)
Present value of lease liabilities	46,495	5,737
Less: current portion of lease liabilities	(6,692)	(1,189)
Long-term lease liabilities, net of current portion	$39,803	$4,548

The weighted-average remaining lease term as of December 31, 2023 and 2022 was 6.93 years and 5.68 years for operating leases and 4.76 years and 5.37 years for finance leases, respectively. The weighted-average discount rate as of December 31, 2023 and 2022 was 6.64% and 4.88% for operating leases and 6.30%and 3.60% for finance leases, respectively.
The cash paid for amounts included in the measurement of lease liabilities for the years ended December 31, 2023 and 2022 is as follows:

	Years Ended December 31,
	2023	2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$10,574	$12,590
Operating cash flows from finance leases	135	79
Financing cash flows from finance leases	593	426
ROU assets obtained in exchange for new operating lease liabilities	9,959	9,811
ROU assets obtained in exchange for new finance lease liabilities	4,290	—
14. Related Parties
Transactions Notes Receivable
The Company enters into promissory notes with physicians of the Company. The notes receivable balances are satisfied through cash payments or settlements through the physicians’ compensation as part of their employee agreement. The notes receivable are amortized over a 60-month period as a reduction of compensation. The notes bear interest at the Company’s incremental borrowing rate (7.18% at December 31, 2023 and 1.57% at December 31, 2022, respectively).

	As of December 31, 2023	As of December 31, 2022	Original Principal	Issue Date	Maturity Date
Notes receivable
Note 2	$656	$1,057	$5,355	5/1/2019	4/30/2024
Note 3	17	119	491	6/1/2019	5/31/2024
Note 6	—	351	1,111	5/22/2020	5/22/2023
Note 8	2,081	2,221	2,816	5/1/2020	5/1/2025
Note 9	—	125	125	1/24/2022	6/30/2023

Total notes receivables	$2,754	$3,873
Less: Current portion of notes receivable	$(1,604)	$(1,797)
Notes receivable, less current portion	$1,150	$2,076
Leases
The Company has operating leases for ten of the office facilities owned by employees of the Company. Total cash was approximately $2.7 million, $2.5 million, and $2.3 million paid for leases to related parties for the years ended December 31, 2023, 2022, and 2021, respectively.
Inventory Purchases/Concentration Risk
The Company purchases the majority of pharmaceuticals inventory from a subsidiary under common control of a Legacy AON Stockholder. During the years ended December 31, 2023, 2022, and 2021, the Company purchased from the related party approximately $1,064.0 million, $924.0 million, and $731.0 million respectively. These purchases were approximately 89%, 88% and 83% as a percentage of cost of revenue for the years ended December 31, 2023, 2022, and 2021, respectively. At December 31, 2023 and 2022, the Company had $120.9 million and $102.1 million, respectively, included in accounts payable for invoices from the related party, representing 95% and 96% of accounts payable at each period-end, respectively.

15. Equity
Prior Period Presentation
For periods prior to the Reverse Recapitalization, AON LLC had equity and stock-based compensation described below authorized, issued and outstanding. As discussed in Note 1, upon the Closing of the Business Combination, Legacy AON Stockholders received Class A Common Stock, Class B Common Stock, or Class B Prefunded Warrants and AON LLC reclassified their existing Class A, Class A-1, and Class B Units into AON LLC Common Units, pursuant to the terms of the Business Combination Agreement.
The Company recasted Historical AON LLC Equity outstanding for the periods prior to the Reverse Recapitalization, equal to the Per Company Unit Exchange Ratio, pursuant to the Business Combination, that was applied to the Class A, Class A-1, and Class B Units. The historical AON LLC units disclosed in this note give effect to the conversion for all periods presented, as follows.
Class A Units
AON LLC had authorized 19,495,376 units of Class A Units, of which 19,495,376 units were issued and were outstanding as of December 31, 2022.
Class A-1 Units
AON LLC had authorized 3,000,245 units of Class A-1 Units, of which 1,842,520 units were issued and were outstanding as of December 31, 2022.
Class B Units (Profit Interest)
The Class B units were issued through the 2017 Profits Interest Plan adopted by the Company in October 2017. The Class B Units represented a non-voting equity interest in AON LLC that entitled the holder to appreciation in the equity value of AON LLC arising after the date of grant and after such time as an applicable hurdle amount is met. AON LLC recognized the cost of services received in exchange for Class B Units based on the grant-date fair value. That cost was recognized over the period during which the service provider is required to provide service in exchange for the award over the requisite service period or based on performance. AON LLC used the Black-Scholes-Merton pricing model to estimate the fair value of profits interest unit awards. On an as converted basis, as of December 31, 2022, AON LLC issued 5,614,176 Class B Units, of which 4,703,628 were vested and outstanding; the remaining 910,548 of Class B units vested upon consummation of the Business Combination. The stock compensation expense that was recognized for the vesting of the Class B Units was less than $0.1 million.
The following table summarizes the changes to AON LLC’s Class A, Class A-1, and Class B Units for the years ended December 31, 2023, 2022, and 2021.

in thousands, except for share and per share amounts	Year ended December 31,
	2023	2022	2021
Class A Units, value
Beginning of Period	$7,725	$7,725	$7,725
Issuance of Units	—	—	—
Impact of the Reverse Recapitalization	(7,725)	—	—
End of Period	$—	$7,725	$7,725

Class A Units, units
Beginning of Period	19,495,376	19,495,376	19,495,376
Issuance of Units	—	—	—
Impact of the Reverse Recapitalization	(19,495,376)	—	—
End of Period	—	19,495,376	19,495,376

in thousands, except for share and per share amounts	Year ended December 31,
	2023	2022	2021
Class A-1 Units, value
Beginning of Period	$28,500	$28,500	$28,500
Issuance of Units	9,725	—	—
Impact of the Reverse Recapitalization	(38,225)	—	—
End of Period	$—	$28,500	$28,500

Class A-1 Units, units
Beginning of Period	1,842,520	1,842,520	1,842,520
Issuance of Units	1,157,725	—	—
Impact of the Reverse Recapitalization	(3,000,245)	—	—
End of Period	—	1,842,520	1,842,520

in thousands, except for share and per share amounts	Year ended December 31,
	2023	2022	2021
Class B Units, value
Beginning of Period	$80	$80	$60
Equity based compensation	10	—	—
Impact of the Reverse Recapitalization	(90)	—	20
End of Period	$—	$80	$80

Class B Units, units
Beginning of Period	4,703,628	4,703,628	3,218,336
Units Vested	910,548	—	1,485,292
Impact of the Reverse Recapitalization	(5,614,176)	—	—
End of Period	—	4,703,628	4,703,628
Class B-1 Units
In June and July of 2023, the Company granted a total of 415 AON LLC Class B-1 Units to certain employees under the 2017 Profits Interest Plan (the “Plan”). The Class B-1 Units vested upon the consummation of the Business Combination, therefore, $4.9 million of expense has been recognized in the consolidated statements of operations and comprehensive loss for the year ended December 31, 2023. Upon the closing of the Business Combination, the vested Class B-1 Units were reclassified to AON LLC Common Units and exchanged for newly issued shares of Class A Common Stock equal to the Per Company Unit Exchange Ratio, pursuant to the Business Combination Agreement, which resulted in the issuance of 1,047,343 shares of New AON Class A Common Stock.
Mezzanine Equity Class C Units
As described in Note 1, the AON LLC Class C Units were converted into AON LLC Series A Preferred Units as of the Closing Date. Concurrently, New AON issued a number of shares of New AON Series A Preferred Stock equal to the number of AON LLC Series A Preferred Units held by the AON Class C Preferred Investor to AEA Growth Management LP, the parent of AON Class C Preferred Investor (“AEA Growth”) in exchange for all the shares of common stock held by AEA Growth in the AON Class C Preferred Investor. Promptly after the First Step, the AON Class C Preferred Investor merged with and into New AON whereby the separate existence of the AON Class C Preferred Investor ceased and New AON held all the AON LLC Series A Preferred Units. On an as converted basis, as of September 20, 2023, 6,651,610 Series A Preferred Stock were issued to AEA Growth Management LP.
The AON LLC Class C Units were contingently redeemable convertible preferred units and classified as mezzanine equity on the consolidated balance sheet as of June 30, 2023 because the units were redeemable five years from the issuance date, at the option of the holder. As of June 30, 2023, the AON LLC Class C Units were recorded at their initial carrying value, net of offering costs. The Class C Units were not being accreted to redemption value, as the redemption was not probable due to the removal of the redemption right pursuant to the Business Combination. See discussion below.

The Class C Units had primarily, but not materially, the same rights as the Series A Preferred Stock issued by the Company to AEA Growth Management LP, the parent of the AON Class C Preferred Investor, with the exception of the “AON LLC Class C Unit Redemption Right” and the “Class C Option to Purchase Additional Shares”, discussed below. Further, the Class C Units did not contain a mandatory conversion feature that allowed AON LLC to force the Class C Investor to convert the Class C Units into another equity unit in AON LLC and the Class C Units did not have a one time conversion price adjustment.
Class C Unit Redemption Right
After the fifth anniversary of the Effective Date (June 7, 2028), the holders of a majority of the Class C Units had the right to cause the Company to redeem all of the Class C Units. The redemption price per Class C Unit was equal to the greater of (i) the Class C Liquidation Preference and (ii) the Fair Market Value of a Class C Unit (the “Class C Redemption Price”). The Class C Liquidation Preference is defined as an amount equal to the sum of (a) the Class C Preferred Return of such Class C Member and (b) the amount of such Class C Member’s Net Invested Capital Contributions of $65.0 million. The Class C Unit Preferred Return is defined as the cumulative, semiannually-compounded return of 8% per annum based on the original Net Invested Capital Contributions of $65.0 million. The Class C Unit Redemption Right was removed as of the Closing of the Business Combination.
Class C Unit Option to Purchase Additional Units
In accordance with the terms of the Amended and Restated Class C Convertible Preferred Unit Purchase Agreement dated June 7, 2023, the Class C Preferred Investor had an option to purchase an additional 378 AON Class C Units until the Closing of the Business Combination at a purchase price of $26,423 per Unit (“Option Feature”). The Company determined that this Option Feature was required to be accounted for as a derivative in accordance with ASC 815. The fair value of the derivative was estimated to be $1.4 million as of June 30, 2023. The Class C Preferred Investor did not exercise this option prior to the Closing of the Business Combination. As a result, the Company recognized a gain of $1.4 million in other (expense) income, net in the consolidated statements of operations and comprehensive loss for the year ended December 31, 2023. The Class C Unit Option expired as of the Closing of the Business Combination.
Series A Preferred Stock (Mezzanine Equity)
New AON Series A Preferred Stock is redeemable for cash or the value of the property, rights or securities to be paid or distributed in the event of a Deemed Liquidation Event (which outside of the Company’s control). As a result, the Company has determined that the New AON Series A Preferred Stock should be classified as mezzanine equity. At the closing of the Business Combination, the Company exchanged existing AON LLC Class C Units for Series A Preferred Stock in the Company. Based on the qualitative changes to the instrument, this exchange is considered an extinguishment for accounting purposes, with the Company recording a deemed dividend of $2.1 million to account for the difference between the carrying value of the Class C Units and the fair value of the Series A Preferred Stock at the transaction date. This amount is reflected in the consolidated statements of mezzanine and stockholders’ equity as part of the reverse recapitalization, net. See further discussion on the PIK Dividend discussed below. The Series A Preferred Stock are not being accreted to redemption value, as the Series A Preferred Stock are not redeemable, nor are they probable of becoming redeemable.
Dividends
The Series A Preferred Stock accrue dividends at a cumulative, semiannually-compounded return of 8%per annum based on the original Net Invested Capital Contributions from the Class C Units of $65.0 million. These dividends may be paid in cash or accumulate into the Accrued Value at the option of New AON. The accrual shall be calculated on June 30 and December 31 and with respect to the semiannually-compounded return, no interest is required to be paid on any present or future Series A Preferred Stock accrued dividends. The Series A Preferred Stock also participate in distributions with the Class A Common stockholders.
On September 20, 2023, the Company issued 6,651,610 Series A Preferred Stock to AEA Growth Management LP. The number of Series A Preferred Stock shares issued at the Closing of the Business Combination was equal to the aggregate Class C Liquidation Preference pursuant to the Business Combination Agreement. As a result, the issuance of the Series A Preferred Stock effectively included an in-kind payout (“PIK”) of the accrued dividend since the calculation of the amount issued was based on the Class C Liquidation Preference. As of the Closing, the Company recorded a dividend of 151,610 Series A Preferred Stock PIK shares with respect to the accrued dividends on the Series A Preferred Stock (the “PIK Dividend”).

Voting
The holders of the Preferred Stock are entitled to elect and appoint one of the directors (“Series A Director”) to the Board of Directors. All other directors are appointed by the Class A and Class B Common stockholders. There are no restrictions on which matters the Series A Preferred stockholders are entitled to vote. The Series A Preferred stockholders are entitled to the number of votes equal to the number of shares of Common Stock into which the Series A Preferred Stock would be convertible on the record date of the vote.
Conversion Rights
The Series A Preferred Stock is convertible, at the option of the holder, at any time, and without the payment of additional consideration by the holder, into such number of fully-paid Class A Common Stock as is determined by dividing the Accrued Value by the Conversion Price in effect at the time of conversion (“Conversion Ratio”). The Accrued Value is the Original Issue Price (which is $10.00 per share of Preferred Stock, as adjusted for any stock split, stock dividend, combination, or other recapitalization) plus any unpaid dividends, compounded semi-annually. The Conversion Price is initially $10.00 per Preferred Share subject to adjustment for dilutive issuances of additional shares, dividends to common stockholders, stock splits, mergers, and a five-year anniversary special adjustment based on the volume weighted average price of the common stock. These dividends may be paid in cash or accumulate into the Accrued Value, at the option of New AON, on June 30 and December 31 of each year. The Conversion Rights shall terminate at the close of business on the day prior to the date of a Change of Control.
If at any time on or after the 30th day after the five-year anniversary of the issue date, any of the Series A Preferred Stock remain outstanding and the 30-Day VWAP of the Common Stock is less than $10.00 (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification), then the Conversion Price shall be adjusted to the greater of (x) the 30-Day VWAP on such date of determination and (y) $5.00 (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification).
New AON also has the right on or after the third-year anniversary of the date of issuance to cause all (but not less than all) of the outstanding shares of Series A Preferred Stock to be converted into shares of Class A Common Stock for each share of Series A Preferred Stock at the Conversion Ratio detailed above. The Company may only convert shares of Series A Preferred Stock into shares of Common Stock if the 30-Day VWAP of the Common Stock immediately prior to the Company Conversion Date is greater than $16.00 (as adjusted for any stock split, stock dividend, combination, or other recapitalization).
Liquidation Preferences
In the event of voluntary or involuntary liquidation, dissolution or winding up of the Company or an Initial Public Offering (IPO) or Exit Event, the Series A Preferred Stock have preferential liquidation rights. If a Deemed Liquidation Event were to occur, each Series A Preferred stockholder is entitled to be paid out of the assets of the Company available for distribution, equal to the greater of the following:
(i)	The Original Issue Price of $10 per Series A Preferred Stock multiplied by the Applicable Percentage plus any Accrued Dividends on such share of Series A Preferred Stock; or
(ii)	Such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock immediately prior to such Deemed Liquidation Event.
The Series A Preferred Stock Applicable Percentage is defined as a percentage equal to (a) one hundred twenty-five percent (125%) if an Exit Event, dissolution, liquidation, or winding-up occurs prior to June 7, 2024, (b) one hundred twenty percent (120%) if an Exit Event, dissolution, liquidation, or winding up occurs after June 7, 2024, but prior to June 7, 2025, (c) one hundred fifteen percent (115%) if an Exit Event, dissolution, liquidation, or winding-up occurs after June 7, 2025, but prior to June 7, 2026, (d) one hundred ten percent (110%) if an Exit Event, dissolution, liquidation, or winding up occurs after June 7, 2026, but prior to June 7, 2027, (e) one hundred five percent (105%) if an Exit Event, dissolution, liquidation, or winding-up occurs after June 7, 2027, but prior to June 7, 2028, (f) one hundred percent (100%) if an Exit Event, dissolution, liquidation, or winding-up occurs after June 7, 2028.

Distributions to Class A and Class A-1 Members
On March 4, 2020, the AON LLC entered into the Second Amended and Restated Limited Liability Agreement (“Second Operating Agreement”) which established another class of equity, Class A-1 Units. The Second Operating Agreement provided, among other things, that the Class A and A-1 Units would receive a cumulative, annually-compounded, preferred return of 8.0% and 4.0%, respectively, on capital contributions when and if distributions are declared by the Board of the Company.
Prior to the issuance of the Class C Units on June 7, 2023 as discussed above, the Class A and A-1 unitholders were paid a cash distribution of $4.0 million and $4.1 million, respectively, representing the cumulative accrued preferred return to June 7, 2023.
On June 7, 2023, in connection with the issuance of the Class C Units, AON LLC entered into the Third Amended and Restated Limited Liability Agreement (“Third Operating Agreement”) which, among other things, eliminated any provisions for future preferred returns on Class A and A-1 units.
Class A-1 Anti-Dilution Feature
Prior to the Closing, in the event AON LLC, prior to a Qualified IPO, issued additional membership equity (“Additional Issuance”) at a valuation that represents a purchase price that is less than the New Unit Purchase Price, as defined, AON LLC was obligated to issue additional Class A-1 Units, for no consideration, such that the Class A-1 unitholder maintains the same percentage ownership as prior to the Additional Issuance (“Anti-Dilution Feature”).
The Company determined that the Anti-Dilution Feature met the definition of a derivative in accordance with ASC 815. The total loss on derivatives for the year ended December 31, 2023 relating to this feature is $9.8 million, and was recorded in other (expense) income, net in the consolidated statements of operations and comprehensive loss.
As a result of the Anti-Dilution Feature, upon the issuance of the Class C Units on June 7, 2023 and the Closing of the Business Combination on September 20, 2023, the Company issued an additional 174 and 284 Class A-1 Units, that were subsequently converted into 439,176 and 718,549 AON Common Units using the Per Company Unit Exchange Ratio, pursuant to the Business Combination Agreement. The total fair value of the issuance of additional Class A-1 shares on June 7, 2023 and September 20, 2023 was $2.5 million and $7.2 million,respectively, for a cumulative $9.7 million recorded as Class A-1 member equity in the consolidated statements of mezzanine and stockholders’ equity. Upon the Closing of the Business Combination, the Class A-1 Anti-dilution Feature was eliminated and the derivative liability was fully extinguished.
16. Earnings Per Unit
The following table sets forth the computation of basic and diluted net loss per share of Class A Common Stock and represents the period from September 21, 2023 to December 31, 2023, the period where the Company had Class A and Class B common stock outstanding. Class B Common Stock does not have economic rights in AON Inc., including rights to dividends or distributions upon liquidation, and as a result, is not considered a participating security for basic and diluted loss per share. As such, basic and diluted loss per share of Class B Common Stock has not been presented. Series A Preferred Stock are considered participating securities for basic and diluted loss per share, but do not participate in losses. As such, basic and diluted loss per share is computed using the two-class method. For additional information, see Notes 1 and 2.
Basic loss per share is based on the weighted-average number of shares of Class A Common Stock outstanding during the period. Diluted loss per share is based on the weighted-average number of shares of Class A Common Stock used for the basic loss per share calculation, adjusted for the dilutive effect of Public and Private Warrants and Sponsor Earnouts, if any, using the “treasury stock” method and the convertible Series A Preferred Stock, Class B Common Stock, and Class B Prefunded Warrants, if any, using the “if-converted” method. Net loss for diluted loss per share is adjusted for the Company’s share of AON LLC’s consolidated net loss, net of AON Inc. taxes, after giving effect to Class B Common Stock and Class B Prefunded Warrants that are exchanged into potential shares of Class A Common Stock, Public and Private Warrants that are liability classified, and Series A Preferred Stock that accrue dividends, to the extent it is dilutive.

Net loss attributable to Class A Common Stockholders for basic and diluted earnings per share	$(5,542,929)
Series A Preferred Cumulative Dividends	(1,492,917)
Series A Preferred Deemed Dividend	(2,089,000)
Undistributed loss for basic earnings per share	$(9,124,846)
Weighted-average shares for basic earnings per share	6,685,515
Basic and Diluted loss per share of Class A Common Stock	$(1.36)
The following table details the securities that have been excluded from the calculation of weighted-average shares for diluted loss per share for the period presented as they were anti-dilutive. Note that the Sponsor Earnouts are excluded from the calculation of weighted-average shares for diluted loss per share as the contingency had not been met as of the period end.

Series A Preferred Stock	6,651,610
Class B Common Stock	25,109,551
Class B Prefunded Warrants	3,000,245
Public and Private Warrants	14,450,833
17. Noncontrolling Interest
Legacy AON Stockholders own 28,109,796 AON LLC Common Units, equal to a 67.8% of the economic interest in AON LLC. Legacy AON Stockholders also own 25,109,551 shares of Class B Common Stock and 3,000,245 Class B Prefunded Warrants, which, together with the AON LLC Common Units, may be redeemed at the option of the Legacy AON Stockholder on a one-for-one basis for shares of Class A Common Stock or the cash equivalent thereof (based on the market price of the shares of Class A Common Stock at the time of redemption) as determined by New AON. If New AON elects the redemption to be settled in cash, the cash used to settle the redemption must be funded through a private or public offering of Class A Common Stock no later than ten (10) business days after the redemption notice date. Upon the redemption of the AON LLC Common Units and Class B Common Stock for shares of Class A Common Stock or the equivalent thereof, all redeemed shares of Class B Common Stock will be cancelled. The redemption value is determined based on a five-day volume weighted average price (“VWAP”) of the Class A common shares, subject to customary conversion rate adjustments for share splits, share dividends, and similar events affecting Class A Common Stock.
When applying SEC guidance concerning mezzanine classification, the Company understands that due to the NCI holders having control of the Board, if there is a sequence of remotely possible events that could trigger a redemption, this requires the instrument to be classified as temporary equity, without any regard to probability. Accordingly, though the redemption would require such a remotely possible sequence of events, and such remote sequence of events would also require, in management’s view, the Company to take extraordinary actions in order to allow such sequence of events to be remotely possible, the noncontrolling interest is currently classified as temporary equity. In the event that the Legacy AON Stockholders own less than 50% of the outstanding economic interest in AON LLC Common Units due to future redemptions, the noncontrolling interest will be presented as permanent equity.
The redeemable noncontrolling interest is recognized at the greater of (1) its initial fair value plus accumulated earnings/(losses) associated with the noncontrolling interest or (2) the redemption value as of the balance sheet date. At December 31, 2023, the redeemable noncontrolling interest was recorded based on its redemption value of $167.0 million which was greater than its carrying value by $160.7 million. This measurement adjustment decreased additional paid in capital by $17.6 million and retained earnings (deficit) by $143.1 million.

The following table summarizes the economic ownership of AON LLC, for the period beginning September 20, 2023, the Closing Date of the Reverse Recapitalization, and ending December 31, 2023 (Refer to Note 1).

	Period beginning September 20, 2023 and ending December 31, 2023
	AON Inc.	AON LLC Units Legacy AON Stockholders	Total
Beginning of Period	—	—	—
Common Units Issued as of Reverse Recapitalization(1)	6,692,979	28,109,796	34,802,775
Additional Common Units Issued	191	—	191
Repurchases of Common Units	(14,729)	—	(14,729)
Total Common Units as of December 31, 2023	6,678,441	28,109,796	34,788,237
Series A Preferred Units Issued	6,651,610	—	6,651,610
Total Units Issued	13,330,051	28,109,796	41,439,847
End of Period	13,330,051	28,109,796	41,439,847
Allocation of income to controlling and noncontrolling interests	32.2%	67.8%	100.0%
Allocation of losses to controlling and noncontrolling interests(2)	19.2%	80.8%	100.0%

(1)
The 6,692,979 of AON Inc. Common Units issued as of the Reverse Recapitalization excludes 2,839,375 units, which is equivalent to the number of Sponsor Earnout Shares, that do not participate in profits and losses and are not included in the controlling interest percentage.

(2)
As discussed in Note 15, Series A Preferred Stock are considered participating securities for basic and diluted loss per share, but do not participate in losses. As a result, the consolidated net loss of AON LLC, during the period of September 21, 2023 through December 31, 2023, were allocated to the NCI to reflect the absorption of the Legacy AON Stockholders to a portion of the consolidated net loss of AON LLC. Net losses were not attributed to Series A Preferred Stock.

18. Commitments and Contingencies
Florida Cancer Specialists Service
In October 2017, the Company entered into a Services Agreement (“Agreement’) with Florida Cancer Specialists, P.L. (“FCS”). FCS provides certain medical services and practice management and administration services to the various physician practices. These services included but were not limited to insurance billing, collections, accounts payable, purchasing, payroll processing, and compliance and coding support. The initial agreement had a five-year term which renewed annually unless either party terminated with twelve months written notice. Fees for services were based on a percentage of full-time equivalent (“FTE”) revenue, as defined, subject to a maximum percentage per FTE at defined revenue levels. For the year ended December 31, 2021, AON Partners and Partners of Maryland collectively incurred costs of approximately $4.7 million related to this Agreement which are included in general and administrative expenses in the consolidated statements of operations and comprehensive loss. As additional security for payments under the Agreement, AON LLC deposited $1.0 million with FCS. During 2021, the agreement was terminated, and the Company settled with FCS.
Contingencies
The Company, through its arrangements with certain contracts, is subject to the Medicare and Medicaid fraud and abuse laws which prohibit, among other things, any false claims, or any bribe, kick- back or rebate in return for the referral of Medicare and Medicaid patients. Violation of these prohibitions may result in civil and criminal penalties and exclusion from participation in the Medicare and Medicaid programs. Management has implemented policies and procedures they believe will assure that the Company is in substantial compliance with these laws. From time to time, the Company may receive requests for information from government agencies pursuant to their regulatory or investigational authority. Such requests can include subpoenas or demand letters for documents to assist the government in audits or investigations. Management believes that the outcome of any of these investigations would not have a material adverse effect on the Company.
Laws and regulations governing the Medicare program are complex and subject to interpretation. The Company believes that it is complying in all material respects with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrongdoing that would have a material effect on the Company’s consolidated financial statements. Compliance with such laws and regulations can be subject to future government review and interpretation, as well as significant regulatory action including fines, penalties, and exclusion from the Medicare Program.
The Company and its affiliates are subject to various legal proceedings and claims arising in the normal course of their business. In the opinion of management, the amount of the ultimate liability, if any, with respect to these lawsuits and claims will not have a material effect on the consolidated financial statements of the Company.
19. Professional Liability Insurance
The Company has purchased claims-made professional liability insurance coverage through December 31, 2023 and 2022, covering up to $1.0 million per incident and $3.0 million in annual aggregate for each physician and covering up to $2.0 million per incident and $4.0 million in the aggregate at the entity level. The policy does not require a deductible per incident. As of December 31, 2023 and 2022, the gross malpractice insurance recovery balance was $2.8 million and $2.2 million, respectively, and the malpractice insurance reserve liability balance totaled $4.7 million and $3.7 million, respectively. The Company has a net retail liability of approximately $1.9 million and $1.6 million, respectively, for claims arising from incidents prior to December 31, 2023 and 2022 that are not yet reported as of December 31, 2023 and 2022.
20. Subsequent Events
Subsequent to December 31, 2023, under the Company’s 2023 Incentive Equity Plan, which was adopted by the Board of Directors and approved by stockholders in connection with the Business Combination, the Company granted 3.5 million shares of Common Stock in the form of restricted stock units (“RSUs”) to employees. The RSUs are valued using the closing price of a share of the Company’s Common Stock on the grant date. Portions of the RSUs granted subsequent to December 31, 2023 vested immediately on the grant date and remaining portions will vest over one to two years following the grant date. Approximately 1.8 million shares vested during the three months ended March 31, 2024 resulting in a total vest date value of $10.5 million, and 0.5 million shares were withheld to cover withholding taxes of approximately $3.2 million. The weighted average grant date fair value of the RSUs was $5.75 per share and the Company expects to record a stock-based compensation charge of approximately $11.9 million related to these RSUs during the three months ended March 31, 2024.

AMERICAN ONCOLOGY NETWORK, INC.
Primary Offering of
8,337,500 Shares of Class A Common Stock
Secondary Offering of
51,161,832 Shares of Class A Common Stock
6,113,333 Warrants to Purchase Shares of Class A Common Stock
Prospectus dated [  ], 2024

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.	Other Expenses of Issuance and Distribution
The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the shares of Common Stock and warrants being registered hereby.
Amount
SEC registration fee	$77,842.35
Accountants’ fees and expenses	*
Legal fees and expenses	*
Printing fees	*
Miscellaneous fees and expenses	*
Total expenses	*
*	Estimates not presently known.
Item 14.	Indemnification of Directors and Officers.
Our Charter provides that all of our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the DGCL. Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.
Section 145. Indemnification of officers, directors, employees and agents; insurance.
(a)
A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)
A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)
To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)
Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)
Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former officers and directors or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)
The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)
A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)
For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)
For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.
(j)
The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)
The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any by law, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
In accordance with Section 102(b)(7) of the DGCL, our charter provides that no director shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision of our charter is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.
If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with our charter, the liability of our directors to us or our stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of our charter limiting or eliminating the liability of directors, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors on a retroactive basis.
Our charter also provides that we will, to the fullest extent authorized or permitted by applicable law, indemnify our current and former officers and directors, as well as those persons who, while directors or officers of our corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding.
Notwithstanding the foregoing, a person eligible for indemnification pursuant to our charter will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by the AON Board, except for proceedings to enforce rights to indemnification.
The right to indemnification which will be conferred by our charter is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by our officer or director (solely in the capacity as an officer or director of our corporation) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under our Current Charter or otherwise.
The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by our charter may have or hereafter acquire under law, our charter, our bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.
Any repeal or amendment of provisions of our charter affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our charter also permits us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by our charter.
Our current bylaws include the provisions relating to advancement of expenses and indemnification rights consistent with those which are set forth in our charter. In addition, our bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our bylaws also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.
Any repeal or amendment of provisions of our bylaws affecting indemnification rights, whether by the AON Board, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.
We have entered into indemnification agreements with each of our officers and directors a form that is filed as Exhibit 99.1 of this Registration Statement on Form S-1. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.
Item 15.	Recent Sales of Unregistered Securities
The following sets forth information regarding all unregistered securities sold by the registrant since January 1, 2020:
In connection with DTOC’s IPO
Founder Shares
In January 2021, DTOC issued an aggregate of 8,625,000 Founder Shares for a total subscription price of $25,000. Following the IPO, 287,500 of such Founder Shares were forfeited, resulting in 8,337,500 Founder Shares outstanding. These founder shares were originally issued as Class B shares of DTOC, but have been converted into AON Class A Common Stock.
Private Placement Warrants
In March 2021, DTOC issued an aggregate of 6,113,333 private placement warrants to Digital Transformation Sponsor LLC at a price of $1.50 per private placement warrant, generating gross proceeds of $9,170,000.
In connection with the Business Combination
Conversion of Outstanding Class B Shares to Class A Shares
Simultaneously with the consummation of the Business Combination, all 75,000 shares of then-outstanding shares of DTOC’s Class B Common Stock held by DTOC insiders were automatically converted into Class A

Common Stock of AON on a one-for-one basis, in accordance with the terms of the DTOC’s Class B Common Stock set forth in DTOC’s Amended and Restated Certificate of Incorporation. This exchange was made pursuant to Section 3(a)(10) of the Securities Act.
Issuance of AON Class B Common Stock
Pursuant to the Business Combination, an aggregate of 25,109,551 shares of AON Class B Common Stock were issued to the former holders of AON LLC’s Class A Units and Class B Units. In addition, an aggregate of 3,000,245 warrants to convert into AON Class B Common Stock was issued to one former holder of AON LLC’s Class A-1 Unit. The warrants into AON Class B Common Stock are exercisable for no further consideration, and do not expire.
AEA Investment
As previously disclosed, on June 7, 2023, AON and the AON Class C Preferred Investor closed the investment contemplated under the Unit Purchase Agreement dated April 27, 2023, as amended and restated June 7, 2023 between AON and the AON Class C Preferred Investor (the “Unit Purchase Agreement”), pursuant to which the AON Class C Preferred Investor purchased, and AON issued and sold to the AON Class C Preferred Investor, 2,459 AON Class C units for an aggregate purchase price of $65.0 million (the “Series A Investment”). Such AON Class C units were reclassified into Series A preferred units in connection with the Business Combination, and subsequently, as a part of the First Step, AON issued 6,651,610 shares of AON Series A Preferred Stock, which is equal to the number of AON Series A preferred units held by the AON Class C Preferred Investor to AEA Growth.
AON Series A Preferred Stock are convertible into shares of AON Class A Common Stock in accordance with the terms of the AON Series A Certificate of Designation that was adopted by the Board immediately prior to the Closing.
AON relied on the exemption from registration pursuant to Rule 506(b) of Regulation D for the issuance of the AON Class B Common Stock, the warrants to convert into AON Class B, and the AON Series A Preferred Stock.
Item 16. Exhibits and Financial Statement Schedules.
The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.
2.1†
Third Amended and Restated Business Combination Agreement, dated as of June 14, 2023, by and between Digital Transformation Opportunities Corp., American Oncology Network, LLC, GEF AON Holdings Corp. and DTOC Merger Sub, Inc. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed on June 14, 2023).

3.1†	American Oncology Network, LLC Fourth Amended and Restated Limited Liability Company Agreement (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on September 26, 2023).
3.2	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed September 26, 2023).
3.3	Amended and Restated Bylaws of American Oncology Network, Inc. (incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K filed on September 26, 2023).
3.4	Certificate of Designations of Series A Preferred Stock of American Oncology Network, Inc. (incorporated by reference to Exhibit 3.4 on Form 8-K filed on September 26, 2023).
4.1	Form of Class B Warrant (incorporated by reference to Exhibit 4.2 to the registration statement on Form S-1, filed with the SEC on October 13, 2023).
4.2	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-1, filed with the SEC on March 1, 2021).
4.3	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the registration statement on Form S-1, filed with the SEC on March 1, 2021).
4.4
Warrant Agreement, dated March 9, 2021, between Continental Stock Transfer & Trust Company and Digital Transformation Opportunities Corp. (incorporated by reference to Exhibit 4.1 to the registration statement on Form S-1, filed with the SEC on March 12, 2021).

5.1	Opinion of Dentons US LLP (incorporated by reference to Exhibit 5.1 to the registration statement on Form S-1/A, filed with the SEC on November 20, 2023).
10.1
Amended and Restated Sponsor Support Agreement dated as of January 6, 2023 by and among AON, New AON and the Sponsor Supporting Shareholders. (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed January 6, 2023).

10.2
Amended & Restated Registration Rights Agreement dated as of September 20, 2023, by and New AON, the Sponsor and certain key stockholders of New AON. (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed September 26, 2023).

10.3
Private Placement Warrant Purchase Agreement, dated March 9, 2021, between Digital Transformation Opportunities Corp. and Digital Transformation Sponsor LLC (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed March 12, 2021).

10.4
Master Services Agreement Between American Oncology Management Company, LLC and American Oncology Partners, P.A., dated July 1, 2018 (incorporated by reference to Exhibit 10.13 of the Company’s Registration Statement on Form S-4/A filed July 14, 2023).

10.5
Master Services Agreement Between American Oncology Management Company, LLC and American Oncology Partners of Maryland, P.A., dated January 1, 2020 (incorporated by reference to Exhibit 10.14 of the Company’s Registration Statement on Form S-4/A filed July 14, 2023).

10.6	American Oncology Network, Inc. 2023 Incentive Equity Plan (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed on September 26, 2023).
21.1	Subsidiaries of American Oncology Network (incorporated by reference to Exhibit 21.1 to the Current Report on Form 8-K filed on September 26, 2023).
23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of American Oncology Network, Inc.
23.3	Consent of Dentons US LLP (included as part of Exhibit 5.1).
97	Executive Compensation Clawback Policy (incorporated by reference to Exhibit 97 to the Annual Report on Form 10-K filed on March 28, 2024)
99.1	Form of Indemnification Agreement (incorporated by reference to Exhibit 99.1 to the registration statement on Form S-1, filed with the SEC on October 13, 2023
101.INS	Inline XBRL Instance Document.*
101.SCH	Inline XBRL Taxonomy Extension Schema Document.*
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.*
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.*
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.*
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.*
104	Cover Page Interactive Data File (Embedded within the Inline XBRL document and included in Exhibit)
*	Filed herewith
**	Furnished herewith
†
Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

Item 17.	Undertakings
The undersigned registrant hereby undertakes:
1.
to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;
2.
that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
4.	that, for the purpose of determining liability under the Securities Act to any purchaser:
Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and
5.
that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(b)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(c)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(d)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Myers, State of Florida, on April 29, 2024.
AMERICAN ONCOLOGY NETWORK, INC.

By:	/s/ Todd Schonherz
Name:	Todd Schonherz
Title:	Chief Executive Officer
POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints each of Todd Schonherz and David H. Gould, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on April 29, 2024.
Signature	Title

/s/ Todd Schonherz	Chief Executive Officer and Director (Principal Executive Officer)
Todd Schonherz

/s/ David H. Gould	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
David H.Gould

/s/ Fred Divers, MD	Chief Medical Officer and Director
Stephen “Fred” Divers, MD

/s/ Bradley Fluegel	Director
Bradley Fluegel

/s/ James Stith	Director
James Stith

/s/ Ravi Sarin	Director
Ravi Sarin

/s/ William J. Valle	Director
William J. Valle